As filed with the Securities and Exchange Commission on August 17, 2012

Registration No. [            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CALIFORNIA FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6022	38-3737811
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

3027 TOWNSGATE ROAD, SUITE #300, WESTLAKE VILLAGE, CALIFORNIA 91361 (805) 322-9655

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROMOLO SANTAROSA

CHIEF FINANCIAL OFFICER

FIRST CALIFORNIA FINANCIAL GROUP, INC.

3027 TOWNSGATE ROAD, SUITE #300, WESTLAKE VILLAGE, CALIFORNIA 91361

(805) 322-9655

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Arthur A. Coren Professional Corporation
Khoi D. Dang, Esq.
Horgan, Rosen, Beckham & Coren, L.L.P.
23975 Park Sorrento, Suite 200
Calabasas, CA 91302-4001
(818) 591-2121 / Fax: (818) 591-3838

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the transaction described in the joint proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value	293,626	$7.00	$2,055,382	$235.55

(1)	Represents the estimated maximum number of shares of the registrant’s common stock that could be issued in connection with the merger described herein.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED AUGUST 17, 2012

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

You are cordially invited to attend a special meeting of shareholders of Premier Service Bank (“PSBK”) to be held at the headquarters of PSBK, 3637 Arlington Avenue, Suite B, Riverside, California, at 6:00 p.m. (local time) on [MEETING DATE].

At the special meeting, you will be asked to approve the Agreement and Plan of Merger, dated February 27, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”), by and between First California Financial Group, Inc. (“FCAL”), First California Bank (“FCB”), and PSBK, pursuant to which PSBK will merge with and into First California Bank, the separate existence of PSBK will cease, and FCB will continue commercial banking operations under its California charter and as a wholly-owned subsidiary of FCAL (the “Merger”).

The aggregate consideration to be paid to the holders of the outstanding common stock of PSBK, no par value per share (the “PSBK Common Stock”) by FCAL to PSBK shareholders will consist of 293,626 shares of the common stock of FCAL, $0.01 par value per share ( the “FCAL Common Stock”). Based on 1,261,281 shares of PSBK Common Stock issued and outstanding, upon completion of the Merger, PSBK shareholders are expected to receive consideration equal to approximately 0.2328 shares of FCAL Common Stock and in lieu of any fractional shares, PSBK shareholders will receive an amount in cash as determined in accordance with the Merger Agreement.

The consideration to be received by PSBK shareholders may be adjusted based on the closing shareholders’ equity of PSBK, as determined in accordance with the Merger Agreement. Therefore, you will not know the exact number of shares of FCAL Common Stock you will receive, or the value of those shares, when you vote on the Merger Agreement.

FCAL Common Stock is quoted on the NASDAQ Global Select Market under the trading symbol “FCAL.” The closing price for a share of FCAL Common Stock on [                    ,], 2012 was $[        ] per share.

AFTER CAREFUL CONSIDERATION, PSBK’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE MERGER AGREEMENT.

Approval of the Merger Agreement and the Merger requires the affirmative vote of at least a majority of the outstanding shares of PSBK Common Stock as of [RECORD DATE]. The special meeting of shareholders will be held at the headquarters of PSBK, 3637 Arlington Avenue, Suite B, Riverside, California, at 6:00 p.m. (local time) on [MEETING DATE].

This document provides you with detailed information about the Merger. In addition to being a proxy statement of PSBK, this document is also the prospectus of FCAL for its shares of common stock that will be issued in connection with the Merger. We encourage you to read the entire document carefully. Please pay particular attention to “RISK FACTORS ” beginning on page 16 for a discussion of the risks related to the Merger and owning FCAL Common Stock after the Merger.

I hope to see you on [MEETING DATE] in Riverside, California.

Sincerely,

Kerry L. Pendergast

President and Chief Executive Officer

Premier Service Bank

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF FCAL COMMON STOCK TO BE ISSUED IN THE MERGER ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

This proxy statement/prospectus is dated August [    ], 2012 and is first being mailed to PSBK’s shareholders on [MAILING DATE].

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HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First California Financial Group, Inc. (“FCAL”) from other documents filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. This information is described on page [    ] under “WHERE YOU CAN FIND MORE INFORMATION.” You can obtain free copies of these documents by accessing the Securities and Exchange Commission’s website maintained at www.sec.gov or by requesting free copies in writing or by telephone from FCAL at the following address:

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

Attention: Investor Relations

(805) 322-9655

To obtain timely delivery of the documents before the special meeting, you must request the documents from FCAL by [INSERT A DATE THAT IS NO LATER THAN 5 BUSINESS DAYS PRIOR TO MEETING DATE].

You should rely only on the information contained or incorporated by reference in this document in determining how to vote your shares at the special meeting. FCAL and PSBK have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [PROSPECTUS DATE]. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to shareholders nor the issuance of FCAL’s Common Stock in the Merger creates any implication to the contrary. See “WHERE YOU CAN FIND MORE INFORMATION” on page [    ].

Premier Service Bank (“PSBK”) is not subject to the reporting and informational requirements maintained by the Securities and Exchange Commission and does not file reports or other information with the Securities and Exchange Commission. Until August 8, 2012, the PSBK Common Stock was registered with the Federal Deposit Insurance Corporation (“FDIC”) pursuant to Part 335 of the FDIC’s regulations, which incorporates certain of the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Effective August 8, 2012, PSBK deregistered its Common Stock and is no longer required to file quarterly reports on Form 10-Q, annual reports on Form 10-K, or current reports on Form 8-K with the FDIC. Reports filed prior to deregistration can be obtained from the FDIC’s website at www2.fdic.gov/efr/. As a result of the deregistration, PSBK is no longer required to file proxy statements that it distributes to its shareholders in connection with its shareholders meetings with the FDIC in accordance with the requirements of the Exchange Act. As a result, this proxy statement was not filed with the FDIC for review prior to its distribution.

This information is available without charge to you upon written or oral request. If you request any such documents, PSBK will mail them to you by first class mail or other equally prompt means. PSBK also posts its required securities filings on its website at http://www.premierservicebank.com/. You may obtain copies of these documents by going to PSBK’s website and clicking “Investor Relations” under the “About Us” tab.

For documents relating to PSBK, direct requests to:

Premier Service Bank

637 Arlington Avenue, Suite B

Riverside, California 92506

Attention: Kerry L. Pendergast

                President and Chief Executive Officer

(951) 274-2400

To obtain timely delivery before PSBK’s special shareholders’ meetings, you must request the information no later than [INSERT DATE THAT IS 5 BUSINESS DAYS PRIOR TO MEETING DATE].

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3637 Arlington Avenue, Suite B

Riverside, California 92506

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [MEETING DATE]

To the Shareholders of Premier Service Bank:

Premier Service Bank will hold a special meeting of shareholders at the headquarters of PSBK, 3637 Arlington Avenue, Suite B, Riverside, California, at 6:00 p.m. (local time) on [MEETING DATE], for the following purpose:

1.	Approval of Merger Agreement and Merger. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 27, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”), by and between First California Financial Group, Inc. (“FCAL”), First California Bank (“FCB”) and Premier Service Bank, which provides for the merger of Premier Service Bank with and into FCB (the “Merger”). A copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement/prospectus of which this notice is a part.

2.	Adjournment. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and Merger.

No other business may be conducted at the Special Meeting.

We have fixed the close of business on [RECORD DATE] as the record date for determining those shareholders entitled to vote at the special meeting. Only Premier Service Bank shareholders of record at the close of business on that date are entitled to notice of the special meeting, and only the shareholders of record of Premier Service Bank Common Stock at the close of business on that date are entitled to vote at the special meeting. In order for the Merger Agreement to be approved by Premier Service Bank’s shareholders, the holders of at least a majority of the outstanding shares of Premier Service Bank Common Stock entitled to vote must vote for approval of the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement and any other proposals being presented. If you wish to attend the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you must bring with you a proxy or letter from the broker, trustee, bank or nominee to confirm your beneficial ownership of the shares.

If you do not vote in favor of the Merger Agreement and you strictly comply with the procedures set forth in Chapter 13 of the California General Corporations Code, you will be entitled to obtain payment in cash of the fair value of your shares of Premier Service Bank Common Stock as determined under these provisions. A copy of these provisions is included as Appendix D to this attached proxy statement/prospectus, and a summary of these provisions can be found in the section titled “The Merger – Dissenters’ Rights of PSBK Shareholders” beginning on page [    ] of this document.

The Premier Service Bank Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated therein. Based on Premier Service Bank’s reasons for the Merger described in the attached proxy statement/prospectus, the Premier Service Bank Board of Directors believes that the Merger of

Premier Service Bank with and into FCB pursuant to the Merger Agreement is in the best interests of Premier Service Bank and its shareholders. Accordingly, the Premier Service Bank Board of Directors unanimously recommends that Premier Service Bank shareholders vote “FOR” approval of the Merger Agreement.

[MAILING DATE]	By Order of the Board of Directors,

Kenneth B. Stream Chairman of the Board Premier Service Bank Riverside, California

SINCE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Please complete, sign, date and return your proxy card in the enclosed envelope, whether or not you plan to attend the Special Meeting.

THE ENCLOSED PROXY CARD IS SOLICITED BY PREMIER SERVICE BANK’S BOARD OF DIRECTORS. ANY SHAREHOLDER WHO EXECUTES AND DELIVERS A PROXY CARD HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED BY GIVING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF PREMIER SERVICE BANK, BY SUBMITTING PRIOR TO THE SPECIAL MEETING A PROPERLY EXECUTED PROXY BEARING A LATER DATE, OR BY BEING PRESENT AT THE SPECIAL MEETING AND ELECTING TO VOTE IN PERSON BY ADVISING THE CHAIRMAN OF THE SPECIAL MEETING OF SUCH ELECTION.

PLEASE INDICATE ON THE PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING SO THAT ARRANGEMENTS FOR ADEQUATE ACCOMMODATIONS CAN BE MADE.

IF YOU WOULD LIKE TO ATTEND THE PREMIER SERVICE BANK SPECIAL MEETING AND YOUR SHARES ARE HELD BY A BROKER, BANK OR OTHER NOMINEE, YOU MUST BRING TO THE SPECIAL MEETING A RECENT BROKERAGE STATEMENT OR A LETTER FROM THE NOMINEE CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES. YOU MUST ALSO BRING A FORM OF PERSONAL IDENTIFICATION. IN ORDER TO VOTE YOUR SHARES AT THE PREMIER SERVICE BANK SPECIAL MEETING, YOU MUST OBTAIN FROM THE NOMINEE A PROXY ISSUED IN YOUR NAME.

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QUESTIONS AND ANSWERS ABOUT THE MERGER	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING	3
SUMMARY	5
Parties to the Merger	5
The Special Meeting of PSBK (page )	6
The Merger (page )	6
Structure of the Merger (page )	6
PSBK’s Reasons for Merger and Factors Considered by PSBK’s Board of Directors (page )	6
FCAL’s Reasons for Merger (page )	6
PSBK’s Financial Advisors Have Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to PSBK’s Shareholders (page )	7
Merger Consideration to the Holders of PSBK Common Stock (page )	7
What Will Happen to Outstanding PSBK Options (page )	7
Material Federal Income Tax Consequences of the Merger (page )	7
PSBK Shareholder Vote Required to Approve the Agreement and Plan of Merger (page )	8
Dissenters’ Rights of PSBK Shareholders (page )	8
Certain PSBK Directors and Executive Officers May Have Interests in the Mergerthat are Different from, or in Addition to, Their Interests as Shareholders (page )	9
PSBK Has Agreed When and How PSBK and its Subsidiaries Can Consider Third-Party Merger Proposals (page )	9
Accounting Treatment (page )	9
The Completion of the Merger is Subject to Certain Conditions (page )	9
We Have Not Yet Obtained All Regulatory Approvals (page )	9
Termination of the Merger Agreement and Plan of Merger (page )	10
Voting Agreement (page )	10
Non-Competition and Non-Solicitation Agreements (page )	10
SELECTED FINANCIAL DATA	11
Selected Financial Data of PSBK	11
Consolidated Selected Financial Data of FCAL	12
RISK FACTORS	16
Risk Related to the Merger	16
Risks Relating to FCAL	20
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	23
PSBK SPECIAL MEETING	25
General	25
Date, Time and Place of Special Meeting	25
Purpose of the Special Meeting	25
Record Date; Shares Entitled to Vote; Quorum	25
Vote of PSBK Shareholders Required for Adoption of the Merger Agreement and Plan of Mergerand for the Grant of Discretionary Authority to Adjourn the Special Meeting if Necessary to Permit Further Solicitation of Proxies	26
Voting By Proxy	26
Voting Your Proxy	26
How to Vote	26
Revoking Your Proxy	26
Other Voting Matters	27
Voting in Person	27
People with Disabilities	27
Solicitation of Proxies; Expenses	27
Other Business, Adjournment and Postponements	27

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APPENDICES

Agreement and Plan of Merger, dated February 27, 2012, as amended by Amendment No. 1, dated July 9, 2012	APPENDIX A
Fairness Opinion, dated July 9, 2012	APPENDIX B
Voting Agreement	APPENDIX C
Provisions Of California Law Relating To Dissenting Shareholders	APPENDIX D

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What am I voting on?

A: First California Financial Group, Inc. (“FCAL”), First California Bank (“FCB”) and Premier Service Bank (“PSBK”) have entered into an Agreement and Plan of Merger, dated February 27, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”) pursuant to which FCAL has agreed to acquire PSBK by merging PSBK with and into FCB, its wholly-owned subsidiary (the “Merger”). You are being asked to consider and vote upon a proposal to approve the Merger Agreement and the Merger contemplated therein. As a result of the Merger, PSBK will cease to exist and PSBK shareholders will exchange their shares of the common stock of PSBK, no par value per share (the “PSBK Common Stock”) for shares of the common stock of FCAL, $0.01 par value per share (the “FCAL Common Stock”).

You are also being asked to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and Merger.

Q:	What will I receive in exchange for my shares of PSBK Common Stock?

A: Based on 1,261,281 shares of PSBK Common Stock issued and outstanding as of the date of this proxy statement/prospectus, upon completion of the Merger, PSBK shareholders are expected to receive Merger consideration equal to approximately 293,626 shares of FCAL Common Stock, subject to adjustment as set forth in the Merger Agreement. Based on the closing price of FCAL Common Stock of $[        ] as of [                    ], 2012 the aggregate consideration to PSBK shareholders would be approximately $[        ] million, or approximately $[        ] per share.

Q:	Will I be able to trade the FCAL Common Stock that I receive in the Merger?

A: Yes. The FCAL Common Stock issued in the Merger will be quoted on the NASDAQ Global Select Market under the symbol “FCAL.” Unless you are deemed an “affiliate” of FCAL, you may sell the shares of FCAL Common Stock you receive in the Merger without restriction.

Q:	What is the required vote to approve the Merger Agreement?

A: The holders of at least a majority of the outstanding shares of PSBK Common Stock as of [RECORD DATE], the record date for the special meeting, must vote to approve the Merger Agreement in order for the Merger to be completed. Abstentions from voting and “broker non-votes” are not considered affirmative votes and, therefore, will have the same effect as a vote “against” the Merger.

As of the record date, holders of 250,651 shares of PSBK Common Stock, representing approximately 19.87% of the outstanding shares have signed voting agreements with FCAL agreeing to vote in favor of the Merger.

Q:	Are FCAL shareholders voting on the Merger?

A: No, the vote of FCAL shareholders is not required to complete the Merger under Delaware law.

Q:	What does the PSBK Board of Directors recommend?

A: The Board of Directors of PSBK unanimously recommends that PSBK’s shareholders vote “FOR” the Merger Agreement.

Q:	Do I have dissenters’ or appraisal rights with respect to the Merger?

A: Yes. Under California law, you have dissenters’ rights in accordance with the provisions of California Corporations Code Sections 1300, et. seq. With respect to voting, in order to exercise dissenters’ rights, you do not need to affirmatively vote against the Merger Agreement, but instead you need only not vote in favor of the Merger Agreement. However, if you choose to exercise dissenters’ rights, you must also comply with the provisions of California Corporations Code Sections 1300, et. seq. Please read the sections entitled “THE MERGER – Dissenters’ Rights of PSBK Shareholders” on page [    ] hereof and Appendix D.

FCAL and FCB have the option to terminate the Merger Agreement if dissenters’ rights are perfected and exercised with respect to more than five percent (5%) of the PSBK Common Stock outstanding. Please see “THE MERGER – Dissenters’ Rights of PSBK Shareholders – Condition to Closing” herein.

Q:	When do you expect the Merger to occur?

A: We expect to complete the Merger promptly after PSBK’s shareholders approve the Merger Agreement at the special meeting and after the receipt of all requisite governmental and regulatory approvals, the expiration of applicable waiting periods and the satisfaction or waiver of all other conditions to the Merger. We currently expect this to occur late in the 3rd quarter or early in the 4th quarter of 2012 although delays may occur.

Q:	Are there any risks I should consider in deciding whether I vote for the Merger Agreement and the Merger?

A: Yes. Set out under the heading of “RISK FACTORS,” beginning on page [    ] of this document, a number of risk factors are discussed that you should consider carefully.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	When and where is the PSBK special shareholders meeting?

A: The special meeting will be held at the headquarters of PSBK, 3637 Arlington Avenue, Suite B, Riverside, California on [MEETING DATE], at 6:00 p.m. (local time).

Q:	Who is entitled to vote at the special meeting?

A: Holders of record of PSBK Common Stock at the close of business on [RECORD DATE], which is the date PSBK’s Board of Directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	What do I need to do now?

A: Please mail your signed proxy card in the enclosed return envelope, as soon as possible, so your shares will be represented at the special meeting. In order to be sure that your vote is counted, please vote now even if you plan to attend the special meeting in person.

Your proxy card will instruct the persons named on the proxy card to vote your shares at the special meeting as you direct. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the Merger Agreement.

Q:	May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may change your vote by submitting a new proxy with a later date or by voting in person at the special meeting. Alternatively, you may revoke your proxy altogether by notifying PSBK’s Secretary in writing before the special meeting that you have revoked your proxy.

Q:	May I vote in person?

A: Yes. You may attend the special meeting and vote your shares in person rather than completing, signing and mailing a proxy card.

Q:	Why is it important for me to vote?

A: We cannot complete the Merger without the holders of at least a majority of the outstanding shares of PSBK Common Stock as of the record date voting in favor of the Merger Agreement. If you do not vote or fail to give instructions to your broker or bank to vote on your behalf, it will have the same effect as a vote against the Merger.

Q:	Should I send in my stock certificates with my proxy card?

A: No. Please do not send your stock certificates with your proxy card. Promptly after the completion of the Merger, the exchange agent will mail to you a letter of transmittal and instructions for exchanging your PSBK stock certificates for the Merger consideration.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A: Without instructions from you, your broker cannot vote your shares on the Merger proposal. If your shares are held in street name, you should instruct your broker as to how to vote your shares, following the instructions contained in the voting instruction card that your broker provides to you. Without instructions, your shares will not be voted, which will have the same effect as if you voted against the Merger proposal.

How to Get More Information

Q:	Who can help answer my questions?

A: If you have questions about the Merger or about how to vote your shares, please call Kerry L. Pendergast at Premier Service Bank at (951) 274-2400.

Q:	Where can I find more information about FCAL?

A: You can find more information about FCAL from the various sources described under the heading “WHERE YOU CAN FIND MORE INFORMATION” on page [    ] of this proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire document and the other documents to which FCAL and PSBK have referred you, including the Appendices to this proxy statement/prospectus. For more information about FCAL and PSBK see “WHERE YOU CAN FIND MORE INFORMATION” on page [    ]. We have included page references in this Summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics FCAL has summarized.

Parties to the Merger

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

FCAL is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. FCAL’s primary function is to coordinate the general policies and activities of its bank subsidiary, First California Bank, or FCB, as well as to consider from time to time other legally available investment opportunities.

FCAL was incorporated under the laws of the State of Delaware on June 7, 2006. The company formed as a wholly-owned subsidiary of National Mercantile Bancorp, a California corporation, or National Mercantile, for the purposes of facilitating the mergers of National Mercantile and FCB Bancorp, a California corporation. On March 12, 2007, National Mercantile merged with and into FCAL. Immediately thereafter, the parties completed the previously announced Merger of FCB Bancorp with and into FCAL. As a result of the mergers, the separate corporate existence of National Mercantile and FCB Bancorp ceased, and FCAL succeeded, and assumed all the rights and obligations of, National Mercantile, whose principal assets were the capital stock of two bank subsidiaries, Mercantile National Bank and South Bay Bank, N.A., and the rights and obligations of FCB Bancorp, whose principal assets were the capital stock of First California Bank. On June 18, 2007, FCAL integrated National Mercantile’s bank subsidiaries into First California Bank.

First California Bank is a full-service commercial bank headquartered in Westlake Village, California. The bank is chartered under the laws of the State of California and is subject to supervision by the California Department of Financial Institutions (“DFI”). The FDIC insures its deposits up to the maximum legal limit.

FCAL’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “FCAL.”

FCAL’s principal executive offices are located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, and our telephone number is (805) 322-9655.

At June 30, 2012, FCAL had, on a consolidated basis, total assets of $2.0 billion, deposits of $1.6 billion, and shareholders’ equity of $231.2 million. At December 31, 2011, FCAL had, on a consolidated basis, total assets of $1.8 billion, deposits of $1.4 billion, and shareholders’ equity of $223.1 million.

Premier Service Bank

3637 Arlington Avenue, Suite B

Riverside, California 92506

(951) 274-2400

Premier Service Bank, or PSBK, is a California state banking association chartered under the banking laws of the State of California on December 7, 2000. PSBK commenced operations on September 10, 2001. PSBK provides a full range of commercial banking services including loans to individuals and large and small businesses and offers a range of banking products including certificates of deposit, checking accounts, consumer and commercial loans, and other traditional banking services.

At June 30, 2012, PSBK had, on a consolidated basis, total assets of $137.2 million, deposits of $110.0 million, and shareholders’ equity of $10.3 million. At December 31, 2011, PSBK had total assets, net loans, total deposits sand shareholders’ equity of $141.3 million, $101.1 million, $111.8 million and $10.7 million, respectively.

The Special Meeting of PSBK (page    )

PSBK plans to hold a special meeting of its shareholders on [MEETING DATE], at 6:00 p.m. (local time), at the headquarters of PSBK, 3637 Arlington Avenue, Suite B, Riverside, California. At the meeting you will be asked to consider and vote upon a proposal to approve the Merger Agreement and a proposal to grant discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and Merger.

You can vote at the special meeting if you owned PSBK Common Stock at the close of business on [RECORD DATE]. As of that date, there were 1,261,281 shares of PSBK Common Stock outstanding and entitled to vote. You can cast one vote for each share of PSBK Common Stock that you own.

The Merger (page    )

The Merger Agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement as it is the legal document that governs the Merger.

Structure of the Merger (page    )

PSBK will be merged with and into FCB, a wholly-owned subsidiary of FCAL, with FCB as the surviving corporation. The directors and officers of FCB immediately before the effective time of the Merger will continue to serve as the directors and officers of FCB after the effective time of the Merger.

PSBK’s Reasons for Merger and Factors Considered by PSBK’s Board of Directors (page    )

Based on the reasons discussed elsewhere in this proxy statement/prospectus, PSBK’s Board of Directors has determined that the Merger is advisable and in your best interests and unanimously recommends that you vote “FOR” the Merger Agreement. For a discussion of the circumstances surrounding the Merger and the factors considered by PSBK’s Board of Directors in approving the Merger Agreement, see page [     ].

FCAL’s Reasons for Merger (page    )

As part of FCAL’s business strategy, FCAL routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of PSBK is consistent with this strategy. The acquisition will increase FCAL’s existing presence in California, provide opportunities for further growth and also result in a potential to realize economies of scale from a larger organization.

PSBK’s Financial Advisors Have Provided an Opinion as to the Fairness of the Merger Consideration, from a Financial Point of View, to PSBK’s Shareholders (page    )

Hovde Securities, LLC delivered its written opinion to PSBK’s Board of Directors that, as of July 9, 2012 and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate consideration to be received by holders of the outstanding PSBK Common Stock under the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Hovde Securities, LLC, dated July 9, 2012, which sets forth assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. PSBK’s shareholders should read the opinion in its entirety. Hovde Securities, LLC provided its opinion for the information and assistance of PSBK’s Board of Directors in connection with its consideration of the transaction. The Hovde Securities, LLC opinion does not address the underlying business decision to proceed with the Merger and is not a recommendation as to how any holder of PSBK Common Stock should vote or make any election with respect to the transaction or any related matter.

Merger Consideration to the Holders of PSBK Common Stock (page    )

PSBK’s shareholders will receive Merger consideration for their shares of PSBK Common Stock in the form of shares of FCAL Common Stock. Based on 1,261,281 shares of PSBK Common Stock issued and outstanding as of the date of the Merger Agreement, upon completion of the Merger, PSBK shareholders are expected to receive Merger consideration equal to approximately 293,626 shares of FCAL Common Stock. The number of shares you receive will depend in part on the “PSBK Closing Shareholders’ Equity,” as this term is defined in the Merger Agreement.

What Will Happen to Outstanding PSBK Options (page    )

As a condition to completion of the Merger, PSBK agreed to take all action necessary to ensure that PSBK’s options plans and each outstanding option to purchase PSBK Common Stock will be either exercised by the holder of the options before the effective time, or each option not exercised or forfeited before the effective time will be cancelled and the holder of any exercised option will be entitled to receive payment in the form of shares of FCAL Common Stock as determined in accordance with the Merger Agreement. Since the exercise price for each of the PSBK options currently outstanding far exceeds the value of the Stock Consideration which would be received upon exercise of the option, it is not anticipated that any of the options will be exercised. PSBK will request all the optionees to cancel their options prior to the effective time of the Merger. See “The Merger – “PSBK Stock Options” herein for more information.

Material Federal Income Tax Consequences of the Merger (page    )

The Merger is intended to qualify as a tax-free reorganization for United States federal income tax purposes under Section 368(a) of the Internal Revenue Code, as amended (the “Code”). Notwithstanding however, if dissenters’ rights are perfected and exercised with respect to more than 10% of the outstanding shares of PSBK Common Stock, the Merger may fail to qualify as a tax-free reorganization under the Code. The Merger Agreement provides, as a condition to closing the Merger, that dissenters’ rights are not perfected and exercised with respect to more than 5% of the outstanding shares of PSBK Common Stock.

If the Merger qualifies as a tax-free reorganization under the Code, you will not recognize gain or loss upon the exchange of your shares of PSBK Common Stock for shares of FCAL Common Stock. However, you will recognize gain or loss with respect to cash received, if any, in lieu of fractional share interests to the extent the amount of cash received exceeds or is less than your tax basis in your PSBK Common Stock. If you perfect and exercise dissenters’ rights with respect to any shares of PSBK Common Stock and receive cash for your dissenting shares, you will recognize gain or loss to the extent the amount of cash you receive exceeds or is less than your tax basis in your PSBK Common Stock.

For a more complete discussion of the federal income tax consequences of the Merger, you should carefully read the discussion in the section entitled “PROPOSAL 1: THE MERGER – Federal Income Tax Consequences,” herein. Further, you are encouraged to consult your tax advisor because tax matters can be complicated, and the tax consequences of the Merger to you will depend upon your own situation. You should also consult your tax advisor concerning all state, local and foreign tax consequences of the Merger.

PSBK Shareholder Vote Required to Approve the Agreement and Plan of Merger (page    )

Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the shares of PSBK Common Stock outstanding as of the close of business on [RECORD DATE], the record date for the special meeting of PSBK shareholders. At the close of business on the record date, there were 1,261,281 shares of PSBK Common Stock outstanding held by [    ] holders of record. Each holder of record of PSBK Common Stock on the record date is entitled to one vote for each share held on all matters to be voted upon at the special meeting.

As of the record date, PSBK’s executive officers and directors and their affiliates, as a group, held 250,651 voting shares, or approximately 19.87% of the PSBK Common Stock outstanding. See “BENEFICIAL STOCK OWNERSHIP BY MANAGMENT AND PRINCIPAL SHAREHOLDERS OF PREMIER SERVICE BANK.” PSBK’s executive officers and directors have entered into voting agreements pursuant to which they have agreed, in their capacity as shareholders of PSBK, to vote their shares of PSBK Common Stock in favor of the Merger Agreement. The form of Voting Agreement is attached as Appendix C to this proxy statement/prospectus.

Dissenters’ Rights of PSBK Shareholders (page    )

In order to perfect dissenters’ rights, you must do the following:

•	make a timely written demand upon PSBK for purchase in cash of your shares of PSBK Common Stock at their fair market value as of February 27, 2012 which demand includes:

•	the number and class of the shares you held of record that you demand upon PSBK, and

•	what you claim to be the fair market value of your shares as of February 27, 2012;

•	have your demand received by PSBK within 30 days after the date on which the notice of the approval of the Merger is mailed to you;

•	not vote in favor of the principal terms of the Merger Agreement;

•	submit certificates representing your shares for endorsement in accordance with Section 1302 of the California Corporations Code; and

•	comply with such other procedures as are required by the California Corporations Code.

If you properly perfect dissenters’ rights, you have the right to cash in the amount equal to the fair market value, as determined by PSBK, or, if required, by a court of law, of your shares of PSBK Common Stock as of February 27, 2012, the business day immediately preceding the announcement of the Merger. Please also refer to Appendix D to this proxy statement/prospectus for additional information. Appendix D sets forth the applicable provisions of the California Corporations Code relating to the required procedures that must be followed in order to perfect and exercise dissenters’ rights under California law.

Certain PSBK Directors and Executive Officers May Have Interests in the Merger that are Different from, or in Addition to, Their Interests as Shareholders (page    )

You should be aware that certain of PSBK’s directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as shareholders of PSBK. PSBK’s Board of Directors was aware of these interests and took them into account at the time they approved the Merger Agreement. These interests include, among other things, an offer of employment for Kerry L. Pendergast and a severance payment due to Jessica W. Lee upon completion of the Merger. Please read the section entitled “Interests of Directors and Officers in the Transaction” for more information.

PSBK Has Agreed When and How PSBK and its Subsidiaries Can Consider Third-Party Merger Proposals (page    )

The Merger Agreement contains detailed provisions prohibiting PSBK, either directly or indirectly, from seeking or encouraging an alternative Acquisition Proposal. The “no solicitation” provisions prohibit PSBK and its subsidiaries, as well as their officers, directors, employees and representatives, from taking any action to solicit an Acquisition Proposal.

Even if the PSBK Board of Directors resolves to change its recommendation in favor of the Merger Agreement, PSBK must hold the special meeting of shareholders and, unless the Merger Agreement has been terminated, PSBK’s shareholders who are parties to the voting agreement will be required to honor the voting agreement, under which they have agreed to vote the shares of PSBK Common Stock held by them (aggregating approximately 19.87% of PSBK’s outstanding shares) in favor of the Merger Agreement. Please read the section entitled “Director and Executive Officer Voting Agreements” for more information.

Accounting Treatment (page    )

The combination of the two companies will be accounted for as an acquisition of PSBK by FCAL using the acquisition method of accounting.

The Completion of the Merger is Subject to Certain Conditions (page    )

Completion of the Merger is subject to various conditions, including, among other things, the approval of the Merger Agreement by PSBK’s shareholders, dissenters’ rights are not perfected and exercised with respect to more than 5% of the outstanding PSBK Common Stock, the receipt of all required banking and other regulatory approvals without the imposition of a condition that in the good faith judgment of FCAL would so adversely impact the economic or business benefits of the transactions contemplated by the Merger Agreement, that, had that condition or restriction been known, FCAL would not have entered into the Merger Agreement; the accuracy of the other parties’ representations and performance of their respective obligations and receipt of opinions of counsel as to the tax treatment of the Merger. There can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

We Have Not Yet Obtained All Regulatory Approvals (page    )

We cannot complete the Merger unless we receive all necessary permits, consents, waivers, approvals and authorizations of the Securities and Exchange Commission (the “SEC”), applicable blue sky administrators, the DFI, the FDIC and any third parties and other governmental bodies necessary to consummate the Merger as contemplated by the Merger Agreement. There can be no assurance that all requisite approvals will be obtained or that such approvals will be received on a timely basis.

Termination of the Merger Agreement and Plan of Merger (page    )

The parties can mutually agree to terminate or extend the Merger Agreement. Either party can terminate the Merger Agreement in the event of a material breach or the occurrence of certain other events. FCAL can terminate the Merger Agreement in the event the Closing Price, as defined in the Merger Agreement, of the FCAL Common Stock, is greater than $7.83, and PSBK can terminate the Merger Agreement in the event the Closing Price of the FCAL Common Stock is less than $5.79. See “RISK FACTORS – FCAL’s Right to Terminate the Merger Agreement if the Closing Price, as defined therein, of FCAL’s Common Stock is Greater than $7.83, Could Result in the Termination of the Merger Agreement for Reasons beyond PSBK’s Control” herein.

FCAL and PSBK have agreed that in the event the Merger Agreement is terminated because of a material breach by a party the non-breaching party will be entitled to receive $500,000 from the breaching party. The parties have also agreed that PSBK will pay FCAL a fee of $1,000,000 in the event either (i) the Merger Agreement is terminated because PSBK accepts and thereafter enters into a definitive agreement with respect to a Superior Proposal or its board fails to recommend, withdraws its recommendation or modifies its recommendation of the Merger Agreement in a manner that is adverse to FCAL after receipt of a Superior Proposal; or (ii) within twelve (12) months following termination of the Merger Agreement for a non-cured breach of any representation, warranty or covenant by PSBK or the failure of PSBK’s shareholder to approve the Merger Agreement after PSBK has received another acquisition transaction proposal, PSBK enters into a definitive agreement with respect to, or otherwise consummates, another acquisition transaction.

Voting Agreement (page    )

FCAL has entered into voting agreements with each of the directors and executive officers of PSBK in the form of Appendix C to this proxy statement/prospectus, pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PSBK Common Stock owned by such person in favor of the approval of the Merger Agreement and the transactions contemplated thereby at PSBK’s special meeting. The voting agreements also provide that each director and/or executive officer will not take any action that will alter the right to vote his or her shares.

Non-Competition and Non-Solicitation Agreements (page    )

Each of the executive officers and directors of PSBK have entered into Non-Competition and Non-Solicitation Agreements in the form of Exhibit B to the Merger Agreement, pursuant to which each such director and/or executive officer has agreed, among other things, not to compete with FCAL and FCB, as the surviving bank, for a period of two (2) years in the City of Riverside and any area within a fifty-mile radius of the City of Corona; provided, however, that the Non-Competition and Non-Solicitation Agreement entered into with Jessica W. Lee, PSBK’s Chief Financial Officer, has been modified so as not to preclude Ms. Lee from being employed by another financial institution within the restricted territory.

SELECTED FINANCIAL DATA

Selected Financial Data of PSBK

The following summary presents the financial data for PSBK as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of and for the six months ended June 30, 2012 and 2011. The data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from PSBK’s audited financial statements. The data for June 30, 2012 and 2011 are derived from PSBK’s unaudited interim financial statements and, in the opinion of PSBK’s management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, PSBK’s financial position as of June 30, 2012 and 2011. You should read this information in conjunction with the section of this proxy statement/prospectus entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS OF PREMIER SERVICE BANK” herein and the audited financial statements and the unaudited interim financial statements of PSBK included herewith. The historical results presented in the following summary do not necessarily indicate expected results for future periods. Please see “INDEX TO FINANCIAL STATEMENTS,” herein.

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
	(dollars in thousands, except per share data)
Results of Operations
Net interest income	$3,038	$3,361	$6,500	$6,840	$6,865	$7,081	$6,709
Provision for loan losses	225	1,609	2,794	4,011	1,870	1,468	195
Noninterest income	328	439	716	699	767	732	687
Noninterest expense	3,496	3,416	6,607	6,455	6,563	6,627	6,311
Net income (loss)	($356)	($1,225)	($2,186)	($3,429)	($802)	($100)	$566

Financial Position
Assets	$137,169	$146,736	$141,256	$155,992	$163,979	$151,502	$139,332
Gross loans	96,082	111,500	103,668	117,624	128,591	125,685	110,045
Allowance for loan losses	2,907	2,803	2,359	2,549	1,900	1,596	1,260
Deposits	109,970	114,281	111,759	123,397	126,794	110,562	109,415
FHLB advances	16,000	20,000	18,000	19,000	20,000	26,900	16,000
Shareholders’ equity	$10,308	$11,658	$10,685	$12,858	$16,421	$13,209	$13,132

Per Share Data
Earnings (loss) per common share:
Basic	($0.30)	($0.99)	($1.77)	($2.80)	($0.67)	($0.08)	$0.45
Diluted	($0.30)	($0.99)	($1.77)	($2.80)	($0.67)	($0.08)	$0.44
Book value per common share	$4.90	$6.00	$5.22	$6.97	$9.84	$10.48	$10.46

Selected Ratios
Return on average equity	(6.74)%	(19.85)%	(18.18)%	(22.68)%	(4.80)%	(0.75)%	4.49%
Return on average assets	(0.51)%	(1.62)%	(1.47)%	(2.15)%	(0.50)%	(0.07)%	0.41%
Efficiency ratio(1)	78.47%	75.51%	79.04%	77.46%	80.47%	81.25%	85.33%
Net interest margin (tax equivalent)(2)	4.84%	4.96%	4.82%	4.79%	4.83%	5.12%	5.28%
Nonaccrual loans to total loans	5.70%	5.66%	8.61%	6.98%	5.82%	2.25%	0.64%
Net charge-offs (recovery) to average loans	(0.65%)	2.36%	2.67%	2.71%	1.25%	0.95%	0.05%
Allowance for loan losses to total loans	3.03%	2.51%	2.28%	2.17%	1.48%	1.27%	1.13%
Equity to assets	7.52%	7.95%	7.57%	8.25%	10.02%	8.72%	9.43%
Total capital ratio (to risk weighted assets)	11.27%	10.92%	10.78%	11.64%	12.88%	10.94%	12.08%
Tier 1 capital ratio (to risk weighted assets)	10.00%	9.66%	9.52%	10.38%	11.63%	9.71%	10.96%
Tier 1 leverage ratio (to average assets)	7.39%	7.73%	7.21%	8.05%	9.69%	8.50%	9.46%

(1)	Computed by dividing noninterest expense, excluding integration/conversion expense, loss on and expense of REO, by net interest income and noninterest income, excluding gain on sale of securities and market gain on foreclosed assets. The efficiency ratio measures the cost expended to generate a dollar of revenue and provides an additional financial metric of interest to market participants.
(2)	Computed by dividing net interest income by average interest-earning assets.

Consolidated Selected Financial Data of FCAL

The following summary presents the consolidated financial data for FCAL as of and for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 and as of and for the six months ended June 30, 2012 and 2011. The data for the years ended December 31, 2011, 2010, 2009, 2008 and 2007 are derived from FCAL’s audited consolidated financial statements. The data for June 30, 2012 and 2011 are derived from FCAL’s unaudited consolidated interim financial statements and, in the opinion of FCAL’s management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly, in all material respects, FCAL’s consolidated financial position as of June 30, 2012 and 2011. You should read this information in conjunction with the section of FCAL’s Annual Report on Form 10-K for the year ended December 31, 2011 entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the section of FCAL’s quarterly report on Form 10-Q for the period ended June 30, 2012 entitled “Item 2 – Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements included with these reports. FCAL’s Annual Report on Form 10-K for the year ended December 31, 2011 was filed with the Securities and Exchange Commission on March 15, 2012 and the Quarterly Report on Form 10-Q was filed on August 9, 2012. Both reports are incorporated herein by reference. The historical results presented in the following summary do not necessarily indicate expected results for future periods. Please see “WHERE YOU CAN FIND MORE INFORMATION – Incorporation by Reference,” herein.

	As of or for the Six Months Ended June 30,		As of or for the Years Ended December 31,
	2012	2011	2011	2010	2009	2008	2007(1)
	(dollars in thousands, except per share data)
Results of Operations
Net interest income	$33,400	$28,279	$59,494	$44,696	$45,054	$40,782	$40,244
Provision for loan losses	1,000	3,000	5,346	8,337	16,646	1,150	—
Noninterest income	5,814	38,099	44,609	8,796	10,034	5,381	8,047
Noninterest expense	28,596	32,330	58,464	42,805	46,856	35,105	37,045
Net income (loss)	$5,770	$18,005	$23,383	$1,410	($4,661)	$6,366	$7,088

Financial Position
Assets	$1,977,824	$1,801,981	$1,812,664	$1,521,334	$1,459,821	$1,178,045	$1,108,842
Non-covered loans	1,021,521	900,601	918,356	930,704	922,741	811,774	749,805
Covered loans	114,722	172,621	135,412	53,878	—	—	—
Allowance for loan losses	18,344	18,306	17,747	17,033	16,505	8,048	7,828
Goodwill and other intangibles	73,463	75,855	74,607	70,635	72,301	58,550	59,858
Deposits	1,570,387	1,406,714	1,425,269	1,156,288	1,124,715	817,595	761,080
Junior subordinated debentures	26,805	26,805	26,805	26,805	26,753	26,701	26,648
Shareholders’ equity	$231,177	$217,539	$223,107	$198,041	$157,226	$158,923	$136,867

Per Share Data
Earnings (loss) per common share:
Basic	$0.18	$0.61	$0.73	$0.01	($0.50)	$0.56	$0.68
Diluted	$0.17	$0.61	$0.71	$0.01	($0.50)	$0.54	$0.66
Book value per common share	$7.02	$6.78	$6.75	$6.16	$11.45	$11.80	$11.55
Tangible book value per common share	$4.51	$4.11	$4.19	$3.65	$5.23	$6.69	$6.46

Selected Ratios
Return on average equity	5.10%	17.44%	10.94%	0.75%	-2.91%	4.59%	6.98%
Return on average assets	0.61%	2.06%	1.31%	0.10%	-0.32%	0.56%	0.75%
Efficiency ratio(2)	72.17%	80.45%	74.69%	74.75%	84.22%	73.43%	66.58%
Net interest margin (tax equivalent)(3)	4.13%	3.82%	3.92%	3.46%	3.53%	4.08%	4.64%
Non-covered nonaccrual loans to non-covered loans	1.30%	1.94%	1.48%	1.92%	4.25%	1.08%	0.76%
Net charge-offs to average loans	0.07%	0.32%	0.43%	0.84%	0.89%	0.12%	0.07%
Allowance for loan losses to non-covered loans	1.76%	1.99%	1.90%	1.80%	1.76%	1.02%	1.05%
Equity to assets	11.69%	12.07%	12.31%	13.02%	10.77%	13.49%	12.34%
Tangible common equity to tangible assets	6.92%	6.77%	7.05%	7.08%	4.38%	6.85%	7.25%
Total capital ratio (to risk weighted assets)	16.93%	17.14%	17.32%	16.79%	12.69%	16.62%	13.35%
Tier 1 capital ratio (to risk weighted assets)	15.67%	15.88%	16.07%	15.53%	11.43%	15.70%	12.43%
Tier 1 leverage ratio (to average assets)	9.99%	9.77%	10.33%	11.00%	8.52%	12.77%	10.42%

(1)	FCAL was formed as a wholly-owned subsidiary of National Mercantile Bancorp, or National Mercantile, to facilitate the reincorporation merger with FCB Bancorp. Accordingly, the historical balance sheet and results of operations before the March 2007 merger are the same historical information of National Mercantile.
(2)	Computed by dividing noninterest expense, excluding amortization of intangible assets, integration/conversion expense and loss on and expense of REO, by net interest income and noninterest income, excluding gain on sale of securities, gain on sale of bank charters, gain on acquisitions and market gain on foreclosed assets. The efficiency ratio measures the cost expended to generate a dollar of revenue and provides an additional financial metric of interest to market participants.
(3)	Computed by dividing net interest income by average interest-earning assets.

COMPARATIVE MARKET PRICES AND DIVIDENDS

FCAL Common Stock is traded on the NASDAQ Global Select Market under the symbol “FCAL,” and PSBK Common Stock is quoted on the OTC Bulletin Board under the symbol “PSBK.” Such market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

As of [latest practicable date], 2012, there were [            ] shares of FCAL Common Stock outstanding, which were held by approximately [            ] holders of record. As of [latest practicable date], 2012, there were 1,261,281 shares of PSBK Common Stock outstanding, which were held by approximately [            ] holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of FCAL Common Stock and the high and low bid information for PSBK Common Stock, and the cash dividends declared per share for the periods indicated.

	FCAL Common Stock						PSBK Common Stock
	High		Low		Trading Volume		High		Low		Trading Volume
2010
First Quarter	$3.38		$2.54		5,298,440		$6.00		$4.00		9,900
Second Quarter	$3.50		$2.61		8,556,196		$4.75		$3.24		19,333
Third Quarter	$2.91		$2.36		2,323,523		$4.50		$1.75		50,489
Fourth Quarter	$2.90		$2.26		2,581,149		$2.25		$1.20		25,763
2011
First Quarter	$4.09		$2.80		3,773,968		$1.75		$1.16		34,424
Second Quarter	$4.00		$3.40		2,838,926		$1.50		$1.02		5,495
Third Quarter	$3.95		$2.77		2,722,011		$1.95		$1.26		4,459
Fourth Quarter	$3.72		$2.79		5,251,101		$1.95		$0.56		19,301
2012
First Quarter	$5.92		$3.29		8,034,348		$1.50		$0.56		26,107
Second Quarter	$7.12		5.27		11,948,328		$1.65		$1.45		10,023
Third Quarter (through [latest practicable date], 2012)	[	]	[	]	[	]	[	]	[	]	[	]

The following table sets forth the closing sale prices of FCAL Common Stock and the bid prices of PSBK Common Stock on February 27, 2012, the last trading day before the Merger was announced, and on [latest practicable date], 2012, the last practicable trading day before the distribution of this proxy statement/prospectus. The following table also includes the equivalent market value per share of PSBK common stock on February 27, 2012 and [latest practicable date], 2012 determined by multiplying the market value of a share of FCAL common stock as of the dates presented by the exchange ratio calculated in accordance with the Merger Agreement, assuming no adjustment to the stock consideration to be exchanged for all shares of PSBK Common Stock in the Merger.

	FCAL Common Stock			PSBK Common Stock			Equivalent Market Value per Share of PSBK Common Stock
February 27, 2012		$4.69			$1.01			$1.77
[latest practicable date], 2012	$	[	]	$	[	]	$	[	]

The above table shows only historical comparisons. Because the market prices of FCAL Common Stock and PSBK Common Stock will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to PSBK shareholders in determining whether to adopt the Merger Agreement. PSBK shareholders are encouraged to obtain current market quotations for FCAL Common Stock and PSBK Common Stock and to review carefully the other information contained, or incorporated by reference, in this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.” Following the Merger, FCAL Common Stock will continue to be listed on the NASDAQ Global Select Market, and there will be no further market for PSBK Common Stock.

RISK FACTORS

In addition to the other information included or incorporated by reference into this proxy statement/prospectus, you should carefully read and consider the following factors in evaluating the Merger Agreement and the Merger. Please also refer to the additional risk factors identified in the periodic reports and other documents of FCAL incorporated by reference into this proxy statement/prospectus and listed in “WHERE YOU CAN FIND MORE INFORMATION – Incorporation of Documents by Reference” on page [    ].

Risk Related to the Merger

The Value of the Merger Consideration to be Paid to PSBK in FCAL Common Stock May Fluctuate Based on the Price of FCAL Stock.

Upon completion of the Merger, each share of PSBK Common Stock will be converted into 0.2328 shares of FCAL Common Stock, subject to adjustment, pursuant to the terms of the Merger Agreement. As a result of the fixed exchange ratio, any change in the price of FCAL Common Stock prior to the closing date may affect the value of the FCAL Common Stock that PSBK shareholders will receive upon completion of the Merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in FCAL’s businesses, operations and prospects, regulatory considerations and completion of the Merger. Many of these factors are beyond FCAL’s control. You should obtain current market quotations for FCAL Common Stock.

FCAL’s Right to Terminate the Merger Agreement if the Closing Price, as defined therein, of FCAL’s Common Stock is Greater than $7.83, Could Result in the Termination of the Merger Agreement for Reasons beyond PSBK’s Control.

The Merger Agreement provides that FCAL can terminate the Merger Agreement if the Closing Price, as defined therein, is greater than $7.83. No assurances can be given that the Closing Price of FCAL Common Stock will not exceed $7.83 prior to the closing of the Merger and, if so, no assurances can be provided that FCAL will not exercise its contractual right to terminate the Merger Agreement even if PSBK’s shareholders approve the principal terms of the Merger Agreement.

Recent Events Involving Unsolicited Offers to Purchase FCAL and Schedule 13D’s Filed by FCAL Shareholders May Negatively Impact the Merger.

On January 12, 2012, PSBK learned of the filing on that date of a Schedule 13D by James O. Pohlad, Robert C. Pohlad and William M. Pohlad, principal shareholders of FCAL, expressing their desire that FCAL engage an investment banker to assess all strategic alternatives including the sale of FCAL. On January 23, 2012, another Schedule 13D was filed, similar to the Pohlad filing, by Castine Capital Management, LLC, another principal shareholder of FCAL. A third 13D was filed on April 2, 2012, by Basswood Capital Management, LLC in support of the position taken by the Pohlads and Castine Capital Management, LLC. On May 14, 2012, Castine Capital Management, LLC, amended its 13D filing, indicating it reduced its FCAL shareholdings to less that 5%. A fourth Schedule 13D was filed, on May 29, 2012 and amended on June 25, 2012, by Loeb Offshore Management LP, also similar in substance to the Pohlad filing. PSBK does not know what impact, if any, the Schedule 13D filings will have on the Merger between FCAL and PSBK.

PSBK shareholders who purchased their PSBK Common Stock at prices higher than the value of the FCAL Common Stock to be received in exchange for the PSBK Common Stock will suffer losses if they choose to sell their FCAL Common Stock upon close of the Merger.

Except possibly for very recent trades, most of the PSBK shareholders have paid more for their shares of PSBK Common Stock than the value of the Stock Consideration they will receive for their PSBK shares. Assuming, for purposes of this example only, that 1,261,281 shares of PSBK Common Stock are issued and outstanding immediately prior to the effective time of the Merger and that the Closing Price of the FCAL Common Stock is $7.00 per share, and PSBK Closing Shareholders’ Equity, as determined in accordance with the Merger Agreement is greater than or equal to $7.9 million (requiring no adjustment to the Stock consideration of 293,626 shares of FCAL Common Stock), the per share consideration would be 0.2328 shares of FCAL Common Stock, having a value of $1.63 per share. Based on those assumptions, if a shareholder purchased PSBK shares at $10.00 per share, that shareholder would suffer a loss of $8.37 per share (83.7%) if the FCAL shares were sold by the former PSBK shareholder for $7.00 immediately after the close of the Merger. It is hoped that PSBK shareholders will hold their shares until they are able to participate in the future possible appreciation in the value of the FCAL Common Stock, and by doing so reduce their loss; however, no assurances can be given that the FCAL Common Stock will increase in value after the effective time of the Merger, or that the PSBK shareholders will be able to reduce their losses by holding the FCAL Stock and delaying the sale of their FCAL shares. There also can be no assurances that FCAL’s Common Stock will not be sold or exchanged in an FCAL transaction which closes after the Merger, and if that should occur, what the value of the FCAL Common Stock will be in that transaction.

Shares Eligible for Future Sale Could Have a Dilutive Effect.

Shares of FCAL Common Stock eligible for future sale, including those that will be issued in the acquisition of PSBK, could have a dilutive effect on the market for FCAL Common Stock and could adversely affect market prices.

As of the record date, there were 100,000,000 shares of FCAL Common Stock authorized, of which             shares were outstanding, excluding             shares of unvested restricted stock and             shares, issuable upon conversion of its Series A Preferred Stock. Assuming no adjustment to the stock consideration in accordance with the terms of the Merger Agreement, an estimated 293,626 additional shares will be issued to PSBK shareholders in the Merger, based on the exchange ratio of 0.2328 and the number of shares of PSBK Common Stock outstanding on February 27, 2012. After the close of the Merger, the 293,626 shares issued to the PSBK shareholders will constitute [    ] % of the shares of FCAL Common Stock then outstanding.

PSBK Shareholders Cannot Be Sure of the Market Value of the FCAL Common Stock They Will Receive in the Merger.

In consideration for the surrender of their shares of PSBK Common Stock, shareholders of PSBK will receive shares of FCAL Common Stock according to the exchange ratio specified in the Merger Agreement. The total merger consideration is variable depending on the timing of consummation of the Merger Agreement, which provides that the exchange ratio dictating the number of shares of FCAL Common Stock to be received in exchange for each share of PSBK Common Stock may be required to be adjusted in accordance with changes in PSBK’s shareholders’ equity as determined as of the last day of the calendar month immediately prior to the effective time of the Merger. Because of the variables affecting the exchange ratio of FCAL Common Stock, you will not know in advance either the number of shares of FCAL Common Stock or the value of the shares of FCAL Common Stock that you may receive until the Merger is completed.

Mergers Involve Risk.

Mergers involve a number of risks inherent in assessing the values, strengths, weaknesses and profitability of merger candidates, including adverse short-term effects of mergers on operating results; diversion of management’s attention; dependence on retaining key personnel; and risks associated with unanticipated problems, including unanticipated expenses. In addition, the Merger’s success will depend in part on the ability of FCAL and FCB to integrate the operations and assets of PSBK and capitalize on synergies to achieve economies of scale.

If FCAL is unable to successfully integrate the businesses of PSBK, operating results may suffer. FCAL and PSBK have operated and, until completion of the Merger, will continue to operate independently of one another.

It is possible that the integration process could result in the loss of key employees, disruption of FCAL’s and PSBK’s ongoing business or inconsistencies in standards, controls, policies or procedures. These could negatively affect both FCAL’s and PSBK’s ability to maintain relationships with customers and employees, or achieve the anticipated benefits of the Merger within the time period expected, if at all. As with any merger of financial institutions, there may also be disruptions that cause customers, both deposit and loan, to take their business to competitors.

The Merger Agreement Does not Require that the Fairness Opinion of PSBK’s Financial Advisor be Updated as a Condition to the Completion of the Merger.

On July 9, 2012, after the execution by FCAL, FCB and PSBK of Amendment No. 1 to Agreement and Plan of Merger, PSBK’s financial advisor, Hovde Securities, LLC, (“Hovde”), presented its opinion to the PSBK Board of Directors as to the fairness of the merger consideration to the shareholders of PSBK from a financial point of view. As of such date, in the opinion of Hovde, the merger consideration was fair to the shareholders of PSBK from a financial point of view. The Merger Agreement does not require that the fairness opinion of Hovde be updated as a condition to the completion of the Merger, and PSBK does not intend to request that the opinion be updated. As such, the fairness opinion does not reflect any changes that may occur or may have already occurred after July 9, 2012 to the operations and prospects of PSBK or FCAL, general market and economic conditions and other factors that may affect the relative values of PSBK and FCAL. As a result, PSBK shareholders should be aware that the opinion of Hovde does not address the fairness of the merger consideration at any time other than as of July 9, 2012.

Governmental Agencies, Self-Regulatory Organizations or Third Parties May Delay or Impose Conditions On Approval of the Merger, Which May Result in Termination of the Merger Agreement or Diminish the Anticipated Benefits of the Merger.

Completion of the Merger is conditioned upon the receipt of all necessary consents, approvals and authorizations of any governmental authority, self-regulatory organization or third party. While the parties intend to vigorously pursue any and all required consents, approvals and authorizations and do not know of any reason why they would not be able to obtain the consents in a timely manner, the failure to receive such consents before December 31, 2012 will result in a termination of the Merger Agreement, unless mutually waived by the parties thereto. In addition, a condition to the respective obligations of the parties under the Merger Agreement is that governmental regulators do not impose conditions reasonably determined by the boards of directors of FCAL and PSBK to be material and adverse to the business operations, financial condition, property or assets of the combined entity. Failure to complete the Merger may negatively impact the future business and financial results of FCAL and PSBK.

In addition, the requirement to receive all necessary consents, approvals and authorizations of any governmental authority, self-regulatory organization or third party before December 31, 2012 could delay the completion of the Merger, possibly for a significant period of time after the shareholders of PSBK have approved the Merger. Any delay in the completion of the Merger could diminish the anticipated benefits of the Merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the Merger, such as difficulty in retaining key personnel or in pursuing business strategies.

There can be no assurances that the parties will be able to obtain the necessary approvals in a timely manner, or at all, or that any conditions imposed upon such approvals will not have a material adverse effect on FCAL and PSBK, as the surviving entities, following the Merger. In addition, there can be no assurance given that any such conditions will not result in the abandonment of the Merger by any of the parties thereto.

The Termination Fee and the Restrictions on Solicitation Contained in the Merger Agreement May Discourage Other Companies From Trying to Acquire PSBK.

Until the completion of the Merger, with some exceptions, PSBK is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to a merger proposal, such as a merger or other business combination transaction, with any person or entity other than FCAL and FCB. The parties have agreed that PSBK will pay FCAL a fee of $1,000,000 in the event that (i) the Merger Agreement is terminated because PSBK accepts and thereafter enters into a definitive agreement with respect to a Superior Proposal or its board fails to recommend, withdraws its recommendation or modifies its recommendation of the Merger Agreement in a manner that is adverse to FCAL after receipt of a Superior Proposal; or (ii) within twelve (12) months following termination of the Merger Agreement for a non-cured breach of any representation, warranty or covenant by PSBK or the failure of PSBK’s shareholder to approve the Merger Agreement after PSBK has received another merger transaction proposal, PSBK enters into a definitive agreement with respect to, or otherwise consummates, another merger transaction. These provisions could discourage other companies from trying to acquire PSBK even though those other companies might be willing to offer greater value to PSBK’s shareholders than FCAL has offered in the Merger. The payment of the termination fee could also have a material adverse effect on PSBK’s financial condition.

In the event of termination of the Merger Agreement because of a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement by a party, the non-breaching party will be entitled to claim from the breaching party liquidated damages equal to $500,000. The payment of this fee could have an adverse effect on PSBK’s or FCAL’s financial condition.

FCAL, FCB, and PSBK will be Subject to Business Uncertainties While the Merger is Pending that Could Adversely Affect Their Businesses.

Uncertainty among employees, depositors, borrowers, vendors and others about the effect of the Merger may have an adverse effect on FCAL, FCB, and PSBK and, consequently, on the combined entity.

PSBK’s Officers and Directors Have Interests that are Different From, or in Addition to, Interests of PSBK’s Shareholders Generally.

You should be aware that the directors and officers of PSBK have interests in the Merger that are different from, or in addition to, the interests of PSBK shareholders generally. The Board of Directors of PSBK was aware of these interests and considered them, among other things, in their approval of the Merger Agreement and the transactions contemplated by the Merger Agreement. These include:

•	payment of severance to Ms. Lee under her existing employment agreement;

•	retention agreements that certain officers will become subject to upon completion of the Merger;

•	provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of PSBK for events occurring before the Merger;

•	the retention of one director of PSBK on the boards of directors of FCAL and FCB; and

•	offers of employment upon completion of the Merger.

You should consider these interests in conjunction with the recommendation of the Board of Directors of PSBK with respect to approval of the Merger.

If the Merger does not constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code, then PSBK shareholders may be responsible for payment of U.S. federal income taxes.

The United States Internal Revenue Service may determine that the Merger does not qualify as a tax-free reorganization under section 368(a) of the Code. In that case, PSBK shareholders would respectively recognize a gain or loss equal to the difference between (i) the fair market value of the FCAL Common Stock received by the shareholder in the Merger and (ii) the shareholder’s adjusted tax basis in their respective shares of PSBK Common Stock exchanged therefor.

Risks Relating to FCAL

FCAL’s business is subject to interest rate risk and variations in interest rates may negatively affect its financial performance.

Changes in the interest rate environment may reduce FCAL’s profits. It is expected that FCAL will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that FCAL can minimize its interest rate risk. In addition, while an increase in the general level of interest rates may increase FCAL’s net interest margin and loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect FCAL’s net interest spread, asset quality, loan origination volume and overall profitability.

FCAL faces strong competition from financial services companies and other companies that offer banking services which could negatively affect FCAL’s business.

FCAL conducts its banking operations primarily in Southern California. Increased competition in FCAL’s market may result in reduced loans and deposits. Ultimately, FCAL may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that FCAL offers in its service area. These competitors include national banks, regional banks and other community banks. FCAL also faces competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, FCAL competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations and ATMs and conduct extensive promotional and advertising campaigns.

Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. FCAL also faces competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in its market areas. If FCAL is unable to attract and retain banking customers, it may be unable to continue to grow its loan and deposit portfolios and its results of operations and financial condition may otherwise be adversely affected.

Changes in economic conditions, in particular an economic slowdown in Southern California, could materially and negatively affect FCAL’s business.

FCAL’s business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond FCAL’s control. A deterioration in economic conditions, whether caused by national or local concerns, in particular an economic slowdown in Southern California, could result in the following consequences, any of which could hurt FCAL’s business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for FCAL’s products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by FCAL, especially real estate, may decline in value, in turn reducing customers’ borrowing power, and reducing the value of assets and collateral associated with FCAL’s existing loans. The State of California and certain local governments in our market area continue to face fiscal challenges upon which the long-term impact on the State’s or the local economy cannot be predicted.

An additional downturn in the real estate market could negatively affect FCAL’s business.

An additional downturn in the real estate market could negatively affect FCAL’s business because a significant portion of FCAL’s loans (approximately 84% as of June 30, 2012) are secured by real estate. A significant portion of PSBK’s loans (approximately 84% as of June 30, 2012) are secured by real estate as well. FCAL’s ability to recover on defaulted loans by selling the real estate collateral would then be diminished and FCAL would be more likely to suffer losses on defaulted loans.

Substantially all of FCAL’s real property collateral is located in Southern California. If there is a future decline in real estate values, especially in Southern California, the collateral for FCAL’s loans would provide less security. Real estate values could be affected by, among other things, future economic slowdown, an increase in interest rates, earthquakes and other natural disasters particular to California.

FCAL is dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect FCAL’s prospects.

FCAL currently depends heavily on the services of its chief executive officer, C. G. Kum, and a number of other key management personnel. The loss of Mr. Kum’s services or that of other key personnel could materially and adversely affect FCAL’s results of operations and financial condition. FCAL’s success also depends in part on its ability to attract and retain additional qualified management personnel. Competition for such personnel is strong in the banking industry and FCAL may not be successful in attracting or retaining the personnel it requires.

FCAL is subject to extensive regulation which could adversely affect its business.

FCAL’s operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of FCAL’s operations. Because FCAL’s business is highly regulated, the laws, rules and regulations applicable to FCAL are subject to regular modification and change. There are currently proposed laws, rules and regulations that, if adopted, would impact FCAL’s operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future.

FCAL is exposed to risk of environmental liabilities with respect to properties to which FCAL takes title.

In the course of FCAL’s business, it may own or foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. FCAL may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, FCAL may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If FCAL ever becomes subject to significant environmental liabilities, its business, financial condition, liquidity and results of operations could be materially and adversely affected.

FCAL’s ability to pay dividends is restricted by law and contractual arrangements and depends on capital distributions from its subsidiary banks which are subject to regulatory limits.

FCAL’s ability to pay dividends to its shareholders is subject to the restrictions set forth in Delaware law which generally limits dividends to an amount equal to the excess of the net assets of FCAL (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. In addition, FCAL’s ability to pay dividends to its shareholders is restricted by the terms of its Series A Preferred Stock and Series C Preferred Stock. PSBK cannot assure its shareholders that FCAL will meet the criteria specified under Delaware law or under the Series A or Series C Preferred Stock in the future, in which case FCAL may not pay dividends on its common stock.

The primary source of income from which FCAL pays dividends is the receipt of dividends from its subsidiary bank.

The availability of dividends from FCAL’s banking subsidiary, First California Bank (“FCB”), is limited by various statutes and regulations. It is possible, depending upon the financial condition of FCB, and other factors, that the Board of Governors of the Federal Reserve System, and/or the California Department of Financial Institutions, could assert that payment of dividends or other payments by FCB is an unsafe or unsound practice. In the event FCB were unable to pay dividends to FCAL, FCAL in turn may be unable to pay dividends on its common and preferred stock or make debt service payments. FCAL’s failure to pay dividends on its common stock could have a material adverse effect on the market price of its common stock.

Reputational risk and social factors may impact FCAL’s results.

FCAL’s ability to originate and maintain customer loan and deposit relationships is highly dependent upon customer and other external perceptions of its business practices and its financial health. Adverse perceptions regarding FCAL’s business practices or its financial health could damage its reputation in both the customer and funding markets, leading to difficulties in generating and maintaining customer relationships as well as in financing them. Adverse developments with respect to the consumer or other external perceptions regarding the practices of FCAL’s competitors, or its industry as a whole, may also adversely impact its reputation. In addition, adverse reputational impacts on third parties with whom FCAL has important relationships may also adversely impact its reputation. Adverse impacts on FCAL’s reputation, or the reputation of its industry, may also result in greater regulatory or legislative scrutiny, which may lead to laws, regulations or regulatory actions that may change or constrain the manner in which FCAL engages with its customers and the products FCAL offers. Adverse reputational impacts or events may also increase FCAL’s litigation risk. FCAL carefully monitors internal and external developments for areas of potential reputational risk and has established governance structures to assist in evaluating such risks in FCAL’s business practices and decisions.

FCAL is subject to litigation risk.

In the normal course of business, FCAL may become subject to various litigation matters, the outcome of which may have a direct material impact on its financial position and daily operations. Please see the discussion under Part II, Item 1 of FCAL’s Form 10-Q for the quarter ended June 30, 2012 and incorporated herein by reference, for a discussion of certain existing and threatened litigation.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the filings made with the Securities and Exchange Commission, or SEC, that are incorporated by reference into this proxy statement/prospectus contain or incorporate by reference forward-looking statements that have been made pursuant to the provisions of, and in reliance on the safe harbor under, the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could,” “should,” “projects,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. In that event, PSBK’s or FCAL’s business, financial condition or results of operations could be materially adversely affected, and investors in PSBK’s or FCAL’s securities could lose part or all of their investment. Additional factors that could cause FCAL’s results to differ materially from those described in the forward-looking statements can be found in FCAL’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents. We are not obligated to update these statements or publicly release the result of any revision to them to reflect events or circumstances after the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date referenced in those documents, or to reflect the occurrence of unanticipated events except as required by federal securities laws.

You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which are incorporated by reference, could affect the future results of FCAL and PSBK, and of the combined company after the merger, and could cause those results or other outcomes to differ materially from those expressed in our forward-looking statements:

•

the businesses of FCAL and PSBK may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected, in particular with respect to the integration of information technology systems;

•	the expected growth opportunities from the Merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption before or after the Merger, including adverse effects on relationships with employees, may be greater than expected;

•	governmental approvals of the Merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the Merger;

•	the shareholders of PSBK may fail to approve the Merger;

•	FCAL’s and PSBK’s ability to successfully execute their business plans and achieve their objectives;

•	changes in political and general economic conditions, including the economic effects of terrorist attacks against the United States and elsewhere and related events;

•

changes in financial market conditions, either nationally or locally in areas in which FCAL or PSBK conduct their operations, including reduced rates of business formation and growth, commercial real estate development and real estate prices;

•	changes in interest rates, the quality and composition of the loan or securities portfolios, demand for loan products, deposit flows and competition;

•	acquisitions and integration of acquired businesses;

•	increases in the levels of losses, customer bankruptcies, claims and assessments;

•	changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Treasury and the Federal Reserve;

•	continuing consolidation in the financial services industry;

•	new litigation or changes in existing litigation;

•	success in gaining regulatory approvals, when required;

•	changes in consumer spending and savings habits;

•	increased competitive challenges and expanding product and pricing pressures among financial institutions;

•	demand for financial services in FCAL’s or PSBK’s market areas;

•	inflation and deflation;

•	technological changes and FCAL’s and PSBK’s implementation of new technologies;

•	FCAL’s and PSBK’s abilities to develop and maintain secure and reliable information technology systems;

•	legislation or regulatory changes, which adversely affect the ability of FCAL or PSBK to conduct the businesses in which they are engaged;

•	FCAL’s and PSBK’s ability to comply with applicable laws and regulations;

•	and changes in accounting policies, procedures or guidelines as may be required by the Financial Accounting Standards Board or regulatory agencies; and

•	the matters described under “RISK FACTORS.”

PSBK SPECIAL MEETING

General

PSBK is sending you this proxy statement/prospectus to provide you with information concerning the Merger Agreement. The Merger Agreement provides for the merger of PSBK with and into FCB. PSBK’s Board of Directors is soliciting your proxy for use at the special meeting for the purpose of approving the Merger Agreement, and approving the grant of discretionary authority to the PSBK Board of Directors to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and Merger.

This proxy statement/prospectus is also being furnished by FCAL to PSBK’s shareholders as a prospectus in connection with the issuance by FCAL of shares of FCAL Common Stock upon completion of the Merger.

This proxy statement/prospectus is first being furnished to the shareholders of PSBK on or about [MAILING DATE].

Date, Time and Place of Special Meeting

The special meeting of PSBK shareholders is to scheduled to be held as follows

[MEETING DATE]

6:00 p.m. (local time)

3637 Arlington Avenue

Suite B

Riverside, California

Purpose of the Special Meeting

At the special meeting, the shareholders of PSBK entitled to vote at the special meeting will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger.

THE PSBK BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT HOLDERS OF PSBK COMMON STOCK VOTE “FOR” THE MERGER AGREEMENT AND THE MERGER, AND “FOR” THE GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO APPROVE THE MERGER AGREEMENT AND MERGER. SEE “THE MERGER – BACKGROUND OF THE TRANSACTION” BEGINNING ON PAGE [    ].

Record Date; Shares Entitled to Vote; Quorum

The PSBK Board of Directors has fixed the close of business on [RECORD DATE], as the record date for determining holders entitled to notice of and to vote at the special meeting. As of the record date, there were 1,261,281 shares of PSBK Common Stock issued and outstanding, each of which entitles its holder to one vote. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of PSBK Common Stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes (which are signed proxies returned by a broker that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares) will be counted for purposes of determining whether a quorum exists.

Vote of PSBK Shareholders Required for Adoption of the Merger Agreement and Plan of Merger and for the Grant of Discretionary Authority to Adjourn the Special Meeting if Necessary to Permit Further Solicitation of Proxies

The affirmative vote of the holders of at least a majority of the outstanding shares of PSBK Common Stock on the record date is required for approval of the Merger Agreement, and for approval of the grant of discretionary authority to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and Merger.

Votes cast by proxy or in person at the special meeting will be tabulated by the election inspectors appointed for the meeting and the election inspectors will determine whether or not a quorum is present and if the proposals to approve the Merger Agreement and to grant discretionary authority to adjourn the meeting are approved.

As of the record date, holders of 250,651 shares of PSBK Common Stock, representing approximately 19.87% of the outstanding shares have signed voting agreements with FCAL agreeing to vote in favor of the Merger.

Voting By Proxy

All properly completed and signed proxies delivered and not properly revoked will be voted at the special meeting in the manner specified in those proxies. If you do not specify a choice, your shares represented by an authorized proxy will be voted “FOR” the approval of the Merger Agreement, and “FOR” the approval of the grant of discretionary authority to adjourn the special meeting. The failure to submit a vote by proxy or in person at the special meeting, abstentions and broker non-votes will have the same effect as a vote “AGAINST” each of the proposals presented.

Voting Your Proxy

You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can change your vote at the special meeting.

You may vote by proxy by completing and mailing the enclosed proxy card. If you properly submit your proxy in time to vote, one of the individuals named as your proxy will vote your shares of common stock as you have directed. You may vote for or against the proposals submitted at the special meeting or you may abstain from voting.

How to Vote

If you are a shareholder of record and you hold shares of PSBK Common Stock in your name, you may vote by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

If you hold shares of PSBK Common Stock through a broker or other custodian, please follow the voting instructions that the applicable institution provides to you. If you do not return your proxy card those shares will not be voted at the special meeting.

If you submit your proxy but do not make specific choices, your proxy will be voted “FOR” each of the proposals presented, and at the discretion of the proxy holders with respect to any other business properly brought before the meeting.

Revoking Your Proxy

If you hold shares registered in your name and you wish to change any proxy granted on the proxy card, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying PSBK’s Secretary, Jessica W. Lee, at PSBK, 3637 Arlington Avenue, Suite B, Riverside, California 92506, in writing before the special meeting that you have revoked your proxy; or

•	voting in person at the special meeting.

Other Voting Matters

Voting in Person

If you are a registered holder and plan to attend the special meeting to vote in person, you will be given a ballot at the special meeting.

People with Disabilities

PSBK can provide reasonable assistance to help you participate in the special meeting if you tell us about your disability and how you plan to attend. Please call or write PSBK’s Secretary at least ten days before the special meeting at the number or address provided on the inside front cover page of this proxy statement/prospectus.

Solicitation of Proxies; Expenses

Proxies will be solicited by mail, and may also be solicited personally, by telephone, facsimile transmission or other means by the directors, officers and employees of PSBK, with no special or extra compensation therefor, although such officers, directors and employees may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of PSBK Common Stock held of record by such persons, and PSBK may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that they incur in that regard. Expenses incurred in connection with the merger, including those attributable to the solicitation of proxies, will be paid by the party to the Merger Agreement incurring the expense.

THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF PSBK. ACCORDINGLY, HOLDERS OF PSBK COMMON STOCK ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE.

DO NOT SEND IN ANY PSBK STOCK CERTIFICATES WITH YOUR PROXY CARD. A TRANSMITTAL LETTER WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

Other Business, Adjournment and Postponements

Under the California General Corporation Law (the “CGCL”), only the business that is specified in the “Notice of Special Meeting of Shareholders” may be presented at the special meeting, and no other matters may properly be brought before the special meeting.

Any adjournment or postponement may be made from time to time by approval of the holders of PSBK’s Common Stock representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, PSBK’s shareholders may be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the Merger Agreement, PSBK’s shareholders may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies.

THE MERGER

This section describes certain aspects of the Merger Agreement and the transactions contemplated therein pursuant to which FCAL will acquire PSBK through a merger. Because this is a summary, it does not contain all the information that may be important to you. You should read this entire proxy statement/prospectus, including the appendices. A copy of the Merger Agreement and Plan of Merger dated February 27, 2012, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”) is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. The following discussion, and the discussion under the subsection entitled “The Merger Agreement,” describes important aspects and the material terms of the Merger Agreement and the transactions contemplated therein. These descriptions are qualified by reference to Appendix A.

Background of the Merger

To properly understand the background of the Merger negotiations and discussions between FCAL and PSBK, it is necessary to first consider the efforts of PSBK to raise additional capital to address the requirements of its regulators, a process which began in mid-2010.

PSBK Efforts to Raise Capital

In a letter to PSBK from the FDIC dated June 22, 2010, PSBK was advised that PSBK was considered “troubled” for purposes of Section 32 of the Federal Deposit Insurance Act. The letter was highly critical of PSBK’s deteriorated condition, and criticized Asset Quality, Earnings, Capital, Concentration Risk, and Liquidity. At its meeting on July 22, 2010, the PSBK board of directors discussed the letter and the preliminary results of the joint examination of PSBK by the FDIC and the California Department of Financial Institutions, or DFI. While the final report of examination was not expected for another month or so, the board proactively addressed PSBK’s problems. As a result of the exit meeting with the FDIC and the DFI prior to the board meeting, PSBK’s chairman of the board, Kenneth B. Stream, Jr., announced at the July 22 meeting that he had appointed a Compliance Committee, composed of Dr. Jaspan, Mr. Norton, Dr. Bosic, Mr. Weiss and Mr. Stream (Chairman), to begin addressing the issues PSBK believed would be presented in the final report of examination. All directors were invited to attend the meetings of the Compliance Committee and to participate in its discussions.

During its July 22, 2010 meeting, the Board identified the following action items for the Compliance Committee, which the Board believed to be of concern to the PSBK’s regulators, based on the exit meeting:

1. Monitor the progress and trends for the improvement of Asset Quality and Credit Administration (including steps to be taken to implement action plans developed by management to reduce delinquencies and classified assets, and determine whether a Special Assets Manager should be engaged);

2. Monitor the amendment of the Loan Policy to ensure all comments and concerns raised by the FDIC and the DFI have been addressed;

3. Review PSBK’s marketing efforts to sell its foreclosed properties;

4. Monitor all compliance efforts, reports and responses to PSBK’s regulators;

5. Consider ways to improve the performance of the Loan Committee, and monitor the development by management and the Loan Committee of an appraisal review process;

6. Ensure that PSBK is taking all steps necessary to enhance its legal efforts to collect problem loans and recover losses;

7. On the financial side, again review overhead expenses and administration costs;

8. Monitor the preparation of a revised budget which reflects the current condition of PSBK and the challenges facing PSBK;

9. Review the nonaccrual accounting issues raised by the FDIC and the DFI;

10. Review interest rate risk management and monitor management’s efforts to improve in this area;

11. Explore all capital issues, including raising new capital, looking at merger possibilities, effecting asset sales if necessary, and working with legal counsel and PSBK’s investment banking firm to implement capital enhancing strategies;

12. Monitor personnel issues, including compensation issues;

13. Improve audit policies and practices, and better educate employees;

14. Consider ways to improve the board’s oversight of IT issues; and

15. Monitor marketing activities to ensure PSBK is doing all that it can do to bring in core deposits and new business, including evaluating the possible need to change personnel where necessary.

The board also took action at that meeting to suspend all director fees until PSBK returns to consistent profitability.

Item 11 above concerned PSBK’s recognition, although well capitalized at that time, that additional capital would be needed and that all possible means for raising that capital needed to be explored.

Following that meeting on July 22, 2010, PSBK began discussions with several investment bankers for assistance in raising capital. In anticipation of receiving a formal requirement from the regulators to raise capital, PSBK commenced the process of preparing a draft offering circular for a rights and public offering to raise up to $5 million. A formal Consent Order was signed by PSBK with the FDIC and the DFI on December 1, 2010, imposing specific capital requirements. See “Regulatory Matter – Consent Order,” beginning on page [__] of this proxy statement/prospectus.

After signing the Consent Order on December 1, 2010, PSBK’s Compliance Committee met several times to develop the Capital Plan for raising the capital necessary to comply with the requirements of the Order. The Committee recognized that PSBK’s condition would make a rights and public offering difficult and it was important to have alternative solutions. The Committee directed management to explore possible mergers on a concurrent basis, and to engage a qualified investment banker, with access to capital sources, to provide guidance and advisory services.

On December 17, 2010, PSBK engaged D.A. Davidson & Co. (“Davidson”) on an exclusive basis to render financial advisory and investment banking services to PSBK. PSBK advised Davidson that PSBK’s focus was on completing the rights and public offering, but that PSBK would also consider a stock merger proposal that would provide the PSBK shareholders with the opportunity to participate in the possible appreciation in value of the acquirer’s stock. In mid-December, while PSBK was in the process of preparing the rights and public offering for the sale of up to $5 million of common stock and warrants, PSBK’s legal counsel, Richard E. Knecht, introduced one of his clients, a bank with excess capital headquartered in Orange County (the “OC Bank”), to PSBK for purposes of discussing the possible merger of PSBK into the OC Bank in an adjusted book to book stock transaction. During the holidays, the parties reviewed public information about each other and decided, in late December, to initiate discussions. A Confidentiality and Non-Disclosure Agreement (“NDA”) was signed by both banks on December 29, 2010 and the parties began exchanging information in early January 2011. The agreement included an exclusivity provision which did not permit PSBK to enter into discussions with any other financial institutions while discussions were continuing with the OC Bank. The OC Bank was represented by Davidson, requiring PSBK to engage a new investment banking firm to represent PSBK’s interests going forward.

On January 14, 2011, to assist PSBK in its negotiations with the OC Bank, and to act as advisor in the rights offering, as well as serve as a private placement agent in any nonpublic offering and financial advisor in any strategic transaction, PSBK engaged the services of Hovde Securities LLC, a Financial Industry Regulatory Authority (“FINRA”) registered broker-dealer (“Hovde”).

Not knowing if the OC Bank transaction would go forward, PSBK concurrently continued to pursue its rights and public offering. During January 2011, PSBK completed its offering documents for the rights and public offering and submitted those documents to the FDIC and DFI for review on January 26, 2011. The DFI advised PSBK that it would not issue a Stock Permit for a rights or public offering due to PSBK’s poor financial condition. Only a private placement to accredited investors would be permitted. As a result, PSBK modified its offering documents and filed a Private Placement Memorandum (“PPM”) for a $5 million nonpublic offering to accredited investors only with the FDIC on January 31 and with the DFI on February 1, 2011. On February 4, 2011, Hovde delivered a fairness opinion to the Board of Directors of PSBK that the offering price of $2.50 per share (including a warrant to purchase one share for every share purchased for up to three years for $2.50 per share) pursuant to the PPM was fair from a financial point of view to the original shareholders of PSBK, and the fairness opinion was filed with the DFI in support of the permit application for the $5 million private placement.

On February 9, 2011, PSBK was notified by telephone that the OC Bank had decided to terminate merger discussions. A Termination of NDA was signed by the parties on February 11, 2011. While PSBK believed the transaction with the OC Bank would have been in the best interests of PSBK’s shareholders at that time, PSBK was then free of the exclusivity provision in the OC Bank agreement and immediately began the process of finding another potential merger partner.

At the time the permit application for the $5 million private placement was filed with the DFI on February 1, 2011, the audited financial statements for 2010 were not available, so the PPM was filed using September 30, 2010 unaudited financial statements. Since there were material changes to the financial condition of PSBK from September 30 to December 31, 2010, PSBK amended the PPM and used the December 31, 2010 audited financial statements which became available on February 9, 2011 to update the disclosures in the PPM from September 30 to December 31, 2010. That revision was completed and resubmitted to the DFI and the FDIC on February 22, 2011. A Stock Permit was issued by the DFI on February 25, 2011, authorizing the nonpublic offering to raise $5 million to commence as of that date.

On April 13, 2011, PSBK signed an NDA with a Los Angeles-based bank (the “L.A. Bank”) for a proposed merger transaction. Discussions continued for four weeks, but PSBK was notified on May 10, 2011 that the L.A. Bank had elected not to proceed with a merger. As a result, PSBK began again to actively pursue other possible merger transactions. PSBK continued working with representatives of Hovde to find a possible merger partner, as well as concurrently assisting PSBK with the nonpublic offering.

After the close of the first quarter of 2011, PSBK, after consultation with Hovde, requested the DFI to amend the Stock Permit issued on February 25, 2011 to (a) increase the offering to up to $10 million of common stock, and (b) change the selling price to $2.00 per share. The DFI required PSBK to file an application for a new Stock Permit. An application was filed on June 9, 2011 and the DFI issued a new Stock Permit for the $10 million offering on June 23, 2011. The offering was originally scheduled to close on July 29, 2011. That closing date was extended by PSBK to December 23, 2011. The Stock Permit expired on that date, and PSBK did not request an extension of the permit in view of the stale financial statements included in the offering and other factors, including then pending merger negotiations that PSBK believed would result in the signing of a definitive agreement by the end of February 2012. Because PSBK did not sell the minimum amount required by the offering, all subscriptions were returned when the offering expired.

In summary, after over a year of attempting to raise capital through a number of unsuccessful offerings, PSBK raised no capital and concluded that the only answer to its capital issues would be to effect a merger into a larger, well capitalized institution.

Discussions with FCAL

In its efforts to introduce a viable merger partner to PSBK, Hovde explored many possible institutions. One of those institutions was FCAL. Representatives of Hovde called C. G. Kum at FCAL during the week of September 19, 2011 to discuss the possibility of a merger with PSBK. Hovde representatives advised the PSBK board of those discussions on September 22, 2011, and the board directed Mr. Pendergast and Hovde representatives to pursue those discussions. Conversations then continued between Mr. Kum and Hovde representatives. Hovde representatives arranged for a meeting on October 12, 2011 between Mr. Kum and Mr. Pendergast. At that meeting, FCAL and PSBK agreed to exchange basic information about each other and continue discussions and to speak again on October 26, 2011, before the PSBK board meeting on October 27, 2011.

Information was provided by PSBK to FCAL through Hovde during the week of October 17, 2011. Mr. Pendergast spoke to Mr. Kum on October 26, 2011 to discuss the status of FCAL’s review of the PSBK information. Mr. Kum indicated that FCAL was not far enough along in its evaluation of the PSBK information to formally present anything to FCAL’s board; however, Mr. Kum reported that the FCAL board had been apprised of the due diligence work that FCAL had done up to that point.

The continuing discussions with FCAL were reported by Mr. Pendergast and Hovde’s representative, James T. Hill, to the PSBK board on October 27, 2011. Mr. Hill provided the board with extensive information about FCAL and its management, and recommended that the board authorize further discussions. He explained that Hovde did not believe a private placement by PSBK would likely be successful at this time, and that Hovde’s efforts were now focused on finding an acceptable merger partner, with FCAL being the strongest candidate presently available. The Board discussed the matter at length and enthusiastically recommended that discussions with FCAL continue.

On November 15, 2011, Mr. Stream, Mr. Pendergast and Mr. Hill met with Mr. Kum and other representatives of FCAL and Keefe Bruyette & Woods (“KBW”), FCAL’s investment banker, to discuss the possible merger. Extensive information about FCAL’s performance, operations, management team and business philosophies were discussed at the meeting. At its November 16, 2011 meeting, the PSBK board authorized Mr. Stream and Mr. Pendergast to negotiate the terms of the preliminary letter of intent (the “LOI”) from FCAL and authorized Mr. Stream and Mr. Pendergast to sign the LOI in the form approved by them after consultation with its advisors.

An LOI from FCAL, reflecting a purchase price of $2.15 was received on December 5, 2011 by PSBK. PSBK signed and returned the LOI to FCAL on December 7, 2011. A due diligence list of items to be reviewed was provided by FCAL to PSBK on December 8, 2011.

FCAL commenced an on-site due diligence of PSBK on December 12, 2011, and completed that process on December 15, 2011. Subsequent to that date, FCAL requested more information concerning the PSBK loan concentrations and accruals.

On January 9, 2012, FCAL advised PSBK that its due diligence uncovered several issues that would affect the price per share previously discussed by the parties. FCAL reduced its offer price per share. After consideration of the matter by the PSBK representatives, Mr. Hill presented PSBK’s response to KBW and

FCAL countered revising its LOI on January 11, 2012 and advised PSBK that FCAL would now proceed with the drafting of a definitive agreement for the Merger.

On January 12, 2012, PSBK learned of the filing on that date of a Schedule 13D by James O. Pohlad, Robert C. Pohlad and William M. Pohlad, principal shareholders of FCAL, expressing their desire that FCAL engage an investment banker. PSBK was provided with a copy of FCAL’s press release responding to the filing. PSBK inquired as to whether in light of the filing FCAL remained committed to a transaction with PSBK, and FCAL reaffirmed its commitment.

The PSBK board was informed of the changes in the pricing under the LOI, and the filing of the Schedule 13D, at a special meeting on January 18, 2012. The PSBK board continued to enthusiastically support the Merger. To provide for efficient discussions and negotiations with FCAL in its preparation of the definitive agreement for the Merger, the PSBK board appointed a committee (the “PSBK Merger Committee”) composed of Mr. Stream, Mr. Pendergast and Ms. Lee, to be advised by Mr. Knecht and Mr. Hill, to represent PSBK in discussions with FCAL.

On January 23, 2012, another Schedule 13D was filed, similar to the Pohlad filing, by Castine Capital Management, LLC, another shareholder of FCAL. A third 13D was filed on April 2, 2012, by Basswood Capital Management, LLC in support of the position taken by the Pohlads and Castine Capital Management, LLC. On May 14, 2012, Castine Capital Management, LLC, amended its 13D filing, indicating it reduced its FCAL shareholdings to less that 5%. A fourth Schedule 13D was filed, on May 29, 2012 and amended on June 25, 2012, by Loeb Offshore Management LP, also similar in substance to the Pohlad filing.

On January 25, 2012, Mr. Hill sent PSBK’s proposed due diligence check list to KBW, and asked to arrange a date and time for PSBK’s representatives to visit the FCAL headquarters office in Westlake Village for management interviews and an on-site due diligence. That visitation was arranged for February 2, 2012 and was attended on behalf of PSBK by Mr. Pendergast, Mr. Knecht and Mr. Hill. During the on-site due diligence session, each of the senior officers of FCAL was interviewed by PSBK, and a number of matters were discussed and reviewed, including the two Schedule 13D’s filed prior to February 2, 2012, the pending litigation against FCAL, FCAL’s problem assets, loan administration practices and procedures, consumer matters and other related issues. PSBK was satisfied with the information provided at the due diligence session. Copies of a number of additional items were provided to PSBK at the meeting, and subsequently reviewed by PSBK and its advisors. No issues were presented as a result of that review.

In the weeks following the PSBK on-site due diligence on February 2, 2012, FCAL and PSBK completed their due diligence with respect to each other and, through the course of numerous discussions and communications between the parties’ investment bankers and attorneys, negotiated the draft Merger Agreement. The advisors to each party were satisfied with the draft by February 22, 2012 and the final forms of the Merger Agreement and related documents were sent to PSBK for presentation to its board at its regular meeting on February 23, 2012.

The PSBK board met with Mr. Hill and other representatives of Hovde and Mr. Knecht on February 23, 2012 to review the final forms of the Merger Agreement and related documents. Mr. Knecht reviewed the Merger Agreement and related documents in detail with the board. Mr. Hill presented Hovde’s analysis of the final financial terms of the Merger Agreement and provided a copy of Hovde’s draft opinion letter supporting the transaction. The final form of the Merger Agreement provided that FCAL could terminate the Merger Agreement if the Closing Price, as defined therein, was greater than $5.03. After extensive discussion, the PSBK Board decided that it was in the best interests of PSBK and its shareholders to accept that provision and proceed to the signing of the Merger Agreement.

The Merger Agreement was signed by the parties on February 27, 2012 and announced publicly on February 28, 2012.

Following the signing of the Merger Agreement, the market price of the FCAL Common Stock continued to increase, and exceeded $5.03 per share. If the Closing Price remained at or above that level, FCAL and FCB would be entitled to terminate the Merger Agreement, as discussed above. PSBK believed it could not ask its shareholders to approve the Merger Agreement as originally signed, since under its terms FCAL and FCB would be entitled to terminate the agreement due to the increase in the market price of the FCAL Common Stock. If the $5.03 collar remained in the Merger Agreement, the PSBK shareholders would not know with any certainty that the Merger would continue, even if approved by the PSBK shareholders, or what the final terms of the transaction would be. PSBK was also concerned with the date of August 31, 2012 in the Merger Agreement for completion of the transaction, since it did not seem likely the Merger would close before that date and FCAL and FCB would be entitled to terminate the Merger Agreement after that date. To address these issues, PSBK proposed, in discussions between Mr. Hill and KBW, that the parties amend the Merger Agreement to provide for a closing date of October 31, 2012, eliminate the collars on pricing as conditions to close, and fix the aggregate consideration to be received by the PSBK shareholders based on the $5.03 price that had now been exceeded. Discussions of these points continued between Mr. Hill and KBW over several days with no resolution of these issues. After a number of discussions, FCAL notified PSBK that it was willing to amend the Merger Agreement to address the pricing issue. FCAL was not willing to increase the Merger consideration above $2,000,000, as provided in the original agreement. FCAL was willing to amend the Merger Agreement based on a $6.81 market value of the FCAL Common Stock (such value determined by reference to the approximate volume-weighted closing share price for the 20-trading day period ending on the tenth day preceding the completion of negotiations to amend the Merger Agreement), with proposed collars of $7.83 and $5.79, and resulting in a reduction in the number of shares of FCAL Common Stock to be received from 477,269 shares to 293,626 shares. FCAL also asked PSBK to consider a $2,000,000 all cash transaction, which was not acceptable to PSBK.

On June 26, 2012, Mr. Pendergast and Ms. Lee met with Mr. Romolo Santarosa, FCAL’s Chief Operating and Financial Officer, and other members of the FCAL team to discuss transition related matters and to begin to put in place a game plan for working through the numerous issues associated with the conversion of PSBK to the FCAL systems following the close of the Merger. At the conclusion of the meeting, Mr. Pendergast, Ms. Lee and Mr. Santarosa met and discussed the proposed changes to the Merger Agreement. During that meeting, Mr. Santarosa provided a list of the terms that were acceptable to FCAL.

Subsequent to the June 26, 2012 meeting, FCAL presented to PSBK a proposed Amendment to the Merger Agreement. Mr. Stream and Mr. Pendergast called Mr. Santarosa to discuss again PSBK’s reasons for wanting to eliminate the collars as a condition to closing the Merger, and to express PSBK’s willingness, if the Closing Price exceeded $7.83, to reduce the final number of shares to be received by the PSBK shareholders based on the actual Closing Price. That change was not acceptable to FCAL. Mr. Stream and Mr. Pendergast concluded that they would recommend to the board that it approve the terms of the Amendment as proposed by FCAL. The terms were discussed with Mr. Hill and Mr. Knecht in a conference call on June 27, 2012, and they concurred that it was in the best interest of PSBK to proceed with the amendment. Mr. Hill advised Mr. Stream and Mr. Pendergast that Hovde would be willing to issue an updated fairness opinion addressing the new terms, which would conclude that the revised exchange ratio to be paid in connection with the Merger is fair from a financial point of view to PSBK’s shareholders.

The Board of Directors of PSBK met on June 28, 2012 and discussed the proposed terms of the amendment to the Merger Agreement in detail with Mr. Stream, Mr. Pendergast and Mr. Knecht. Following that discussion, the PSBK Board unanimously approved the proposed terms, and FCAL was notified of PSBK’s willingness to proceed. On July 9, 2012, the parties executed Amendment No. 1 to Agreement and Plan of Reorganization. The Merger Agreement was amended to: (a) fix the number of shares to be received by the PSBK shareholders at 293,626 shares, subject to adjustment in accordance with changes in PSBK’s shareholders’ equity as determined as of the last day of the calendar month immediately prior to the effective time of the Merger; (b) increase the threshold for FCAL’s Closing Price from $5.03 to $7.83 at which price FCAL may terminate the Merger

Agreement without liability and from $3.35 to $5.79 at which price PSBK may terminate the Merger Agreement without liability; and (c) extend the outside closing date for the Merger from August 31, 2012 to December 31, 2012.

Structure of the Transaction

The terms of the Merger are set forth in an Agreement and Plan of Merger, dated February 27, 2012, by and among FCAL, FCB and PSBK, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (the “Merger Agreement”) pursuant to which PSBK would be merged with and into FCB, the separate corporate existence of PSBK would cease and FCB would survive the Merger and continue commercial banking operations under its California banking charter. As a result of the Merger, FCAL will acquire all of the issued and outstanding shares of PSBK Common Stock in exchange for 293,626 shares of FCAL Common Stock, subject to adjustment as to the number of shares of FCAL Common Stock issuable in the Merger as set forth in the Merger Agreement.

The Articles of Incorporation and bylaws of FCB as in effect immediately prior to the effective time of the Merger will be the Articles of Incorporation and bylaws of the surviving bank, until thereafter amended as provided therein and by applicable law. The directors and executive officers of FCB immediately prior to the effective time of the Merger will become the directors and executive officers of the surviving bank, in each case until their respective successors are duly elected or appointed and qualified.

Following the effective time of the Merger, one former member of the PSBK Board of Directors will be invited by the boards of directors of FCAL and FCB to join their respective boards of directors to serve until their respective successors are duly elected or appointed and the remaining former PSBK board members will be invited to join as members of FCB’s Regional Advisory Board. In addition, immediately after the effective time, Kerry L. Pendergast, PSBK’s current President and Chief Executive Officer, will be invited by FCB to be an employee of FCB to serve as the Market President for the two branch offices of PSBK being acquired as part of the Merger and FCB’s branch office in Redlands, California.

The Merger is structured so as to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

PSBK’s Reasons for the Merger and Factors Considered by PSBK’s Board of Directors

The PSBK board believes that the terms of the Merger are fair to, and are in the best interests of, PSBK and its shareholders and recommends that the shareholders of PSBK vote “FOR” adoption of the Merger Agreement.

At a meeting of PSBK’s board of directors on February 23, 2012, after due consideration, the board:

•	determined that the Merger Agreement and the Merger are fair and in the best interests of PSBK and its shareholders; and

•	approved the Merger Agreement and the Merger.

In reaching its conclusion to proceed with the Merger and recommend adoption of the Merger Agreement to its shareholders, PSBK’s board of directors considered information and advice from several specialists, including its investment banker and its legal advisor. All material factors considered by PSBK’s board of directors have been disclosed. In approving the Merger Agreement, the board of directors considered a number of factors, including the following, without assigning any specific or relative weights to the factors:

•

Its understanding of PSBK’s business, operations, financial condition, capital needs, earnings and prospects and of FCAL’s business, operations, financial condition, capital resources, earnings and prospects, taking into account PSBK’s due diligence review of FCAL.

•	Its view that the consideration provided for in the Merger Agreement represents fair consideration.

•	Its view that the terms of the Merger Agreement and other documents to be executed in connection with the Merger, including the closing conditions and termination rights, are fair.

•	Its view that the capital of the consolidated institution will provide a better opportunity to expand and leverage the overall expense structure of the consolidated company.

•

The implied value represented by the Exchange Ratio provided for in the Merger Agreement relative to the current market price and historical trading prices of PSBK and FCAL and the board’s determination that the implied value represented a fair value for PSBK’s shareholders;

•	The current and prospective economic environment and increasing regulatory and competitive burdens and constraints facing financial institutions generally.

•	The consolidation occurring in the banking industry and the increased competition from other financial institutions in California.

•	The similarity of cultures and other attributes of PSBK and FCAL.

•	The liquidity of FCAL common stock.

•	The opportunity for PSBK shareholders to participate in the potential future growth in value of the combined company as shareholders of FCAL following the Merger.

•

The board of directors’ review, with its legal and financial advisors, of alternatives to the Merger, the range and possible value to PSBK’s shareholders obtainable through such alternatives and the timing and likelihood of the alternatives.

•	Presentations by members of PSBK’s senior management, including the results of their due diligence review of FCAL.

•	The expected treatment of the Merger as a tax-free reorganization for U.S. federal income tax purposes, which the board concluded would be beneficial for PSBK’s shareholders.

•	The expertise of FCAL’s management, its competitive position in the geographic markets and the proximity and overlap of the geographic markets served by FCAL and PSBK.

•	The capacities of FCAL and PSBK for enhanced operating business, operations, financial condition, earnings and prospects efficiencies.

•

The financial analyses and presentation of PSBK’s investment banking firm and its opinion that the Exchange Ratio, as defined in the Merger Agreement, to be received by PSBK shareholders in the Merger is fair, from a financial point of view, to those shareholders.

•	The likelihood that the Merger will be completed on a timely basis, including the likelihood that the Merger will receive all necessary regulatory approvals.

•

The role PSBK’s current management would play in the management of First California Bank, FCAL’s wholly owned banking subsidiary, and that Mr. Stream would become a member of the FCAL board and the First California Bank board.

The PSBK board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the Merger, including the following:

•

The possible disruption to PSBK’s business that may result from the announcement of the transaction and the resulting distraction of its management’s attention from the day-to-day operations of PSBK’s business.

•	The difficulty inherent in integrating two businesses and the risk that the cost efficiencies, synergies and other benefits expected to be obtained in the transaction may not be fully realized.

•

The interests of PSBK’s executive officers and directors with respect to the Merger apart from their interests as holders of PSBK common stock, and the risk that these interests might influence their decision with respect to the Merger.

•	The restrictions contained in the Merger Agreement on the operation of PSBK’s business during the period between the signing of the Merger Agreement and completion of the Merger.

•

The termination fee to be paid to FCAL if the Merger Agreement is terminated under certain circumstances and that such fee could have the effect of discouraging other parties that might be interested in a transaction with PSBK from proposing such a transaction.

•

The risk presented by provisions in the Merger Agreement that would permit FCAL to terminate the Merger Agreement in the event the market price of FCAL’s Common Stock exceeded a threshold amount prior to the close of the Merger.

•

The possibility that the Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on, among other things, PSBK’s operating results, particularly in light of the costs incurred in connection with the transaction.

PSBK does not intend the foregoing discussion of the factors considered by the board of directors of PSBK to be exhaustive, but does believe it includes the material factors considered. The board of directors of PSBK did not attempt to analyze the fairness of the Exchange Ratio in isolation from its consideration of the businesses of PSBK and FCAL, the strategic merits of the Merger or the other considerations referred to above.

Opinion of PSBK’s Financial Advisor

The fairness opinion of PSBK’s financial advisor, Hovde Securities, LLC, is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of PSBK. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections. You should not rely on any of these statements as having been made or adopted by PSBK. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

Hovde Securities, LLC (“Hovde”), has acted as financial advisor to PSBK in connection with the Merger. PSBK selected Hovde because Hovde is a nationally recognized investment-banking firm with substantial experience in transactions similar to the Merger and is familiar with PSBK and its business. As part of its investment banking business, Hovde is continually engaged in the valuation of financial businesses and their securities in connection with, among other things, mergers and acquisitions.

On February 23, 2012, PSBK’s board of directors, during its regular meeting held that date, reviewed and approved the Merger Agreement. At that meeting, Hovde presented its draft written opinion that, based upon and subject to the factors and assumptions set forth in its written opinion, the Exchange Ratio (as defined in the Merger Agreement), to be received by PSBK’s shareholders in the Merger (an Exchange Ratio of 0.3784 of a share of FCAL Common Stock for each share of PSBK Common Stock outstanding) was fair to the PSBK shareholders from a financial point of view.

On July 9, 2012, the Merger Agreement was amended to: (a) fix the number of shares to be received by the PSBK shareholders at 293,626 shares, subject to adjustment in accordance with changes in PSBK’s shareholders’ equity as determined as of the last day of the calendar month immediately prior to the effective time of the Merger; (b) increase the upper threshold for FCAL’s Closing Price, as defined in the Merger Agreement, to $7.83 from $5.03 where, if the Closing Price exceeds the upper threshold, FCAL may terminate the Merger Agreement without liability; (c) increased the lower threshold for FCAL’s Closing Price to $5.79 from $3.35 where, if the Closing Price falls below the lower threshold, PSBK may terminate the Merger Agreement without liability; and (d) extend the outside closing date for the Merger from August 31, 2012 to December 31, 2012. As a result of the amendment to the Merger Agreement to fix the number of shares to be received by the PSBK shareholders at 293,626 shares, a new Exchange Ratio of 0.2328 was established.

On July 9, 2012, Hovde provided PSBK with an updated written opinion that, based upon and subject to the factors and assumptions set forth in its written opinion, the Exchange Ratio (as defined in the Merger Agreement, as amended on July 9, 2012), to be received by PSBK’s shareholders in the Merger (an exchange ratio of 0.2328 of a share of FCAL Common Stock for each share of PSBK Common Stock outstanding) was fair to the PSBK shareholders from a financial point of view. The full text of Hovde’s written opinion, dated July 9, 2012, the date of the amendment of the Merger Agreement, is attached as Appendix B to this document and is incorporated herein by reference. The written opinion attached hereto as Exhibit B, supersedes and replaces Hovde’s opinion dated February 27, 2012. PSBK shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Hovde. The summary of the opinion of Hovde set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

Hovde’s opinion is directed to the PSBK board and addresses only the fairness, from a financial point of view, of the Exchange Ratio to PSBK’s shareholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any PSBK shareholder as to how the shareholder should vote at the PSBK special meeting on the Merger Agreement or any related matter.

During the course of its engagement, and as a basis for arriving at its opinion, Hovde reviewed and analyzed material bearing upon the financial and operating conditions of PSBK and FCAL and material prepared in connection with the Merger, including, among other things, the following:

•	the Merger Agreement, as amended;

•	certain historical publicly available business and financial information concerning PSBK and FCAL;

•	certain internal financial statements and other financial and operating data concerning PSBK and FCAL;

•	financial projections prepared by certain members of PSBK’s and FCAL’s senior management;

•	discussed with certain members of PSBK’s and FCAL’s senior management, the business, financial condition, results of operations and future prospects of PSBK and FCAL;

•

the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Hovde considered relevant;

•	assessed the general economic, market and financial conditions;

•	considered its experience in other similar transactions and securities valuations as well as its knowledge of the financial services industry; and

•	performed such other analyses and considered such other factors as it deemed appropriate.

In conducting its review and arriving at its opinion, Hovde relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information provided to or otherwise made available to Hovde or that was discussed with, or reviewed by or for Hovde, or that was publicly available. Hovde did not assume any responsibility to verify such information independently. Hovde assumed that the financial and operating forecasts for PSBK and FCAL provided by managements of PSBK and FCAL have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of PSBK and FCAL as to the future financial and operating performance of PSBK and FCAL. Hovde assumed, without independent verification, that the representations and financial, legal, regulatory, tax, accounting and other information provided to it by the parties to the Merger Agreement, which formed a substantial basis for its opinion, are true and complete. In that regard, Hovde assumed that the financial forecasts, including, without limitation, the projections regarding non-performing assets, loan loss reserves and net charge-offs, have been reasonably prepared by PSBK and FCAL on a basis reflecting the best currently available information and

PSBK’s and FCAL’s judgments and estimates. Further, Hovde assumed that such forecasts would be realized in the amounts and at the times contemplated thereby. Hovde is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan losses with respect thereto. Hovde assumed that such allowances for PSBK and FCAL are, in the aggregate, adequate to cover such losses. Hovde was not retained to, and did not conduct, a physical inspection of any of the properties or facilities of PSBK or FCAL. In addition, Hovde did not review individual credit files or make an independent evaluation or appraisal of the assets and liabilities of PSBK or FCAL.

For purposes of rendering its opinion, Hovde assumed that, in all respects material to its analyses:

•	the Merger will be completed substantially in accordance with the terms set forth in the Merger Agreement;

•	the Merger is and will be, in compliance with all laws and regulations that are applicable to the parties to the Merger Agreement;

•	there are no factors that would impede any necessary regulatory or governmental approval of the Merger;

•

in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties that would have a material adverse effect on the contemplated benefits of the Merger; and

•	there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined institutions after the Merger.

In performing its analyses, Hovde made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Hovde, PSBK and FCAL. Any estimates contained in the analyses performed by Hovde are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold or the prices at which any securities may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Hovde’s opinion does not address the relative merits of the Merger as compared to any other business combination in which PSBK might engage. In addition, the Hovde opinion was among several factors taken into consideration by the PSBK board of directors in making its determination to approve the Merger Agreement, as amended, and the Merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the PSBK board or management of PSBK with respect to the fairness of the Exchange Ratio.

Hovde further considered the fact that PSBK is currently subject to a Cease and Desist Order (“C&D”) by the FDIC and the Department of Financial Institutions in the State of California (“CDFI”), and that PSBK is not in compliance with certain requirements of the C&D, including capital requirements. Hovde also considered that PSBK does not expect to have, on a standalone basis, access to capital arrangements necessary to address its short- and long-term capital needs. PSBK also does not expect to be able to raise equity or regulatory capital through the capital markets or from other investors in amounts sufficient to meet such capital needs, and, absent a definitive transaction such as the Merger, PSBK expects that its capital position would become severely strained. Hovde also considered recent instances where concerns regarding the liquidity, earnings or capital position of a bank or financial institution triggered a significant deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and, as a result of which, the common equity holders of the institution are likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, Hovde assumed that if PSBK’s banking assets were taken over by the United States federal banking regulators, the shareholders of PSBK would likely receive no material value for the shares of the PSBK’s Common Stock.

PSBK and Hovde entered into an engagement agreement dated January 14, 2011 relating to the services to be provided by Hovde in connection with the Merger. Pursuant to that engagement agreement, PSBK paid Hovde an initial fee of $25,000 for rendering advisory services to PSBK. Pursuant to the Hovde engagement agreement, PSBK has also paid Hovde a fee of $25,000 for the Fairness Opinion issued on February 4, 2011 in connection with its 2011 non-public offering, $25,000 for a Fairness Opinion issued in August 2011 in connection with PSBK’s revised non-public offering, $25,000 for the Fairness Opinion issued on February 27, 2012 in connection with the Merger transaction, and an additional $25,000 for the updated Fairness Opinion issued in connection with the amendment to the Merger Agreement made on July 9, 2012. PSBK will also pay to Hovde at the time the Merger is completed a cash fee equal to $200,000. In addition to its fees and regardless of whether the Merger is consummated, PSBK has also agreed to reimburse Hovde for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention, including $51,272 paid to Hovde in August 2011 to reimburse Hovde for the costs associated with its engagement of Credit Risk Management for a credit review, and to indemnify Hovde against certain liabilities, including liabilities under the federal securities laws arising out of the Merger or Hovde’s engagement.

The following is a summary of the material analyses provided by Hovde to PSBK in connection with its written opinion delivered on July 9, 2012. The summary is not a complete description of the analyses underlying the Hovde opinion, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Hovde did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The analyses and the summary of the analyses must be considered as a whole and selecting portions of the analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying the analyses and opinion of Hovde. The tables alone are not a complete description of the financial analyses.

Analysis of Selected Mergers and Acquisitions.

As part of its analysis, Hovde reviewed publicly available information related to a group of comparable merger and acquisition transactions for banks and thrifts located in the Western United States. The Western peer group included select transactions, which have occurred since January 1, 2010 through July 5, 2012, that involved target banks & thrifts that had total assets under $2.5 billion with non-performing assets to total assets (NPAs to Assets) greater than 6.0%, which were subject to a regulatory enforcement order and had a Texas Ratio in excess of 95% (the “Western Merger Peer Group”). This Western Merger Peer Group consisted of the following seven transactions:

Buyer	Seller
SKBHC Holdings LLC (AZ)	Viking Financial Services Corp. (WA)
First General Bank (CA)	Golden Security Bancorp (CA)
Opus Bank (CA)	Cascade Financial Corp. (WA)
Private Investor – Merton Allan Lund (SD)	First Midwest Bank (SD)
SKBHC Holdings LLC (CA)	AmericanWest Bank (WA)
FRB Investments Inc. (CO)	OMEGA Capital Corp. (CO)
SCJ Inc.	Santa Lucia Bancorp (CA)

Hovde calculated the following relevant median and average transaction ratios in the Western Merger Peer Group: the multiple of the offer value to the acquired institution’s tangible book value; the multiple of the offer value to the acquired institution’s total assets; and the core deposit premium represented by the offer value. As used herein, the core deposit premium represents the aggregate amount of the offer value or market price, as applicable, in excess of the institution’s tangible book value divided by the institution’s core deposits with the result expressed as a percentage. Hovde compared these multiples with the corresponding multiples for the Merger. In calculating the multiples for the Merger, Hovde used PSBK’s balance sheet information as of March 31, 2012. The results of this analysis are as follows:

	Offer Value to:
	Tangible Book Value (%)	Assets (%)	Core Deposit Premium (%)
Implied Purchase Price ($1.59 Per PSBK share	31.79%	1.44%	-3.84%
Western Merger Peer Group Median	26.63%	1.45%	-2.72%
Western Merger Peer Group Average	36.40%	1.56%	-2.89%

Using publicly available information, Hovde compared PSBK’s financial performance with that of the median and average of the Western Merger Peer Group. PSBK’s financial metrics highlights set forth below are based on PSBK’s quarter information at March 31, 2012.

	LTM ROAA	LTM ROAE	LTM Efficiency Ratio	Core Deposits/Total Deposits	NPAs/ Assets	LLR/ NPAs
PSBK	-1.23%	-15.72%	90.41%	95.14%	6.34%	47.07%
Western
Merger Peer
Group:
Median
Average	-3.10%	-49.72%	93.65%	85.54%	10.15%	43.07%
	-2.92%	-55.61%	109.98%	86.01%	10.26%	44.68%

Hovde calculated the implied value of PSBK in an acquisition transaction based upon the median price to tangible book value and price to assets multiples derived from the Western Merger Peer Group and weighted the resultant values 80% for the price to tangible book value multiple and 20% for the price to assets multiple. This resulted in an implied acquisition value for PSBK of approximately $1,744,000 which represented $1.38 per share of PSBK common stock and approximately 27.7% of PSBK’s March 31, 2012 tangible book value per share of $4.99.

No company or transaction used as comparison in the above analysis is identical to PSBK, and no transaction was consummated on terms identical to the terms of the Merger. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Analysis of Failures. Hovde noted the low equity/assets ratio that PSBK would likely continue to be faced with in 2012 and noted that such capital levels combined with continued loan loss provisions and asset write-downs, as well as its lack of access to additional capital sources, would increase the likelihood of the FDIC placing PSBK in receivership.

Hovde provided a “Texas Ratio” list of all banks and thrifts in the six county Southern California area (Los Angeles, Orange, San Diego, San Bernardino, Riverside and Ventura counties) with Texas Ratios over 75% which compared the asset quality of these institutions (based on all OREO, non-accrual, restructured, and 90 days+ past due and performing loans) to its capital levels (based on tangible equity and loan loss reserves, excluding TARP preferred equity). Hovde reported that based on March 31, 2012 data, PSBK’s Texas Ratio of 97.50% was the sixth highest of the nine institutions listed. Hovde noted that typically a Texas Ratio in excess of approximately 100% significantly increases the likelihood of a failure.

Additionally, Hovde provided a list of all failed banks in the six counties constituting Southern California. From January 1, 2008 through July 6, 2012, there were 21 such financial institutions with 14 of the institutions subject to loss share agreements with the FDIC. Hovde evaluated and described the anticipated regulatory costs expected with the closings of these institutions and the premiums paid by the assuming institutions. Hovde noted that the median cost to regulatory agencies as a percent of failed bank assets was 22.63%, implying that, should PSBK fail, it would cost the FDIC in excess of approximately $31 million. Additionally, Hovde noted that the average premium paid as a percentage of the failed bank’s total assets was approximately 0.63% which would imply a premium for PSBK in an FDIC assisted transaction of approximately $706,000 or $0.56 per PSBK share. However, Hovde pointed out that in an FDIC assisted transaction, the shareholders of PSBK would likely receive no consideration for their shares.

Analysis of Public Peers of FCAL. As part of its analysis, Hovde reviewed a selected group of financial institutions deemed to be comparable publicly traded peers of FCAL. The peer group included institutions trading on the OTCBB, Pink Sheets, and NASDAQ exchanges with total assets between $1.5 and $2.5 billion, return on average assets (ROAA) greater than 0.50%, return on average equity (ROAE) greater than 4.0%, and NPAs to Assets less than 3.0% (the “FCAL Trading Peer Group”). This FCAL Trading Peer Group consisted of the following 21 institutions:

Institution Name	Ticker
Arrow Financial Corporation	AROW
Bank of Kentucky Financial Corporation	BKYF
Bryn Mawr Bank Corporation	BMTC
Camden National Corporation	CAC
Canandaigua National Corporation	CNND
CNB Financial Corporation	CCNE
Dacotah Banks, Inc.	DBIN
Farmers & Merchants Bancorp	FMCB
Financial Institutions, Inc.	FISI
First Community Bancshares, Inc.	FCBC
First Mid-Illinois Bancshares, Inc.	FMBH
First of Long Island Corporation	FLIC
German American Bancorp, Inc.	GABC
Hills Bancorporation	HBIA
Merchants Bancshares, Inc.	MBVT
MidWestOne Financial Group, Inc.	MOFG
Peapack-Gladstone Financial Corporation	PGC
S.Y. Bancorp, Inc.	SYBT
Southeastern Bank Financial Corporation	SBFC
STAR Financial Group, Inc.	SFIGA
Univest Corporation of Pennsylvania	UVSP

Hovde also calculated the median and average of the following relevant transaction ratios in the FCAL Trading Peer Group: price to tangible book value multiple, the price to latest twelve months earnings per share multiple and the core deposit premium. The results as of this analysis are as follows:

	Price To:
	Tangible Book Value (%)	LTM EPS (X)	Core Deposit Premium (%)
FCAL Trading Peer Group Median	146.8%	12.9X	4.4%
FCAL Trading Peer Group Average	150.3%	12.5X	3.9%

Using publicly available information, Hovde compared FCAL’s financial performance with that of the median and average of the FCAL Trading Peer Group. FCAL’s financial metrics highlights below are based on FCAL’s and the peer group banks’ quarter information at March 31, 2012.

	ROAA	ROAE	Efficiency Ratio	Non-Interest Income/Average Assets	NPAs/Assets	LLR/Loans
FCAL	0.57%	4.71%	71.89%	0.79%	1.98%	1.59%

FCAL Trading Peer Group:
Median	1.00%	11.02%	59.36%	1.03%	1.38%	1.56%
Average	1.01%	11.07%	58.99%	1.13%	1.38%	1.69%

Hovde calculated the implied trading value of FCAL based upon the median price to tangible book value multiple, price to latest twelve month earnings multiple and core deposit premium derived from the FCAL Trading Peer Group and weighted the resultant values 50% for the price to tangible book value multiple, 30% for the price to latest twelve month earnings multiple, and 20% for the core deposit premium. This resulted in an implied weighted trading value for FCAL of approximately $185,353,000 which represented $6.34 per share of FCAL common stock. Based upon the Exchange Ratio of 0.2328 shares of FCAL common stock for each share of PSBK common stock, this resulted in an implied value of FCAL stock to be received in the Merger by the shareholders of PSBK of approximately $1.48 per share of PSBK common stock which would equate to approximately 29.6% of PSBK’s tangible book value per share as of March 31, 2012.

No company used as comparison in the above analysis is identical to FCAL. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Analysis of Selected Mergers Involving Banking Institutions Comparable to FCAL. As part of its analysis, Hovde reviewed a selected group of nationwide merger and acquisition transactions in which the target banking institution was deemed to be comparable to FCAL (the “FCAL Merger Peer Group”). The FCAL Merger Peer Group included select transactions which have occurred since January 1, 2008 through July 5, 2012 that involved target banks & thrifts that had total assets between $1.0 and $6.0 billion with ROAA greater than 0.00% and ROAE greater than 1.0%. This FCAL Merger Peer Group consisted of the following 16 transactions:

Buyer	Buyer State	Seller	Seller State
Berkshire Hills Bancorp, Inc.	MA	Beacon Federal Bancorp, Inc.	NY
Trustmark Corporation	MS	BancTrust Financial Group, Inc.	AL
Hilltop Holdings Inc.	TX	PlainsCapital Corporation	TX
Capital Bank Financial Corporation	FL	Southern Community Financial Corporation	NC
Cadence Bancorp, LLC	TX	Encore Bancshares, Inc.	TX
Tompkins Financial Corporation	NY	VIST Financial Corp.	PA
Prosperity Bancshares, Inc.	TX	American State Financial Corporation	TX
F.N.B. Corporation	PA	Parkvale Financial Corporation	PA
Valley National Bancorp	NJ	State Bancorp, Inc.	NY
Brookline Bancorp, Inc.	MA	Bancorp Rhode Island, Inc.	RI
United Bankshares, Inc.	WV	Centra Financial Holdings, Inc.	WV
Eastern Bank Corporation	MA	Wainwright Bank & Trust Company	MA
First Niagara Financial Group, Inc.	NY	Harleysville National Corporation	PA
Hampton Roads Bankshares, Inc.	VA	Gateway Financial Holdings, Inc.	VA
Wells Fargo & Company	CA	Century Bancshares, Inc.	TX
Caja de Ahorros y Monte de Piedad de Madrid	Foreign	City National Bancshares, Inc.	FL

Hovde calculated the median and the average of the following relevant transaction ratios in the FCAL Merger Peer Group: the multiple of the offer value to the acquired institution’s tangible book value; the multiple of the offer value to the acquired institution’s latest twelve month earnings per share; and the core deposit premium represented by the offer value. In calculating the multiples, Hovde used FCAL’s balance sheet information as of March 31, 2012. The results of this analysis are as follows:

	Offer Value to:
	Tangible Book Value (%)	LTM EPS (X)	Core Deposit Premium (%)
FCAL Merger Peer Group Median	162.0%	22.4%	5.21%
FCAL Merger Group Average	159.1%	19.29%	8.16%

Using publicly available information, Hovde compared FCAL’s financial performance with that of the median and average of the FCAL Merger Peer Group. FCAL’s performance highlights are based on FCAL’s quarter information at March 31, 2012.

	LTM ROAA	LTM ROAE	LTM Efficiency Ratio	Core Deposits/ Total Deposits	NPAs/ Assets	LLR/ NPLs
FCAL	0.57%	4.71%	71.89%	81.24%	1.98%	98.55%

FCAL Merger
Peer Group:
Median	0.53%	6.95%	68.62%	81.99%	1.62%	70.60%
Average	0.74%	8.12%	66.99%	81.40%	2.28%	101.70%

Hovde calculated the implied value of FCAL in an acquisition transaction based upon the median values for price to tangible book value, price to latest twelve month earnings per share and the core deposit premium derived from the FCAL Merger Peer Group and weighted the resultant values 50% for the price to tangible book value multiple, 30% for the price to latest twelve month earnings per share multiple, and 20% for the core deposit premium. This resulted in an implied acquisition value for FCAL of approximately $221,894,000 which represented $7.59 per share of FCAL common stock. Based upon the Exchange Ratio of 0.2328 shares of FCAL common stock for each share of PSBK common stock, this resulted in an implied value of FCAL stock to be received in the Merger by the shareholders of PSBK as a result of an acquisition of FCAL by another banking institution of approximately $1.77 per share of PSBK common stock which would equate to approximately 35.4% of PSBK’s tangible book value per share as of March 31, 2012.

No company or transaction used as comparison in the above analysis is identical to FCAL, and no transaction was consummated on terms identical to the terms of the Merger. Accordingly, an analysis of these results is not strictly mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Mark-to-Market Analysis: As part of its analysis, Hovde also calculated the estimated liquidation value of PSBK based on the estimated value of its component assets and liabilities. The value to common equity was adjusted to reflect estimated values for premiums paid to retire existing borrowings including deposit premiums, marked-to-market adjustments on the loan and investment portfolios, and appraisals of fixed assets. Hovde noted the extreme uncertainty in ascertaining the secondary market values for classified credits, and higher risk commercial real estate and construction and development performing loans. Additionally, Hovde noted that the values considered in this analysis were ones which Hovde considered representative of values other parties have taken in like circumstances, but do not reflect any actual evaluation or appraisal of any asset or liabilities of

PSBK and are not intended to represent any specific analysis, review or appraisal of any target portfolio. This analysis imputed a total imputed mark-to-market equity value of approximately $632,000 or $0.50 per share of PSBK common stock.

Discounted Cash Flow Analysis. Hovde estimated the present value of PSBK by estimating the value of PSBK’s estimated future earnings stream beginning in 2012. Hovde assumed net income in 2012, 2013, 2014, 2015 and 2016 of (-$2.077 million), (-$1.627 million), (-$1.010 million), (-$0.128 million), and ($1.168 million), respectively. The present value of these earnings was calculated based on a weighted average cost of capital calculated for PSBK of 16.0%. In order to derive the terminal value of PSBK beyond 2016, Hovde assumed a terminal value based on a multiple of 14.00 times the PSBK projected net income in 2016. These rates and values were chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of PSBK’s common stock. This analysis and its underlying assumptions yielded an implied equity value for all the shares of common stock of PSBK of approximately $157,000 or approximately $0.12 per share of PSBK common stock.

Hovde noted that while the discounted cash flow present value analysis is a widely used valuation methodology, it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. Hovde further assumed for purposes of its analysis that PSBK would continue to operate as a going concern. Hovde’s analysis does not purport to be indicative of the actual values or expected values of PSBK’s common stock.

Other Factors and Analyses. Hovde took into consideration various other factors and analyses, including but not limited to: current market environment; merger and acquisition environment; capital raising environment; movements in the common stock valuations of selected publicly traded banking companies; and movements in the S&P 500 Index and the NASDAQ Composite Index.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, Hovde determined that the Exchange Ratio to be paid in connection with the Merger is fair from a financial point of view to PSBK’s shareholders. Each shareholder is encouraged to read Hovde’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

FCAL’s Reasons for the Acquisition of PSBK by Merger

As part of FCAL’s business strategy, FCAL routinely evaluates opportunities to acquire bank holding companies, banks and other financial institutions. The acquisition of Premier Service Bank is consistent with this strategy. The acquisition will increase FCAL’s existing presence in California, provide opportunities for further growth and also result in a potential to realize economies of scale from a larger organization.

Director and Executive Officer Voting Agreements

FCAL has entered into voting agreements with each of the directors and executive officers of PSBK in the form of Exhibit C to the Merger Agreement pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PSBK Common Stock owned by such person in favor of the approval of the Merger Agreement and the transactions contemplated thereby.

Non-Competition and Non-Solicitation Agreements

As a condition of FCAL and FCB entering into the Merger Agreement with PSBK, each of the executive officers and directors of PSBK, has entered into a Non-Competition and Non-Solicitation Agreement pursuant to which each such director and/or executive officer has agreed, among other things, not to compete with FCB and FCAL for a period of two (2) years within the City of Riverside and within a 50 mile radius of the city of Corona;

provided, however, that Jessica W. Lee, PSBK’s Chief Financial Officer, has entered into a modified Non-Competition and Non-Solicitation Agreement that does not preclude her from being employed with a competitor that provides financial services in the restricted territory.

Merger Consideration to the Shareholders of PSBK

Stock Consideration

The consideration to be paid by FCAL for all outstanding shares of PSBK Common Stock will be shares of FCAL Common Stock determined in accordance with a formula set forth in the Merger Agreement. FCAL has agreed to issue 293,626 shares of FCAL Common Stock as consideration for all outstanding PSBK Common Stock (the “Stock Consideration”), subject to adjustment as to the number of shares of FCAL Common Stock issuable in the Merger as set forth in the Merger Agreement. Assuming no adjustment and based on the trading price of FCAL Common Stock as of [                    ], 2012, the approximate deal value is $2.0 million, or $1.59 per share of PSBK Common Stock in the form of FCAL Common Stock resulting in an exchange ratio of 0.2328 shares of FCAL Common Stock for each share of PSBK Common Stock outstanding.

The Stock Consideration will be adjusted (the “Adjusted Stock Consideration”) in the following events:

•

Should PSBK Closing Shareholders’ Equity be less than $7.9 million (the “PSBK Threshold Capital”), the Stock Consideration will be adjusted (the “Adjusted Stock Consideration”) and will be determined in accordance with the following formula:

$2.0 million – 0.60($7.9 million – PSBK Closing Shareholders’ Equity)
$6.81

•	In the event the PSBK Closing Shareholders’ Equity is less than $7.5 million, then either party may terminate the Merger Agreement in their sole discretion.

•	In the event the Closing Price is greater than $7.83, then FCAL and FCB have the right, in their sole discretion, to terminate the Merger Agreement.

•	In the event the Closing Price is less than $5.79, then PSBK has the right, in its sole discretion, to terminate the Merger Agreement.

The term “PSBK Closing Shareholders’ Equity” is defined in the Merger Agreement as “sum of PSBK’s Total Risk-Based Capital (as that term is defined by regulations promulgated by the FDIC), plus the remainder of the ALLL not otherwise included in PSBK’s Total Risk-Based Capital, excluding the Preferred Stock, after reflecting all accruals required by GAAP, and after adding back the PSBK Transaction Expenses accrued or paid net of taxes using an effective tax rate of forty percent (40%), all determined as the last day of the calendar month immediately prior to the effective time of the Merger.”

The term “Closing Price” is defined in the Merger Agreement as “the volume weighted average of the trading price of FCAL Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the Merger.”

Per Stock Consideration

Except for shares of PSBK Common Stock held in its treasury (other than shares representing restricted shares of PSBK Common Stock awarded in accordance with its equity plans) ( “excluded shares”) and dissenting shares, at the closing of the Merger, each share of PSBK Common Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the number of shares of FCAL Common Stock determined by dividing: (i) either the stock consideration or the adjusted stock consideration, as applicable; by (ii) the shares of PSBK Common Stock outstanding immediately prior to the effective time including without limitation, dissenting shares but excluding excluded shares. This number is referred to as the

“per share stock consideration.” The per share stock consideration, expressed as a ratio, is referred to as the “exchange ratio.”

Fractional Shares

No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of PSBK Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price.

Examples

The following examples illustrate the per share stock consideration to be received by a shareholder of PSBK holding 1,000 shares of PSBK Common Stock immediately prior to the effective time of the Merger under different scenarios and assumes, for purposes of these examples only, that 1,261,281 shares of PSBK Common Stock are issued and outstanding immediately prior to the effective time of the Merger and that the Closing Price of the FCAL Common Stock is $7.00 per share.

Example 1:	The PSBK Closing Shareholders’ Equity, as determined in accordance with the Merger Agreement, is greater than or equal to $7.9 million, the PSBK Threshold Capital.

Because the PSBK Closing Shareholders’ equity is greater than or equal to $7.9 million, the PSBK Threshold Capital, there is no adjustment to the Stock Consideration of 293,626 shares of FCAL Common Stock. Accordingly, the per share consideration is 0.2328 shares of FCAL Common Stock being issued for each share of PSBK Common Stock calculated by dividing the Stock Consideration by the number of shares of PSBK outstanding immediately prior to the effective time, or 293,626 shares of FCAL Common Stock divided by 1,261,281 shares of PSBK Common Stock. Therefore, the shareholder would be entitled to receive 232.80 shares of FCAL Common Stock for his or her 1,000 shares of PSBK Common Stock. Since FCAL will not issue fractional shares in the Merger, the shareholder will receive 232 shares of FCAL Common Stock and $5.60 in cash for his or her 0.80 fractional interest determined by multiplying the fractional interest by $7.00, the Closing Price, in exchange for his or her 1,000 shares of PSBK Common Stock.

Example 2:	PSBK Closing Shareholders’ Equity is $7,700,000.00

Because the PSBK Closing Shareholders’ Equity is less than $7.9 million, the PSBK Threshold Capital, but greater than $7.5 million, the PSBK Minimum Capital, neither FCAL, FCB nor PSBK are entitled to terminate the Merger Agreement and the Stock Consideration will be adjusted in accordance with the Merger Agreement. Under the Merger Agreement, the Adjusted Stock Consideration will be 276,065 shares, determined in accordance with the following formula:

Adjusted Stock Consideration =	$2.0 million – 0.60($7.9 million – $7.7 million)
$6.81

Accordingly, the per share consideration to be received for the 1,000 shares of PSBK Common Stock held by the hypothetical shareholder is 0.2189 shares of FCAL Common Stock being issued for each share of PSBK Common Stock calculated by dividing the Adjusted Stock Consideration by the number of shares of PSBK outstanding immediately prior to the effective time, or 276,065 shares of FCAL Common Stock divided by 1,261,281 shares of PSBK Common Stock. Therefore, the shareholder would be entitled to receive 218 shares of FCAL Common Stock and $6.16 in cash for his or her 0.88 fractional interest in exchange for his or her 1,000 shares of PSBK Common Stock.

Example 3:	PSBK Closing Shareholders’ Equity is $7,300,000.00

Because the PSBK Closing Shareholders’ Equity is less than $7.9 million, the PSBK Threshold Capital, and less than $7.5 million, the PSBK Minimum Capital, either FCAL, FCB or PSBK are entitled to terminate the Merger

Agreement. If the parties determine not to terminate the Merger Agreement and to proceed with the Merger, the Stock Consideration will be adjusted in accordance with the Merger Agreement. Under the Merger Agreement, the Adjusted Stock Consideration will be 240,822 shares, determined in accordance with the following formula:

Adjusted Stock Consideration =	$2.0 million – 0.60($7.9 million – $7.3 million)
$6.81

Accordingly, the per share consideration to be received for the 1,000 shares of PSBK Common Stock held by the hypothetical shareholder is 0.1909 shares of FCAL Common Stock being issued for each share of PSBK Common Stock calculated by dividing the Adjusted Stock Consideration by the number of shares of PSBK outstanding immediately prior to the effective time, or 240,822 shares of FCAL Common Stock divided by 1,261,281 shares of PSBK Common Stock. Therefore, the shareholder would be entitled to receive 190 shares of FCAL Common Stock and $6.51 in cash for his or her 0.93 fractional interest in exchange for his or her 1,000 shares of PSBK Common Stock.

Surrender of Certificates and Payment of the Merger Consideration to the Shareholders of PSBK

Both FCAL and PSBK will mutually agree to the appointment of an exchange agent for purposes of coordinating and facilitating the exchange of PSBK Common Stock for the Merger consideration. The exchange agent will mail to holders of a certificate or certificates representing shares of PSBK Common Stock as of the effective time of the Merger a letter of transmittal which will specify that delivery will be effected, and risk of loss and title to the certificate or certificates will pass, only upon delivery of the certificate or certificates to the exchange agent, and instructions for use in effecting the surrender of the certificate or certificates in exchange for FCAL Common Stock (and cash in lieu of fractional shares).

If you are a record date holder of a certificate or certificates representing shares of PSBK Common Stock as of the effective time of the Merger and you surrender your certificates for exchange and cancellation to the exchange agent and provide the exchange agent with a duly completed and executed letter of transmittal, you will be entitled to receive in exchange for your certificate(s): (i) the Per Share Stock Consideration rounded down to the closest whole number and (ii) a check in the amount equal to the cash in-lieu of fractional shares, if any. Thereafter, your PSBK Common Stock certificate(s) will be cancelled.

As soon as practicable, but no later than eight (8) business days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the exchange agent will distribute to you your share of the Stock Consideration or Adjusted Stock Consideration, as applicable, and cash in lieu of any fractional shares you otherwise would be entitled to.

PSBK STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL. STOCK CERTIFICATES MUST NOT BE RETURNED WITH THE ENCLOSED PROXY.

Rights of Holders of PSBK Stock Certificates Until Surrender

If a dividend or other distribution on FCAL Common Stock is declared by FCAL with a record date after the effective time of the Merger, you will not receive that dividend or distribution until you surrender your PSBK stock certificate(s). If your stock certificate(s) are lost or destroyed, you must submit documentation acceptable to FCAL and the exchange agent of your ownership of PSBK Common Stock. Any dividends or distributions withheld from you ultimately will be remitted to you when you deliver your PSBK stock certificate(s) (or substitute documentation if your certificates are lost or destroyed), but they will be remitted to you without interest and less any taxes that may have been imposed.

Holders of unsurrendered certificates will be entitled to vote at any meeting of FCAL shareholders, regardless of whether the holders have exchanged their certificates.

Lost Certificates

If you have lost or misplaced a certificate for shares of PSBK Common Stock, contact Ms. Jessica W. Lee Corporate Secretary at PSBK at (951) 274-2400, to begin the process of replacing the lost certificate before the date the transaction becomes effective. Procedures you should follow if you are unable to deliver your certificate(s) will be explained in the letter of transmittal, but shareholders of PSBK Common Stock will find it easier to complete the exchange process if they obtain a replacement certificate(s) before the transaction becomes effective.

PSBK Stock Options

Prior to and effective as of the effective time of the Merger, PSBK will have taken all action that is necessary to terminate PSBK’s 2000 Stock Option Plan (and any amendments thereto) and will have provided written notice to each holder of then outstanding options granted under this plan (whether or not such option is then vested or exercisable), that such option will be exercisable in full, and that such option will terminate at the effective time of the Merger, if the option is not exercised or otherwise terminated on or before the effective time of the Merger.

Such holder of an option will be entitled to receive in cancellation of each option, payment in the form of shares of FCAL Common Stock calculated in accordance with the following formula:

(A × B × $6.81) – C
$6.81

where	A = the number of shares of PSBK Common Stock subject to such option;
B = the exchange ratio
C = the aggregate option exercise price of such option

FCAL will not issue fractional shares, and in lieu thereof, each holder of such PSBK option will receive an amount in cash determined by multiplying the fractional interest by the Closing Price.

Since the exercise price for each of the PSBK options currently outstanding far exceeds the value of the Stock Consideration which would be received upon exercise of the stock option, it is not anticipated that any of the options will be exercised. PSBK will request all the optionees to cancel their options prior to the effective time of the Merger.

The Exchange Agent

The parties will mutually agree to the appointment of an exchange agent with respect to the payment of the merger consideration to PSBK shareholders.

Dissenters’ Rights of PSBK Shareholders

The shareholders of PSBK will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached hereto as Appendix C and incorporated herein by reference. Please note that the description below does not purport to be a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Sections 1300, 1301, 1302, 1303 and 1304 of the California Corporations Code, which sections are attached hereto as Appendix C.

PSBK Common Stock shareholders voting against the Merger may demand, in accordance with California Corporations Code Sections 1300, et. seq., that PSBK acquire their shares for cash at their fair market value as of

February 27, 2012, the day before the first announcement of the terms of the Merger, excluding any appreciation or depreciation in consequence of the Merger.

Submit a Written Demand

In order to exercise dissenters’ rights, a PSBK shareholder must not vote in favor of the Merger Agreement and the Merger and make a written demand for purchase of his or her shares of PSBK Common Stock in cash for the fair market value and have the demand received by PSBK within 30 days after the date on which notice of the approval of the Merger Agreement and the Merger is mailed to the shareholder. The written demand must state the number of shares held of record by such PSBK shareholder for which demand for purchase for cash is being made and it must contain a statement of the amount which such PSBK shareholder claims to be the fair market value of the shares as of February 27, 2012, the day before the announcement of the Merger. That statement will constitute an offer by the PSBK shareholder to sell his or her shares to PSBK at that price. A PSBK shareholder may not withdraw such demand unless PSBK consents thereto.

Surrender Stock Certificates

Thereafter, a PSBK shareholder must also deliver his or her share certificate(s) for receipt by PSBK within 30 days after the date on which notice of the closing of the Merger was mailed. PSBK will stamp or endorse the certificate(s) with a statement that the shares are dissenting shares and return the certificate(s) to such PSBK shareholder.

Any demands, notices, certificates or other documents delivered to PSBK may be sent to Jessica W. Lee, Corporate Secretary, Premier Service Bank, 3637 Arlington Avenue, Suite B, Riverside, California 92506, Telephone Number (951)  274-2400.

Determination of Value of PSBK Common Stock

The purchase price for shares of PSBK Common Stock that dissent to the Merger Agreement will be the fair market value for such shares as of February 27, 2012, the day before the announcement of the Merger. The Board of Directors of PSBK has determined that the fair market value of a share of PSBK Common Stock as of February 27, 2012 was $1.01, the closing price per share of PSBK Common Stock as reported on the OTCBB. If there is a disagreement between the PSBK shareholder and PSBK regarding the proposed purchase price or if PSBK denies that such shares constitute dissenting shares, the PSBK shareholder and PSBK each have the right for six (6) months following the date on which notice of the closing of the Merger was mailed to file a lawsuit in the Superior Court of the County of Orange to have the fair market value determined by a court or to determine whether such shares are dissenting shares or both, as the case may be.

Condition to Closing

It is a condition of the obligation of FCAL and FCB to close the Merger that dissenters’ rights are not perfected and exercised with respect to more than 5% of the outstanding shares of PSBK Common Stock.

Interests of Directors and Officers in the Transaction

Employment of Kerry L. Pendergast by FCAL after the Merger

Immediately after the effective time of the Merger, Kerry L. Pendergast will be invited by FCB to be an employee of FCB to serve as Market President, a non-executive officer position, for two branch offices of PSBK being acquired as part of the Merger and FCB’s branch office in Redlands, California to be effective immediately after the effective time of the Merger. It is anticipated that Mr. Pendergast’s salary and benefits will be similar to his present salary and benefits at PSBK. In addition, the obligations of PSBK will be assumed by FCAL after the

Merger under (a) PSBK’s Split Dollar Agreement with Mr. Pendergast dated September 5, 2006, which provides an insurance benefit to Mr. Pendergast’s heirs in the amount of $400,000 upon his death, and (b) the Executive Supplemental Compensation Agreement dated September 5, 2006, which provides for an annual retirement benefit of $50,000 per year for 10 years after his separation of service, funded by life insurance benefits payable to PSBK or its successor.

Benefits payable to Jessica W. Lee upon Close of the Merger

It is anticipated that Ms. Lee will not be employed by FCAL after the close of the Merger. Her benefits under her Split Dollar Agreement dated December 2, 2008, providing her heirs with an insurance benefit of $310,000 upon her death, will be assumed by FCAL after the close. In addition, she will be entitled to receive (a) a lump sum payment of $334,760.69 after her separation of service from FCAL under the terms of her Executive Supplemental Compensation Agreement dated December 2, 2008, as amended on June 2, 2010, and (b) severance under her Employment Agreement dated June 1, 2010 in an amount equal to 12 months of her base salary ($165,000), payable over 12 months from the date of separation in 12 equal payments. Because Ms. Lee’s rights under her Executive Supplemental Compensation Agreement are 100% vested and are not dependent upon or triggered by the closing of the Merger, those benefits are not included in determining whether her aggregate payments should be considered golden parachute payments. After excluding those benefits, the remaining payments would not equal or exceed three times her average W-2 income during the period commencing with the date of her employment by the Bank and ending December 31, 2011, and would therefore not constitute golden parachute payments.

Continuing Role of Directors and Officers

Immediately after the effective time of the Merger, Kenneth B. Stream, Jr., provided he is approved by the boards of directors of FCAL and FCB, in their discretion, will be invited by the boards of directors of FCAL and FCB to join the boards of directors of FCAL and the FCB, as the surviving bank, to serve until his respective successor is duly elected or appointed. If Kenneth B. Stream Jr., is unwilling or unable to serve, or is not approved by the boards of directors of FCAL and FCB then an appointee will be selected from the other members of the PSBK Board of Directors.

Following is information concerning Mr. Stream:

Mr. Stream currently serves as Chairman of the Board of PSBK, a position he has held since the inception of the Bank in 2001. He is an attorney and shareholder of the firm of Gresham, Savage, Nolan & Tilden, Riverside, California, which is the successor to a firm he founded in 1976. At PSBK, Mr. Stream, in addition to his responsibilities as Chairman of the Board, served as Chairman of the Executive Committee, Chairman of the Audit Committee, member of the Loan Committee, member of the Asset & Liability Committee, and member of the Nomination & Governance Committee. His age as of the Record Date is 67. He beneficially owns 38,293 shares of PSBK Common Stock, including 1,000 options which currently have no value. His stock ownership represents approximately 3% of the issued and outstanding shares of PSBK Common Stock. Mr. Stream has no family relationship with any of the directors or executive officers of FCAL. His compensation as a director of FCAL has not been discussed, and will be determined by FCAL after the close of the Merger and his appointment to the FCAL and FCB boards. Mr. Stream will be considered an independent director of FCAL, based on the rules for determining independence followed by FCAL.

Also, immediately after the effective time of the Merger, it is presently anticipated that the other directors of PSBK will be invited to join as members of FCB’s Regional Advisory Board.

As noted above, immediately after the effective time of the Merger, Kerry L. Pendergast will be invited by FCB to be an employee of FCB to serve as Market President, a non-executive officer position, for two branch offices of PSBK being acquired as part of the Merger and FCB’s branch office in Redlands, California to be effective immediately after the effective time of the Merger.

Shareholder Agreements

Each of the directors of PSBK and Ms. Lee, in their capacities as shareholders of PSBK, have separately entered into shareholder agreements with FCAL in which they have agreed to vote all shares of PSBK Common Stock that they owned as of the date of their respective agreements, and that they may subsequently acquire, in favor of adoption of the Merger Agreement and the transactions contemplated therein. As of the record date, these shareholders holders owned, in the aggregate, 250,651 of the outstanding shares of the common stock of PSBK, allowing them to exercise approximately 19.87 % of the voting power of PSBK Common Stock.

Indemnification; Directors and Officers Insurance

For a period of four years following the effective time of the Merger, FCAL has agreed to indemnify present and former directors and officers of PSBK in connection with any claim arising out of actions or omissions occurring at or prior to the effective time to the fullest extent that PSBK is permitted to indemnify its directors and officers. In addition, FCAL is obligated, for four years from the effective time, to use its commercially reasonable efforts to provide the portion of directors’ and officers’ liability insurance that serves to reimburse the present and former directors and officers of PSBK on terms and conditions comparable to those provided by PSBK; provided, however, that FCAL is not required to spend any more than $200,000 to procure such insurance coverage.

Federal Income Tax Consequences

General

The following discussion is a summary of the material United States federal income tax consequences to shareholders of PSBK as a result of the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations promulgated under the Internal Revenue Code, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences discussed in this proxy statement-prospectus.

As used in this section, the term “PSBK shareholder” refer to (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) organized under the laws of the United States or any State or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

This discussion does not address the effects of any state, local, or non-United States tax laws. This discussion does not discuss the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger. Furthermore, this discussion relates only to PSBK shareholders who will receive shares of FCAL Common Stock in consideration for their shares of PSBK Common Stock in the Merger. The tax treatment may vary depending upon such shareholder’s particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, investment companies, broker-dealers, domestic shareholders whose “functional” currency is not the United States dollar, shareholders who hold PSBK Common Stock as part of a hedge, straddle, constructive sale or conversion transaction, and individuals who receive FCAL Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

You are strongly urged to consult with your tax advisor with respect to the tax consequences to you of the Merger in light of your own particular circumstances, including tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Tax Consequences of the Merger

The Merger will constitute a “reorganization” for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Subject to the limitations and qualifications referred to herein, the following material United States federal income tax consequences will result from qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code:

PSBK Shareholders Receive Shares of FCAL Common Stock as Consideration in Exchange for PSBK Common Stock. In consideration for their shares of PSBK Common Stock, PSBK shareholders will receive (i) shares of FCAL Common Stock according to the exchange ratio specified in the Merger Agreement and (ii) an amount in cash in lieu of any fractional shares of FCAL Common Stock the shareholders of PSBK Common Stock would otherwise be entitled to equal to such fractional interest multiplied by the volume weighted average of the closing price of FCAL Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the effective time of the merger agreement. Therefore, shareholders of PSBK Common Stock will not recognize capital gain or capital loss for U.S. federal income tax purposes upon the receipt of shares of FCAL Common Stock and the tax basis of the shares of FCAL Common Stock will be the same as the tax basis in the shares of PSBK Common Stock. The shareholders of PSBK will recognize capital gain or capital loss for U.S. federal income tax purposes with respect to the receipt of cash in lieu of fractional shares. The capital gain or loss will be long-term capital gain or loss if the shares of PSBK Common Stock were held for more than one year at the effective time of the Merger. Long-term capital gain of a non-corporate U.S. shareholder generally qualifies for a maximum regular U.S. federal income tax rate of 15 percent.

PSBK Shareholders Who Dissent from the Merger and Receive Cash. If a PSBK shareholder receives cash pursuant to the exercise of dissenters’ rights, that shareholder generally will recognize gain or loss measured by the difference between the cash received and the adjusted tax basis in the shareholder’s shares of PSBK Common Stock. This gain will be long-term capital gain or loss if the shareholder’s holding period is greater than one year.

The discussion assumes that FCAL will not terminate the Merger pursuant to Section 9.2.7 of the Merger Agreement, which provides that dissenters’ rights shall not have been exercised and perfected by in excess of 5% of PSBK’s outstanding shares. If dissenters’ rights are perfected and exercised with respect to more than 10% of the outstanding shares of PSBK Common Stock, the Merger may fail to qualify as a tax-free reorganization under the Code, in which case, the tax implications discussed in this section may not be applicable.

The foregoing discussion is not intended to be a complete analysis or description of all potential federal income tax consequences of the Merger. In addition, the discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the Merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the Merger.

Tax Treatment of FCAL

No taxable gain or loss will be recognized by FCAL as a result of the Merger.

Backup Withholding

Any cash payments to PSBK shareholders that dissent to the Merger may be subject to backup withholding at a rate of 28% on a shareholder’s receipt of cash, unless such shareholder furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding. Any amount withheld under the backup withholding rules will generally be allowed as a refund or credit against the shareholder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

THE FOREGOING IS A SUMMARY OF THE ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGER UNDER THE INTERNAL REVENUE CODE. IT DOES NOT DISCUSS THE CONSEQUENCES OF STATE, LOCAL OR OTHER TAX LAWS OR SPECIAL CONSEQUENCES TO PARTICULAR SHAREHOLDERS HAVING SPECIAL SITUATIONS. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR REGARDING SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE AND LOCAL TAX LAWS AND TAX CONSEQUENCES OF SUBSEQUENT SALES OF FCAL COMMON STOCK.

Accounting Treatment of the Transaction

FCAL must account for the Merger under the acquisition method of accounting. Under this method, the consideration transferred and assets acquired and liabilities assumed will be recorded at their estimated fair values as of the completion of the Merger. Deferred tax assets and liabilities will be adjusted for the difference between the tax basis of the assets and liabilities and their estimated fair values. The excess, if any, of the total fair value of the consideration transferred over the fair values of the net assets acquired will be recorded as goodwill. To the extent the assigned fair values of the net assets acquired is greater than the total fair value of the consideration transferred, a bargain purchase gain will be recorded. FCAL’s financial statements issued after completion of the Merger will reflect these values, but historical data are not restated retroactively to reflect the combined historical financial position or results of operations of FCAL and PSBK.

Regulatory Approvals

The Merger requires the approvals of the FDIC and the DFI. Applications for the necessary approvals were filed on April 30, 2012 and are now pending before those regulatory agencies. In reviewing the applications, those regulatory agencies take into consideration, among other things, competition, the financial and managerial resources and future prospects of the companies, and the convenience and needs of the communities to be served. Federal law prohibits these federal regulatory agencies from approving the Merger if the Merger would result in undue concentration of resources or decreased or unfair competition, unless the anti-competitive effects of the Merger are clearly outweighed by the benefits to the public.

The federal banking agencies have the authority to deny the application for approval of the transaction if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the level of problem assets, the nature of the business and operations and plans for expansion. Furthermore, these agencies must also evaluate the records of FCB and PSBK in meeting the credit needs of their community, including low- and moderate-income neighborhoods, consistent with safe and sound operation. Currently FCB and PSBK have “Satisfactory” Community Reinvestment Act evaluations.

Similarly, the DFI has the authority to deny the application for approval of the Merger if it finds any of the following: (i) the Merger will result in a monopoly or is in furtherance of a conspiracy to monopolize the banking business in California; (ii) the Merger will substantially lessen competition or otherwise restrain trade or the anticompetitive effects of the Merger outweigh the benefits of the Merger in meeting the convenience and needs of the communities to be served by FCB, as the surviving bank; (iii) the shareholders’ equity of FCB will not be adequate or the financial condition of FCB will be unsatisfactory; (iv) the directors and management of FCB will be unsatisfactory; (v) FCB cannot provide the DFI with a reasonable promise of successful operation or that FCB will be operated in a safe and sound manner in compliance with all applicable laws; or (vi) the Merger is not fair, just or equitable.

Statutory Waiting Period

Under federal banking laws, a 30-day waiting period must expire following the FDIC’s approval of the Merger. Within that 30-day waiting period the Department of Justice may file objections to the Merger under federal antitrust laws. The FDIC may reduce the waiting period to 15 days with the concurrence of the Department of Justice. The Department of Justice could take such action under antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger unless divestiture of an acceptable number of branches to a competitively suitable purchaser can be made. If the Department of Justice commences an action challenging the Merger on antitrust grounds during either the 30-day or 15-day waiting periods, commencement of that action would stay the effectiveness of the regulatory approvals, unless a court of competent jurisdiction specifically orders otherwise.

The Merger cannot proceed in the absence of the regulatory approvals and the expiration of the statutory waiting period. The parties are not aware of any reasons why regulatory approvals will not be received and have agreed to use their reasonable best efforts to obtain all necessary regulatory approvals. However, there can be no assurance that approvals will be obtained, nor can there be assurance as to the date of any approval. There also can be no assurance that any approvals will not contain unacceptable conditions or requirements.

Resale of FCAL Common Stock

The shares of common stock of FCAL that PSBK shareholders receive as a result of the Merger will be registered under the Securities Act. You may freely trade these shares of FCAL Common Stock if you are not considered an “affiliate” of FCAL, as that term is defined in the federal securities laws. Generally, “affiliates” include directors, certain executive officers and holders of 10% or more of the outstanding common stock.

FCAL’s affiliates may not sell their shares of FCAL Common Stock acquired in the Merger, unless those shares are registered under an effective registration statement under the Securities Act, or by complying with Securities Act Rule 145 or another applicable exemption from the registration requirements of the Securities Act. FCAL may also place restrictive legends on certificates representing shares of FCAL Common Stock issued to all persons who will be considered “affiliates” of FCAL.

Certain Effects of the Merger

The Merger Agreement requires PSBK to merge with and into FCB with FCB as the surviving bank and wholly-owned subsidiary of FCAL. Following the Merger, FCAL and FCB, as the surviving bank, will continue operating from their headquarters located at 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

After the Merger, there will be no more trading in the common stock of PSBK. Each PSBK shareholder will receive instructions from FCAL or the exchange agent regarding exchanging their stock certificates for FCAL stock certificates.

THE MERGER AGREEMENT

Representations and Warranties

The Merger Agreement contains various customary representations and warranties that PSBK jointly and severally make for the benefit of FCAL and that FCAL jointly and severally make for the benefit of PSBK. The representations and warranties relate to, among other things:

•	corporate organization and similar corporate matters;

•	capital structure;

•	authorization and enforceability of the Merger Agreement and related matters;

•	conflicts under charter documents, required consents or approvals, and violations of any agreements or law;

•	licenses and permits;

•	financial statements;

•	tax returns and audits;

•	absence of certain material adverse events, changes, effects or undisclosed liabilities;

•	material contracts and leases;

•	ownership of property and insurance coverage;

•	legal proceedings;

•	compliance with applicable laws;

•	employee benefit plans;

•	brokers, finders and financial advisors;

•	environmental matters;

•	loans and investments;

•	compliance with securities laws;

•	transactions with affiliates;

•	deposits;

•	antitakeover provisions in charter documents and required shareholder votes;

•	risk management instruments;

•	fairness opinions of financial advisors;

•	intellectual property:

•	compliance with laws regarding employment and employment practices;

•	regulatory orders issued by bank regulators or other governmental entities; and

•	accuracy and completeness of documents filed with government agencies and bank regulatory agencies.

The foregoing is an outline of the representations and warranties made respectively by PSBK and by FCAL contained in the Merger Agreement attached as Appendix A. You should carefully review the entire Merger Agreement, and in particular Articles IV and V, containing the detailed representations and warranties of the parties.

Conduct of PSBK Until the Merger Becomes Effective

Except as provided in the Merger Agreement or with the prior approval of FCAL and FCB, PSBK has agreed to do the following:

•

operate its businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

•	maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

•	maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

•

perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

•

maintain its rights and franchises; and voluntarily take no action which would (i) result in PSBK incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect its ability to perform its covenants and agreements under this Agreement;

•

maintain its allowance for loan and lease losses (“ALLL”) substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, or changes required by its bank regulators, only);

•

charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its bank regulators;

•	give notice to and consult with FCAL prior to hiring any employees or independent contractors;

•	give notice to and consult with FCAL before acquiring any security or investment for the PSBK investment portfolio with a term of over one year;

•

substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business; and

•

use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after the date of this Agreement to the Closing Date, provide FCAL and FCB by no later than the 21st day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

In addition, the Merger Agreement restricts PSBK from taking the following actions until the Merger becomes effective:

•

change or waive any provision of it articles of incorporation or bylaws except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the PSBK voting agreement and the PSBK non-competition and non-solicitation Agreement;

•	change the number of authorized or issued shares of its capital stock, issue any shares of PSBK Common Stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PSBK equity plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PSBK may (i) issue shares of PSBK Common Stock upon the valid exercise, in accordance with the information set forth in PSBK’s disclosure schedules, of presently outstanding PSBK options issued under the PSBK equity plans and (ii) pay dividends in respect of the capital stock of PSBK;

•	terminate any outstanding stock options with the exception of options expiring by their own terms;

•	enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation);

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•

grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date of the Merger Agreement and set forth on PSBK’s disclosure schedules to the Merger Agreement, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in excess of 3% annually, provided however, that PSBK shall only authorize and effectuate pay increases in 2012 not more frequently than one time per employee. PSBK shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PSBK may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

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enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•

merge or consolidate PSBK with any other corporation; sell or lease all or any substantial portion of the assets or business of PSBK; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PSBK and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•

sell or otherwise dispose of the capital stock of PSBK or sell or otherwise dispose of any asset of PSBK other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under certain sections of the Merger Agreement; except for transactions with the Federal Reserve System or the Federal Home Loan Bank of San Francisco, subject any asset of PSBK to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•

intentionally take any action which would result in any of the representations and warranties of PSBK set forth in this Agreement becoming untrue as of any date after the date of the Merger Agreement or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

•

change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating PSBK;

•

waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PSBK is a party, other than in the ordinary course of business, consistent with past practice;

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(i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in subsection (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one (1) year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PSBK may purchase investment securities if, within three (3) business days after PSBK requests in writing (which shall describe in detail the investment securities to be purchased, the due diligence performed on the security and the price thereof) that FCAL consent to the making of any such purchase, FCAL has approved such request in writing or has not responded in writing to such request;

•

(i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of PSBK, or its successors after the Merger;

•

except for commitments issued or proposals pending prior to the date of this Agreement and which have been disclosed on the PSBK Disclosure Schedule 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $100,000 for a new customer or $200,000 for any existing customer without submitting complete loan package information to the Chief Credit Officer of FCAL (or his designee) for review with a right of comment at least three (3) full business days prior to taking such action. If after three (3) business days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

•

make any loan or other extension of credit, loan commitment or letter of credit or similar commitment or renewal or extension thereof to any Person that is graded less than “pass” without submitting a complete loan package information to the chief credit officer of FCAL for review with a right of comment at least three (3) full business days prior to taking such action. If after three (3) business days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

•	except as set forth on the PSBK’s disclosure schedules, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•

enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

•	incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with PSBK’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

•

except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

•

make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a bank regulator;

•

except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any PSBK Equity Plan;

•

except as set forth in PSBK’s disclosure schedules, make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date of the Merger Agreement and other than expenditures necessary to maintain existing assets in good repair;

•

except as set forth in PSBK’s disclosure schedules, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•

acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $250,000 (provided that FCAL or FCB will be given the first opportunity to purchase any non Small Business Administration loan participation being sold);

•	sell a pool of loans or interests in a pool of loans which individually or in the aggregate is in excess of $250,000;

•	sell OREO properties for less than the value held on the books of PSBK as of the date of this Agreement;

•

undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PSBK of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date of the Merger Agreement;

•

pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•

go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

•	purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

•

borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of PSBK or any of its subsidiaries except for liquidity and operational purposes;

•

issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with FCAL and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of FCAL (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of FCAL (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

•	issue any press release other than in accordance with past practice;

•	extend or allow an automatic extension of any contract in excess of twelve (12) months;

•	renew or issue certificates of deposit through CDARS or any national rate quotation service with a term exceeding twelve (12) months;

•	enter into any additional deferred compensation agreements or arrangements; or

•	agree to do any of the foregoing.

PSBK has also agreed to cause one or more of its representatives to confer with representatives of FCAL and report the general status of its ongoing operations and to provide FCAL with monthly reports detailing the following:

•	Past due loans;

•	Any changes to the risk grading of loans;

•	List of impaired loans and information relative to such loans;

•	New and renewed loans;

•	Trial balance by risk code;

•	Detailed balance sheet and income statement along with detailed general ledger;

•	Personnel changes;

•	Monthly board package including detailed financial statements for PSBK;

•	Loan committee packages;

•	ALCO packages;

•	Large Loan and Deposit Customers (over $250,000 in aggregate relationship) and variances from prior month;

•	Allowance for Loan and Lease Loss Reports;

•	External audit reports (including loan review and other reviews or examination);

•	Problem loan reports and problem loan committee packages; and

•	Such other reports and information as FCAL may reasonably request.

No Solicitation of Alternative Transactions

In connection with the Merger, PSBK has agreed with FCAL and FCB that it will not, and will cause its representatives not to, directly or indirectly:

•

initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an “Acquisition Proposal” (defined below);

•

participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than FCAL) any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal;

•	release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSBK is a party; or

•

enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal.

An “Acquisition Proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from FCAL or FCB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, any of the following transactions, each of which will be deemed an “Acquisition Transaction”: (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PSBK; (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PSBK representing, in the aggregate, fifteen percent (15%) or more of the assets PSBK on a consolidated basis; (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PSBK; (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PSBK; or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Notwithstanding the foregoing however, the Merger Agreement permits PSBK to take any of the above actions if, but only if:

•	PSBK has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of the Merger Agreement;

•

PSBK’s board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (i) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a “Superior Proposal” (defined below) and (ii) the failure to take such actions would be inconsistent with its fiduciary duties to PSBK’s shareholders under applicable law;

•	PSBK has provided FCAL with at least five (5) business days’ prior notice of such determination; and

•

prior to furnishing or affording access to any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal, PSBK receives from such person a confidentiality agreement with terms no less favorable to PSBK than those contained in the confidentiality agreement. PSBK will promptly provide to FCAL and FCB any non-public information regarding PSBK provided to any other person that was not previously provided to FCAL or FCB, such additional information to be provided no later than the date of provision of such information to such other party.

A “Superior Proposal” means any bona fide written proposal made by a third party to enter into an acquisition transaction on terms that PSBK’s board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares PSBK Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to PSBK’s shareholders pursuant to the Merger Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated by the Merger Agreement, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to PSBK’s shareholders than the Merger; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Conduct of FCAL and FCB Until the Merger Becomes Effective

Except as provided in the Merger Agreement or with the prior approval of PSBK, FCAL and FCB have agreed to do the following:

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Operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

•	maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

•	maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

•

perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

•

maintain their respective rights and franchises; and voluntarily take no action which would (i) result in FCAL or FCB incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

•	maintain FCB’s ALLL substantially in accordance with past practices and methodology and GAAP;

•

charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

•

substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

•	use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice; and

•

from and after the date of this Agreement to the Closing Date, provide PSBK by no later than the 25th day of the month immediately following each quarter, a written report setting forth all loans classified as “Substandard,” “Doubtful,” and “Loss.

In addition, the Merger Agreement restricts FCAL and FCB from taking the following actions until the Merger becomes effective:

•

intentionally take any action which would result in any of the representations and warranties of FCAL or FCB set forth in this Agreement becoming untrue as of any date after the date of the Merger Agreement or in any of the conditions set forth in the Merger Agreement hereof not being satisfied, except in each case as may be required by applicable law;

•

change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any bank regulator responsible for regulating FCAL or FCB;

•	issue any press release regarding the Merger other than in accordance with past practice; or

•	agree to do any of the foregoing.

Conditions to Both Parties’ Obligations Under the Merger Agreement

The respective obligations of each party under the Merger Agreement are subject to the fulfillment at or prior to the closing date of the following conditions, none of which may be waived:

•	the Merger Agreement and the transactions contemplated thereby will have been approved by the requisite vote of the shareholders of PSBK;

•

none of the parties to the Merger Agreement will be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger and no statute, rule or regulation will have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the Merger;

•

all regulatory approvals and other necessary approvals, authorizations and consents of any governmental entities required to consummate the transactions contemplated by the Merger Agreement will have been obtained and will remain in full force and effect and all waiting periods relating to such approvals, authorizations, or consents will have expired; and no such approval, authorization or consent will include any condition or requirement, excluding standard conditions that are normally imposed by bank regulators in bank merger transactions and other reasonable conditions as determined by FCAL and/or FCB in their sole and absolute discretion.; and

•

the registration statement registering the shares of FCAL Common Stock to be issued in the Merger will have become effective under the Securities Act and no stop order suspending the effectiveness of the registration statement will have been issued, and no proceedings for that purpose will have been initiated or threatened by the SEC and, if the offer and sale of FCAL Common Stock is subject to the blue sky laws of any state, such offer and sale will not be subject to a stop order of any state securities commissioner.

Conditions to the Obligations of FCAL and FCB Under the Merger Agreement

The obligations of FCAL and FCB under the Merger Agreement are also subject to the satisfaction of the following conditions set forth at or prior to the closing date:

•

Each of the representations and warranties of PSBK set forth in the Merger Agreement will be true and correct as of the Merger Agreement and upon the closing date of the Merger Agreement with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date), For the purposes of this paragraph, such representations and warranties will be deemed to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would be reasonably expected to have a material adverse effect on PSBK. PSBK will have delivered to FCAL a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PSBK dated as of the closing date.

•

PSBK will have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by them at or prior to the closing date, and FCAL will have received a certificate signed on behalf of PSBK by the Chief Executive Officer and Chief Financial Officer of PSBK to such effect dated as of the closing date.

•	FCAL and FCB will have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

•	FCAL and FCB will have received a written resignation from each of the directors of PSBK , effective as of the closing date.

•

PSBK will have furnished FCAL and FCB with such certificates of its officers or others and such other documents to evidence fulfillment of certain closing conditions set forth the Merger Agreement as FCAL or FCB may reasonably request.

•	PSBK will have achieved the following thresholds as of the last day of the month immediately preceding the closing date:

•	PSBK will have paid or otherwise accrued all expenses as of the closing date in accordance with GAAP;

•	The percentage of the PSBK ALLL to PSBK total loans (as determined in accordance with GAAP) will not be less than 2.28%;

•

The PSBK ALLL will be adequate under GAAP and applicable regulatory requirements and there will have been no material increase in past due loans and/or non-accrual loans since the information provided by PSBK to FCB and/or FCAL as of December 31, 2011;

•

PSBK will have filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including effective time of the Merger which are required to be provided to the Emergency Economic Stabilization Act of 2008, as amended by the American Recover and Reinvestment Act of 2009 and the implanting U.S. Treasury regulating and guidance promulgated thereunder, and PSBK will have obtained all necessary approvals by the U.S. Treasury and appropriate bank regulators to redeem the entire outstanding amount of Preferred Stock investment from the U.S. Treasury and will have consummated such redemption as soon as practically possible after receipt of all required Governmental Authority and Shareholder Approvals for the Merger (the “TARP Redemption”) but in any event the TARP Redemption will have been consummated on or immediately prior to the effective time of the Merger and PSBK will have accrued amounts and expenses to make the full TARP Redemption; and

•	The PSBK Closing Shareholders’ Equity will not be less than $7.5 million;

•	Dissenters’ rights will not have been exercised and perfected by in excess of five percent (5%) of PSBK’s outstanding shares.

•

As of the date of the Merger Agreement: (A) Kerry L. Pendergast, PSBK’s President and Chief Executive Officer, will have (i) acknowledged and agreed to the termination of his PSBK employment agreement and his employment by FCAL immediately following the closing date, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to PSBK and FCAL agreements, including general releases of PSBK and FCAL and their affiliates, directors, agents, representatives and attorneys with respect to the termination of his employment and all benefits and compensation to be paid to him by the parties to the Merger Agreement now or in the future, and the PSBK non-solicitation and the PSBK non-competition agreements, all satisfactory to FCAL and FCB, in their sole discretion, as of the date of the Merger Agreement which agreements will not have been revoked, rescinded or amended without FCAL’s and FCB’s prior written approval, in their sole discretion; and (B) Jessica W. Lee, PSBK’s Chief Financial Officer, will have (i) acknowledged and agrees to termination of her PSBK Employment Agreement in consideration of the severance payment due to her thereunder, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to FCAL, and PSBK agreement, including general releases of FCAL, FCB, and PSBK and their affiliates, directors, agents, representatives and attorneys with respect to the termination of her employment and all benefits and compensation to be paid to her by the parties hereto now or in the future, and the PSBK Non-Competition and Non-Solicitation Agreement in the form of Exhibit B (as modified with respect to Ms. Lee), all satisfactory to FCAL and FCB, in their sole discretion, which agreements will not have been revoked, rescinded, or amended without FCAL’s and FCB’s prior written approval, in their sole discretion.

•

FCAL and FCB will have received executed copies of the non-competition and non-solicitation agreements in the form of Exhibit “B” attached to the Merger Agreement from each member of the PSBK board of directors as of the date of the Merger Agreement and anyone added to the PSBK Board of Directors as of the date of the Merger Agreement and from Pendergast. FCAL and FCB will have received an executed copy of the PSBK non-competition and non-solicitation agreement from Ms. Lee, with Section 2.4 thereof modified so as not to preclude in any way the employment Ms. Lee by a person that engages, in any manner, in the provision of financial services in the restricted territory (as those terms are defined in the PSBK non-competition and non-solicitation agreement.)

•

FCAL and FCB will have received a legal opinion, dated as of the closing date and in a form reasonably acceptable to them, to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code.

•

PSBK will have accrued the amounts and expenses to be made under its employment agreements change in control agreements, and FCAL will make such payments five (5) business days after the effective time with regard to all such PSBK employees.

•	The Closing Price will not be greater than $7.83.

Conditions to PSBK’s Obligations Under the Merger Agreement

The obligations of PSBK under the Merger Agreement are subject to the satisfaction of the following conditions at or prior to the closing date:

•

Each of the representations and warranties of FCAL and FCB set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and upon the closing date with the same effect as though all such representations and warranties had been made on the closing date (except to the extent such representations and warranties speak as of an earlier date); and FCAL and FCB will have delivered to PSBK a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCAL and FCB dated as of the closing date.

•

FCAL and FCB will have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the closing date, and PSBK will have received a certificate signed on behalf of FCAL by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the closing date.

•	PSBK will have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

•

FCAL will have delivered the Stock Consideration or the Adjusted Stock Consideration, as applicable, to the Exchange Agent and the Exchange Agent will have provided PSBK with a certificate evidencing such delivery.

•

FCAL and FCB will have furnished PSBK with such certificates of its officers or others and such other documents to evidence fulfillment of certain closing conditions set forth in the Merger Agreement as PSBK may reasonably request.

•	The Merger Agreement and the transactions contemplated thereby will have been approved by the requisite vote of the shareholders of PSBK.

•	FCAL and FCB will have offered to appoint the PSBK Director Appointee to serve on their respective boards of directors immediately after the effective time.

•

PSBK will have received an opinion, dated as of the closing date and in a form reasonably acceptable to PSBK to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Section 368 of the Code.

•

If required by the parties, the Fairness Opinion of Hovde will have been either reissued or updated as of the date of the Proxy Statement/Prospectus is mailed to shareholders of PSBK for consideration of the Merger Agreement and the Merger.

•	The Closing Price will not be less than $5.79.

•	The PSBK Closing Shareholders’ Equity will not be less than $7.5 million.

Termination

The Merger Agreement may be terminated at any time prior to the closing date:

•	By the mutual written agreement of FCAL, FCB and PSBK;

•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there has been a material breach of any of the representations or warranties set forth in the Merger Agreement on the part of the other party, which breach by its nature cannot be cured prior to December 31, 2012 or will not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party will have the right to terminate the Merger Agreement unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement;

•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which failure by its nature cannot be cured prior to December 31, 2012 or will not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party will have the right to so terminate the Merger Agreement unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement;

•	At the election of the boards of directors of either party if the closing will not have occurred by December 31, 2012, or such later date as will have been agreed to in writing by FCAL, FCB and PSBK;

•

Automatically and without any action on the part of any party if the shareholders of PSBK will have voted at the PSBK Special Shareholders’ Meeting on the transactions contemplated by the Merger Agreement and such vote will not have been sufficient to approve such transactions;

•

By the boards of directors of either party if: (i) final action has been taken by a bank regulator whose approval is required in connection with the Merger Agreement and the transactions contemplated thereby, which final action (x) has become nonappealable and (y) does not approve the Merger Agreement or the transactions contemplated thereby, or (ii) any court of competent jurisdiction or other governmental entity will have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action will have become final and nonappealable;

•

By the boards of directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by December 31, 2012;

•

By the Board of Directors of FCAL if PSBK has received a Superior Proposal, and in accordance with the Merger Agreement, the Board of Directors of PSBK has entered into an acquisition agreement with respect to the Superior Proposal, terminated the Merger Agreement, or withdraws its recommendation of the Merger Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FCAL;

•

By the Board of Directors of PSBK if PSBK has received a Superior Proposal, and in accordance with the Merger Agreement, the Board of Directors of PSBK has made a determination to accept the Superior Proposal;

•	By the Board of Directors of FCAL and FCB if the Closing Price is greater than $7.83;

•	By the Board of Directors of PSBK if the Closing Price is less than $5.79; or

•	By the Boards of Directors of FCAL and FCB or PSBK if the PSBK Closing Shareholders’ Equity is less than $7,500,000.

Effect of Termination

As liquidated damages resulting from a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the non-breaching party will be entitled to claim $500,000 from the breaching party;

In addition, FCAL is entitled to receive from PSBK a fee of $1,000,000, less any amount received or owed to FCAL from PSBK as liquidated damages, following the occurrence of any of the following events:

•

FCAL terminates the Merger Agreement because PSBK’s Board of Directors has received a Superior Proposal and either enters into an acquisition agreement with respect to the Superior Proposal, terminates the Merger Agreement, withdraws its recommendation of the Merger Agreement, fails to recommend the Merger Agreement to PSBK’s shareholders or qualifies its recommendation in a manner adverse to FCAL or FCB;

•	PSBK accepts a Superior Proposal; or

•

PSBK enters to a definitive agreement relating to another Acquisition Proposal within twelve months following either the failure of PSBK’s shareholders to approve the Merger Agreement or FCAL’s termination of the Merger Agreement in accordance with its terms because PSBK breaches any representation or warranty or fails to comply with any covenant or agreement contained in the Merger Agreement.

Amendment, Extension and Waiver

At any time prior to the effective time (whether before or after approval thereof by the shareholders of PSBK), the parties may: (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained in the Merger Agreement; provided, however, that after any approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of PSBK, there may not be, without further approval of such shareholders, any amendment of the Merger Agreement which reduces the amount, value or changes the form of consideration to be delivered to PSBK’s shareholders pursuant to the Merger Agreement.

Employee Benefits

Prior to the effective time of the Merger, PSBK will take all action necessary to merge or consolidate with FCAL’s 401(k) Plans any and all 401(k) Plans that PSBK maintains and to terminate any other PSBK compensation and benefit plan that FCAL may specify. Prior to the effective time of the Merger, PSBK will take all actions necessary to fully vest participants in their account balances under any and all 401(k) Plans PSBK maintains.

PSBK agrees that as of and following the effective time, the employees of PSBK as of the effective time of the Merger who continue to be employed by FCAL and/or FCB after the effective time of the Merger or who are offered and who accept employment with FCAL and/or FCB (collectively the “Former PSBK Employees”) will be eligible to participate in FCAL’s or FCB’s employee benefit plans in which the similarly situated employees of FCAL or FCB participate, to the same extent as such similarly situated employees of FCAL and FCB participate.

With respect to each employee benefit plan, program, policy, or arrangement maintained by FCAL or FCB for the benefit of current employees of FCAL or FCB (each such plan, program, policy, or arrangement, a “FCAL Plan”), FCAL and FCB agrees that for the purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PSBK will be treated as service with FCAL or with FCB; provided, however, that such service will not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an FCAL Plan, FCB will cause such FCAL Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous FCAL Compensation and Benefit Plan immediately prior to the effective time of the Merger and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to Former PSBK Employee on or after the effective time of the Merger to the extent such Former PSBK Employee had satisfied any similar limitation or requirement under an analogous FCB Compensation and Benefit Plan prior to the effective time of the Merger for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the FCAL or FCAL Plan; provided, however, if any Former PSBK Employee is denied or delayed coverage FCAL or FCB will pay for such Former PSBK Employee’s COBRA coverage.

Available Information

More information can be found on FCAL’s website at www.fcalgroup.com, and a website for First California Bank at www.fcbank.com. At www.fcalgroup.com and via the “Investor Relations” link on the website, FCAL’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13 or 15(d) of the Exchange Act are available, free of charge, as soon as reasonably practicable after such forms are electronically filed with, or furnished to, the SEC. The public may read and copy any materials FCAL files with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 on official business days during the hours of 10:00 a.m. to 3:00 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may obtain copies of the FCAL’s filings on the SEC site. These documents may also be obtained in print upon request by our shareholders to our Investor Relations Department.

You may contact FCAL’s Investor Relations Department at First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, Telephone Number (805) 322-9655.

(All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.)

FCAL has adopted a written code of ethics that applies to all directors, officers and employees of FCAL, including our principal executive officer and senior financial officers, in accordance with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules of the Securities and Exchange Commission promulgated thereunder. The code of ethics is available on our website at www.fcalgroup.com and also upon request, at no charge.

Requests for copies should be directed to: Investor Relations Department, 3027 Townsgate Road, Suite 300, Westlake Village, California 91361, telephone number (805) 322-9655. In the Corporate Governance section of our corporate website FCAL has also posted the charters for our Audit Committee, Compensation Committee and Governance and Nominating Committee.

ADJOURNMENT OF THE ANNUAL MEETING

If, at the special meeting of PSBK shareholders on [MEETING DATE], the number of PSBK Common Stock present in person or by proxy is insufficient to constitute a quorum at the special meeting, or the number of shares of such PSBK Common Stock voting in favor of approval of the Merger Agreement is insufficient to approve the Merger Agreement, PSBK’s management intends to move to adjourn the respective meeting in order to enable the PSBK Board of Directors to solicit additional proxies. In that event, PSBK will ask its shareholders to vote upon the adjournment proposal.

In this proposal, PSBK is asking its shareholders to grant discretionary authority to the holder of any proxy solicited by the PSBK Board of Directors so that such holder can vote in favor of the proposal to adjourn the special meetings to solicit additional proxies. If the shareholders of PSBK approve the adjournment proposal, PSBK could adjourn the special meeting, and any adjourned session of the meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if PSBK has received proxies representing a sufficient number of votes against approval and adoption of the Merger Agreement to defeat the Merger Agreement proposal, PSBK could adjourn the meeting without a vote on the Merger Agreement proposal and seek to convince the holders of those shares to changes their votes to vote in favor of the approval and adoption of the Merger Agreement.

If the PSBK special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

Vote Required

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares of PSBK Common Stock present in person or by proxy and entitled to vote. Abstentions will have the same effect as a vote against the adjournment proposal.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. However, shares held by a broker for which you do not give your broker instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal.

Recommendation of the Board of Directors of PSBK

The Board of Directors of PSBK believe that if the number of shares of PSBK Common Stock present in person or by proxy at its special meeting and voting in favor of approval of the Merger Agreement is insufficient to approve and adopt the Merger Agreement, it is in the best interests of the shareholders of PSBK to enable the Board of Directors to continue to seek to obtain a sufficient number of additional votes in favor of approval and adoption of the Merger Agreement. Therefore, the Board of Directors of PSBK recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the PSBK special meeting for the purpose of soliciting additional proxies.

INFORMATION ABOUT PSBK

General

Premier Service Bank, or PSBK, is a California banking corporation that is headquartered in Riverside County, California. PSBK conducts a commercial banking business predominately in Riverside and San Bernardino counties in Southern California. PSBK’s deposits are insured, to the maximum extent permitted by law, by the Federal Deposit Insurance Corporation (commonly known as the “FDIC”).

At June 30, 2012, PSBK’s total assets, net loans, and total deposits were approximately $137.2 million, $93.0 million and $110.0 million, respectively. Additionally, as of that date PSBK had 1,498 business deposit accounts, representing 45.3% of PSBK’s total deposits. At December 31, 2011, PSBK’s total assets, net loans, and total deposits were approximately $141.3 million, $101.1 million and $111.8 million, respectively. As of that date PSBK had 1,537 business deposit accounts, representing 44% of PSBK’s total deposits.

PSBK operates two full-service facilities, one in Riverside, California and another in the adjacent community of Corona, California.

Form and Year of Organization

PSBK was incorporated under the laws of the State of California on December 7, 2000 and commenced its operations on September 10, 2001.

PSBK has posted its Code of Ethics for directors, officers and employees, and the charters of the Audit Committee and the Nomination and Governance Committee of PSBK’s Board of Directors on the Investor Relations section of PSBK’s website at www.premierservicebank.com. Information on PSBK’s website should not be considered a part of this proxy statement/prospectus.

PSBK’s headquarters office is located at 3637 Arlington Avenue, Suite B, Riverside, CA 92506. The telephone number is: (951) 274-2400.

Nature of Business

PSBK is a full-service community bank offering a broad range of banking products and services, including accepting time and demand deposits, originating loans, offering safe deposit boxes, ATM cards, debit cards and gift cards, and providing cash management, bill payment and Internet banking services. PSBK originates several types of loans, including secured and unsecured commercial and consumer loans, multi-family and commercial real estate loans, construction loans for both residential and commercial buildings, and home equity and commercial lines of credit.

PSBK’s lending activities are subject to a variety of lending limits imposed by state law. While differing limits apply in certain circumstances, based upon the type of loan and the nature of the borrower, in general PSBK is subject to a lending limit to a single borrower in an amount equal to a percentage of PSBK’s net capital and loan loss reserves. PSBK has elected to establish policy limits on loans that are less than the limits allowed by law.

The customers of PSBK have the option of accessing many of the banking services and account information in person, telephonically or through electronic means. In addition, PSBK also offers courier service for the convenience of its customers. With a blended combination of “high-tech, high-touch,” PSBK believes it has the ability to aggressively compete in the marketplace.

The products and services currently offered by PSBK were designed to meet many of its customers’ financial service needs. PSBK also helps its customers, who require other services not currently offered by PSBK, to obtain such services from its correspondent banks and other sources, while looking for the best timing to offer those services directly.

During 2011, PSBK continued marketing the variety of deposit products offered by PSBK to PSBK’s community and customers to enhance the community connection.

During 2010, PSBK partnered with a local elementary school to start the “bank @ school” program. The “bank @ school” program brings PSBK to school and teaches children the concept of savings.

During 2009, PSBK converted the paper based in-clearing process to branch capture to improve the efficiency of in-clearing procedures and to stay up to date with changing technology within the industry.

PSBK re-built its website in the summer of 2009 to enhance the information presentation and to make the site more interactive.

During 2008, PSBK began offering remote deposit capture service to existing and potential customers; this eliminated the geographic restrictions previously associated with developing out-of-marketplace relationships.

PSBK also elected to participate in the Transaction Account Guarantee Program and the Debt Guarantee Program offered by Federal Deposit Insurance Corporation (“FDIC”) in 2008. The Transaction Account Guarantee Program enabled PSBK to offer full FDIC insurance coverage for non-interest bearing deposit transactions accounts regardless of the dollar amount. The Debt Guarantee Program is a guarantee of newly issued senior unsecured debt of PSBK. On July 21, 2010, the Dodd–Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) extended to December 31, 2012 the temporary unlimited coverage for noninterest-bearing transaction accounts.

During 2007, PSBK began offering e-statements and totally free checking accounts to existing and potential customers.

None of the aforementioned products required significant time nor is the cost of such activities being passed on directly to PSBK’s customers. PSBK holds no patents, licenses (other than those obtained from bank regulatory authorities), franchises or concessions.

Competition

The banking business in California, generally, and specifically in Riverside, Corona and the adjacent areas, is highly competitive, with respect to both loans and deposits. The business is dominated by a relatively small number of major banks, most of which have many offices operating over a wide geographic area. Many of these major financial institutions offer certain services, such as trust and brokerage services, which are not currently offered by PSBK. By virtue of their size as measured by total capital, these institutions have higher lending limits and substantially larger advertising and promotional budgets. Other community banks, which serve the same customers as PSBK, also have offices in the Riverside and Corona marketplace, further increasing competition in those areas.

In addition to the capital initially provided by PSBK’s shareholders, funding was generated from the exercise of warrants during 2003 and 2004, resulting in more than $2.2 million of new capital. On February 20, 2009, PSBK completed the sale of 4,000 shares of Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) to the U.S. Department of the Treasury (the “Treasury”) under the Treasury’s Capital Purchase Program (the “CPP”). Concurrent with the sale of the Series A Preferred Stock, PSBK issued the Treasury a warrant for the purchase of 200 shares of Warrant Preferred Stock. The warrant was exercised immediately upon close of the transaction. The 4,200 shares of Preferred Stock resulted in $4 million of new capital. Funding for the interest-bearing investments and loans also originated from the over 4,000 depository accounts from both individuals and businesses. Due to the current size of PSBK, PSBK has several key customers with depository balances which are closely tracked by management, on an on-going basis, to minimize liquidity concerns should these customers choose to move their banking relationship or significant balances elsewhere. The rates paid on interest-bearing deposit products, while competitive, are not above local market rates.

Properties

The main office of PSBK is located at 3637 Arlington Avenue, Suite B, Riverside, California. PSBK leases on a triple-net basis approximately 7,100 square feet on the ground floor of a two-story wood and stucco commercial building built during 2001 (the “Building”). The lease had an initial term of five years that expired July 31, 2006, but PSBK exercised the option to extend the lease for an additional five (5) year period to July 31, 2011 and increased the lease space by approximately 2,100 square feet. In March 1, 2007, PSBK executed the second addendum to the Lease agreement to incorporate approximately 1,200 square feet of rentable space contained within Suite C located on the second floor of the Building; and in May 1, 2007, PSBK executed the third addendum to the Lease agreement to incorporate approximately 900 square feet of rentable space contained within the detached structure located in the parking lot adjacent to the Building; and in August 1, 2011, PSBK executed the fourth addendum to extend the Lease agreement to July 31, 2016. Currently, PSBK leases on triple-net basis approximately 11,300 square feet for the main office. The lease also provides PSBK with the right of first refusal to lease additional space in 2,000 square foot increments, located on the second floor, when the space in the Building becomes available. In July 2016, PSBK will have the right to extend the one remaining 5-year option under the original lease terms. The monthly lease payment is fixed for the term of the lease. The current monthly lease payment is $25,917 per month.

The Corona office is located at 102 East Sixth Street, Suite 100, Corona, California. PSBK leases on modified gross basis approximately 4,333 square feet on the ground floor of a two-story wood and stucco commercial building built during 2003. The lease has a term of five (5) years that expires June 30, 2008, but PSBK has the option to extend the lease for three (3) additional five (5) year periods. The original term of the Lease expired on June 30, 2008, and PSBK continued as a hold-over tenant after that date. PSBK negotiated an amendment of the lease with the landlord and the effective date of the addendum is October 1, 2008. The amendment exercised the first option right to extend the Lease to September 30, 2013, subject to PSBK’s right as set forth in the original Lease with respect to the two remaining option periods. It also modifies the base rent for the first 12 months of the extended term, commencing October 1, 2008. The base rent shall be subject to adjustment annually commencing on the first day of October, 2009 and on the same date each year thereafter. The basis for computing the adjustment is the average of the twelve monthly Consumer Price Indexes, all urban consumers, all items for the Los Angeles-Anaheim-Riverside Metropolitan Area published by the United States Department of Labor, Bureau of Labor Statistics for the 12-month period ending September 30. The current monthly lease payment is $9,612 per month.

It is the policy of PSBK to lease operating space to provide flexibility as to service locations as well as to employ the initial capital dollars that would otherwise be used to acquire capital assets, make loans and invest in securities, providing PSBK with a continuous return of interest on a higher percentage of its assets.

Legal Proceedings

From time to time, PSBK may become party to claims and legal proceedings arising from the ordinary course of business.

As of June 30, 2012, PSBK is not a party to any pending legal or administrative proceedings, and no such proceedings are contemplated. However, litigation is inherently uncertain and no assurance can be given that any future litigation will not result in any loss which might be material to PSBK.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS OF PREMIER SERVICE BANK

This discussion presents management’s analysis of the financial condition and results of operations of PSBK as of and for each of the years in the two-year period ended December 31, 2011 and as of and for each of the six months ended June 30, 2012 and June 30, 2011. This discussion is designed to provide a more comprehensive review of the operating results and financial position of PSBK than could be obtained from an examination of the financial statements alone. The discussion should be read in conjunction with the financial statements of PSBK and the notes related thereto which appear elsewhere in this proxy statement/prospectus.

Statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements within the meaning of Section 21E of the Exchange Act, including PSBK’s expectations, intentions, beliefs or strategies regarding the future. All forward-looking statements concerning economic conditions, rates of growth, rates of income or values as may be included in this proxy statement/prospectus are based on information available to PSBK as of the date of this proxy statement/prospectus, and PSBK assumes no obligation to update any such forward-looking statements. It is important to note that PSBK’s actual results could materially differ from those in such forward-looking statements. Factors that could cause actual results to differ materially from those in such forward-looking statements are fluctuations in interest rates, inflation, government regulations, economic conditions and competitive product and pricing pressures in the geographic and business areas in which PSBK conducts its operations.

Regulatory Matter

Consent Order

On November 30, 2010, PSBK and representatives of the FDIC and the DFI, entered into a Stipulation and Consent (the “Consent”) to the Issuance of a Consent Order. The Consent was signed by PSBK on that date without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulations. Pursuant to the Consent, a joint Consent Order (the “Order”) was issued by the FDIC and the DFI on December 1, 2010.

“Troubled” Designation

In a letter dated June 22, 2010, PSBK was advised by the FDIC that PSBK is considered “troubled” for the purposes of Section 32 of the Federal Deposit Insurance Act. As a result of this designation, PSBK must notify the FDIC in writing at least 30 days prior to certain management changes. These changes include the addition or replacement of a board member, or the employment or change in responsibilities of anyone who is, who will become, or who performs the duties of a senior executive officer. In addition, PSBK was notified that it is considered “troubled” for purposes of Part 359 of the FDIC Rules and Regulations. In accordance with Part 359, prior to entering into any agreement to pay and prior to making any golden parachute payment or excess nondiscriminatory severance plan payment to any institution-affiliated party, PSBK must file an application pursuant to sections 303.244 and 359.6 of the FDIC Rules and Regulations to obtain the consent of the FDIC. These provisions and restrictions may make PSBK less competitive in hiring senior executive officers.

Prompt Corrective Action

The federal banking agencies have by regulation defined the following five capital categories:

•	“Well Capitalized” (Total Risk-Based Capital Ratio of 10%; Tier 1 Risk-Based Capital Ratio of 6%; Leverage Ratio of 5%; and not subject to an order containing a capital provision);

•

“Adequately Capitalized” (Total Risk-Based Capital Ratio of 8%; Tier 1 Risk-Based Capital Ratio of 4%; and Leverage Ratio of 4%, or 3% if the institution receives the highest rating from its primary regulator);

•

“Undercapitalized” (Total Risk-Based Capital Ratio of less than 8%; Tier 1 Risk-Based Capital Ratio of less than 4%; or Leverage Ratio of less than 4%, or 3% if the institution receives the highest rating from its primary regulator);

•	“Significantly Undercapitalized” (Total Risk-Based Capital Ratio of less than 6%; Tier 1 Risk-Based Capital Ratio of less than 3%; or Leverage Ratio less than 3%); and

•	“Critically Undercapitalized” (tangible equity to total assets less than 2%).

At December 31, 2009, PSBK was “well capitalized.” Following the first quarter of 2010, PSBK was notified by the FDIC that its capital category had dropped to “adequately capitalized” for purposes of the prompt corrective action provisions of Section 38 of the Federal Deposit Insurance Act (the “PCA Notice”).

PSBK is currently only adequately capitalized, and subject to restrictions applicable to banks having that capital level.

As of June 30, 2012, PSBK’s key capital ratios were as follows: (a) Total risk-based capital ratio: 11.27%; (b) Tier 1 risk-based capital ratio: 10.00%; and (c) Tier 1 leverage capital ratio of 7.39%.

As of PSBK’s December 31, 2011 Call Report, PSBK’s key capital ratios were as follows: (a) Total risk-based capital ratio: 10.78%; (b) Tier 1 risk-based capital ratio: 9.52%; and (c) Tier 1 leverage capital ratio of 7.21%.

Although PSBK satisfied the capital ratio requirements for well capitalized banks as of June 30, 2012 and December 31, 2011, because the Consent Order contains a capital requirement, PSBK was deemed only adequately capitalized as of these dates. As an adequately capitalized bank, PSBK is restricted as to the effective yield it may offer on its deposits. PSBK is also prohibited from accepting, renewing, or rolling over any brokered deposit without first receiving a waiver of this prohibition from the FDIC.

Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations, as well as disclosures included elsewhere in proxy statement/prospectus, is based upon PSBK’s financial statements (the “Financial Statements”, which have been prepared in accordance with accounting principles generally accepted in the United States of America and are included as part of this document. See “INDEX TO FINANCIAL STATEMENTS” herein.

PSBK’s accounting policies are integral to understanding the results reported. PSBK’s most complex accounting policies require management’s judgment to ascertain the valuation of assets, liabilities, commitments and contingencies. PSBK has established detailed policies and control procedures that are intended to ensure valuation methods are well controlled and applied consistently from period to period. In addition, the policies and procedures are intended to ensure that the process for changing methodologies occurs in an appropriate manner. The following is a brief description of PSBK’s current accounting policies involving significant management valuation judgments.

Use of Estimates in the Preparation of Financial Statements

The preparation of these Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Loan Losses

The allowance for loan losses represents management’s best estimate of losses inherent in the existing loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off net of recoveries. The provision for loan losses is determined based on management’s assessment of several factors: reviews and evaluation of specific loans, changes in the nature and volume of the loan portfolio, current economic conditions and the related impact on specific borrowers and industry groups, historical loan loss experiences, the level of classified and nonperforming loans and the results of regulatory examination.

Loans are considered impaired if, based on current information and events, it is probable that PSBK will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate stipulated in the loan agreement, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. In measuring the fair value of the collateral, management uses assumptions and methodologies consistent with those that would be utilized by unrelated third parties.

Changes in the financial condition of individual borrowers, in economic conditions, in historical loss experience and in the condition of the various markets in which collateral may be sold may all affect the required level of the allowance for loan losses and associated provision for loan losses. Reference should be made to the section covering the allowance and provision for loan loss as well as credit risk management on pages [    ], [    ] and [    ] of this proxy statement/prospectus.

Available-for-Sale Securities

The fair values of most securities classified as available-for-sale are based on quoted market prices. If quoted market prices are not available, fair values are extrapolated from the quoted prices of similar instruments.

Deferred Tax Assets

PSBK used an estimate of future earnings to support the position that the benefit of PSBK’s deferred tax assets will be realized. If future income should prove non-existent or less than the amount of the deferred tax assets within the tax years to which they may be applied, the asset may not be realized and PSBK’s net income will be reduced.

The valuation allowance was established because PSBK has not reported earnings sufficient enough to support the recognition of the deferred tax assets. As of June 30, 2012, PSBK had net operating loss carryforwards of approximately $4.385 million for federal income tax purposes and $4.240 million for California franchise tax purposes. As of December 31, 2011, PSBK had net operating loss carryforwards of approximately $4.625 million for federal income tax purposes and $4.512 million for California franchise tax purposes. As PSBK implements plans to return to profitability, future operating earnings, if any, would benefit from significant net operating loss carryforwards. Federal net operating loss carryforwards, to the extent not used, will expire in 2031. California net operating loss carryforwards, to the extent not used, will expire in 2031.

Deferred Compensation Liabilities

Management estimates the life expectancy of the participants and the accrual method used to accrue compensation expense; if individuals outlive their assumed expectancies the amounts accrued for the payment of their benefits will be inadequate and additional charges to income will be required.

Financial Summary

PSBK posted a net loss of $356,007 for the six-month period ended June 30, 2012, compared to a net loss of $1,225,347 for the comparable 2011 period. On a per share basis, basic earnings (loss) were ($0.30) compared to ($0.99) per share in the same six-month period of 2011; and diluted earnings (loss) per share were ($0.30) compared to ($0.99) per share in the same six-month period of 2011. These losses for the first six months of 2012 and 2011 represent an annualized return (loss) on average assets (ROAA) of (0.51%) and (1.62%), respectively. The annualized return (loss) on average equity (ROAE) was (6.74%) for the first six months of 2012 compared to (19.85%) for the first six months of 2011. The improvement in the return on average equity for the first six months of 2012, as compared to the same period of 2011, is due to the decrease in PSBK’s provision for loan losses, offset by (1) the decrease in net interest income resulted from the decrease in earning assets; (2) the increase in professional expenses related to capital raising; and (3) the increase in expenses and write downs related to the Other Real Estate Owned. PSBK’s leverage capital ratio (Tier 1 Capital to Average Assets) was 7.39% as of June 30, 2012, compared to 7.73% as of June 30, 2011.

PSBK reported net loss of $2.19 million in 2011 and net loss of $3.43 million in 2010. The basic earnings (loss) per share was ($1.77) for 2011 compared to ($2.80) for 2010. Total assets at December 31, 2011 were $141 million, compared with $156 million at December 31, 2010, a decrease of 9.45%. Total gross loans decreased from $117.6 million as of December 31, 2010 to $103.7 million as of December 31, 2011, a decrease of 11.86%. Total deposits decreased from $123.4 million as of December 31, 2010 to $111.8 million as of December 31, 2011, a decrease of 9.43%. Shareholders’ equity stood at $10.7 million as of December 31, 2011, a decrease of $2.2 million or 16.90% from a year earlier when the comparable number was $12.9 million. The return (loss) on average assets improved from (2.15%) to (1.47%) for the years ended December 31, 2010 and 2011, respectively. The return on average equity improved from (22.68%) to (18.18%) over the same two annual periods. The improved return on assets and return on equity reflect the slight improvement in local and national economy in 2011 and slower decrease in real estate value in the Inland Empire area. As a result, PSBK provided $2,794,000 in loan loss reserve in 2011 as compared to $4,011,000 for the year ended December 31, 2010.

Financial Conditions

Material Changes in Financial Condition – Six Month Period Ended June 30, 2012

Total assets as of June 30, 2012 were $137.2 million, down 6.5% from the level one year earlier of $146.7 million and down 2.9% from the prior year-end balance of $141.3 million. The decrease in total assets from one year earlier and from the prior year-end was primarily the result of the decrease in the outstanding loan balance and the decrease in interest-bearing deposits.

The gross loan-to-deposit ratio as of June 30, 2012 was 87.4%, compared to 97.6% one year earlier and 92.8% as of December 31, 2011. The decrease in the loan-to-deposit ratio for the first six month of 2012 when compared to one year earlier was caused by the 13.8% decrease in PSBK’s gross loan portfolio as compared to June 30, 2011.

Loans

Net loans as of June 30, 2012 were $93.0 million, down 14.3% from the level one year earlier of $108.5 million and down 8.0% from the prior year-end balance of $101.1 million. As of June 30, 2012, commercial and industrial loans made up 12.5% of the loan mix, 8.4% in construction, raw land and land development loans, 68.1% in commercial real estate loans, 10.8% in residential real estate loans and 0.3% in consumer loans. The decrease in the net loan portfolio from June 30, 2011 was caused by (1) the reduction in commercial loan and commercial real estate loan portfolios as the demand decreased as a result of the local economy; (2) the increase in the foreclosure of collateral for problem credits due to the economic downturn; (3) loan pay-offs; and (4) the increase in the allowance for loan loss. The decrease from year-end 2011 was due to the foreclosure of collateral for problem credits and loan pay-offs. Table 1 – Loan Mix below reflects the change in the loan mix as of the dates provided.

Table 1 – Loan Mix

Loan Type (Dollars in Thousands)	June 30, 2012		December 31, 2011		June 30, 2011
	$	%	$	%	$	%
Commercial and Industrial	11,971	12.4%	12,043	11.6%	14,089	12.6%
Construction and Land Development	8,047	8.4%	9,534	9.2%	9,460	8.5%
Commercial Real Estate	65,458	68.1%	73,926	71.3%	73,806	66.2%
Residential Real Estate	10,341	10.8%	7,873	7.6%	13,816	12.4%
Consumer	265	0.3%	292	0.3%	329	0.3%

Total Gross Loans	96,082	100.0%	103,668	100.0%	111,500	100.0%

Allowance for Loan Losses

The allowance for loan losses increased from $2,803,000 as of June 30, 2011 to $2,907,000 as of June 30, 2012. The allowance for loan losses for the prior year end of December 31, 2011 was $2,359,000. The allowance for loan losses during the first six months of 2012 was the net result of $2,359,000 prior year net reserve, $92,000 in charge-offs, $415,000 in charge-off recoveries, along with a $225,000 additional provision which was made to ensure an adequate allowance for loan losses, commensurate with PSBK’s loan portfolio growth, mix and risk assessment. PSBK had $5.47 million of non-accrual loans as of June 30, 2012. The charge-offs represented (1) $38,000 due to borrower failure to satisfy the terms of an unsecured loan; (2) $4,000 short in pay-off of a classified loan; (3) $6,000 resulting from the write-down on classified loans indicated through an impairment analysis; and (4) $44,000 for the payment of the delinquent property tax during a foreclosure process. The recovery was a partial recovery for loans charged off in 2008, 2009 and 2010. The allowance for loan losses, as a percentage of gross loans, was 3.03% as of June 30, 2012, an amount which management believes was adequate, as of that date, to cover potential, but unidentified losses in the portfolio. The allowance for loan losses, as a percentage of gross loans, was 2.28% as of December 31, 2011 and 2.51% as of June 30, 2011.

Investment in Time Deposits in Other Financial Institutions

PSBK had no time deposits invested with other financial institutions as of June 30, 2012, June 30, 2011 and at year-end 2011. The historically low interest rates of the time deposits make such deposits less attractive.

Investment in Securities

As of June 30, 2012, PSBK maintained a portfolio of investment securities that consisted of U.S. agencies, mortgage-backed securities and municipal bonds. $2.9 million (41.2%) of these investments were purchased with both the intent and the ability of PSBK to hold them until their contractual maturity (or “Held-to-Maturity”). This represents a decrease of $0.54 million (15.9%) from the June 30, 2011 balance of $3.4 million and at the same level when compared to the December 31, 2011 balance of $2.9 million.

As of June 30, 2012, PSBK reported “Available-for-Sale” securities of $4.08 million (58.8%), which represents a $2.04 million decrease (33.4%) when compared to the $6.12 million reported as of June 30, 2011, and a decrease of $1.51 million (27%) when compared to the December 31, 2011 balance of $5.59 million.

PSBK determines the current market value from independent sources for each of its securities on a monthly basis and compares that market value to its amortized costs. The unrealized value of the “Held-to-Maturity” securities (whether positive or negative) is not recorded in either the income statement or as an adjustment to capital. The unrealized gain on “Held-to-Maturity” investments, as of June 30, 2012, was approximately $191,000, compared to the unrealized gain of $187,000 as of December 31, 2011 and the unrealized gain of $135,500 as of June 30, 2011. The unrealized value on “Available-for-Sale” securities is reported as a component of Other Comprehensive Income. The figures provided on PSBK’s balance sheet reflect the unrealized gain for “Available-for-Sale” securities, net of tax, as of June 30, 2012.

Deposits

Deposits are PSBK’s main source of funding for loans. As a result of the market focus on small and medium businesses, deposits from these businesses, and their corresponding relationships, are significant contributors to this funding source. PSBK also offers retail consumer deposit products and services to meet the needs of its customers. These deposit products have a range of interest rates and terms. PSBK’s deposits consist of demand deposits, savings accounts, money-market funds, and certificate of deposit accounts. The flow of deposits is influenced significantly by general economic conditions, changes in the money market, prevailing interest rates and competition. PSBK’s deposits are obtained primarily from the geographic area in which its offices are located. PSBK relies primarily on customer service and long-standing relationships with customers to attract and retain these deposits. PSBK participates in the one way sell program of the Certificates of Deposit Account Registry Services (“CDARS”). CDARS is a program that enables PSBK to place large deposits of its customers into certificates of deposits, which are issued by multiple banks so that PSBK’s customers are able to obtain full FDIC insurance coverage. Due to the issuance of the Consent Order, which is discussed in detail in the Capital Resources section below, PSBK is prohibited from participating in the CDARS deposit reciprocal program and the one way buy program. PSBK has a line of credit at the Federal Home Loan Bank of San Francisco (“FHLB”). PSBK utilizes FHLB Advances as one of the funding sources available to PSBK to offset the mismatched asset/liability duration brought on by the change in the loan portfolio mix. As of June 30, 2012, PSBK’s total deposits were $110.0 million, a decrease of 3.8% from the level one year earlier of $114.3 million and a decrease of 1.6% from the prior year-end balance of $111.8 million. PSBK has $16 million in FHLB Advances as of June 30, 2012, which is discussed in detail in the Borrowings section below. Table 2 – Deposit Mix below provides an analysis of the deposit mix, as of the end of the second quarter of 2012, compared to December 31, 2011 and to the end of the second quarter of 2011.

Table 2 – Deposit Mix

Deposit Type	June 30, 2012		December 31, 2011		June 30, 2011
(Dollars in Thousands)	$	%	$	%	$	%
Noninterest-bearing Demand	42,382	38.5%	41,130	36.8%	43,761	38.3%
NOW, Savings & Money Market	57,256	52.1%	59,446	53.2%	60,291	52.8%
Time Deposits under $100,000	5,385	4.9%	5,654	5.1%	5,772	5.0%
Time Deposits $100,000 & Over	4,947	4.5%	5,529	4.9%	4,457	3.9%

Total Gross Deposits	109,970	100.0%	111,759	100.0%	114,281	100.0%

The percentage of non-interest bearing deposits to total deposits as of June 30, 2012 was 38.5%, an increase from 36.3% as of December 31, 2011 and 36.8% as of June 30, 2011. The percentage of interest bearing, non-maturing deposits to total deposits as of June 30, 2012 was 52.1%, a decrease from 53.2% as of the year ended December 31, 2011 and 52.8% as of June 30, 2011. PSBK’s deposit strategy is centered in retaining and further developing core deposits for the institution.

Borrowings

PSBK utilizes FHLB Advances to (1) extend PSBK’s liability duration, by borrowing long term funds (two to five years), to mitigate the mismatch that exists in PSBK’s balance sheet; and (2) satisfy PSBK’s liquidity needs. As of June 30, 2012, PSBK had 10 advances, totaling $16 million, with an average interest rate of 2.5% and an average remaining term of approximately 11 months. At June 30, 2012, the remaining borrowing capacity from FHLB was $11.8 million.

PSBK may borrow up to $2.7 million from the FRB Discount Window with the advances secured by PSBK’s municipal securities portfolio. As of June 30, 2012 no amounts were outstanding under this arrangement.

Capital Resources

Capital serves as a source of funds and helps protect depositors and shareholders against potential losses. The primary source of capital for PSBK is internally generated capital through retained earnings.

The assessment of capital adequacy is dependent on several factors, including asset quality, earnings trends, liquidity and economic conditions. Maintaining adequate capital levels is an integral part of providing stability to PSBK and fulfilling regulatory capital requirements.

PSBK is a participant in the Department of the Treasury’s TARP Capital Purchase Program (the “CPP”). On February 20, 2009, PSBK issued to the Treasury (a) 4,000 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, for $4 million (the “Series A Preferred Stock”), and (b) warrants for the purchase of 200.002 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock (the “Warrant Preferred Stock”), having an aggregate liquidation preference equal to 5% of the Series A preferred on the date of investment. The Certificate of Determination for the Series A Preferred Stock provides for the payment of non-cumulative dividends, when and if declared, at the rate of 5% per annum for five years and thereafter at the rate of 9% per annum. The warrants were exercised upon close of the transaction. The Warrant Preferred Stock has the same rights, preferences, privileges, voting rights and other terms as the Series A preferred, except that (1) the Warrant Preferred pays non-cumulative dividends, if and when declared, at the rate of 9% per annum, and (2) the Warrant Preferred may not be redeemed until all the Series A Preferred has been redeemed. All of the Series A Preferred Stock and the Warrant Preferred Stock qualify as Tier 1 capital. Dividend payment dates for the Series A Preferred and the Warrant Preferred are February 15, May 15, August 15 and November 15 of each year. If PSBK fails to make six dividend payments, which need not be consecutive, the Treasury has the right, but not the obligation, to appoint two additional directors to the Board until all the dividend payments have been paid. As of June 30, 2012, PSBK has made one dividend payment, in the amount of $54,500, which was due on May 15, 2010. PSBK did not make the dividend payments which were due on May 15, August 15 and November 15, 2009, on February 15, August 15 and November 15, 2010, on February 15, May 15, August 15, 2011 and November 5, 2011, on February 15 and May 15, 2012, for a total of 12 missed payments through June 30, 2012. PSBK, under California Financial Code Sections 1132 and 1133, was not legally able to pay such dividends on those dates. As of June 30, 2012, the Treasury has not exercised its right to appoint directors to the Board.

The Order issued by the FDIC and the DFI requires several corrective actions and restricts other actions by PSBK. Among these provisions is the requirement that within 90 days from the effective date of the Order (by February 28, 2011), PSBK shall increase and thereafter maintain its Tier I capital in such an amount to ensure that PSBK’s leverage ratio equals or exceeds 9.50%. Within 90 days from the effective date of the Order (by February 28, 2011), PSBK is required to increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 12%. As noted in the Table 3 – Capital Amounts and Regulatory Ratios below, PSBK was not in compliance with these ratios as of June 30, 2012.

Table 3 below sets forth PSBK’s capital amounts and ratios as of June 30, 2012 and 2011:

Table 3 – Capital Amounts and Regulatory Ratios

	June 30, 2012		June 30, 2011
(Dollars in thousands)	Amount	Ratio	Amount	Ratio
Tier 1 Capital (to Average Assets)	$10,243	7.39%	$11,940	7.73%
Tier 1 Capital (to Risk Weighted Assets)	$10,243	10.00%	$11,940	9.66%
Total Capital (to Risk Weighted Assets)	$11,544	11.27%	$13,453	10.92%

Total shareholders’ equity at June 30, 2012 of $10.31 million represents a decrease of $1.35 million, or 11.58% compared to total shareholders’ equity of $11.66 million at June 30, 2011.

On February 27, 2012, PSBK entered into the Merger Agreement with FCAL and FCB pursuant to which PSBK will merge into FCB. The transaction is presently expected to close late in the third quarter or early in the fourth quarter of 2012, subject to regulatory and shareholder approvals and customary closing conditions. If the Merger closes as anticipated, PSBK’s capital issues will be resolved. If the Merger does not proceed for any reason, in order to comply with the capital requirements of the Order, PSBK will need to complete a new capital offering or find another solution which improves its capital ratios, such as finding a new merger partner, arranging for the possible sale of PSBK or a transfer of control of PSBK, or taking steps to decrease the asset size of PSBK until the ratios are in compliance with the Order. PSBK believes that the Merger will close as anticipated and that there will be no need to implement any such contingency plans.

Liquidity

The focus of PSBK’s liquidity management is to ensure that it is able to meet its daily cash requirements. Sources of liquidity include cash levels above the amounts required for day-to-day operations, due-from-bank balances, which are unencumbered by reserve or compensating balance requirements, time certificates placed in other institutions, investment securities in the available-for-sale category, loan repayments, new deposit dollars and federal fund borrowing lines. Typical demands on liquidity are deposit run-off from demand and savings accounts, maturing time deposits of bank customers, which are not being renewed, as well as anticipated funding from newly booked loans and previously undisbursed credit commitments.

PSBK has a credit facility with the FHLB. PSBK pledges real estate and securities to the FHLB as collateral for borrowing. This borrowing capacity provides PSBK with another funding source, which further enhances PSBK’s ability to effectively manage liquidity.

PSBK’s liquidity position for June 30, 2012 was above the minimum requirement under PSBK’s policy guideline. PSBK had no brokered deposits as of June 30, 2012. PSBK utilizes FHLB long term advances to extend PSBK’s liability duration as a strategy for asset liability management. PSBK’s loan-to-deposit ratio was 87.4% as of June 30, 2012 compared to the ratio one year earlier of 97.6%.

PSBK believes it continues to have sufficient liquidity. PSBK’s internally calculated liquidity ratio was 24.7% as of June 30, 2012, which is above PSBK’s minimum policy guideline of 15%. At June 30, 2012, management was not aware of any trends, events, uncertainties or additional recommendations by regulatory authorities that will have or that are reasonably likely to have a material effect on the liquidity, capital resources or operations of PSBK.

Off Balance Sheet Transactions

PSBK in its ordinary course of business has commitments to disburse loan proceeds both under revolving and non-revolving arrangements. These financial commitments include commitments to extend credit and to honor standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in PSBK’s financial statements.

PSBK’s exposure to loan losses, in the event of non-performance on commitments to extend credit and standby letters of credit, is represented by the contractual amount of those commitments. PSBK uses the same credit policies in making commitments as it does for making loans.

As of June 30, 2012, the total of these commitments was approximately $7.9 million, down 24.8% from the level one year earlier of $10.5 million and an increase of 4.0% from the prior year-end balance of $7.6 million.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of these commitments are expected to expire without being drawn upon, the total amount does not necessarily represent future cash requirements. PSBK evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by PSBK, is based upon management’s credit evaluation of the customer. The majority of PSBK’s commitments to extend credit under standby letters of credit arrangements are secured by real estate. The decrease in the balances outstanding is a reflection of the reduction in the related outstanding loan categories.

PSBK has a contingency reserve associated with these undisbursed loan dollars that is separate from the general loan loss reserve. The amount of this contingency reserve as of June 30, 2012, based upon management’s evaluation, was $22,000. There was no additional expense or reversal of expense recorded for the first six month of 2012.

Dividends

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank’s undivided profits or the bank’s net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. PSBK is also restricted in its ability to pay dividends by the Order and by the terms of the preferred stock issued to the Treasury under the Capital Purchase Plan.

Financial Condition As of and for the Year Ended December 31, 2011

Executive Summary

Management considers the following to be the most significant items which affected net income during 2011 compared to 2010:

•	Additional provisions to PSBK’s Allowance for Loan and Lease Losses (“ALLL”) and the adequacy of the ALLL

•	The credit quality of PSBK’s loan portfolio.

•	Increasing expenses in PSBK’s REO property management and write down.

•	The increase in legal fees and related expenses related to collection of problem loans and the disposition of non-performing assets.

•	The level of PSBK’s capital.

•	The cost of PSBK’s deposits and PSBK’s ability to obtain retail deposits.

•	Increase in FDIC insurance assessment.

Management considers the following to be the most significant items which affected net income during 2010 compared to 2009:

•	Increasing provisions to PSBK’s Allowance for Loan and Lease Losses (“ALLL”) and the adequacy of the ALLL

•	The credit quality of PSBK’s loan portfolio.

•	Increasing expenses in PSBK’s REO property management and write down.

•	The increase in legal fees and related expenses related to collection of problem loans and the disposition of non-performing assets.

•	The level of PSBK’s capital.

•	The cost of PSBK’s deposits and PSBK’s ability to obtain retail deposits.

•	Increase in income tax expenses during 2010 resulting from the reversal of deferred tax assets.

Management believes that the primary challenges to PSBK in 2012 are as follows:

•	PSBK is operating under the Consent Order restrictions.

•	The challenge to maintain Net Interest Income due to the difficulty in generating qualified loans in a challenging regional economy.

•	PSBK’s ability to manage interest rate risk through the full economic cycle.

•	The continuing decline of real estate values may cause additional write-down within PSBK’s credit portfolio.

•	The increase in FDIC assessments which will negatively impact PSBK’s profitability.

•	The ability of PSBK to attract and retain qualified personnel.

•	The ability of PSBK to improve its efficiency ratio.

Management believes that some of the most significant opportunities it has for 2012 are as follows:

•	The continuing potential benefit from expanding PSBK’s loan and deposit base within the Riverside and Corona Marketplace.

•

Increasing the footprint of PSBK’s Corona Office, to include the communities of Lake Elsinore, Norco and Menifee, which are, presently viewed, as being underserved markets and void of a community bank presence.

•	Continue improving the efficiency and effectiveness of PSBK’s marketing effort through the target marketing program / campaign.

•	Seizing the opportunity to capture strong banking relationships / clients that are being abandoned by the major banks as they respond to the downturn in the economy.

Loans

At December 31, 2011, PSBK reported net loans of $101,110,000. This represents a decrease of $13,701,000 (or 11.93%) over the comparable figure for December 31, 2010 of $114,812,000. Table 4 – Loan Mix below presents the distribution of PSBK’s loan portfolio at the dates indicated.

Table 4 – Loan Mix

	December 31,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total
Commercial and Industrial	$12,043,000	11.6%	$15,577,000	13.2%
Construction and Land Development	9,534,000	9.2%	9,472,000	8.1%
Residential Real Estate	7,873,000	7.6%	10,921,000	9.3%
Commercial Real Estate	73,926,000	71.3%	81,308,000	69.2%
Consumer	292,000	0.3%	346,000	0.3%

Total Gross Loans	103,668,000	100.0%	117,624,000	100.0%
Less: Deferred Loan Fees	(198,000)		(263,000)
Allowance for Loan Losses	(2,360,000)		(2,549,000)

Total Net Loans	$101,110,000		$114,812,000

Of the $73.9 million Commercial Real Estate loans noted, approximately 58% are owner-occupied.

While PSBK expects to continue to emphasize all types of lending activity in order to diversify the risk in its portfolio, the economic activity of the marketplace in which PSBK makes it loans will determine the types of credit PSBK will be able to extend, thereby impacting its ability to achieve its lending this objective.

Table 5 – Loan Maturities and Sensitivities below sets forth a summary of maturities and sensitivities of loans to changes in interest rates at December 31, 2011. These loans are classified according to the earlier of their contractual maturity or, if variable, to the first available opportunity to have the current rate modified. Additional discussion of PSBK’s exposure to changes in interest rates can be found on page [    ] of this document, under the caption “Interest Rate Risk.”

Table 5 – Loan Maturities and Sensitivities

(Amount in Thousands)	Repricing or Maturing In
Fixed Rate Loans	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Commercial and Industrial	$1,645	$4,211	$1,843	$7,699
Construction and Land Development	2,152	1,002	—	3,154
Residential Real Estate	2,779	4,973	68	7,820
Commercial Real Estate	7,019	20,602	30,387	58,008
Consumer	39	198	—	237

Total	$13,634	$30,986	$32,298	$76,918

	Repricing or Maturing In
Variable Rate Loans	1 Year or Less	Over 1 to 5 Years	Over 5 Years	Total
Commercial and Industrial	$4,344	$—	—	$4,344
Construction and Land Development	6,380	—	—	6,380
Residential Real Estate	53	—	—	53
Commercial Real Estate	913	13,905	1,100	15,918
Consumer	55	—	—	55

Total	$11,745	$13,905	$1,100	$26,750

Total Loans, gross (excludes allowance for loan losses, and net deferred loan fees)				$103,668

Troubled Debt Restructurings

PSBK has six loans to six borrowers totaling $3.7 million which were considered Troubled Debt Restructurings (TDR’s) as of December 31, 2011 compared to six loans to five borrowers totaling $3.5 million as of December 31, 2010.

As of December 31, 2011 all loans with the exception of one that were considered TDR’s were on non-accrual status. PSBK generally returns loans to accrual status after a period of payments, of at least six months, are made on a timely basis and the borrowers have the financial strength to perform continuously.

Typically real estate loans considered to be TDR’s are measured for impairment utilizing current appraisals to determine the fair value of the collateral with any deficiency charged off during the period of measurement. PSBK has complied with this in all cases. The deficiency as a result of the measurement at December 31, 2011 the deficiency of approximately $286,000 was charged off from the allowance for loan losses.

Nonperforming Assets

Nonperforming assets include non-accrual loans, loans contractually past due as to interest or principal for 90 days or more, restructured loans and other real estate owned. PSBK had nonperforming loans totaling approximately $8,926,000 and $8,209,000 as of December 31, 2011 and December 31, 2010, respectively. PSBK had other real estate owned and other bank foreclosed assets totaling approximately $2,927,000 and $1,865,000 as of December 31, 2011 and December 31, 2010, respectively.

Other Real Estate Owned

At December 31, 2011, PSBK had four Other Real Estate Owned (“OREO”) properties at a carrying value of approximately $2.9 million. This compares to five properties at a carrying value of $1.9 million at the prior year end. Table 6 – OREO Activity below outlines activity in OREO from the previous year end:

Table 6 – OREO Activity

(Dollar Amount in Thousands)

Property Type	Dec. 31, 2010	Sold	Write-Down	Added	Dec. 31, 2011	# of Properties
Land	$279	$—	$(56)	$—	$223	1
Land	170	(118)	(52)	—	$—	—
Commercial Real Estate	396	(350)	(46)	—	$—	—
Commercial Real Estate	146	(135)	(11)	—	$—	—
Commercial Real Estate	874	—	(125)	—	$749	1
Commercial Real Estate	—	(576)	—	576	$—	—
Commercial Real Estate	—	—	(79)	887	$808	1
Commercial Real Estate	—	—	(43)	1,189	$1,146	1
Residential 1-4	—	(283)	(91)	374	$—	—
Residential 1-4	—	(277)	(97)	374	$—	—
Multi Family 5+	—	(224)	(17)	241	$—	—

	$1,865	$(1,963)	$(617)	$3,641	$2,926	4

Updated appraisals have been obtained for all OREO properties and the appropriate charge offs were processed at the time they were transferred to OREO, with updated appraisals being ordered in accordance with PSBK policy and regulatory requirements. All properties are being actively marketed and have listing agreements in place.

Allowance for Loan Losses

PSBK’s allowance for loan losses is available to absorb future loan losses. The level of the allowance is a result of management’s assessment of the risk within the loan portfolio. PSBK utilizes both risk-rating system and ASC 310-10-35 “Accounting by Creditors for Impairment of a Loan” analysis on loans in conjunction with PSBK’s monthly credit review and reporting process. This process is expanded significantly on a quarterly basis, with a detailed report prepared by management provided to PSBK’s Board of Directors, and to its independent loan review and financial auditors. The assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, previous loss experience (if any), current and anticipated economic conditions and other factors which, in management’s judgment, deserve recognition. Table 7 – Activity in the Allowance for Loan Losses Accounts provides a summary of the activity in the Allowance for Loan Losses Accounts for the last two years.

Table 7 – Activity in the Allowance for Loan Losses Accounts

	Year Ended December 31,
	2011	2010
Allowance for loan losses beginning of year	$2,548,983	$1,899,558
Allowance for losses-unfunded commitments(1)	46,981	54,000

	2,595,964	1,953,558
Provision charged to loan loss expense	2,794,000	4,011,000
Provision charged for off-balance sheet credit exposure	(25,000)	0

Loans charged off:
Commercial and Industrial	(948,090)	(1,218,358)
Construction and Land Development	(97,741)	(712,858)
Residential Real Estate	(728,158)	(289,869)
Commercial Real estate	(1,451,898)	(1,149,258)
Consumer	0	0
Unfunded Commitments		(7,019)

Recoveries of loans previously charged off:
Commercial and Industrial	34,476	6,549
Construction and Land Development	207,360	0
Residential Real Estate	550	0
Commercial Real estate	0	2,219
Consumer	0	0

Total allowance for loan losses	$2,381,463	$2,595,964

Allocation of allowance for loan losses
Allowance for loan losses	$2,359,482	$2,548,983
Allowance for losses-unfunded commitments	21,981	46,981

Total allowance for loan losses	$2,381,463	$2,595,964

Ratio of Net Loan Losses (Recoveries) to Average Loans Outstanding	2.74%	2.76%

(1)	PSBK maintains a separate allowance account for off-balance sheet unfunded loan commitments. The contingent reserve is included within other liabilities on the balance sheet and the provision is included in other non-interest expenses.

Reference should be made to a detailed discussion of the provision for loan losses found on page [    ] of this proxy statement/prospectus, as well as the discussion of Credit Risk on page [    ] and Note A – Summary of Significant Accounting Policies to the Financial Statements on page F-[    ]. As of December 31, 2011, the allowance for loan losses as a percentage of total gross loans was 2.28%. In 2011, the local real estate values continued to decrease. PSBK’s management has been and will be cautiously monitoring PSBK’s portfolio as well as new credit extensions. PSBK’s management cannot, however, predict the extent to which general economic conditions may deteriorate, real estate values, may decline the direction general interest rates will go, or how changes in the financial conditions or business of a borrower may adversely affect a borrower’s ability to pay.

Time Deposits Placed with Other Financial Institutions

At December 31, 2011 and December 31, 2010, PSBK had no time deposits invested in other institutions. The difference in yield between time deposits and Fed funds is not enough to compensate for the inflexibility that is embedded in time deposit investments.

Investment Portfolio

PSBK maintains a portfolio of investment securities that consists of U.S. Agencies, Mortgage-backed Securities and Municipals. Currently, about 34% of these investments were purchased with both the intent and the ability of PSBK to hold them until their contractual maturity (or “Held-to-Maturity”). The accounting treatment for such securities reports the value of each investment at amortized cost, with changes in the market value having no impact on the financial statement (although the estimated fair value is disclosed). At December 31, 2011, PSBK had a $2,861,000 balance in securities under the “Held-to-Maturity” classification, a decrease of $538,000 or 15.84% over the December 31, 2010 balance of $3,399,000.

The initial practice of placing investments in the “Held-to-Maturity” category reflected the abundance of liquidity enjoyed by PSBK. However, during 2003 PSBK began investing in mortgage-backed securities, where the intent of PSBK was not to hold the entire investment until its contractual maturity. This, coupled with the need for a secondary source of liquidity, made the classification of many of the more recent purchases of securities as “Available-for-Sale” advisable. “Available-for-Sale” portfolios are carried at market, with changes in market value reflected in comprehensive income. As of December 31, 2011, PSBK reported $5,585,000 in “Available-for-Sale” securities, which reflects an unrealized gain of approximately $144,000. The increase of the unrealized gain as of December 31, 2010 to December 31, 2011, is included, net of taxes, in accumulated other comprehensive income in the Statement of Changes in Shareholders Equity.

In addition to investment information available in Note B – Investment Securities to the Financial Statements, included beginning on page F-30 of this document, the following table presents a summary of yields and contractual maturities for the investment portfolio as of December 31, 2011. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Table 8 – Yield and Maturity Information for Securities Maturity information for Mortgage Backed Securities is based upon contractual maturities due to the uncertainty of prepayment speed.

Table 8 – Yield and Maturity Information for Securities

Dollars	One Year or Less	After One Year to Five Years	After Five Years to Ten Years	After Ten Years	Total
Held to Maturity
U.S. Government Agencies	$—	$—	$—	$—	$—
Municipal Bonds	—	655	1,902	304	2,861

Total	$—	$655	$1,902	$304	$2,861

Available for Sale (at amortized cost)
U.S. Government Agencies	$—	$1,500	$1,500	$500	$3,500
Mortgage Backed Securities	—	759	1,182	—	1,941

Total	$—	$2,259	$2,682	$500	$5,441

Total Investments	$—	$2,914	$4,584	$804	$8,302

Weighted Average Yield:	One Year or Less	After One Year to Five Years	After Five Years to Ten Years	After Ten Years	Total
Held to Maturity
U.S. Government Agencies	0.00%	0.00%	0.00%	0.00%	0.00%
Municipal Bonds	0.00%	5.51%	5.48%	5.61%	5.50%

Total	0.00%	5.51%	5.48%	5.61%	5.50%

Available for Sale
U.S. Government Agencies	0.00%	1.25%	1.67%	3.30%	1.72%
Mortgage Backed Securities	0.00%	4.43%	4.97%	0.00%	4.76%

Total	0.00%	2.32%	3.12%	3.30%	2.81%

Total Investments	0.00%	3.04%	4.10%	4.17%	3.73%

Deposits

The primary source of funds to support earning assets is the generation of deposits from PSBK’s customer base. The ability to grow PSBK’s earning assets is a crucial element in the performance of PSBK. In 2006, PSBK accessed non-traditional sources of funds, primarily funds through the CDARS network. During the third quarter of 2007, PSBK started to utilize the Federal Home Loan Bank long-term borrowings to replace the CDARS one-way buy deposits to extend the liability duration with a focus on adjusting the mismatched asset/liability duration brought on by the change in the loan portfolio mix. PSBK has not accessed CDARS one-way buy deposit since late 2008. PSBK reported total deposits of $111,759,000 as of December 31, 2011, a decrease of approximately $11,638,000 (or 9.43%) over the comparable figure of $123,397,000 as of December 31, 2010.

In order to be comparable with other local financial institutions in terms of its structure of interest rates on deposit products offered, PSBK adjusted its deposit pricing as deemed necessary during 2011. This is another element that affects PSBK’s overall cost of funds. Table 9 – Comparison of Deposit Product Rates below sets forth a comparison of the rates paid on PSBK’s deposits products at December 31, 2011 and 2010:

Table 9 – Comparison of Deposit Product Rates

Selected Quoted Interest Rates	2011	2010	Change
Demand Deposits	0.00%	0.00%	0.00%
NOW Accounts	0.15%	0.15%	0.00%
Savings	0.20%	0.20%	0.00%
Money Market Deposits with balances over $50,000	0.45%	0.75%	-0.30%
Time Deposits—under $100,000—Six month term	0.35%	0.70%	-0.35%
Time Deposits—$100,000 and over—Six month term	0.40%	0.75%	-0.35%
Wall Street Journal Prime Rate	3.25%	3.25%	0.00%

The amount of non-interest bearing demand deposits is an integral element in achieving a low cost of funds for PSBK. As of December 31, 2010, non-interest bearing demand deposits represented 30.46% of total deposit dollars. As of December 31, 2011 this percentage increased to 36.80%. PSBK compares favorably with its peer group with only 2% of peer banks having a higher percentage of non-interest bearing deposits.

A comparison of year-end balances in non-time deposits shows an increase in non-interest bearing demand of approximately $3.5 million from $37.6 million as of December 31, 2010 to $41.1 million as of December 31, 2011; a decrease in Money Market Demand Accounts, or MMDA, and savings of approximately $15.3 million from $74.7 million as of December 31, 2010 to $59.4 million as of December 31, 2011. Reference should be made to Table 13 where the average deposits outstanding and the average effective interest rates paid are detailed by deposit category over the last two years.

Approximately 51% of PSBK’s time deposits accounts have balances that are under $100,000. 49% of PSBK’s time deposit accounts have balances that are over $100,000. While all time deposits tend to be more rate sensitive than PSBK’s other deposit categories, the smaller time deposits tend to be more stable and less sensitive to absolute rate levels than do time deposits of $100,000 or more. Approximately 77% of PSBK’s time deposits mature within one year and would be potentially subject to a change in rate on their maturity date. Table 10 – Size and Maturity Information for Time Deposits below shows a summary of size and maturity information for PSBK’s time deposits as of December 31, 2011.

Table 10 – Size and Maturity Information for Time Deposits

Balance by Size	Three Months or Less	After Three Months to Six Months	After Six Months to One Year	After One Year	Total
	(Dollars in Thousands)
$100,000 or Less	$1,766	$2,014	$1,090	$784	$5,654
Over $100,000	2,000	1,271	528	1,730	5,529

Total Time Deposits	$3,766	$3,285	$1,618	$2,514	$11,183

Capital Resources

Capital ratios for commercial banks are calculated using three different formulas. These calculations are referred to as the “Leverage Ratio” and two “risk-based” calculations known as “Tier One Risk-Based Capital Ratio” and the “Total Risk-Based Capital Ratio.” PSBK is subject to certain standards concerning these ratios. These standards essentially take into account the fact that different types of assets have different levels of risk associated with them. They also take into consideration the off-balance sheet exposures of banks when assessing capital adequacy.

The Leverage Ratio calculation simply divides common stockholders’ equity (reduced by goodwill and certain other intangibles that a bank may have) by the total average assets of the bank for the most recent quarter. In the Tier One Risk-Based Capital Ratio, the numerator is the same as the leverage ratio, but the denominator is the total “risk-weighted assets” of the bank. Risk-weighted assets are determined by segregating all assets and off-balance sheet exposures into different risk categories and weighting them by percentages ranging from 0% (lowest risk) to 100% (highest risk). The Total Risk-Based Capital Ratio again uses “risk-weighted assets” in the denominator, but expands the numerator to include other capital items besides equity such as a limited amount of the allowance for loan losses, long-term capital debt, preferred stock and other instruments. PSBK’s capital ratios at December 31, 2011 can be reviewed by referring to Note O – Regulatory Matters of the Financial Statements, on page F-50 of this document. In the chart displayed there, the minimum capital ratios, as established by bank regulators, for both capital adequacy guidelines and for the determination of a “well-capitalized” institution under Prompt Corrective Action rules are stated and applied to PSBK’s current capital positions as of both December 31, 2011 and December 31, 2010.

Contractual Obligations, Commitments, Contingent Liabilities, Off-Balance Sheet Arrangements and Related Party Transactions

As noted in Note I – Commitments to the Financial Statements, PSBK is contingently liable for letter of credit accommodations made to its customers in the ordinary course of business totaling $732,000 at December 31, 2011, which decreased from $1,172,000 one year earlier. Additionally, PSBK has undisbursed loan commitments, also made in the ordinary course of business, totaling $6.8 million, which decreased $5.3 million from the $12.1 million outstanding one year earlier. PSBK offers the standby letters of credits as an accommodation to the needs of its existing customers. The decrease in undisbursed loan commitments was caused by the reduction in both construction loan originations and the construction loan portfolio. PSBK had an allowance for losses for unfunded commitments totaling $22,000 and $47,000 as of both December 31, 2011 and 2010, respectively, to cover losses inherent in its letter of credit accommodations and undisbursed loan commitments.

As noted in Note J – Related Party Transactions to the Financial Statements, PSBK does make loans to related parties (directors and executive officers) in the ordinary course of business at prevailing rates and terms. These loans totaled $0.4 million and $1.4 million at the end of 2011 and 2010, respectively.

A summary of PSBK’s significant contractual obligations and commitments is presented in the following table, with a reference to the footnote disclosure in Item 7 detailing the dollar amount by maturity.

Footnote Disclosure in Item 7 Notes to Financial Statements
Contractual Cash Obligations
Operating Leases	Note D
Other Commitments
Commitments to extend credit	Note I
Related Person Loans	Note J
Borrowings	Note F

Results of Operations

Net Interest Income

June 30, 2012 vs. June 30, 2011

Net interest income represents the difference between the interest earned on interest-earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, which consists of deposits and borrowings. Net interest income before provision for loan losses decreased approximately $323,000 or 9.6% during the comparable six-month periods ended June 30, 2012 and 2011, respectively. Net interest income before provision of loan losses totaled approximately $6,500,000 for 2011, compared to $6,840,000 in 2010.

Table 11 – Distribution of Average Asset, Liabilities, and Shareholders’ Equity for the Six Months Ended June 30, 2012 and 2011 below show PSBK’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicted:

Table 11 – Distribution of Average Asset, Liabilities, and Shareholders’ Equity for the Six Months Ended June 30, 2012 and 2011

	First Six Months of 2012			First Six Months of 2011
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Loans, net	$97,065,000	$3,286,572	6.79%	$112,104,000	$3,699,276	6.65%
Federal funds sold	1,047,000	1,225	0.23%	529,000	619	0.24%
Investment securities(1)	9,038,000	132,390	2.94%	9,109,000	177,389	3.93%
Deposits with financial institutions(2)	18,638,000	23,138	0.25%	14,908,000	20,071	0.27%

Total interest-earning assets	$125,788,000	$3,443,325	5.49%	$136,652,000	$3,897,355	5.75%
Non-interest earning assets	13,681,000			15,564,000
Total Assets	$139,469,000			$152,214,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing demand deposits	$5,852,000	$5,669	0.19%	$6,573,000	$8,009	0.25%
Saving deposits(3)	51,314,000	143,319	0.56%	61,042,000	239,491	0.79%
Time deposits	11,005,000	45,102	0.82%	10,957,000	52,611	0.97%

Total interest-bearing deposits	$68,171,000	$194,090	0.57%	$78,572,000	$300,111	0.77%
FHLB Advances	16,934,000	210,881	2.50%	18,818,000	235,994	2.53%

Total interest-bearing liabilities	$85,105,000	$404,971	0.95%	$97,390,000	$536,105	1.11%
Non-interest bearing deposits	42,934,000		0.00%	41,598,000		0.00%

Total Deposits & Borrowings	$128,039,000	$404,971	0.63%	$138,988,000	$536,105	0.78%
Other liabilities	842,000			778,000
Stockholders’ equity	10,588,000			12,448,000

Total Liabilities and Shareholders’ Equity	$139,469,000			$152,214,000

Net interest spread			4.54%			4.64%
Net interest margin			4.84%			4.96%

(1)	All investment securities have been treated as fully-taxable
(2)	The balances noted include FRB access reserve balance
(3)	The balances noted include money-market and saving accounts

The interest spread is the difference between the yields on average earning assets less the costs of average interest-bearing liabilities. PSBK’s net interest spread decreased to 4.54% for the six-month period ended June 30, 2012 compared to 4.64% for the same period of 2011. The decrease in PSBK’s net interest spread was caused by the decrease in the yield on interest-earning assets, offset with the decrease in the interest-bearing liability cost for the two respective periods. The yield in the loan portfolio increased 14 basis points from 6.65% for the first six months of 2011 to 6.79% for the same six-month period of 2012. The yield in investment securities decreased 99 basis points from 3.93% for the first six months of 2011 to 2.94% for the same six-month period of 2012. The yield in deposits with financial institutions decreased two basis points from 0.27% for the first six months of 2011 to 0.25% for the same six-month period of 2012. PSBK’s overall cost of interest-bearing liabilities decreased 16 basis points from 1.11% for the six-month period ended June 30, 2011, to 0.95% for the same six-month period of 2012, while the effective yield on PSBK’s earning assets decreased 26 basis points from 5.75% for the six-month period ended June 30, 2011 to 5.49% for the same six-month period of 2012; this resulted in a 10 basis point decrease in PSBK’s net interest spread.

Net interest margin measures net interest income as a percentage of average earning assets. The net interest margin can be affected by changes in the yield of earning assets and the cost of interest-bearing liabilities, as well as changes in the level of interest-bearing liabilities in proportion to earning assets. The net interest margin can also be affected by changes in the mix of earning assets as well as by changes in the mix of interest-bearing liabilities. PSBK’s net interest margin was 4.84% for the six-month period ended June 30, 2012, compared to 4.96% for the same six-month period of 2011. PSBK’s net interest margin for the year ended December 31, 2011 was 4.82%. The decrease of 12 basis points in net interest margin for the first six months of 2012, when compared to the same period of 2011, was mainly the result of the increase in the percentage of the low interest-earning assets, Fed Funds sold and deposits with financial institutions, to total assets for the first six months of 2012 and 2011, at 15.7% and 11.3%, respectively, offset by the 16 basis point decrease in the cost of interest earning liabilities discussed in the net interest spread section.

Average net loans for the six-month period ended June 30, 2012 represented 77.2% of PSBK’s total interest-earning assets decreased from 82% for the same six-month period of 2011. The average balances in investment securities increased as a percentage of interest-earning assets from 6.7% to 7.2% for the first six months of 2011 and 2012; and the Federal Funds sold and deposits with financial institutions increased from 0.4% to 0.8% of total interest-earning assets for the six-month period ended June 30, 2011 and June 30, 2012.

Average balance for deposits with other financial institutions, which includes the excess reserve requirement in the Federal Reserve Bank (“FRB”), increased as a percentage of interest-earning assets from 10.9% to 14.8% for the first six months of 2011 and 2012. These changes were the result of a lack of ideal instruments and yield in the current investment market; therefore, excess liquidity and the cash flow generated from the existing investment portfolio was kept in PSBK’s correspondent bank account as compensating balance to offset various bank charges and left in FRB as excess reserve earning the targeted Fed Fund rate of 0.25%.

The cost of interest-bearing liabilities decreased to 0.95% for the six-month period ended June 30, 2012, as compared to 1.11% for the same six-month period of 2011. The decrease of the cost of interest-bearing liabilities is the result of the low interest rate environment which has existed for an extended period of time.

The percentage of the average non-interest bearing deposits to total deposits for the six-month period ended June 30, 2012 was 38.6%, an increase from 34.6% for the six-month period ended June 30, 2011.

Among the interest-bearing liabilities (which includes borrowings), the percentage of average dollars in savings accounts (which includes money markets) decreased, as a percentage of total interest-bearing liabilities, from 62.7% for the six-month period ended June 30, 2011, to 60.3% for the six-month period ended June 30, 2012. Time deposits, which now represent approximately 12.9% of the total interest-bearing liabilities, increased from 11.25% for the comparable period of 2011. As of June 30, 2012, FHLB Advances represented approximately 19.9% of average interest-bearing liabilities, which increased from 19.3% for the six-month period ended June 30, 2011.

The comparison of actual interest income and interest expense between the six-month period ended June 30, 2012 and the same six-month period of 2011 can be more fully analyzed by referring to Table 12 – Volume/Rate Analysis for the Six Month Periods Ended June 30, 2012 and 2011.

The most significant impact on PSBK’s net interest income between the referenced periods is derived from the interaction of changes in the volume of, and rate earned or paid on, interest-earning assets and interest-bearing liabilities. Changes in interest income or expense attributable to volume changes are calculated by multiplying the change in volume by the initial average interest rate. Changes in interest income or expense attributable to changes in interest rates are calculated by multiplying the changes in interest rates by the initial volume. Changes in interest income and expense that are not attributable specifically to either volume or rate are allocated proportionately between both variances.

Table 12 – Volume/Rate Analysis for the Six Month Periods Ended June 30, 2012 and 2011.

	Six months ended June 30, 2012 compared with June 30, 2011
	Volume	Rate	Total
Interest Income:
Loans	$(490,129)	$77,425	$(412,704)
Federal funds sold	609	(3)	606
Investment securities	(1,350)	(43,649)	(44,999)
Deposits with financial institutions	4,818	(1,751)	3,067)

Total earning assets	$(486,052)	$32,022	$(454,030)
Interest-bearing demand deposits	(805)	(1,535)	(2,340)
Saving deposits	(33,954)	(62,218)	(96,172)
Time deposits	239	(7,748)	(7,509)
FHLB Advances	(22,335)	(2,778)	(25,113)

Total interest-bearing liabilities	(56,855)	(74,279)	(131,134)

Net Interest Income	$(429,197)	$106,301	$(322,896)

Average loan dollars outstanding decreased by $15 million or 13.4% between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective yield on the portfolio increased by 14 basis points, which was attributed to the stabilized non-accrual loans trend and less interest reversal occurring in the first six months of 2012. The result was a decrease in interest income of approximately $413,000, of which $490,000 of the decrease is attributed to the decrease in volume, offset by a $77,000 increase in income attributed to the increase in effective yield.

The average outstanding balances in federal funds sold increased by $518,000, or 97.9%, between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective yield on this category decreased one basis point. The total increase in interest income under this category was approximately $606, which $609 is attributed to the increase in volume, offset by three dollars decrease attributed to the decrease in effective yield.

Average dollars placed into investments decreased by $71,000, or 0.8%, between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective yield on the portfolio decreased 99 basis points. The resulting decrease in interest income was approximately $45,000, with approximately $1,400 of the decrease attributed to volume variance, combined with a $43,600 decrease in income attributed to the decrease in effective yield.

The average outstanding balances in Deposits with Other Financial Institutions increased by $3.7 million or 25% between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective yield in this category decreased by two basis points. The total increase in interest income was approximately $3,100, with $4,800 of the increase attributed to a volume increase, offset with a decrease in the effective yield in the amount of approximately $1,700.

Interest income from all interest-earning assets, as a group, between the six-month period ended June 30, 2012 and the same six-month period ended June 30, 2011, decreased by approximately $454,000, with approximately $486,000 of the decrease attributed to volume variance, offset by the $32,000 increase in interest income attributed to rate variance.

The average outstanding balances on interest-bearing deposits decreased $10.4 million, or 13.2%, between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective cost of this category decreased by 20 basis points. The net result was a marked decrease in interest expense of approximately $106,000, with $35,000 (or 33%) of the decrease attributable to volume variance, and $71,000 (or 67%) of the decrease attributable to rate variance.

The average balance for FHLB Advances decreased $1.9 million, between the six-month period ended June 30, 2012 and the same six-month period of 2011, while the effective cost of this category decreased by three basis points. The resulting decrease in interest expenses was approximately $25,000, with approximately $3,000 (or 12%) of the decrease attributed to rate variance, combined with a $22,000 (or 88%) decrease in interest expense attributed to volume decrease.

Interest expenses from all interest-bearing liabilities, as a group, decreased between the six-month period ended June 30, 2012 and the same six-month period of 2011 by approximately $131,000, with approximately $74,000 (or 56.5%) of the decrease attributed to rate variance, and $57,000 (or 43.5%) of the decrease in interest expense attributed to volume decrease.

The variance in net interest income, before the provision for loan losses, between the six-month period ended June 30, 2012 and the same six-month period of 2011, decreased by $323,000. This amount was the result of a $429,000 decrease in net interest income attributed to changes in volume, offset by an $106,000 increase in net interest income which was the result of rate variance.

2011 vs. 2010

The following table 13 – Distribution of Average Asset, Liabilities, and Shareholders’ Equity for the Year 2011 and 2010 shows PSBK’s average balances of assets, liabilities and shareholders’ equity; the amount of interest income and interest expense; the average yield or rate for each category of interest-earning assets and interest-bearing liabilities; and the net interest spread and the net interest margin for the periods indicted:

Table 13 – Distribution of Average Asset, Liabilities, and Shareholders’ Equity for the Year 2011 and 2010

	2011			2010
	Average Balance	Interest	Rate	Average Balance	Interest	Rate
ASSETS
Loans, net	$109,083,000	$7,119,016	6.53%	$121,868,000	$7,908,275	6.49%
Federal funds sold	814,000	1,911	0.23%	757,000	1,773	0.23%
Investment securities(1)	8,853,000	327,420	3.70%	9,376,000	391,621	4.18%
Deposits with financial institutions(2)	14,924,000	38,012	0.25%	9,369,000	29,564	0.32%
FHLB and PCBB Stocks	1,138,000	3,143	0.28%	1,312,000	4,204	0.32%

Total interest-earning assets	134,812,000	$7,489,502	5.56%	$142,682,000	$8,335,437	5.84%
Non-interest earning assets	14,333,000			16,618,000
Total Assets	$149,145,000			$159,300,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing demand deposits	$6,503,000	$14,590	0.22%	$6,789,000	$25,235	0.37%
Saving deposits(3)	56,931,000	414,932	0.73%	68,635,000	782,759	1.14%
Time deposits	10,977,000	103,255	0.94%	11,740,000	156,155	1.33%

Total interest-bearing deposits	$74,411,000	$532,777	0.72%	$87,164,000	$964,149	1.11%
FHLB Advances	19,173,000	456,730	2.38%	17,099,000	531,228	3.11%

Total interest-bearing liabilities	$93,584,000	$989,507	1.06%	$104,263,000	$495,377	1.43%
Non-interest bearing deposits	42,728,000		0.00%	39,144,000		0.00%

Total Deposits & Borrowings	$136,312,000	$989,507	0.73%	$143,407,000	$1,495,377	1.04%
Other liabilities	810,000			778,000
Stockholders’ equity	12,023,000			15,115,000
Total Liabilities and Shareholders’ Equity	$149,145,000			$59,300,000

Net interest spread			4.50%			4.41%
Net interest margin			4.82%			4.79%

(1)	All investment securities have been treated as fully-taxable
(2)	The balances noted include FRB access reserve balance
(3)	The balances noted include money-market and saving accounts

Net interest income before provision for loan losses totaled approximately $6,500,000 for 2011, compared to $6,840,000 in 2010. This decrease is more fully analyzed in Table 14 –Volume/Rate Analysis for the Twelve Month Periods Ended December 31, 2011 and 2011, but is primarily the result of the decrease in volume and the change in the mix of the earning asset portfolio in 2011.

PSBK’s net interest margin was 4.82% in 2011 compared to 4.79% for 2010, an increase of three basis points. While many factors contributed to this increase in net interest margin between periods, the decreases in the cost of interest bearing liabilities and the increase in non-interest bearing liabilities were the primary contributors to the noted change.

PSBK’s net interest spread increased to 4.50% in 2011 compared to 4.41% for 2010, an increase of nine basis points. The increase was a result of the larger decrease in the cost of fund than the yields of earning assets in 2011. PSBK utilized the long-term FHLB Advances to extend its liability duration in order to match the asset duration extension tied to the market demand for fixed rate commercial real estate loans and to control PSBK’s interest rate exposure under a rising rate environment.

The comparison of actual interest income and interest expense between 2011 and 2010 is best explained by reference to the Table 14 below. The most significant impact on PSBK’s net interest income between periods is derived from the interaction of changes in the volume of, and rate earned or paid on, interest-earning assets and interest-bearing liabilities. Changes in interest income or expense attributable to volume changes are calculated by multiplying the change in volume by the initial average interest rate. Changes in interest income or expense attributable to changes in interest rates are calculated by multiplying the changes in interest rates by the initial volume. Changes in interest income and expense, which are not attributable specifically to either volume or rate, are allocated proportionately between both variances.

Table 14 – Volume/Rate Analysis for the Twelve Month Periods Ended December 31, 2011 and 2011.

	Twelve months ended December 31, 2011 compared with December 31, 2010
	Volume	Rate	Total
Interest Income:
Loans	$(834,135)	$44,876	$(789,259)
Federal funds sold	134	4	138
Investment securities	(21,025)	(43,176)	(64,201)
Deposits with financial institutions	14,978	(6,530)	8,448
FHLB and PCBB Stocks	(520)	(541)	(1,061)

Total earning assets	$(840,568)	$(5,367)	$(845,935)
Interest-bearing demand deposits	(1,023)	(9,622)	(10,645)
Saving deposits	(118,022)	(249,805)	(367,827)
Time deposits	(9,609)	(43,291)	(52,900)
FHLB Advances	59,293	133,791)	(74,498)

Total interest-bearing liabilities	(69,361)	(436,509)	(505,870)

Net Interest Income	$(771,207)	$431,142	$(340,065)

The yield on earning assets decreased from 5.84% for 2010 to 5.56% for 2011. The interest rate environment remained at a historical low level through 2011, which caused the decrease in yield of all earning assets categories. Average net loans for 2011 represented approximately 81% of total interest earning assets, down 4% over the comparable period of 85% for 2010.

Table 14 above shows that the interest on loans decreased by approximately $789,000 between 2010 and 2011. This decrease was attributable to an $834,000 decrease in the size of the portfolio, which decreased approximately $12.8 million in 2011 to approximately $109.1 million in average loan dollars outstanding, a 10.5% decrease from 2010, offset with a minor increase of $45,000 attributable to the four basis point increase in the effective yield on the loan portfolio. The non-accrual loan portfolio increased from 6.98% of total loans as of December 31, 2010 to 8.61% of total loans as of December 31, 2011.

It is the policy of PSBK to stop accruing interest on a non-performing loan after its principal or interest becomes 90 days or more past due, charging to earnings all interest previously accrued but not collected. There were $8.2 million and $8.9 million in loans in nonaccrual status as of December 31, 2010 and 2011, respectively.

The Federal Funds Sold category, which represented 0.5% of the average earning asset mix in 2010 increased to an average of 0.6% of average earning assets in 2011, which was reflected in the $57,000 increase in average balances outstanding. The average yield on Federal Funds Sold remained unchanged at 23 basis points in 2010 and 2011. The reported increase in interest income on Federal Funds Sold was $138, of which 97% of the increase was attributed to volume.

The average balance in the Investment category decreased by 5.6%, or about $523,000 from 2010 to 2011. The average yield on investment securities decreased 48 basis points between periods. The decrease in interest income on investment securities was approximately $64,000 with $21,000 of the decrease attributable to volume, and $43,000 of the decrease attributable to the rate variance. With the low interest rate environment, the investment portfolio carried a net unrealized gain of $151,000 and $330,000, as of December 31, 2010 and December 31, 2011, respectively. Please refer to Note B – Investment Securities of PSBK’s Financial Statements for additional information regarding PSBK’s investment portfolio.

The average balance in Deposits Held at Other Financial Institutions, which includes both time deposit with other financial institutions and interest bearing deposits in Federal Reserve Bank, increased from 6.6% of average earning assets in 2010 to 11.1% in 2011, an increase of about $5.6 million or 59%. PSBK allocated the majority of the daily liquidity to the Federal Reserve Bank in the beginning of 2010 instead of investing in Fed Funds, due to a better interest rate from the Federal Reserve Bank as compared to Fed Funds. The average effective yield decreased by seven basis points from 2010 to 2011.

The increase in interest income on Deposits Held with Other Financial Institutions was approximately $8,000, with the positive volume variance of $15,000 offset by the negative rate variance of $7,000.

The average balances in FHLB and PCBB Stock decreased from approximately 0.9% of average earning assets in 2010 to approximately 0.8% of average earning assets in 2011, a decrease of about $174,000 or 13%. The average effective yield decreased four basis points from 2010 to 2011. The decrease in dividend income on FHLB and PCBB Stock was approximately $1,000, with the positive rate variance of $500 combined with $500 from the volume variance.

Analyzing the interest income from all interest-earning assets as a group shows that interest income decreased by approximately $846,000 in 2011. Approximately $841,000 of the negative impact in interest income is related to the volume variance, combined with the $5,000 negative impact in interest income which was the result of the rate variance on PSBK’s interest bearing assets.

During 2011, the cost of average interest-bearing liabilities decreased to 1.06% from 1.43% for the comparable period in 2010. The decrease in cost of average interest-bearing liabilities was attributed to the overall low interest rate environment.

The average percentage of non-interest-bearing deposits to total deposits was approximately 36% for 2011, representing a growth from the prior year. The percentage of average non-interest-bearing deposits to total deposits was 31% in 2010.

The average balance in interest-bearing demand deposits decreased by approximately 4% or $286,000, with the effective interest rate for 2011 decreasing by 15 basis points to 0.22% from the 2010 effective rate of 0.37%. The interest expense effect on relatively low balances and low effective rates was, in total, only approximately <$11,000>, with $1,000 of the decrease in interest expenses attributed to the volume decrease and $10,000 decrease attributed to the effective rate decrease.

The average balances in savings deposits, which include money market accounts, decreased by 17% or $11.7 million. The effective interest rate for 2011 decreased by 41 basis points to 0.73% from the effective rate of 1.14% in 2010. The balances in these saving deposits as a percentage of interest-bearing liabilities decreased from 66% in 2010 to 61% for the year 2011. The overall decrease in interest expense in this category was approximately $368,000, based on a $118,000 decrease in interest expenses attributed to the volume increase, and a $250,000 decrease in interest expenses attributed to the rate variance.

The average balances in all time deposits decreased by 6.5%, with the effective interest rate for 2011 decreasing by 39 basis points to 0.94% from the 2010 effective rate of 1.33%. The overall decrease in interest expense in this category was $53,000, with approximately 19% or $10,000 of the decrease attributable to the volume variance and approximately 81% or $43,000 of the decrease attributable to the decrease in overall effective interest rate.

The average outstanding balance for FHLB Advances was $19.2 million in 2011 as compared to $17.1 million in 2010. The decrease in interest expense in this category was approximately $75,000 for 2011, with approximately $134,000 being attributed to the rate variance, offset with $59,000 increase in interest expense attributed to volume variance. The average effective interest rate was 2.38% and 3.11% for 2011 and 2010, respectively.

Total interest expense decreased by approximately $506,000 with approximately $437,000 of the decrease attributed to the rate variance and approximately $69,000 of the decrease attributed to volume variance.

The decrease in net interest income between 2011 and 2010 was reported at approximately $340,000. The positive net rate variance represented approximately $431,000 of the total net interest income change in 2011, offset by the negative volume variance representing approximately $771,000. The cause of the decrease in net interest income for PSBK during the year 2011 was due to the decrease in the average loan portfolio and the increase in the non-accrual loan portfolio.

Provision for Loan Losses

During the six-month period ended June 30, 2012, PSBK charged-off approximately $92,000 against the allowance for loan losses, recovered $415,000 and added $225,000 to the allowance, which resulted in an allowance level of 3.03% of total loans as of June 30, 2012. As of June 30, 2012, PSBK had $5.5 million of non-accrual loans. Management was not aware of any individual credit arrangement that warranted any additional reserves beyond that which had been previously identified and quantified in conjunction with management’s periodic review.

PSBK charged-off $1,409,000 against the allowance, recovered $54,000 and added $1,609,000 additional provision for the six-month period ended June 30, 2011, which resulted in a 2.51% allowance level as of June 30, 2011. As of June 30, 2011, PSBK had $6.3 million of non-accrual loans.

The provision for loan losses totaled $2,794,000 for 2011 compared to a provision of $4,011,000 for 2010. The decrease in the provision for loan losses was caused by the stabilization of the Bank’s asset quality in 2011. The loan loss reserve to total loan ratio at December 31, 2010 was 2.17%, while the similar percentage at December 31, 2011 was 2.28%.

The amount of the reserve for loan losses is based upon management’s evaluation of the loan portfolio, past loan loss experience, general economic conditions and other pertinent factors. The migration analysis method and FAS 114 analysis used by management (and reviewed by regulators, independent loan review consultants and independent financial auditors) contains provisions for modifications to reflect current trends.

During the annual period ended December 31, 2010, the net loan losses were approximately $2,549,000. During the comparable period in 2011, the net loan losses were approximately $2,359,000. As of December 31, 2011 the Bank reported nonperforming loans totaling $8.93 million. The decrease in net losses was also attributed to the decrease in the Bank’s loan portfolio.

Management is unaware of any individual credit arrangement that warranted any specific reserve beyond that which had been previously quantified in its periodic review. Should other factors such as negative economic trends, reportable delinquency loan ratios, or loan losses occurring in the future become more likely, management may elect to increase the provision to reflect these factors that may require the reserve to be set above the minimum levels encouraged by the regulators. While management believes the allowance to be adequate at the present time, the appropriate value can fluctuate over time in response to economic conditions and the subjective decisions which must be made in response to those conditions.

Non-Interest Income

Non-interest income represents deposit account service charges and other types of non-loan related fee income. Non-interest income decreased by approximately $111,000, or 25.3%, when comparing the six-month period ended June 30, 2012 with the same six-month period of 2011. During the seond quarter of 2011, approximately $75,000 gain on sale of OREO was recorded which attributed to 67.6% of the variance.

Total noninterest income for 2011 was approximately $716,000 compared to approximately $699,000 for 2010, an increase of 2.4%. The primary component of noninterest income is service charges on depository relationships. During the year 2011, there were no modifications in the fees charged for deposit related services. The decrease of $32,000 in non sufficient funds charges was the main factor for the decrease in noninterest income in 2011. During 2006 PSBK purchased Bank-Owned Life Insurance on the eighteen officers employed as of June 1, 2006, and an additional policy was purchased on November 24, 2008. The one-time premium of $2.8 million is reflected as a component of Other Assets on PSBK’s Financial Statement. This initial value is augmented by increases to the cash surrender value to each of the various policies. PSBK recorded earnings on the increase in cash surrender value in the amount of $120,000 and $116,000 for 2010 and 2011, respectively.

Non-Interest Expense

First Six Month of 2012

Non-interest expenses represent salaries, occupancy, data processing, marketing, professional, general office and other miscellaneous expenses necessary to conduct business. Table 15 – Non-Interest Expense Analysis for the Six Months Ended June 30, 2012 and 2011 provides a comparison between the six-month period ended June 30, 2012 and the same three-month period of 2011.

Table 15 – Non-Interest Expense Analysis for the Six Months Ended June 30, 2012 and 2011

	For the Six Months Ended June 30
	2012	2011	Increase (Decrease)
Salaries and Employee Benefits	$1,356,715	$1,496,830	($140,115)
Occupancy and Equipment Expenses	336,988	339,360	($2,372)
Data Processing	251,420	248,765	$2,655
Marketing and Business Promotion	70,216	82,396	($12,180)
Professional Fees	374,421	255,709	$118,712
Customer Expenses	85,351	100,472	($15,121)
Office Expenses	56,016	59,804	($3,788)
FDIC Assessment	155,814	206,620	($50,806)
OREO Expenses and Write Down	693,575	546,975	$146,600
Other Expense	115,724	79,436	$36,288

Total Non-Interest Expense	$3,496,240	$3,416,367	$79,873

The most significant of all of the numbers included in Non-Interest Expense, is associated with Salaries and Employee Benefits. Approximately 39% of the total Non-Interest Expense is associated with this category. The recorded expense for the six-month period ended June 30, 2012 was approximately $1,357,000, a decrease of 9%, or $140,000, when compared to the same period of 2011. The decrease is attributed to the staff turnover and PSBK’s continued effort to streamline its procedures and improve efficiency. When comparing the average number of full-time equivalent employees in each of these two periods, the number has decreased from 38 to 36, a 5.3% decrease.

Occupancy and Equipment expenses include expenditures for office leases, leasehold improvements, property tax, property insurance, along with other expenses related to property maintenance and furniture, fixtures and equipment expenses. The recorded expense for the six-month period ended June 30, 2012 was approximately $337,000, a decrease of approximately $2,400, or 1%, when compared to the same period of 2011.

Data Processing expense is comprised of the cost of providing, capturing, and processing customer and accounting information. Included in this group of expenditures are licensing fees for both general and industry related software, costs associated with the processing of customer information from both paper and electronic formats, maintenance costs associated with both software and hardware management, ATM and debit card processing charges, as well as depreciation expenses for computer and computer-related hardware. The recorded expense for the six-month period ended June 30, 2012 was approximately $251,000, an increase of approximately $2,700, or 1%, when compared to the same period of 2011. The increase was driven by an increase in the number of transactions being processed.

Marketing and Business Promotion expense is comprised of the cost of advertising, marketing, business development expense, and charitable donations. The recorded expense of $70,000 for the six-month period ended June 30, 2012 decreased by approximately $12,000, or 15%, when compared to the recorded expenses of $82,000 for the same period of 2011. PSBK has limited its marketing activities to manage its tier one capital ratio.

Professional Expense is comprised of expenditures for audit (including financial, operational, compliance and loan reviews), legal fees, stock transfer fees, safekeeping fees, director fees and other services provided by correspondent banks and consultants. Professional Expense increased by approximately $119,000, or 46%, for the six-month period ended June 30, 2012, when compared to the same period in 2011. The increase in professional expenses is due to the expense of $151,000 in attorneys’ fees and investment banker fees related to stock offering activities, as well as fees associated with the signing of the Definitive Agreement to merge with FCAL.

Customer Expense is comprised of various loan and operating expenditures that have been absorbed by PSBK to accommodate customer transactions. The recorded expenses for the six-month period ended June 30, 2012 decreased by approximately $15,000, or 15%, when compared to the same period of 2011.

In addition to office supplies and printed forms, Office Expense also includes telephone and postage expenditures. The recorded expenses for the six-month period ended June 30, 2012 decreased by approximately $3,800, or 6%, when compared to the same period of 2011.

FDIC Assessment for the six-month period ended June 30, 2012 decreased by approximately $51,000, or 25%, when compared to the same period of 2011. The decrease in FDIC assessment is the result of the decrease in PSBK’s assessment base and the modification of FDIC calculation formula.

OREO Expenses and Write down for the six-month period ended June 30, 2012 increased by approximately $147,000, or 27%, when compared to the same period of 2011. The increase in OREO write downs is the result of accepting of an offer for a OREO property which the escrow is expected to be closed during the third quarter.

Other Expenses are comprised of education and dues expenses, insurance costs, and shareholder expenses such as the printing and mailing of annual reports and proxy materials. The expenses in this category for the six-month period ended June 30, 2012 increased by approximately $36,000, or 46%, when compared to the same period of 2011. The increase resulted from the increase in corporate insurance premium for the two periods.

Year 2011

Total non-interest expense for 2011 was approximately $6,607,000, an increase of $152,000 or 2.4%, compared to approximately $6,455,000 in 2010. To assist in the analysis, please see Table 16 – Noninterest Expense Analysis for the Year 2011 and 2010.

TABLE 16 – Noninterest Expense Analysis for the Year 2011 and 2010

	For the Year
	2011	2010	Increase (Decrease)
Salaries and Employee Benefits	$2,811,718	$3,185,317	$(373,599)
Occupancy and Equipment Expenses	671,338	682,604	(11,266)
Data Processing	490,614	510,408	(19,794)
Marketing and Business Promotion	170,129	186,220	(16,091)
Professional Fees	633,025	506,181	126,844
Customer Expenses	234,818	177,801	57,017
Office Expenses	117,817	128,311	(10,494)
FDIC Assessment	346,954	284,920	62,034
OREO Expenses and Write Down	903,765	614,908	288,857
Other Expense	226,666	177,887	48,779

Total Non-Interest Expense	$6,606,844	$6,454,557	$152,287

Salaries and related expenses comprise the largest component of non-interest expense. The recorded expense for 2011 was approximately $2.81 million, compared to the 2010 expense of approximately $3.19 million, representing a 12% decrease. In 2011 and 2010 the average full-time equivalent number of individuals provided with compensation for the year was 37 and 41, respectively. The decrease in salary and related expenses was caused by the decrease in full-time equivalent employees for the two comparable periods. There was no stock-based compensation recorded in 2011, as compared to $4,000 expense in 2010 (see Note A – Summary of Significant Accounting Policies to the Bank’s Financial Statements).

Occupancy and equipment expenses for 2011 were approximately $671,000, a decrease of approximately $11,000 over 2010, a 2% decrease. This decrease is primarily due to the decrease of Furniture, Fixtures and Equipment (“FF&E”) expenditures.

Data processing expense comprises the costs of providing, capturing, and processing customer and accounting information through electronic means. Included in this group of expenditures are licensing fees for both general and industry related software, costs associated with the processing of customer information from both paper and electronic formats, maintenance costs associated with both software and hardware management, ATM and debit card processing charges, as well as depreciation expenses for computer and computer-related hardware. The recorded expense for 2011 was approximately $491,000, a decrease of approximately $20,000, or 4% as compared to the recorded expense for 2010. The decreasing cost in the data-processing category is related to the decrease in computer system depreciation and decreases in maintenance contracts.

Marketing and business promotion expense comprises the cost of advertising, marketing, and business development expenses. The recorded expense for 2011 was approximately $170,000, a decrease of approximately $16,000, or 9% as compared to the recorded expense for 2010. The predominant type of expenditure that contributed to this category was attributable to the Bank’s sponsorships of various community and educational events, which affirm the Bank’s commitment to the communities in which it operates. Funds were expended in conjunction with the Bank’s Business of the Month program, business educational events associated with local colleges and universities, and active sponsorships with both the Riverside and Corona

Chambers of Commerce. The decrease of expenses in this category was attributed to a decrease in media advertising as the Bank’s marketing strategy was modified with more emphasis on target market sectors verses a general marketing approach.

Professional fees comprise expenditures for audits, (including financial, operational and loan reviews), legal fees, consultant fee, stock transfer fees, safekeeping fees, director fees and other services provided by correspondent banks and consultants. The recorded expense for 2011 was approximately $633,000, an increase of approximately $127,000 or 25%, between 2010 and 2011. The increase in expense is attributed to the additional legal fees incurred in 2011 related to litigation which was resolved in early 2012.

Customer expenses comprise various upfront loan and operating expenditures that have been absorbed by the Bank to facilitate the transition of customers from other financial institutions to the Bank. In addition, there are ongoing expenditures, such as courier and armored car services, where the customers who benefit from these services compensate the Bank through a combination of compensated balances and analysis fees. The recorded expense in 2011 was $235,000, an increase of approximately $57,000 as compared to the recorded expense in 2010. The increase was mainly attributed to the increase in expenses for updated appraisal reports ordered for classified loans.

In addition to office supplies and printed forms, the Office Expenses category includes telephone and postage expenditures. The expense for 2011 was approximately $118,000, reflecting a decrease of approximately $10,000 or 8%.

FDIC assessment is the cost for the Bank to provide insured deposits to our customer. The recorded expense for 2011 was approximately $347,000, an increase of approximately $62,000, or 22% as compared to the expense in 2010. The increase of FDIC assessment is the increase in assessment rate associated with the Bank’s risk category.

Other real estate owned write down and expenses are the costs associated with bank owned real estate. The recorded expense for 2011 was approximately $904,000, an increase of approximately $289,000, or 47% as compared to the recorded expense in 2010. The increase in OREO write down and expenses was the result of the continuous decrease in the real estate value in the Inland Empire area.

Other expenses are comprised of insurance costs, the cost of dues and education, the cost associated with the repossessed assets, and shareholder expenses such as the printing and mailing of annual reports and proxy materials. The expense in this category for 2011 was approximately $227,000, an increase of approximately $49,000 when compared to the same period of 2010. The increase was attributed to the increase in the Bank’s insurance policies for the amount of $28,000; and the $59,000 for expenses incurred for the stock offering.

Income Taxes

Income tax expense was $900 for the year ended December 31, 2011 as compared to $502,514 in 2010, a decrease of $502,000 or 100%. The tax expense in 2010 was the result of the establishment of a valuation allowance as PSBK has not reported earnings that are sufficient enough to support the full recognition of the deferred tax assets.

Risk Management

PSBK’s management has adopted a Risk Management Plan to ensure the proper control and management of all risk factors inherent in the operations of PSBK; specifically, the credit risk, interest rate risk, liquidity risk, transaction risk, compliance risk, strategic risk, reputation risk, price risk and foreign exchange risk. All of these risk factors can affect the market risk exposure of PSBK. These specific risk factors are not mutually exclusive. It is recognized that any product or service offered by PSBK may expose PSBK to one or more of these risks.

Credit Risk

Credit Risk is defined as the risk to earnings or capital from an obligor’s failure to meet the terms of any contract or to otherwise fail to perform as agreed. Credit risk is found in all activities where success depends on counter party, issuer or borrower performance. Credit risk arises through the extension of loans and leases, certain securities, and letters of credit.

Credit Risk in the investment portfolio and correspondent bank accounts is addressed through defined limits in PSBK’s ALCO Policy. In addition, certain securities carry insurance to enhance credit quality of the bond. Limitations on industry concentrations, geographic boundaries, and contract maturities are designed to reduce credit risk. The ALCO Committee and the Board of Directors are provided with information to appropriately identify measure, control and monitor the credit risk exposure to PSBK.

Credit Risk in the loan portfolio is also addressed by establishing defined limits in PSBK’s Loan Policy. Limitations on industry concentrations, geographic boundaries, aggregate customer borrowings and standards on loan quality also are designed to further reduce loan credit risk The Loan Committee and the Board of Directors are provided with information to appropriately identify, measure, control and monitor the credit risks within the loan portfolio.

Implicit in lending activities is the risk that losses will occur and that the amount of such losses will vary over time. Consequently, PSBK maintains an allowance for loan losses by charging a provision for loan losses to earnings. When a loan is determined to be a loss, the balance is charged against the allowance for loan losses. PSBK’s allowance for loan losses is maintained at a level considered by PSBK’s management to be adequate to provide for estimated probable losses inherent in the existing portfolio, including unused commitments to provide financing, including commitments under commercial and standby letters of credit.

The process by which PSBK determines the appropriate allowance for loan losses requires the exercise of considerable judgment. The amount of losses that may actually occur can vary significantly from these estimated amounts. PSBK employs a comprehensive methodology that is intended to reduce the differences between estimated and actual losses.

Central to PSBK’s credit risk management is its loan risk rating system. Each credit is assigned an initial credit rating, which is reviewed periodically by PSBK’s Chief Credit Officer, independent credit reviewers and regulatory examiners. Risk ratings are adjusted as necessary.

Based on the risk rating system, specific allowances are established in cases where management has identified significant conditions or circumstances related to a specific credit that heightens the need for closer monitoring or that increase the likelihood that the full and timely repayment of both the loan’s principal and interest may be in doubt.

PSBK considers a loan to be impaired when it is probable that PSBK will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment is based upon the expected future cash flows of an impaired loan which are discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. PSBK selects the measurement method on a loan-by-loan basis except that collateral-dependent loans, for which foreclosure is probable, are measured at the fair value of the collateral.

Included in PSBK’s methodology for assessing the appropriateness of the allowance is management’s consideration of all known relevant internal and external factors that may affect the loan’s collectability. This includes management’s estimates of the amount necessary for concentrations, economic uncertainties, the volatility of the market value of the collateral and other relevant factors. The conditions evaluated in connection with the periodic analysis of the allowance include, but are not limited to, the following conditions that existed as of the balance sheet date:

•	Changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

•	Changes in national and local economic and business conditions and developments, including the condition of various market segments.

•	Changes in the nature and volume of the portfolio.

•	Changes in the experience, ability, and depth of lending management and staff.

•	Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings and other loan modifications.

•	Changes in the quality of the institution’s loan review system and the degree of oversight by the institution’s board of directors.

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•	The effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses within the loan portfolio.

Also considered as factors in determining the adequacy of the reserve are: 1) the historical loss experience on a loan category by category basis; and 2) a comparative analysis between PSBK’s internal loan and lease loss reserve methodology and the “Reasonableness Test” as detailed in the Interagency Policy Statement of the Allowance for Loan and Lease Losses, as published by the regulators. The quarterly analysis of the general reserve is accompanied by sufficient narrative detail to support the conclusions of PSBK management.

Interest Rate Risk

During periods of changing interest rates, the ability to re-price interest-earning assets and interest-bearing liabilities can influence net interest income, the net interest margin, and consequently PSBK’s ability to produce net earnings and to maintain adequate capital levels. Interest rate risk is managed by attempting to control the spread between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities within the constraints imposed by market competition in PSBK’s service area.

PSBK expects its risk exposure to changes in interest rates to remain manageable and within acceptable policy ranges. PSBK employs a risk model that assists management in the measurement, monitoring and management of its interest rate risk. As of December 31, 2011 the potential changes in PSBK’s net interest income (over a 12-month time horizon and resulting from the 12 months ramped model’s calculation) showed that net interest income could fluctuate under various alternative rate scenarios from between 0.3% and -6.0% of the base case (rates unchanged). The base case would provide approximately $5.7 million in net interest income. PSBK’s policy is to maintain a structure of assets and liabilities which will ensure that net interest income will not vary more than minus 16% of that base number when rate movement fluctuations are assumed to move up or down 400 basis points during a 12-month period. Management will continue to strive for an optimal trade-off between risk and earnings.

The following table presents a summary of PSBK’s net interest income forecasted for the coming 12 months under alternative interest rate scenarios.

Changes From Base
Rates down extreme significantly (Prime down to 0% over 12 months)	N/A

Rates down very significantly (Prime down to 0.25% over 12 months)	-0.3%

Rates down significantly (Prime down to 1.25% over 12 months)	0.1%

Rates down modestly (Prime down to 2.25% over 12 months)	0.3%

Base cases – Rates unchanged (Prime unchanged at 3.25% over 12 months)	0

Rates up modestly (Prime up to 4.25% over 12 months)	-2.5%

Rates up aggressively (Prime up to 5.25% over 12 months)	-4.2%

Rates up very aggressively (Prime up to 6.25% over 12 months)	-5.2%

Rates up extreme aggressively (Prime up to 7.25% over 12 months)	-6.0%

Net interest income under the above scenarios is influenced by the characteristics of PSBK’s assets and liabilities. For example, in the case of NOW, savings and money market deposits, interest is based upon rates set at the discretion of management. In a downward rate environment, there is a limit to how far these deposit instruments can be re-priced and the behavior is similar to that of other fixed rate instruments. In an upward rate environment, the magnitude and timing of changes in rates on these deposits is assumed to be more reflective of other variable rate instruments. Similarly, loans with interest rate floors and/or ceilings and investments with callable options perform differently in an upward rate environment than in a downward rate environment.

Accordingly, it is important to note that the above table is a summary of several forecasts and actual results may vary. The forecasts are based on estimates and assumptions of management that may turn out to be different and may change over time. Factors affecting these estimates and assumptions include, but are not limited to competitors’ behavior, economic conditions both locally and nationally, actions taken by the Federal Reserve Board, customer behavior, and management’s responses. Changes that vary significantly from the assumptions and estimates may have significant effects on PSBK’s net interest income. Therefore, the results of this analysis should not be relied upon as indicative of actual future results. At December 31, 2011, PSBK was in a neutral position compared to a neutral with slightly liability sensitive position at December 31, 2010.

Liquidity Risk

Liquidity risk is the risk to earnings or capital resulting from PSBK’s inability to meet its obligations when they come due without incurring unacceptable losses. The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers. The ALCO Committee is responsible for structuring the balance sheet to meet these needs. On a daily basis liquidity is managed by maintaining acceptable levels of Federal funds in conjunction with cash flow from interest and principal payments from time deposits from other financial institutions, investment securities and loans. To meet unexpected demands, lines of credit are maintained with correspondent banks. Access to FHLB advances and the Federal Reserve Bank discount window are available to meet liquidity needs. Increases in deposit rates can serve as a contingent means of raising funds to increase liquidity.

For PSBK, sources of funds normally include loan payments, interest payments on investments and growth in deposits. Uses of funds include withdrawal of deposits, interest paid on deposits, increases in loan balances, purchases of investments, the placement of funds in time deposits with other financial institutions and other operating expenses.

By reference to the Statement of Cash Flows on page F-23 of this report, comparisons can be made to the changes in PSBK’s liquidity position. Net cash provided by operating activities totaled $2.0 million for 2011 compared with net cash provided by operating activities of $1.7 million for 2010. The positive cash flow indicates that PSBK’s current asset base provides adequate liquidity from its ongoing operations. Cash provided for investing activities totaled $9.5 million for 2011, compared to $9.1 million in cash provided for investing activities in 2010. During 2011, among the investing activities, loan activities produced net cash of $7.3 million, compared to $6.1 million cash provided in 2010; securities investment activities produced net funds of $48,000 in 2011 compared to the $1.8 million in net funds provided for in 2010. At the year ended 2011, PSBK maintained its securities investment portfolio at $8.4 million compared to $8.5 million invested as of December 31, 2010.

Net cash used for financing activities totaled $12.6 million for 2011 compared to the $4.5 million net cash used for 2010. In 2011, PSBK increased $74,000 in time deposits compared to a decrease of $1.5 million in 2010. For other categories of deposits providing ready access to customer funds, the net decrease during 2011 was $11.7 million compared to the 2010 net decrease of $1.9 million.

At December 31, 2011, cash and cash equivalents (defined as cash, demand balances due from banks and Federal funds sold) decreased by $1.2 million.

Since the primary sources and uses of funds for PSBK are loans and deposits, the relationship between net loans and total deposits provides a useful measure of PSBK’s liquidity. However, the FHLB line. provides alternative sources of funds for PSBK and enables PSBK to efficiently manage the balance sheet duration. Typically, the closer the ratio of loans-to-deposits is to 100%, the more reliant PSBK is on its loan portfolio to provide for short-term liquidity needs. Since repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the loan-to-deposit ratio, the less liquid are PSBK’s assets. For 2011, PSBK’s average loan-to-deposit ratio was 93%, while for 2010 the comparable ratio was 96%.

INFORMATION ABOUT FCAL

Additional information concerning FCAL and its subsidiaries can be obtained from the documents filed by FCAL with the SEC including FCAL’s Annual Report on Form 10-K for the year ended December 31, 2011, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated in this document by reference. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [    ].

DESCRIPTION OF FCAL CAPITAL STOCK

The following summary of the current terms of the capital stock of FCAL and the terms of capital stock of FCAL to be in effect after completion of the Merger is not meant to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, federal law, our amended and restated certificate of incorporation, and our amended and restated by-laws, copies of which have been filed with the SEC and are also available upon request from FCAL. See “WHERE YOU CAN FIND ADDITIONAL INFORMATION” on page [    ].

Common Stock

General

FCAL’s amended and restated certificate of incorporation provides the authority to issue 100,000,000 shares of common stock, par value $0.01 per share. At June 30, 2012, there were 29,226,928 shares of common stock issued and outstanding, held of record by approximately 378 stockholders. In addition, at June 30, 2012, 1,470,787 shares of common stock were issuable under its stock compensation plans, and 336,957 shares of common stock were issuable upon conversion of its Series A Preferred Stock. The common stock is listed on the NASDAQ Global Select Market under the symbol “FCAL.” Outstanding shares of common stock are validly issued, fully paid and non-assessable.

Each share of common stock has the same relative rights and is identical in all respects to each other share of common stock. The common stock has no preemptive, conversion or redemption rights or sinking fund provisions.

Voting Rights

Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders except with respect to votes in elections of directors for which they are authorized to use cumulative voting. Cumulative voting for directors entitles the stockholder to cast a number of votes equivalent to their total shares of common stock owned multiplied by the number of directors to be elected. The stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as such holder may see fit.

Liquidation Rights

In the event of FCAL’s liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all FCAL’s assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.

Dividends

Holders of common stock are entitled to receive ratably such dividends as may be declared by FCAL’s Board of Directors out of funds legally available therefor. The ability of FCAL’s Board of Directors to declare and pay dividends on common stock is subject to the terms of applicable banking regulations and the terms of the Series A Preferred Stock and Series C Preferred Stock described herein.

Transfer Agent and Registrar

The transfer agent and registrar for FCAL Common Stock is Registrar and Transfer Company.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of FCAL Common Stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of FCAL Common Stock under the Change in Bank

Control Act. Any holder of 25% or more of common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over FCAL, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Preferred Stock

FCAL’s amended and restated certificate of incorporation provides the authority to issue 2,500,000 shares of preferred stock, par value $0.01 per share. Of the 2,500,000 shares of preferred stock, FCAL have issued 1,000 shares of Series A Convertible Perpetual Preferred Stock, or Series A Preferred Stock, 25,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, or Series B Preferred Stock, and 25,000 shares of Non-Cumulative Perpetual Preferred Stock, Series C, or Series C Preferred Stock.

FCAL’s amended and restated certificate of incorporation, subject to certain limitations, authorizes FCAL’s Board of Directors, from time to time by resolution and without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its discretion with respect to the creation and issuance of preferred stock without stockholder approval, FCAL’s Board of Directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of FCAL.

Series A Preferred Stock

Voting Rights

The holders of Series A Preferred Stock do not have the right to vote on any matter submitted to the stockholders. FCAL shall not, without the affirmative vote or written consent of the holders (acting together as a class) of not less than a majority of the then outstanding shares of Series A Preferred Stock:

•

authorize, create or issue any additional shares of Series A Preferred Stock or shares of any class or series of stock having any preference or priority superior to or on parity with the Series A Preferred Stock with respect to the payment of distribution of assets upon the dissolution or liquidation, voluntary or involuntary, of FCAL;

•	declare or pay any dividend on its common stock or on any other class or series of capital stock of FCAL ranking junior to the Series A Preferred Stock;

•

repurchase, redeem or otherwise acquire for any consideration any share of its common stock or shares of any other class or series of capital stock of FCAL ranking junior to the Series A Preferred Stock; or

•

amend, alter or repeal any provisions of the amended and restated certificate of incorporation of FCAL, amend, alter or repeal any provisions of the certificate of designation of rights, preferences and privileges of Series A Preferred Stock, or adopt, amend, alter, or repeal any certificate of determination of rights and preferences with respect to any class or series of capital stock, in each case, so as to adversely affect the rights, preferences and privileges relating to Series A Preferred Stock or the holders thereof or waive any of the rights granted to the holders of the Series A Preferred Stock.

Liquidation Rights

In the event of a voluntary or involuntary liquidation or dissolution, holders of Series A Preferred Stock are entitled to receive a liquidation preference per share equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, which is deemed to have commenced accrual on December 10, 2001. This amount is payable out of the assets of First California before any distribution to holders of common stock.

Dividends

Except with respect to their liquidation preference, the holders of Series A Preferred Stock are not entitled to receive any dividends.

Redemption

Redemption of the Series A Preferred Stock is at the Company’s option subject to certain restrictions imposed by FCAL’s Series B Preferred Stock. The per share redemption amount is equal to $1,000 plus an amount equal to 8.5% per annum of the $1,000, accrued from December 10, 2001 to the date of redemption. In the event that FCAL elect to redeem any shares of Series A Preferred Stock, FCAL must redeem all of the outstanding shares of Series A Preferred Stock.

Conversion

Each holder of Series A Preferred Stock has the right, exercisable at the option of the holder, to convert all or some of such holder’s shares of Series A Preferred Stock into common stock. The number of shares of common stock to be issued upon conversion of each share of Series A Preferred Stock is determined by dividing the sum of each share’s liquidation preference, including unpaid dividends, by the conversion price then in effect. The conversion price as of June 30, 2012 is $5.63 per share. As of June 30, 2012, the number of shares of common stock that would be issued upon conversion of the Series A Preferred Stock is 336,957.

Series B Preferred Stock

All previously outstanding shares of Series B Preferred Stock which were issued to the United States Treasury in connection with FCAL’s participation in the Troubled Asset Relief Program – Capital Purchase Program of the United States Treasury have been redeemed as part of a transaction pursuant to which FCAL issued 25,000 shares of Series C Preferred Stock to the United States Treasury in connection with its participation in the Small Business Lending Fund program (“SBLF”) of the United States Treasury. Consequently, there are no shares of Series B Preferred Stock outstanding.

Series C Preferred Stock

The Series C Preferred Stock constitutes a single series of FCAL’s preferred stock, consisting of 25,000 shares, par value $0.01 per share, having a liquidation preference amount of $1,000 per share, all of which are issued and outstanding as of the date of this prospectus. The Series C Preferred Stock has no maturity date. FCAL issued the shares of Series C Preferred Stock to the United States Treasury on July 14, 2011 in connection with the SBLF program for a purchase price of $25,000,000.

Dividends

General. Dividends on the Series C Preferred Stock are payable quarterly in arrears, when, as and if authorized and declared by FCAL’s Board of Directors out of legally available funds, on a non-cumulative basis, on the $1,000 per share liquidation preference amount. Dividends are payable on January 1, April 1, July 1 and October 1 of each year, beginning October 1, 2011.

Each dividend will be payable to holders of record as they appear on FCAL’s stock register on the applicable record date, which will be the 15th calendar day immediately preceding the related dividend payment date (whether or not a business day), or such other record date determined by FCAL’s Board of Directors that is not more than 60 nor less than ten days prior to the related dividend payment date. Each period from and including a dividend payment date (or from and including the date of the issuance of the Series C Preferred Stock, in the case of the initial dividend period) to but excluding the following dividend payment date is referred to as a “dividend period.” Dividends payable for each dividend period are computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter. If a scheduled dividend payment date falls on a day that is not a business day, the dividend payment will be postponed to the next day that is a business day and no additional dividends will accrue as a result of that postponement. The term “business day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

Rate. The per annum dividend rate, as a percentage of the liquidation amount, can fluctuate on a quarterly basis during the first ten quarters during which the Series C Preferred Stock is outstanding, based upon changes in the amount of “Qualified Small Business Lending” or “QSBL” (as defined below) by FCB from the “Baseline” (as defined below). The dividend rate for the initial dividend period (which ended September 20, 2011) is five percent (5%). For the second (2nd) dividend period through the tenth (10th) dividend period after the July 14, 2011 issuance date, the dividend rate may be adjusted to between one percent (1%) and five percent (5%), to reflect the change in FCB’s level of QSBL from the Baseline to the level as of the end of the second dividend period preceding the dividend period in question, multiplied by the Qualifying Portion Percentage plus the sum of five percent (5%) multiplied by the Non-Qualifying Portion Percentage. For the eleventh (11th) dividend period after the issuance date to four and one-half years after the issuance date, the dividend rate will be fixed at between one percent (1%) and five percent (5%), based upon the increase in QSBL from the Baseline to the level as of the end of the ninth (9th) dividend period (i.e., as of December 31, 2013), or will be fixed at 7% if there is no increase or there is a decrease in QSBL from the Baseline to the level as of the end of the ninth dividend period multiplied by the Qualifying Portion Percentage plus the sum of five percent 5% multiplied by the Non-Qualifying Portion Percentage calculated as of the last day of the ninth (9th) dividend period. From and after four and one-half years from the issuance date, the dividend rate will be fixed at 9%, regardless of the amount of QSBL.

Any reduction in the dividend rate to below 5% prior to the four and one-half year anniversary of the issuance date will not apply to the portion of the aggregate liquidation amount of the then-outstanding shares of Series C Preferred Stock that is greater than the amount of the increase in QSBL from the Baseline. Dividends on any portion of the aggregate liquidation amount of the then-outstanding shares of Series C Preferred Stock that is in excess of the amount of the increase in the amount of QSBL from the Baseline will be payable at five percent per annum until the four and one-half year anniversary of the issuance date, resulting in a blended dividend rate that will apply to each outstanding share of Series C Preferred Stock. As noted above, from and after the four and one-half year anniversary of the issuance date, the dividend rate applicable to each outstanding share of Series C Preferred Stock will be 9%, regardless of the amount of QSBL.

“Qualified Small Business Lending,” or “QSBL,” is defined as the sum of all lending by FCB of the following types:

(i)	commercial and industrial loans;

(ii)	owner-occupied, nonfarm, nonresidential real estate loans;

(iii)	loans to finance agricultural production and other loans to farmers; and

(iv)	loans secured by farmland;

and, within these loan categories, excluding: (A) any loan or group of loans to the same borrower and its affiliates with an original principal or commitment amount greater than $10 million or that is made to a borrower that had (or whose ultimate parent company had) more than $50 million in revenues during the most recent fiscal year ended as of the date of origination; (B) to the extent not included in (A) or (C), the portion of any loans guaranteed by the U.S. Small Business Administration, any other U.S. Government agency or a U.S. Government-sponsored enterprise; and (C) to the extent not included in (A) or (B), the portion of any loans held by FCB for which the risk is assumed by a third party (e.g., the portion of loans that have been participated), while, further, adding to the amount determined above the cumulative amount of net charge-offs with respect to QSBL as measured since the quarter ended September 30, 2010.

The “Baseline” is the Initial Small Business Lending Baseline from the Initial Supplemental Report, $313,952, subject to adjustment pursuant to the dividend rate determination discussed above.

Non-Cumulative. Dividends on the Series C Preferred Stock are non-cumulative. If for any reason FCAL’s Board of Directors does not declare a dividend on the Series C Preferred Stock for a particular dividend period, then the holders of the Series C Preferred Stock will have no right to receive any dividend for that dividend period, and FCAL will have no obligation to pay a dividend for that dividend period. FCAL must, however, within five (5) calendar days, deliver to the holders of the Series C Preferred Stock a written notice executed by FCAL’s Chief Executive Officer and Chief Financial Officer stating FCAL’s Board of Directors’ rationale for not declaring dividends. FCAL’s failure to pay a dividend on the Series C Preferred Stock also will restrict FCAL’s ability to pay dividends on and repurchase other classes and series of FCAL’s stock. See “– Restrictions on Dividends and Repurchases.”

When dividends have not been declared and paid in full on the Series C Preferred Stock for an aggregate of four (4) or more dividend periods, and during that time FCAL were not subject to a regulatory determination that prohibits the declaration and payment of dividends, FCAL must, within five (5) calendar days of each missed payment, deliver to the holders of the Series C Preferred Stock a certificate executed by at least a majority of the members of FCAL’s Board of Directors stating that the board used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, FCAL’s failure to pay dividends on the Series C Preferred Stock for five (5) or more dividend periods, whether or not consecutive, will give the holders of the Series C Preferred Stock the right to appoint a non-voting observer on FCAL’s Board of Directors, which right will continue until FCAL have timely paid dividends on the Series C Preferred Stock for at least four consecutive dividend payments.

No Sinking Fund. There is no sinking fund with respect to dividends on the Series C Preferred Stock and the Series C Preferred Stock will not be subject to mandatory redemption or other similar provisions. The Treasury will have no right to require redemption or repurchase any of the shares of Series C Preferred Stock.

Restrictions on Dividends and Repurchases

Restrictions on Dividends. So long as the Series C Preferred Stock remains outstanding, FCAL may declare and pay dividends on FCAL’s common stock, and any other shares of Junior Stock (as defined below) or Parity Stock (as defined below), only if, after giving effect to the dividend, FCAL’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold (as defined below) and full dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid.

If a dividend is not declared and paid in full on the Series C Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on FCAL’s common stock or any other shares of Junior Stock (other than dividends payable solely in shares of common stock) or Parity Stock; provided, however, that in any such dividend period in which a dividend is declared and paid on the Series C Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of any covenant to which FCAL are bound. “Junior Stock” means FCAL’s common stock and any other class or series of FCAL’s stock the terms of which expressly provide that it ranks junior to the Series C Preferred Stock as to dividend and redemption rights and/or as to rights on FCAL’s liquidation, dissolution or winding up. Currently, FCAL’s common stock is the only class of stock outstanding that constitutes Junior Stock.

“Parity Stock” means any class or series of FCAL’s stock, other than the Series C Preferred Stock, the terms of which do not expressly provide that such class or series will rank senior or junior to the Series C Preferred Stock as to dividend rights and/or as to rights upon FCAL’s liquidation, dissolution or winding up, in each case without regard to whether dividends accrue cumulatively or non-cumulatively. Currently, FCAL’s Series A Preferred Stock is the only class of stock outstanding that constitutes Parity Stock.

The “Tier 1 Dividend Threshold” means, as of any particular date, the sum of (x) (i) the Signing Date Tier 1 Capital Amount, which is $175,203,000, plus (ii) the aggregate Liquidation Amount of the Series C Preferred Stock issued, minus (iii) the aggregate of Charge-Offs since the Signing Date, July 14, 2011, multiplied by (y) 0.9 then, if applicable, subtract from all of the above, the following, beginning on the first day of the 11th dividend period following the date of issuance of the Series C Preferred Stock, by $2,500,000 (10% of the aggregate liquidation amount of the Series C Preferred Stock initially issued, without regard to any subsequent partial redemptions) for each 1% increase in QSBL from the Baseline level to the ninth dividend period.

Restrictions on Repurchases. So long as the Series C Preferred Stock remains outstanding, FCAL may repurchase or redeem shares of Capital Stock (as defined below) only if (i) after giving effect to such repurchase or redemption, FCAL’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Series C Preferred Stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of the Series C Preferred Stock as of the applicable record date).

If a dividend is not declared and paid on the Series C Preferred Stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, neither FCAL nor any of FCAL’s subsidiaries may redeem, purchase or acquire any shares of FCAL’s common stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of ours or of any of FCAL’s subsidiaries, or any trust preferred securities issued by FCAL or by any of FCAL’s affiliates (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Series C Preferred Stock, (ii) repurchases of common stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount may not exceed the Share Dilution Amount, (iii) the acquisition by FCAL or by any of FCAL’s subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than FCAL or any of FCAL’s subsidiaries), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case solely to the extent required pursuant to binding agreements entered into prior to July 14, 2011 or any subsequent agreement for the accelerated exercise, settlement or exchange of these types of securities for FCAL’s common stock, (v) redemptions of securities held by FCAL or by any of FCAL’s wholly owned subsidiaries, and (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any of FCAL’s subsidiaries required pursuant to binding agreements entered into prior to December 19, 2008, the date FCAL issued FCAL’s Series B Preferred Stock to Treasury pursuant to the TARP Capital Purchase Program.

“Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from June 30, 2011) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

Further, at any time after July 14, 2021 when FCAL are not required to file reports with the U.S. Securities and Exchange Commission or FCAL’s primary banking regulator and no class of FCAL’s securities is listed on a national securities exchange, then if any shares of the Series C Preferred Stock remain outstanding, neither FCAL nor FCAL’s subsidiaries may, directly or indirectly, purchase, redeem or otherwise acquire for consideration any shares of FCAL’s common stock or any Junior Stock or Parity Stock.

Liquidation Rights

In the event of FCAL’s voluntary or involuntary liquidation, dissolution or winding up, holders of the Series C Preferred Stock will be entitled to receive for each share of Series C Preferred Stock held, out of FCAL’s assets or proceeds thereof available for distribution to FCAL’s stockholders, subject to any rights of FCAL’s creditors, before any distribution of assets or proceeds is made to or set aside for the holders of FCAL’s common stock and any other class or series of FCAL’s stock ranking junior to the Series C Preferred Stock, payment of an amount equal to the sum of (i) the $1,000 liquidation preference amount per share and (ii) the amount of any accrued and unpaid dividends on the Series C Preferred Stock. To the extent the assets or proceeds thereof available for distribution to stockholders are not sufficient to fully pay the liquidation payments owing to the holders of the Series C Preferred Stock and the holders of any other class or series of FCAL’s stock ranking equally with the Series C Preferred Stock, the holders of the Series C Preferred Stock and such other stock will share ratably in any such distribution.

For purposes of the liquidation rights of the Series C Preferred Stock, a merger or consolidation of FCAL with another entity or the sale, lease or exchange of all or substantially all of FCAL’s assets will not constitute a liquidation, dissolution or winding up of FCAL.

Redemption and Repurchases

Subject to the approval of the Federal Reserve, the Series C Preferred Stock is redeemable at FCAL’s option in whole or in part at any time and from time to time. In addition, if there is a change in the law that modifies the terms of Treasury’s investment in the Series C Preferred Stock or the terms of the SBLF program in a materially adverse respect for FCAL, FCAL may, after consultation with the Federal Reserve, redeem all of the shares of Series C Preferred Stock. The per-share redemption price will be equal to the sum of the liquidation preference amount per share of $1,000 plus the per-share amount of any unpaid dividends for the then current dividend period to, but excluding, the date of redemption (regardless of whether any dividends are actually declared for that dividend period) and the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

To exercise the redemption right described above, FCAL must give notice of the redemption to the holders of record of the Series C Preferred Stock by first class mail, not less than thirty (30) days and not more than sixty (60) days before the date of redemption. The notice of redemption must state: (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price. In the case of a partial redemption of the Series C Preferred Stock, the shares to be redeemed will be selected either pro rata or in such other manner as FCAL’s Board of Directors or a committee of the board determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of the Series C Preferred Stock are redeemed.

Shares of Series C Preferred Stock that FCAL redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which may then be reissued by FCAL as any series of preferred stock other than the Series C Preferred Stock.

No Conversion Rights

Holders of the Series C Preferred Stock have no right to exchange or convert their shares into common stock or any other securities.

No Preemptive Rights

Holders of the Series C Preferred Stock have no right to acquire additional shares of FCAL’s capital stock if FCAL issue any shares of capital stock in the future.

Voting Rights

The holders of the Series C Preferred Stock do not have voting rights other than those described below, except to the extent from time to time required by law.

If dividends on the Series C Preferred Stock have not been declared and paid in full within five (5) business days after each dividend payment date for an aggregate of five (5) or more dividend periods, whether or not consecutive, FCAL must invite a representative selected by the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, to attend all meetings of FCAL’s Board of Directors in a nonvoting observer capacity and give such representative copies of all notices, minutes, consents and other materials that FCAL provide to FCAL’s directors in connection with such meetings. The holders of the Series C Preferred Stock are not obligated to select such a representative and such a representative, if selected, is not obligated to attend any meeting to which he or she is invited. This right of the holders of the Series C Preferred Stock will terminate when full dividends have been timely paid for at least four (4) consecutive dividend periods, subject to revesting in the event FCAL again fail to declare and pay dividends in full on the Series C Preferred Stock for five (5) or more dividend periods.

In addition to any other vote or consent required by law or by FCAL’s charter, the written consent of (i) Treasury, if Treasury holds any shares of Series C Preferred Stock, or (ii) the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a single class, if Treasury does not hold any shares of Series C Preferred Stock, is required in order to do the following:

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amend FCAL’s articles of incorporation or the articles supplementary for the Series C Preferred Stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to the Series C Preferred Stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of FCAL;

•

amend FCAL’s articles of incorporation or the articles supplementary for the Series C Preferred Stock in a way that materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock;

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consummate a binding share exchange or reclassification involving the Series C Preferred Stock or FCAL’s merger or consolidation with another entity, unless (i) the shares of Series C Preferred Stock remain outstanding or, in the case of a merger or consolidation in which FCAL is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (ii) the shares of Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series C Preferred Stock immediately prior to consummation of the transaction, taken as a whole;

•	sell all, substantially all or any material portion of FCAL’s assets, if the Series C Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; or

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consummate a Holding Company Transaction (as defined below), unless as a result thereof each share of Series C Preferred Stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of FCAL or the acquirer (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of the Series C Preferred Stock and have such other rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series C Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that any increase in the amount of FCAL’s authorized shares of preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to the Series C Preferred Stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon FCAL’s liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock and will not require the vote or consent of the holders of the Series C Preferred Stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (i) becoming the direct or indirect ultimate beneficial owner of common equity of FCAL representing more than 50% of the voting power of the outstanding shares of FCAL’s common stock or (ii) being otherwise required to consolidate FCAL for GAAP purposes, or (b) any consolidation or merger of FCAL or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of FCAL’s consolidated assets to any person other than one of FCAL’s subsidiaries; provided that, in the case of either clause (a) or (b), FCAL or the acquirer is or becomes a bank holding company or savings and loan holding company.

To the extent holders of the Series C Preferred Stock are entitled to vote, holders of shares of the Series C Preferred Stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of the Series C Preferred Stock would otherwise be required, all outstanding shares of the Series C Preferred Stock have been redeemed by FCAL or called for redemption upon proper notice and sufficient funds have been deposited by FCAL in trust for the redemption.

Charter Documents

FCAL’s authorized shares of common stock or preferred stock may be used by FCAL’s Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of FCAL. FCAL’s Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, FCAL’s Board of Directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. FCAL’s amended and restated by-laws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to FCAL’s Board of Directors or the proposal by stockholders of business to be acted upon at any annual or special meeting of stockholders.

California and Federal Banking Law and Delaware Law

The following discussion is a summary of certain provisions of California and federal law and regulations and the DGCL which may be deemed to have “anti-takeover” effects. The description of these provisions is necessarily general and reference should be made to the actual law and regulations.

Federal law prohibits a person or group of persons “acting in concert” from acquiring “control” of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice of such proposed acquisition and within that time period the Federal Reserve has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank or bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any “company” would be required to obtain the approval of the Federal Reserve under the Bank Holding Company Act before acquiring 25% (5% in the case of an acquirer that is, or is deemed to be, a bank holding company) or more of any class of voting stock, or such lesser number of shares as may constitute control.

Under the California Financial Code, no person shall, directly or indirectly, acquire control of a California state bank or its holding company unless the Department of Financial Institutions has approved such acquisition of control. A person would be deemed to have acquired control of First California Bank if such person, directly or indirectly, has the power (1) to vote 25% or more of the voting power of First California Bank, or (2) to direct or cause the direction of the management and policies of First California Bank. For purposes of this law, a person who directly or indirectly owns or controls 10% or more of FCAL’s outstanding common stock would be presumed to control First California Bank.

FCAL is a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, FCAL’s Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•

at or subsequent to that time, the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is any entity or person that, together with that entity’s or person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of FCAL’s outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire FCAL.

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PREMIER SERVICE BANK

The following table sets forth as of [RECORD DATE], the beneficial ownership of PSBK Common Stock by all: (i) directors; (ii) executive officers; (iii) holders of more than 5% of PSBK Common Stock; and (iv) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of PSBK believes that each person has sole voting and dispositive power with respect to all shares of which he is the beneficial owner and the address of such shareholder is the same as the address of PSBK.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned(1)
Robert D. Aust(2)
Director	35,000	2.8%
Donald J. Bosic(3)
Director	14,750	1.2%
Iheanacho Emeruwa(4)
Director	14,700	1.2%
Robert I. Jaspan(5)
Vice Chairman and Director	12,999	1.0%
Jessica W. Lee(6)
Executive Officer	5,200	< 1%
Gerald R. Luppino(7)
Director	14,800	1.2%
Robert J. Norton(8)
Director	98,769	7.8%
Kerry L. Pendergast(9)
Executive Officer and Director	40,390	3.1%
Kenneth B. Stream, Jr.(10)
Chairman and Director	38,293	3.0%
John D. Wyatt(11)
Director	11,250	< 1%
Directors, executive officers, and beneficial
owners as a group (10 in all)(12))	286,151	22.3%

1	Includes all shares beneficially owned, whether directly of indirectly, individually or together with associates. Includes any shares owned, whether jointly or as community property, with a spouse. Includes shares which may be purchased upon exercise of options within 60 days of the Record Date.
2	Mr. Aust has 1,000 stock options currently exercisable in the above numbers.
3	Dr. Bosic has an indirect beneficial ownership in 1,750 shares included in the above total. There are also 1,000 stock options currently exercisable included in the numbers above.
4	Dr. Emeruwa has 1,000 stock options currently exercisable in the above numbers.
5	Dr. Jaspan has 1,000 stock options currently exercisable in the above numbers.
6	Ms. Lee has 5,000 stock options currently exercisable in the above numbers.
7	Mr. Luppino has an indirect beneficial ownership in 200 shares included in the above total. There are also 1,000 stock options currently exercisable included in the numbers above.
8	Mr. Norton has 1,000 stock options currently exercisable in the numbers above. Mr. Norton has indirect ownership of 2,600 shares. The remaining shares are held by him in his name directly.
9	Mr. Pendergast has 22,500 stock options currently exercisable in the above numbers.
10	Mr. Stream has an indirect beneficial ownership in 200 shares included in the above total. There are also 1,000 stock options currently exercisable included in the numbers above.
11	Mr. Wyatt has an indirect beneficial ownership in 200 shares included in the above total. There are also 1,000 stock options currently exercisable included in the numbers above.
12	The percentage is based upon 1,261,281 outstanding shares, plus 34,500 shares subject to stock options which are currently exercisable for a total of 1,295,781 shares deemed to be outstanding

BENEFICIAL STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FIRST CALIFORNIA FINANCIAL GROUP

The following table provides information as of June 30, 2012 regarding FCAL’s Common Stock and FCAL’s Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”), owned by: (i) each person FCAL knows to beneficially own more than 5% of the outstanding Common Stock or outstanding Series A Preferred Stock; (ii) each of FCAL’s directors; (iii) each of FCAL’s executive officers; and (iv) all of FCAL’s executive officers and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, to FCAL’s knowledge each person identified in the table has sole voting and investment power with respect to the shares shown as beneficially owned. The Series A Preferred Stock is included in the table below; however, the Series A Preferred Stock is not entitled to vote at the Annual Meeting.

FCAL also has issued and outstanding 25,000 shares of Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”). All of the Series C Preferred Stock was issued to the United States Department of the Treasury (the “Treasury”), on July 14, 2011 in connection with FCAL’s participation in the Small Business Lending Fund Program (“SBLF”). The Treasury is the beneficial owner of 100% of the issued and outstanding shares of Series C Preferred Stock, and therefore, no further disclosure with respect to the Series C Preferred Stock is contained in the table below.

Except as indicated, the address of each person listed below is c/o First California Financial Group, Inc., 3027 Townsgate Road, Suite 300, Westlake Village, California 91361.

Name of Beneficial Owners	Amount of Beneficial Ownership of Common Stock(1)	Approximate Percentage of Outstanding Shares	Amount of Beneficial Ownership of Series A Preferred Stock(2)	Approximate Percentage of Outstanding Series A Preferred Stock(2)
Directors and Executive Officers:
Richard D. Aldridge(3)(4)	1,426,095	4.88%	0	*
Donald E. Benson(5)	92,814	*	0	*
John W. Birchfield(4)(6)	1,476,431	5.05%	0	*
Joseph N. Cohen(7)	32,688	*	0	*
Robert E. Gipson(7)	62,846	*	0	*
Antoinette T. Hubenette(7)	20,063	*	0	*
Thomas Tignino(7)	30,433	*	0	*
C. G. Kum(8)	504,327	1.73%	0	*
Romolo Santarosa(9)	235,357	*	0	*
Bradley R. Brown(10)	60,000	*	0	*
Gilbert Dalmau(11)	20,000	*	0	*
William Schack(12)	131,557	*	0	*
All directors and executive officers as a group (12 Persons)(13)	3,585,919	10.54%	0	*

Greater than 5% stockholders not listed above:
James O. Pohlad(14)	1,066,107	3.65%	334	33.4%
Robert C. Pohlad(14)	1,066,107	3.65%	333	33.3%
William M. Pohlad(14)	1,066,107	3.65%	333	33.3%
Total Pohlad Family	3,198,321	10.94%	1,000	100%
The Banc Funds Company(15)	2,463,178	8.43%	0	*
Basswood Capital Management(16)	1,527,209	5.23%	0	*
Loeb Offshore Management LP(17)	1,996,742	6.83%	0	*
Wellington Management Company, LLP(18)	1,997,231	6.83%	0	*

*	Represents less than 1%.

(1)	Shares of Common Stock subject to options currently exercisable, or exercisable within 60 days of June 30, 2012 and shares of restricted Common Stock are deemed outstanding for computing the ownership percentage of the person holding such options or warrants, but are not deemed outstanding for computing the ownership percentage of any other person. Unless otherwise noted in a footnote to this table, the number of shares reflected in the table includes shares held by or with such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); shares held as custodian for minor children; or shares held in an Individual Retirement Account or pension plan as to which such person has pass-through voting rights and investment power.
(2)	Each share of Series A Preferred Stock is convertible into a number of shares of Common Stock equal to the liquidation preference of $1,000 and any accumulated dividends thereon, divided by 5.63.
(3)	This figure includes 52,469 shares held by the Brian J. Aldridge 1991 Trust and 70,180 shares held by the Tenisha M. Aldridge 1991 Trust, of which Lynda J. Aldridge, the spouse of Richard Aldridge, is the sole trustee and 180,982 shares held by the Aldridge Family Trust of which Richard D. Aldridge is the sole trustee. Includes 8,057 shares that may be acquired within 60 days of June 30, 2012 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010 and 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013.
(4)	This figure includes 506,692 shares held in entities for which Richard D. Aldridge and John W. Birchfield are co-trustees, each having full voting rights over the entire block of shares. The 506,692 shares are held as follows: 300,000 shares are held by Banyon LLC, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Shane O. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Garrett W. Birchfield, 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Tenisha M. Fitzgerald, and 51,673 shares are held in the James O. Birchfield 1995 Trust FBO Brian J. Aldridge.
(5)	This figure includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012, and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013. 64,187 of these shares have been pledged as security in a Merrill Lynch Margin Account.
(6)	This figure includes 66,234 shares held by the Shane O. Birchfield Trust, 43,893 shares held by the Garrett W. Birchfield Trust and 180,981 shares held by the John W. Birchfield Trust of which John W. Birchfield is the sole trustee. This figure also includes 8,057 shares that may be acquired within 60 days of June 30, 2012 upon exercise of stock options, 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vests in three equal annual installments beginning on January 25, 2013.
(7)	Includes 1,765 shares of restricted Common Stock which vest in three equal annual installments beginning on March 19, 2009, 3,045 shares of restricted Common Stock which vest in three equal annual installments beginning on February 25, 2010, 3,969 shares of restricted Common Stock which vest in three equal annual installments beginning on March 16, 2012 and 3,597 shares of restricted Common Stock which vest in three equal annual installments beginning on January 25, 2013.
(8)	Includes 128,981 shares that may be acquired within 60 days of June 30, 2012 upon exercise of stock options, 13,805 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010, 150,00 shares of restricted Common Stock which vest in three equal annual installments on March 20, 2012 and 150,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.

(9)	Includes 44,887 shares that may be acquired within 60 days of June 30, 2012 upon exercise of stock options, 5,485 shares of restricted Common Stock which vest in five equal installments beginning on February 25, 2010, 90,000 shares of restricted Common Stock which vest in three equal installments beginning on March 20, 2012 and 90,000 shares of restricted Common Stock which vest in three equal annual installments beginning March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.
(10)	Includes 10,000 shares of restricted Common Stock which vest in three equal annual installments beginning on March 20, 2012 and 50,000 shares of restricted Common Stock which vest in three equal installments beginning on March 20, 2012, provided certain criteria are achieved in the preceding fiscal year.
(11)	Includes 20,000 shares of restricted Common Stock which vest in three equal annual installments beginning on July 20, 2012.
(12)	Includes 8,392 shares that may be acquired within 60 days of June 30, 2012 upon exercise of stock options and 3,165 shares of restricted Common Stock which vest in five equal annual installments beginning on February 25, 2010, 60,000 shares of restricted Common Stock which vest in three equal installments beginning on March 20, 2012, and 60,000 shares of restricted Common Stock which vest in three equal annual installments beginning March 20, 2012, provided certain performance criteria are achieved in the preceding fiscal year.
(13)	The 506,692 shares beneficially owned by each of Richard D. Aldridge and John W. Birchfield, in their capacities as co-trustees of the entities discussed in footnote (4) above, are included only once for purposes of this figure.
(14)	The business address is 60 South Sixth Street, Suite 3800, Minneapolis, Minnesota 55402.
(15)	Beneficial ownership information is based solely on information contained in the Schedule 13F filed with the Securities and Exchange Commission as of June 30, 2012 by The Banc Funds Company, L.L.C. and certain of its affiliates. According to the Schedule 13F, The Banc Funds Company, L.L.C. beneficially owns an aggregate of 2,463,178 shares.
(16)	Beneficial ownership information is based solely on information contained in the Schedule 13D filed with the Securities and Exchange Commission on April 2, 2012 by Basswood Capital Management, L.L.C. (“Basswood Management Company”) and certain of its affiliates. According to the Schedule 13D, Basswood Management Company beneficially owns an aggregate of 1,527,209 shares over which Basswood Management Company has shared voting power and shared dispositive power.
(17)	Beneficial ownership information is based solely on information contained in the Schedule 13D filed with the Securities and Exchange Commission on June 25, 2012 by Loeb Offshore Management LP. and certain of its affiliates (“Loeb”). According to the Schedule 13D, Loeb has shared voting power and shared dispositive power over the 1,996,742 shares listed above as beneficially owned by Loeb Offshore Management LP.
(18)	Beneficial ownership information is based solely on information contained in the Schedule 13F filed with the Securities and Exchange Commission as of June 30, 2012 by Wellington Management Company, LLP (“Wellington Management”). According to the Schedule 13F, Wellington Management beneficially owns an aggregate of 1,997,231 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires FCAL’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership of, and transactions in, FCAL’s equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish FCAL with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by FCAL, FCAL believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with and filed in a timely manner during 2011.

COMPARISON OF RIGHTS OF HOLDERS OF

PSBK COMMON STOCK AND FCAL COMMON STOCK

FCAL is incorporated in the State of Delaware and PSBK is incorporated in the State of California. If the merger is completed, holders of PSBK Common Stock will become holders of FCAL Common Stock and the rights of former PSBK shareholders will be governed by Delaware law and FCAL’s restated and amended articles of incorporation and the amended and restated by-laws. The rights of PSBK shareholders under PSBK’s articles of incorporation and bylaws differ in limited respects from the rights of FCAL shareholders under FCAL’s restated and amended articles of incorporation and amended and restated by-laws. The material differences are summarized in the table below. To review all provisions and differences of such documents in full detail, please read these documents and the California Business Corporation Act. Copies of FCAL’s restated and amended articles of incorporation and restated by-laws are on file with the SEC. Copies of PSBK’s articles of incorporation and bylaws may be obtained from PSBK’s corporate secretary upon written request.

	PSBK SHAREHOLDER RIGHTS	FCAL SHAREHOLDER RIGHTS
Corporate Governance:

The rights of PSBK shareholders are currently governed by California law and the articles of incorporation and bylaws of PSBK.

Upon consummation of the merger, the rights of PSBK shareholders will governed by Delaware law and the restated and amended articles of incorporation and the amended and restated by-laws of FCAL.

The rights of FCAL shareholders are currently governed by Delaware law and the amended and restated articles of incorporation and the amended and restated by-laws of FCAL.

Upon consummation of the merger, the rights of FCAL shareholders will remain governed by Delaware law and the amended and restated articles of incorporation and the amended and restated by-laws of FCAL.

Authorized Capital Stock	The authorized capital stock of PSBK consists of 10 million shares of common stock and 10 million shares of preferred stock.	The authorized capital stock of FCAL consists of 100 million shares of common stock and 2.5 million shares of preferred stock.

Number of Directors	PSBK’s amended and restated bylaws provide that the authorized number of directors will be no less than nine (9) and no more than seventeen (17), subject to being increased by resolution of the Board of Directors.	FCAL’s restated by-laws state that number of directors comprising the initial Board of Directors will be ten (10), subject to being increased or decreased by resolution of the Board of Directors.

Shareholder Nomination of Directors	PSBK’s amended and restated bylaws state that a shareholder of any outstanding class of capital stock that is entitled to vote for the election of directors may nominate a director for election.	FCAL’s restated by-laws permit stockholders who are entitled to vote in the meeting of stockholders may nominate a director for election.

Election of Directors	PSBK’s articles of incorporation state that persons in whose names shares entitled to vote may vote in the election of directors. Cumulative voting is permitted.	FCAL’s restated and amended articles of incorporation provide that each stockholder is entitled to one vote for each share of stock held by such stockholder. Cumulative voting is permitted.

Classification of Board of Directors	PSBK’s amended and restated bylaws do not provide for a classified Board of Directors; each director serves until their respective successors are elected.	FCAL’s amended and restated by-laws do not provide for a classified Board of Directors; each director serves until their respective successors are elected.

	PSBK SHAREHOLDER RIGHTS	FCAL SHAREHOLDER RIGHTS
Removal of Directors	Under PSBK’s amended and restated bylaws, any director may be removed, with or without cause, at any special meeting of shareholders duly called and held for such purpose by a vote of the holders of a majority of shares then entitled to vote for the election of directors.	Under FCAL’s amended and restated by-laws, any director may be removed, with or without cause, at any meeting of shareholders called expressly for such purpose by a vote of the holders of a majority of shares entitled to vote for the election of directors.

Shareholder Action Without a Meeting	According to PSBK’s amended and restated bylaws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all shareholders entitled to vote with respect to the subject matter thereof.	According to FCAL’s amended and restated by-laws, any action required or permitted to be taken at any annual or special shareholders’ meeting may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all shareholders entitled to vote with respect to the subject matter thereof.

Special Meetings of Shareholders	According to PSBK’s amended and restated bylaws, PSBK may call a special shareholders’ meeting at the request of the chairman of the board, the president, the Board of Directors or one or more PSBK shareholders holding not less than ten percent (10%) of the shares that would be entitled to vote at such a meeting.	According to FCAL’s amended and restated by-laws, FCAL may call a special shareholders meetings upon the written request of the President, the Chairman of the Board, the Vice Chairman of the Board, or the Board of Directors or of the FCAL shareholders who together hold a majority of the outstanding shares of FCAL stock that would be entitled to vote at such a meeting.

Amendment of Articles of Incorporation and Bylaws

Subject to California corporate law, PSBK’s articles of incorporation may be amended by the affirmative vote or written consent of a majority of the outstanding voting stock of PSBK.

PSBK’s amended and restated bylaws may be amended by a vote of the majority of outstanding shares entitled to vote or may be amended by the Board of Directors subject to the rights of the shareholders.

FCAL’s restated and amended articles of incorporation may be amended by the corporation in any manner allowed under Delaware law. Articles IV, V, VI, VII, and XI may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than two-thirds (2/3) of the total voting power of all outstanding shares of voting stock.

FCAL’s amended and restated by-laws may be amended by the Board of Directors or stockholders entitled to vote.

Voting Stock	Holders of PSBK Common Stock have one vote per share held by them. Shareholders may cumulate their votes in the election of directors.	Holders of FCAL Common Stock have one vote per share held by them. Cumulative voting is allowed in the election of directors.

Authorization and Issuance of Additional Classes of Capital Stock	The Board of Directors of PSBK is authorized to issue 10,000,000 shares of preferred stock, and can determine the class and rights attached to any share of preferred stock.	FCAL’s Board of Directors is authorized to issue 2,500,000 shares of preferred stock, and can determine the class and rights attached to any share of preferred stock.

	PSBK SHAREHOLDER RIGHTS	FCAL SHAREHOLDER RIGHTS
Liquidation Rights	PSBK’s articles of incorporation states that after distribution in full of preferential amounts to be distributed to the holders of all classes and series of stock entitled and to the holders of capital notes, if any, in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of common stock will be entitled to receive all the remaining assets of the corporation.	FCAL’s amended and restated articles of incorporation authorizes the Board of Directors to determine, for shares of preferred stock, the amount or amounts which will be payable out of the assets of the corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution, or winding up the corporation.

Dividend Rights	PSBK’s articles of incorporation state that after the requirements with respect to preferential dividends upon all classes and series of stock entitled thereto will have been paid or declared and set apart for payment, and after the corporation will have complied with all requirements, if any, with respect to the setting aside of sums a sinking fund or for a redemption account on any class of stock, then, and not otherwise, the holders of common stock will be entitled to receive, subject to applicable provisions of the Financial Code of the State of California, such dividends as may be declared from time to time by the Board of Directors.	FCAL’s amended and restated articles of incorporation state that the Board of Directors may, in regards to Preferred Shares, determine the divided rate and whether dividends on the shares will be cumulative.

Appraisal Rights	PSBK’s articles of incorporation and amended and restated bylaws are silent regarding appraisal rights.	FCAL’s amended and restated articles of incorporation and amended and restated bylaws are silent regarding appraisal rights

SUPERVISION AND REGULATION

General

Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC insurance fund, and facilitate the conduct of sound monetary policy. This regulatory scheme is not designed for the benefit of stockholders of FCAL or PSBK or their successors. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, the growth and earnings performance of FCAL or its successors and FCB and PSBK can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable state and federal statues, regulations and the policies of various governmental regulatory authorities, including the FRB, the FDIC, the DFI, and the United States Department of the Treasury, or the Treasury.

The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the FRB. The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the Bank. The nature and impact of any future changes in monetary policies cannot be predicted.

The system of supervision and regulation applicable to financial services businesses governs most aspects of the business of FCAL, FCB and PSBK, including: (i) the scope of permissible business; (ii) investments; (iii) reserves that must be maintained against deposits; (iv) capital levels that must be maintained; (v) the nature and amount of collateral that may be taken to secure loans; (vi) the establishment of new branches; (vii) mergers and consolidations with other financial institutions; and (viii) the payment of dividends.

From time to time laws or regulations are enacted which have the effect of increasing the cost of doing business, limiting or expanding the scope of permissible activities, or changing the competitive balance between banks and other financial and non-financial institutions. Proposals to change the laws and regulations governing the operations of banks and bank holding companies are frequently made in Congress, in the California legislature and by various bank and other regulatory agencies. For example, as noted above, Dodd-Frank, among other things, creates Consumer Financial Protection Bureau which has broad powers to regulate consumer financial services and products, creates the Financial Stability Oversight Council with regulatory authority over certain financial companies and activities, and would give shareholders a “say on pay” regarding executive compensation. The FRB has also issued proposed guidance on incentive compensation to ensure that banking organizations’ incentive compensation policies do not undermine the safety and soundness of their organizations. Future changes in the laws, regulations or polices that impact FCAL, FCB or PSBK and/or their successors cannot necessarily be predicted, but they may have a material effect on their respective business and earnings.

Set forth below is a summary description of certain of the material laws and regulations that relate to the business and operations of FCAL, FCB and PSBK. The description does not purport to be a complete description of these laws and regulations and is qualified in its entirety by reference to the applicable laws and regulations.

Recent Regulatory Developments

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, was signed into law. Dodd-Frank will have a broad impact on the financial services industry and will impose significant new regulatory and compliance requirements, including the designation of certain financial companies as systemically significant, the imposition of increased capital, leverage and liquidity requirements, and numerous other provisions designed to improve supervision and oversight of, and strengthen safety and soundness within, the financial services sector. Additionally, Dodd-Frank establishes a new framework of authority to conduct systemic risk oversight within the financial system to be distributed among new and existing regulatory agencies, including the Financial Stability Oversight Council, or Council, the Board of Governors of the Federal Reserve System, or FRB, the Office of the Comptroller of the Currency, or OCC, and the FDIC. The rules and regulations promulgated under Dodd-Frank are likely to impact our operations and cost. Dodd-Frank includes, among other things, the following:

(i)	the creation of a Financial Stability Oversight Counsel to identify emerging systemic risks and improve interagency cooperation;

(ii)	requirement by statute that bank holding companies serve as a source of financial strength for their depository institution subsidiaries;

(iii)	the elimination and phase-out of trust preferred securities from Tier 1 capital with certain exceptions;

(iv)	the elimination of remaining barriers to de novo interstate branching by banks;

(v)	expanded FDIC resolution authority to conduct the orderly liquidation of certain systemically significant non-bank financial companies in addition to depository institutions;

(vi)	enhanced regulation of financial markets, including the derivative and securitizations markets, and the elimination of certain proprietary trading activities by banks;

(vii)	the establishment of strengthened capital and liquidity requirements for banks and bank holding companies, including minimum leverage and risk-based capital requirements no less than the strictest requirements in effect for depository institutions as of the date of enactment;

(viii)	a permanent increase of the previously implemented temporary increase of FDIC deposit insurance to $250,000 and an extension of federal deposit coverage until January 1, 2013 for the full net amount held by depositors in non-interest bearing transaction accounts;

(ix)	authorization for financial institutions to pay interest on business checking accounts;

(x)	changes in the calculation of FDIC deposit insurance assessments, such that the assessment base will no longer be the institution’s deposit base, but instead, will be its average consolidated total assets less its average tangible equity and increase the minimum reserve ratio for the Deposit Insurance Fund, or DIF, from 1.15 percent to 1.35 percent;

(xi)	the transfer of oversight of savings and loan holding companies to the FRB, federally chartered thrift institutions to the Office of the Comptroller of the Currency and state-chartered savings banks to the FDIC, and the elimination of the Office of Thrift Supervision;

(xii)	the creation of a Consumer Financial Protection Bureau (the “CFPB”), which is authorized to promulgate and enforce consumer protection regulations relating to bank and non-bank financial products and examine and enforce these regulations on banks with more than $10 billion in assets;

(xiii)	expanded restrictions on transactions with affiliates and insiders under Sections 23A and 23B of the Federal Reserve Act and lending limits for derivative transactions, repurchase agreements and securities lending and borrowing transactions; and

(xiv)

provisions that affect corporate governance and executive compensation at most United States publicly traded companies, including (1) stockholder advisory votes on executive compensation, (2) executive compensation “clawback” requirements for companies listed on national securities exchanges in the event of materially inaccurate statements of earnings, revenues, gains or other criteria similar to the requirements of the American Recovery and Reinvestment Act of 2009 for the Troubled Assets Relief Program Capital Purchase Program for the SEC recipients, (3) enhances independence requirements for compensation committee members, and (4) authority for the SEC to adopt proxy access rules which would permit stockholders of publicly traded companies to nominate candidates for election as a director and have those nominees included in a company’s proxy statement.

Dodd-Frank adopts the so-called “Volcker Rule” which, subject to a transition period and certain exceptions, will become effective on July 21, 2012 and prohibits a banking entity from engaging in “proprietary trading,” which is defined as engaging as principal for the “trading account” of the banking entity in securities or other instruments, as determined by federal regulators. After the conformance period commencing July 21, 2012, the Volcker Rule prohibitions and restrictions will apply to banking entities, including FCAL, FCB, PSBK and their affiliates, unless an exception applies. Certain forms of proprietary trading may qualify as “permitted activities,” and thus not be subject to the ban on proprietary trading, such as “market-making-related activities,” “risk-mitigating hedging activities,” and trading in U.S. government or agency obligations, certain other U.S., state or municipal obligations, and the obligations of Fannie Mae, Freddie Mac or Ginnie Mae. Additionally, subject to a transition period and certain exceptions, the rule restricts a banking entity from sponsoring or investing in certain private funds. A banking entity that sponsors or invests in certain private funds is also restricted from providing credit or other support to the fund or permitting the fund to use the name of the bank. In October 2011, the OCC, FRB, FDIC, and SEC, in consultation with the Commodity Futures Trading Commission, jointly released a notice of proposed rulemaking implementing the Volcker Rule limitations of Dodd-Frank. In light of the complexity of the proposed regulation and the likelihood that a substantial number of comments will be submitted, neither FCAL, FCB nor PSBK can fully assess the impact of the Volcker Rule on their respective business until final rules and regulations are adopted.

FCAL, FCB, and PSBK cannot predict the extent to which the interpretations and implementation of this wide-ranging federal legislation may affect them. Many of the requirements of Dodd-Frank will be implemented over time and most will be subject to regulations implemented over the course of several years. There can be no assurance that these or future reforms (such as possible new standards for commercial real estate lending or new stress testing guidance for all banks) arising out of studies and reports required by Dodd-Frank will not significantly increase FCAL, FCB, and PSBK’s compliance or other operating costs and earnings or otherwise have a significant impact on their respective business, financial condition and results of operations. Dodd-Frank is likely to impose more stringent capital, liquidity and leverage requirements or otherwise adversely affect their respective business. As a result of the changes required by Dodd-Frank, the profitability of their respective business activities may be impacted and FCAL, FCB and PSBK may be required to make changes to certain of their respective business practices. These changes may also require FCAL, FCB and/or PSBK to invest significant management attention and resources to evaluate and make any changes necessary to comply with new statutory and regulatory requirements.

Emergency Economic Stabilization Act

In response to the financial crisis affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (“EESA”), became law. EESA temporarily increased FDIC deposit insurance on most accounts from $100,000 to $250,000. Dodd-Frank made the $250,000 deposit insurance limit permanent. In addition, the FDIC has implemented two temporary programs under the Temporary Liquidity Guaranty Program, or the TLGP, to provide deposit insurance for the full amount of most non-interest bearing transaction accounts through June 30, 2010 (for depository institutions that did not opt out prior to November 2, 2009) and to guarantee certain unsecured debt of financial institutions and their holding companies through June 2012. FCB did not participate in these TLGP programs. PSBK participated in the deposit insurance program for non-interest bearing transaction accounts through June 30, 2010. Dodd-Frank extended until January 1, 2013 deposit insurance for the full net amount of non-interest bearing transaction accounts. The FDIC charges “systemic risk special assessments” to depository institutions that participate in the TLGP. The FDIC has recently proposed that Congress give the FDIC expanded authority to charge fees to the holding companies which benefit directly and indirectly from the FDIC guarantees. See “FDIC Deposit Insurance” below.

Through its authority under EESA, the Treasury announced in October 2008 the Troubled Asset Relief Program—Capital Purchase Program (“TARP-CPP”), a program designed to bolster healthy institutions by making $250 billion of capital available to U.S. financial institutions in the form of preferred stock.

On December 19, 2008, FCAL participated in TARP-CPP and sold to the Treasury 25,000 shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), liquidation preference amount $1,000 per share, for an aggregate purchase price of $25.0 million, and concurrently issued to the Treasury a ten-year warrant to purchase up to 599,042 shares of FCAL Common Stock at an exercise price of $6.26 per share (subject to adjustment). The issuance of the Series B Preferred Stock and the warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act pursuant to the terms of a Letter Agreement, dated December 19, 2008, which incorporate the provisions of a Securities Purchase Agreement – Standard Terms attached thereto. Under the terms of these agreements with Treasury, FCAL was required to register for resale the shares of the Series B Preferred Stock, the warrant and the shares of FCAL Common Stock underlying the warrant. In February 2009, FCAL filed a registration statement on Form S-3 to register the warrant and the shares of FCAL Common Stock underlying the warrant. All outstanding shares of Series B Preferred Stock were redeemed and the warrant to purchase 599,042 shares of FCAL Common Stock was repurchased on July 14, 2011 in connection with FCAL’s participation in the Treasury’s Small Business Lending Fund Program. See “SUPERVISION AND REGULATION—Small Business Lending Fund Program” herein.

On February 20, 2009, PSBK participated in TARP-CPP and sold to the Treasury 4,000 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A, liquidation preference amount $1,000 per share (the “PSBK Series A Preferred Stock”), for an aggregate purchase price of $4.0 million, and concurrently issued to the Treasury a ten-year warrant to purchase up to 200 shares of its Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (the “PSBK Series B Preferred Stock” and collectively with the PSBK Series A Preferred Stock, the “PSBK Preferred Stock”). The warrant to purchase PSBK Series B Preferred Stock was exercised immediately upon close of the transaction. The 4,200 shares of PSBK Preferred Stock held by the Treasury as of the Record Date are only entitled to vote on certain limited matters, including the approval, voting as a separate class, of the Merger by the holders of at least 66-2/3% of the shares of PSBK Preferred Stock. Under the terms of the PSBK Preferred Stock, the Treasury is entitled to the payment of quarterly cash dividends on the Preferred Stock if, as and when declared by the PSBK’s Board out of assets legally available therefor. Under the terms of the PSBK Series A Preferred Stock, Treasury is entitled to receive non-cumulative quarterly cash dividends at an annual rate of 5% per share on the liquidation preference of $1,000 per share, or $50,000 per quarter. The dividend rate on the PSBK Series A Preferred Stock will increase to 9% per share, or $90,000 per quarter, for all quarterly dividend periods after February 20, 2014. In addition, Treasury is entitled to receive non-cumulative quarterly cash dividends at an annual rate of 9% on the liquidation preference of $1,000 per share on the PSBK Series B Preferred Stock, or $4,500 per quarter, for all quarterly dividend periods during which the PSBK Series B Preferred Stock remains outstanding. Dividends on the PSBK Preferred Stock are payable quarterly on or about February 15, May 15, August 15 and November 15 of each year and are computed on a basis of a 360-day year consisting of twelve 30-day months. Dividends are non-cumulative and are payable if, as and when declared by the Board of Directors, but only out of assets legally available therefor. As required by the Merger Agreement, all shares of PSBK Preferred Stock will be redeemed immediately prior to the closing of the Merger.

Small Business Lending Fund Program

Enacted into law as part of the Small Business Jobs Act of 2010 (the Jobs Act), the Small Business Lending Fund (“SBLF”) is a dedicated investment fund that encourages lending to small businesses by providing capital to qualified community banks and community development loan funds with assets of less than $10 billion. For community banks, the SBLF is structured to encourage small business lending through a dividend or interest rate incentive structure. The initial rate payable on SBLF capital is, at most, five percent, and the rate falls to one percent if a bank’s small business lending increases by ten percent or more. Banks that increase their lending by less than ten percent pay rates between two percent and four percent. If a bank’s lending does not increase in the first two years, however, the rate increases to seven percent, and after 4.5 years total, the rate for all banks increases to nine percent (if the bank has not already repaid the SBLF funding).

On July 14, 2011, FCAL issued and sold to the Treasury 25,000 shares of its Non-Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for aggregate proceeds of $25.0 million in connection with FCAL’s participation in the SBLF. Proceeds from the sale of the Series C Preferred Stock were used to redeem the FCAL’s 25,000 outstanding shares of Series B Preferred Stock, which were issued to the Treasury in December 2008 in connection with the FCAL’s participation in TARP-CPP. For a more complete description of FCAL’s Series C Preferred Stock, please refer to “DESCRIPTION OF FCAL CAPITAL STOCK – Preferred Stock – Series C Preferred Stock,” herein.

PSBK did not participate in the SBLF.

Regulation of First California Financial Group

As a registered bank holding company, FCAL and its subsidiaries are subject to the FRB’s supervision, regulation and examination under the BHCA. Under the BHCA, FCAL is subject to periodic examination by the FRB. FCAL is also required to file with the FRB periodic reports of our operations and such additional information regarding FCAL and its subsidiaries as the FRB may require.

Under FRB regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of the FRB’s regulations or both.

Dodd-Frank amends the Federal Deposit Insurance Act, or FDIA, to obligate the FRB to require bank holding companies to serve as a source of financial strength for any subsidiary depository institution. The appropriate federal banking agency for such a depository institution may require reports from companies that own the insured depository institution to assess their ability to serve as a source of strength and to enforce compliance with the source-of-strength requirements. The term “source of financial strength” is defined as the ability of a company to provide financial assistance to its insured depository institution subsidiaries in the event of financial distress at such subsidiaries. Under this requirement, FCAL in the future could be required to provide financial assistance to FCB should it experience financial distress.

FCAL is required to obtain the FRB’s prior approval before acquiring ownership or control of more than 5% of the outstanding shares of any class of voting securities, or substantially all the assets, of any company, including a bank or bank holding company. Further, FCAL is allowed to engage, directly or indirectly, only in banking and other activities that the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Pursuant to the GLBA, in order to elect and retain financial holding company status, a bank holding company and all depository institution subsidiaries must be well capitalized, well managed, and, except in limited circumstances, be in satisfactory compliance with the Community Reinvestment Act, or the CRA.

FCAL’s securities are registered with the Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and listed on the NASDAQ Global Select

Market. As such, FCAL is subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act, as well as the Marketplace Rules and other requirements promulgated by the NASDAQ Stock Market, Inc.

FCAL is subject to the accounting oversight and corporate governance requirements of the Sarbanes-Oxley Act of 2002, including, among other things, required executive certification of financial reports, increased requirements for board audit committees and their members, and enhanced disclosure of controls and procedures and internal controls over financial reporting.

FCAL’s earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which it conducts business. For example, these include limitations on the ability of FCB’s to pay dividends to FCAL and FCAL’s ability to pay dividends to its stockholders. It is the policy of the FRB that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding company’s ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice. In addition, as discussed below under “Regulation of FCB and PSBK,” a bank holding company such as FCAL is required to maintain minimum ratios of Tier 1 capital and total capital to total risk-weighted assets, as well as a minimum ratio of Tier 1 capital to total adjusted quarterly average assets as defined in such regulations.

Under the terms of the SBLF, for so long as any preferred stock issued under the SBLF remains outstanding, FCAL is permitted to make dividend payments to, or effectuate share repurchases from, other shareholders, provided that after the payment or repurchase, the institution’s Tier 1 capital would be at least 90 percent of the amount existing at the time immediately after the SBLF closing date, excluding any subsequent net charge-offs and partial repayments of the SBLF funding.

Regulation of FCB and PSBK

FCB and PSBK are extensively regulated under both federal and state law. FCB and PSBK, as California state chartered banks which are not members of the Federal Reserve System, are subject to regulation, supervision, and regular examination by the DFI and the FDIC. Their deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of their respective business. California law exempts all banks from usury limitations on interest rates. Various consumer laws and regulations also affect their respective operations, such as the CRA, the Equal Credit Opportunity Act, the Truth in Lending Act, the Fair Housing Act, the Home Mortgage Disclosure Act, and the Real Estate Settlement Procedures Act. These laws primarily protect depositors and other customers of FCB and PSBK, rather than FCAL or PSBK’s respective stockholders. The creation of the CFPB by Dodd-Frank is also likely to lead to enhanced and strengthened enforcement of consumer financial protection laws. On July 21, 2011, the CFPB assumed its authority to supervise and enforce existing consumer financial protection rules. On January 4, 2012, President Obama named Richard Cordray as the Director of the CFPB via recess appointment. The validity of this recess appointment may be subject to challenge, creating uncertainty because the full authority to approve new consumer financial protection rules is vested in the director of the CFPB. Additionally, Dodd-Frank does not allow the CFPB to promulgate regulations until it has a director that has been confirmed by the Senate. At this time it is still unclear as to whether the recess appointment is sufficient to meet this statutory requirement. Accordingly, at this time, neither FCB nor PSBK can fully assess the impact of the CFPB on their respective business.

Various requirements and restrictions under the laws of the State of California and the United States affect the operations of FCB and PSBK. State and federal statutes and regulations relate to many aspects of their respective operations, including standards for safety and soundness, reserves against deposits, interest rates payable on deposits and loans, investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, fair lending requirements, CRA activities and loans to affiliates. Further, FCB and PSBK are required to maintain certain levels of capital.

Dividends and Capital Distributions

Dividends and capital distributions from FCB constitute the principal source of cash to FCAL. As a result, FCAL’s ability to pay dividends to its stockholders on its capital stock will depend primarily on the ability of FCB to pay dividends to FCAL in amounts sufficient to service its obligations.

The FRB has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken a holding company’s financial health, such as by borrowing.

Both FCB and PSBK are subject to various federal or state statutory and regulatory limitations on their ability to pay dividends and capital distributions to their respective shareholders, generally based on capital levels and current or retained earnings. The ability of FCB and PSBK to pay dividends is also subject to regulatory restrictions if paying dividends would impair their profitability, financial condition or other cash flow requirements.

Under California law, banks may declare a cash dividend out of their net profits up to the lesser of retained earnings or the net income for the last three fiscal years (less any distributions made to shareholders during such period), or with the prior written approval of the DFI, in an amount not exceeding the greatest of (i) the retained earnings of the bank, (ii) the net income of the bank for its last fiscal year or (iii) the net income of the bank for its current fiscal year. In addition, under federal law, banks are prohibited from paying any dividends if after making such payment they would fail to meet any of the minimum regulatory capital requirements. The federal regulators also have the authority to prohibit state banks from engaging in any business practices which are considered to be unsafe or unsound, and in some circumstances the regulators might prohibit the payment of dividends on that basis even though such payments would otherwise be permissible.

FCB and PSBK may from time to time be permitted to make additional capital distributions to their shareholders with the consent of the DFI. It is not anticipated that such consent could be obtained unless the distributing bank were to remain “well-capitalized” following such distribution.

Regulatory Capital Guidelines

FCB and PSBK are required to maintain certain levels of capital. The FRB and the FDIC have substantially similar risk-based capital ratio and leverage ratio guidelines for banking organizations. The current risk-based capital guidelines that apply to FCB and PSBK are commonly referred to as Basel I, are based upon the 1988 capital accord of the International Basel Committee on Banking Supervision, or the Basel Committee, a committee of central banks and bank supervisors. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of assets and off-balance sheet financial instruments.

Under the existing Basel I-based guidelines, the minimum ratio of total capital to risk-weighted assets (which are primarily the credit risk equivalents of balance sheet assets and certain off-balance sheet items such as standby letters of credit, but also include a nominal market risk equivalent balance related to foreign exchange and debt/equity trading activities) is eight percent, of which at least four percent must be composed of tier 1 capital. The FRB also has adopted a minimum leverage ratio for most bank holding companies, requiring tier 1 capital of at least four percent of average quarterly total consolidated assets, net of loan loss reserve, goodwill and certain other intangible assets. The federal banking regulators have also established risk-based and leverage capital guidelines that insured banks are required to meet. These regulations are generally similar to those established by the FRB for bank holding companies.

For purposes of calculating the ratios, a banking organization’s assets and some of its specified off-balance sheet commitments and obligations are assigned to various risk categories. A depository institution’s or holding company’s capital, in turn, is classified in one of three tiers, depending on type:

•

Core Capital (Tier 1): Tier 1 capital includes common equity, retained earnings, qualifying non-cumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual stock at the holding company level, minority interests in equity accounts of consolidated subsidiaries, and qualifying trust preferred securities less goodwill, most intangible assets and certain other assets.

•

Supplementary Capital (Tier 2): Tier 2 capital includes, among other things, perpetual preferred stock and trust preferred securities not meeting the Tier 1 definition, qualifying mandatory convertible debt securities, qualifying subordinated debt, and allowances for possible loan and lease losses, subject to limitations.

•	Market Risk Capital (Tier 3): Tier 3 capital includes qualifying unsecured subordinated debt.

The following table sets forth the regulatory capital guidelines and the actual capitalization levels for FCAL, FCB and PSBK as of June 30, 2012, December 31, 2011 and 2010:

June 30, 2012	Actual		For Capital Adequacy Purposes		To be Well- Capitalized Assuming No Regulatory Order		To Satisfy Requirements of the PSBK Consent Order
	Amount	Ratio	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk weighted assets)
FCAL	$202,675	16.93%	$95,791	≥8.00%	N/A	N/A	N/A		N/A
FCB	$201,047	16.80%	$95,760	≥8.00%	$119,700	≥10.00%	N/A		N/A
PSBK	$11,544	11.27%	$8,198	≥8.00%	$10,248	≥10.00%	$12,297		≥12%

Tier I capital (to risk weighted assets)
FCAL	$187,665	15.68%	$47,896	≥4.00%	N/A	N/A	N/A		N/A
FCB	$186,192	15.55%	$47,880	≥4.00%	$71,820	≥6.00%	N/A		N/A
PSBK	$10,243	10.00%	$4,099	≥4.00%	$6,149	≥6.00%	N/A		N/A

Tier I capital (to average assets)
FCAL	$187,665	9.99%	$75,169	≥4.00%	N/A	N/A	N/A		N/A
FCB	$186,192	9.91%	$75,141	≥4.00%	$93,926	≥5.00%	N/A		N/A
PSBK	$10,243	7.39%	$5,544	≥4.00%	$6,930	≥5.00%	$13,166	≥	9.50%

December 31, 2011	Actual		For Capital Adequacy Purposes			To be Well- Capitalized Assuming No Regulatory Order			To Satisfy Requirements of the PSBK Consent Order
	Amount	Ratio	Amount	Ratio		Amount	Ratio		Amount	Ratio
Total capital (to risk weighted assets)
FCAL	$194,694	17.32%	$89,924	≥	8.00%	N/A		N/A	N/A	N/A
FCB	$192,227	17.10%	$89,944	≥	8.00%	$112,430	≥	10.00%	N/A	N/A
PSBK	$12,004	10.80%	$8,906	≥	8.00%	$11,129	≥	10.00%	$13,359	≥12%

Tier I capital (to risk weighted assets)
FCAL	$180,597	16.07%	$44,962	≥	4.00%	N/A		N/A	N/A	N/A
FCB	$178,126	15.84%	$44,972	≥	4.00%	$67,458		≥6.00%	N/A	N/A
PSBK	$10,600	9.50%	$4,453	≥	4.00%	$6,685		≥6.00%	N/A	N/A

Tier I capital (to average assets)
FCAL	$180,597	10.33%	$69,906	≥	4.00%	N/A		N/A	N/A	N/A
FCB	$178,126	10.18%	$69,968	≥	4.00%	$87,460		≥5.00%	N/A	N/A
PSBK	$10,600	7.20%	$5,882	≥	4.00%	$7,355		≥5.00%	$13,965	≥9.50%

December 31, 2010	Actual		For Capital Adequacy Purposes			To be Well- Capitalized Assuming No Regulatory Order			To Satisfy Requirements of the PSBK Consent Order
	Amount	Ratio	Amount	Ratio		Amount	Ratio		Amount	Ratio
Total capital (to risk weighted assets)
FCAL	$172,599	16.79%	$82,242	≥	8.00%	N/A		N/A	N/A	N/A
FCB	$167,395	16.31%	$82,090	≥	8.00%	$102,613		≥10.00%	N/A	N/A
PSBK	$14,338	11.64%	$9,850	≥	8.00%	$12,320		≥10.00%	$14,780	≥12.00%

Tier I capital (to risk weighted assets)
FCAL	$159,695	15.53%	$41,121	≥	4.00%	N/A		N/A	N/A	N/A
FCB	$154,515	15.06%	$41,045	≥	4.00%	$61,658		≥6.00%	N/A	N/A
PSBK	$12,786	10.38%	$4,928	≥	4.00%	$7,393		≥6.00%	N/A	N/A

Tier I capital (to average assets)
FCAL	$159,695	11.00%	$58,052	≥	4.00%	N/A		N/A	N/A	N/A
FCB	$154,515	10.63%	$58,134	≥	4.00%	$72,668		≥5.00%	N/A	N/A
PSBK	$12,786	8.05%	$6,358	≥	4.00%	$7,938		≥5.00%	$15,078	≥ 9.50%

FCAL, FCB and PSBK recognize that a strong capital position is vital to growth, continued profitability, and depositor and investor confidence. Their policy is to maintain sufficient capital at not less than the well-capitalized thresholds established by banking regulators.

The Basel Accords

The current risk-based capital guidelines which apply to FCAL and FCB and PSBK are based upon the 1988 capital accord of the Basel Committee. A new international accord, referred to as Basel II, became mandatory for large, internationally active banking organizations, known as “core” banking organizations, in 2008 (total assets of $250 billion or more or consolidated foreign exposures of $10 billion or more). Basel II emphasizes internal assessment of credit, market and operational risk, as well as supervisory assessment and market discipline in determining minimum capital requirements. It is optional for other banks, and if adopted, must first be complied with in a “parallel run” for two years along with the existing Basel I standards. In January 2009, the Basel Committee proposed to reconsider regulatory-capital standards, supervisory and risk-management requirements and additional disclosures to further strengthen the Basel II framework in response to recent worldwide developments. FCB and PSBK are not required to comply with Basel II and have elected not to apply the Basel II requirements when they became effective.

On September 12, 2010, the Group of Governors and Heads of Supervision, the oversight body of the Basel Committee, announced agreement on the calibration and phase-in arrangements for a strengthened set of capital requirements, known as Basel III. Under these standards, when fully phased-in on January 1, 2019, banking institutions will be required to satisfy three risk-based capital ratios:

•

A tier 1 common equity ratio of at least 7.0%, inclusive of 4.5% minimum tier 1 common equity ratio, net of regulatory deductions, and the new 2.5% “capital conservation buffer” of common equity to risk-weighted assets;

•	A tier 1 capital ratio of at least 8.5%, inclusive of the 2.5% capital conservation buffer; and

•	A total capital ratio of at least 10.5%, inclusive of the 2.5% capital conservation buffer.

The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a tier 1 common equity ratio above the minimum but below the conservation buffer may face constraints on dividends, equity repurchases and compensation based on the amount of such shortfall. The Basel Committee also announced a “countercyclical buffer” of 0% to 2.5% of common equity or other loss-absorbing capital “will be implemented according to national circumstances” as an “extension” of the conservation buffer during periods of excess credit growth.

Basel III introduces a non-risk adjusted tier 1 leverage ratio of 3%, based on a measure of total exposure rather than total assets and new liquidity standards. The phase-in of the new rules is to commence on January 1, 2013, with the phase-in of the capital conservation buffer commencing on January 1, 2015 and the rules to be fully phased-in by January 1, 2019.

In November 2010, Basel III was endorsed by the Seoul G20 Leaders Summit and will be subject to individual adoption by member nations, including the United States. On December 16, 2010, the Basel Committee issued text of the Basel III rules, which presents the details of global regulatory standards on bank capital adequacy and liquidity agreed to by the Basel Committee and endorsed by the Seoul G20 Leaders Summit. The federal banking agencies will likely implement changes to the current capital adequacy standards applicable to FCAL, FCB and PSBK in light of Basel III. If adopted by federal banking agencies, Basel III could lead to significantly higher capital requirements and more restrictive leverage and liquidity ratios.

On June 7, 2012 the FRB announced proposed rule changes that would implement the Basel III regulatory capital reforms and changes required by Dodd-Frank. These proposed rule changes include, among other things; an increase in quantity and quality of capital required by increasing the current minimum common equity tier 1 ratio to 4.5%, a common equity tier 1 capital conservation buffer of 2.5% and raising the minimum tier 1 capital ratio to 6%; revising the definition of capital to improve the ability of regulatory capital instruments to absorb losses; rules establishing stricter limitations on capital distributions and certain discretionary bonus payments if additional common equity tier 1 capital requirements are not met and revising the rules for calculating risk-weighted assets.

Neither FCAL, FCB nor PSBK can determine the ultimate effect that potential legislation, or subsequent regulations, if enacted, would have upon their respective earnings or financial position. In addition, significant questions remain as to how the capital and liquidity mandates of Dodd-Frank will be integrated with the requirements of Basel III.

Note that Dodd-Frank also requires the establishment of more stringent prudential standards by requiring the federal banking agencies to adopt capital and liquidity requirements which address the risks that the activities of an institution pose to the institution and the public and private stakeholders, including risks arising from certain enumerated activities. In particular, Dodd-Frank excludes trust preferred securities issued on or after May 19, 2010 from tier 1 capital. For depository institution holding companies with total consolidated assets of more than $15 billion at December 31, 2009, trust preferred securities issued before May 19, 2010 will be phased-out of tier 1 capital over a three-year period.

Prompt Corrective Action and Other General Enforcement Authority

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including undercapitalization. Each federal banking agency has issued regulations defining five capital categories: “well- capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Under the regulations, a bank will be deemed to be:

•

“well-capitalized” if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

•

“adequately capitalized” if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of “well capitalized”;

•

“undercapitalized” if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

•

“significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

•	“critically undercapitalized” if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment, the bank would be “undercapitalized,” that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to “undercapitalized” banks. Banks classified as “undercapitalized” are required to submit acceptable capital plans guaranteed by their holding companies, if any. Broad regulatory authority was granted with respect to “significantly undercapitalized” banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to “critically undercapitalized” banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

A bank, based upon its capital levels, that is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. At each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as “critically undercapitalized” unless its capital ratios actually warrant such treatment.

In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

The DFI, as the primary regulator for California state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

Safety and Soundness Standards

The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits.

In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset quality reports with adequate information for management and the Board of Directors to assess the level of asset risk.

Transactions with Affiliates

Under Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W, loans by FCB or PSBK to affiliates, investments by them in affiliates’ stock, and taking affiliates’ stock as collateral for loans to any borrower is limited to 10% of FCB’s or PSBK’s capital, in the case of any one affiliate, and is limited to 20% of FCB’s or PSBK’s capital, in the case of all affiliates. FCAL, its subsidiaries and any subsidiaries of FCB are generally deemed to be affiliates of FCB and any subsidiaries PSBK are generally deemed to be affiliates of PSBK within the meaning of Section 23A and 23B and Regulation W. In addition, transactions between FCB and its affiliates and transactions between PSBK and its affiliates must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of FCB or PSBK unless the loans are secured by marketable collateral of designated amounts. FCAL or its successors and FCB or PSBK are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities.

Dodd-Frank generally enhances the restrictions on transactions with affiliates under Section 23A and 23B, including an expansion of the definition of “covered transactions” to include credit exposures related to derivatives, repurchase agreements and securities lending arrangements, and an increase in the amount of time for which collateral requirements regarding covered credit transactions must be satisfied. The definition of “affiliate” was expanded to include any investment fund to which FCAL or an affiliate serves as an investment adviser. The ability of the FRB to grant exemptions from these restrictions was also narrowed, including by requiring coordination with other bank regulators.

Loans to Insiders

Extensions of credit by FCB or PSBK to their respective insiders are subject to prohibitions and other restrictions imposed by federal regulations. For purposes of these limits, “insiders” include directors, executive officers and principal shareholders of FCAL, FCB and/or PSBK, as applicable, and their related interests. The term “related interest” means a company controlled by a director, executive officer or principal shareholder of FCAL, FCB and/or PSBK, as applicable. Neither FCAL, FCB nor PSBK may extend credit to an insider of their respective bank unless the loan is made on substantially the same terms as, and subject to credit underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions with non-insiders. Under federal banking regulations, FCB and PSBK may not extend a loan to insiders in an amount greater than $500,000 without prior board approval (with any interested person abstaining from participating directly or indirectly in the voting). The federal regulations place additional restrictions on loans to executive officers, and generally prohibit loans to executive officers other than for certain specified purposes. FCB and PSBK are required to maintain records regarding insiders and extensions of credit to them.

Federal Deposit Insurance

The FDIC insures customer deposits through the Deposit Insurance Fund, or the DIF, up to prescribed limits for each depositor. Pursuant to the EESA, the basic limit on federal deposit insurance coverage was temporarily raised from $100,000 to $250,000 per depositor. Dodd-Frank made the $250,000 deposit insurance limit permanent. The federal banking agencies also recently issued final rules implementing the Dodd-Frank repeal of the prohibition on paying interest on demand deposits. Further, as required under Section 343 of Dodd-Frank, the FDIC has adopted a final rule that provides temporary unlimited deposit insurance coverage for non-interest-bearing transaction accounts. As mandated by Dodd-Frank, the FDIC will fully insure the amounts in non-interest-bearing transaction accounts without limits from December 31, 2010 through December 31, 2012. The unlimited coverage would be separate from, and in addition to, the coverage provided to depositors with other accounts held at an institution. Beginning January 1, 2013, the unlimited coverage will cease and these accounts will be insured under the FDIC’s general deposit insurance coverage rules.

Dodd-Frank changes the deposit insurance assessment framework, primarily by basing assessments on an institution’s total assets less tangible equity (subject to risk-based adjustments that would further reduce the assessment base for custodial banks) rather than domestic deposits, which is expected to shift a greater portion of the aggregate assessments to large banks. Dodd-Frank also increases the minimum designated reserve ratio of the DIF from 1.15% to 1.35% of the estimated amount of total insured deposits by September 30, 2020, eliminates the upper limit for the reserve ratio designated by the FDIC each year, and eliminates the requirement that the FDIC pay dividends to depository institutions when the reserve ratio exceeds certain thresholds.

On December 14, 2010, the FDIC raised the minimum designated reserve ratio of the DIF to 2%. The ratio is higher than the minimum reserve ratio of 1.35% as set by Dodd-Frank.

On February 7, 2011, the FDIC approved a final rule on Assessments, Dividends, Assessment Base and Large Bank Pricing. The final rule, mandated by Dodd-Frank, changes the deposit insurance assessment system from one that is based on domestic deposits to one that is based on average consolidated total assets minus average tangible equity. Because the new assessment base under Dodd-Frank is larger than the current assessment base, the final rule’s assessment rates are lower than the current rates, which achieves the FDIC’s goal of not significantly altering the total amount of revenue collected from the industry. In addition, the final rule adopts a “scorecard” assessment scheme for larger banks and suspends dividend payments if the DIF reserve ratio exceeds 1.5 % but provides for decreasing assessment rates when the DIF reserve ratio reaches certain thresholds. The final rule further reduces the assessment base for custodial banks by the daily or weekly average of a certain amount of low-risk assets (i.e., assets with a Basel risk weighting of 0%, regardless of maturity, plus 50% of assets with a Basel risk weighting of 20%, again regardless of maturity) subject to the limitation that the daily or weekly average value of these assets cannot exceed the daily or weekly average value of those deposits classified as transaction accounts and identified by the institution as being directly linked to a fiduciary or custodial and safekeeping account. The final rule identifies custodial banks as insured depository institutions with previous calendar year-end trust assets (i.e., fiduciary and custody and safekeeping assets) of at least $50 billion or those insured depository institutions that derived more than 50% of their revenue (interest income plus non-interest income) from trust activity over the previous calendar year. The final rule took effect for the quarter beginning April 1, 2011, and was reflected in the invoices for assessments due September 30, 2011.

Continued action by the FDIC to replenish the DIF, as well as the changes in Dodd-Frank, are likely to result in higher assessment rates, which would reduce the profitability of FCAL, FCB and PSBK.

In addition to its insurance assessment, each insured bank was subject in 2011 to quarterly debt service assessments in connection with bonds issued by a government corporation that financed the federal savings and loan bailout. The first quarter 2011 debt service assessment was .0102%.

Money Laundering, Currency Controls and Economic Sanctions

Various federal statutory and regulatory provisions are designed to enhance record-keeping and reporting of currency and foreign transactions. Pursuant to the Bank Secrecy Act, financial institutions must report high levels of currency transactions or face the imposition of civil monetary penalties for reporting violations. The Money Laundering Control Act imposes sanctions, including revocation of federal deposit insurance, for institutions convicted of money laundering.

The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, or the IMLAFATA, a part of the USA Patriot Act, authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks and other financial institutions to enhance record-keeping and reporting requirements for certain financial transactions that are of primary money laundering concern. Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

The Treasury’s regulations implementing IMLAFATA mandate that federally-insured banks and other financial institutions establish customer identification programs designed to verify the identity of persons opening new accounts, maintain the records used for verification, and determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.

The U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, is responsible for requiring that U.S. entities do not engage in transactions with certain prohibited parties, as defined by various Executive Orders and Acts of Congress. OFAC publishes lists of persons, organizations and countries suspected of aiding, harboring or engaging in terrorist acts, known as Specially Designated Nationals and Blocked Persons. If either FCB or PSBK finds a name on any transaction, account or wire transfer that is on an OFAC list, they must freeze or block such account or transaction, file a report of blocked or rejected transaction and notify OFAC.

Patriot Act

On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the Patriot Act. The Patriot Act was designed to deny terrorists and others the ability to obtain access to the United States financial system, and has significant implications for depository institutions and other businesses involved in the transfer of money. The Patriot Act, as implemented by various federal regulatory agencies, required financial institutions, including FCB and PSBK, to implement policies and procedures or amend existing policies and procedures with respect to, among other matters, anti-money laundering, compliance, suspicious activity and currency transaction reporting and due diligence on customers. The Patriot Act and its underlying regulations also permit information sharing for counter-terrorist purposes between federal law enforcement agencies and financial institutions, as well as among financial institutions, subject to certain conditions, and require the FRB and other federal banking agencies to evaluate the effectiveness of an applicant in combating money laundering activities when considering applications filed under Section 3 of the BHCA or the Bank Merger Act. FCB and PSBK have adopted comprehensive policies and procedures to address the requirements of the Patriot Act and believe that the ongoing cost of compliance with the Patriot Act is not likely to be material to their business.

Community Reinvestment Act

FCB and PSBK are subject to the CRA. The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations. FCB’s and PSBK’s compliance with the CRA is reviewed and evaluated by the FDIC, which assigns FCB and PSBK a publicly available CRA rating at the conclusion of the examination.

The federal banking agencies have adopted regulations which measure a bank’s compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution’s actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. In connection with its assessment of CRA performance, the FDIC assigns a rating of “Outstanding,” “Satisfactory,” “Needs to Improve” or “Substantial Noncompliance”. Failure of an institution to receive at least a “Satisfactory” rating could inhibit such institution or its holding company from undertaking certain activities, including acquisitions.

FCB had a CRA rating of “Satisfactory” and PSBK had a CRA rating of “Satisfactory” as of their most recent regulatory examination.

Interstate Banking and Branching

Federal law permits an adequately capitalized and adequately managed bank holding company, with FRB approval, to acquire banking institutions located in states other than the bank holding company’s home state without regard to whether the transaction is prohibited under state law. In addition, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution passed legislation prior to June 1, 1997 that expressly prohibits interstate mergers. Dodd-Frank permits a national bank or a state bank, with the approval of its regulator, to open a branch in any state if the law of the state in which the branch is to be located would permit the establishment of the branch if the bank were a bank chartered in that state.

Sarbanes-Oxley Act

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act aims to restore the credibility lost as a result of high profile corporate scandals by addressing, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The NASDAQ Stock Market has adopted corporate governance rules intended to allow shareholders to more easily and effectively monitor the performance of companies and directors. The principal provisions of the Sarbanes-Oxley Act, many of which have been interpreted through regulations released in 2003, provide for and include, among other things: (i) the creation of the Public Company Accounting Oversight Board; (ii) auditor independence provisions that restrict non-audit services that accountants may provide to their audit clients; (iii) additional corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify financial statements; (iv) the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer’s securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement; (v) an increase in the oversight of, and enhancement of certain requirements relating to, audit committees of public companies and how they interact with that company’s independent auditors; (vi) requirements that audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer; (vii) requirements that companies disclose whether at least one member of the audit committee is a “financial expert’ (as such term is defined by the Securities and Exchange Commission, (or “SEC”) and if not disclosed, why the audit committee does not have a financial expert; (viii) expanded disclosure requirements for corporate insiders, including accelerated reporting of stock transactions by insiders and a prohibition on insider trading during pension blackout periods; (ix) a prohibition on personal loans to directors and officers, except certain loans made by insured financial institutions on non-preferential terms and in compliance with other bank regulatory requirements; (x) disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code; (xi) a range of enhanced penalties for fraud and other violations; and (xii) expanded disclosure and certification relating to an issuer’s disclosure controls and procedures and internal controls over financial reporting.

As a result of the Sarbanes-Oxley Act, and its implementing regulations, FCB has incurred substantial costs to interpret and ensure compliance with the law and its regulations. Future changes in the laws, regulation, or policies that impact FCB cannot necessarily be predicted and may have a material effect on our business and earnings.

PSBK’s securities are not registered with the SEC and are not listed on the NASDAQ stock market and, therefore, PSBK is not required to comply with the Sarbanes Oxley Act.

Environmental Regulation

Federal, state and local laws and regulations regarding the discharge of harmful materials into the environment may have an impact on FCB and PSBK. Since FCB and PSBK are not involved in any business that manufactures, uses or transports chemicals, waste, pollutants or toxins that might have a material adverse effect on the environment, their primary exposure to environmental laws is through its lending activities and through properties or businesses they may own, lease or acquire. Based on a general survey of their respective loan portfolio, conversations with local appraisers and the type of lending currently and historically done by FCB and PSBK, their respective management is not aware of any potential liability for hazardous waste contamination that would be reasonably likely to have a material adverse effect on FCB or PSBK or their successors as of the date of this proxy statement/prospectus.

Safeguarding of Customer Information and Privacy

In 1970, the Federal Fair Credit Reporting Act, or the FCRA, was enacted to insure the confidentiality, accuracy, relevancy and proper utilization of consumer credit report information. The FCRA affirmatively preempts state law in a number of areas, including the ability of entities affiliated by common ownership to share and exchange information freely, and the requirements on credit bureaus to reinvestigate the contents of reports in response to consumer complaints, among others.

The Fair and Accurate Credit Transaction Act, or the FACT Act, became law in 2003, effectively extending and amending provisions of the FCRA. The FACT Act created many new responsibilities for consumer reporting agencies and users of consumer reports. It contains many new consumer disclosure requirements as well as provisions to address identity theft.

The FRB and other bank regulatory agencies have adopted guidelines for safeguarding confidential, personal customer information. These guidelines require financial institutions to create, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, protect against any anticipated threats or hazard to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer. FCB and PSBK have adopted customer information security programs to comply with such requirements.

Federal banking rules also limit the ability of banks and other financial institutions to disclose non-public information about consumers. Pursuant to these rules, financial institutions must provide: (i) initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (ii) annual notices of their privacy policies to current customers; and (iii) a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties. These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. We have implemented our privacy policies in accordance with the law.

In recent years, a number of states have implemented their own versions of privacy laws. For example, in 2003, California adopted standards that are more restrictive than federal law, allowing bank customers the opportunity to bar financial companies from sharing information with their affiliates. More specifically, the California Financial Information Privacy Act requires a financial institution to provide specific information to a consumer related to the sharing of that consumer’s nonpublic personal information. The Act allows a consumer to direct the financial institution not to share his or her nonpublic personal information with affiliated or nonaffiliated companies with which a financial institution has contracted to provide financial products and services, and requires that permission from each such consumer be acquired by a financial institution prior to sharing such information.

Other Aspects of Banking Law

FCB and PSBK are also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

Impact of Monetary Policies

Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned on its loans, securities and other interest-earning assets comprises the major source of a Bank’s earnings. These rates are highly sensitive to many factors which are beyond FCB’s and PSBK’s control and, accordingly, the earnings and growth of FCB and PSBK are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

•	Open-market dealings in United States government securities;

•	Adjusting the required level of reserves for financial institutions subject to reserve requirements; and

•	Adjusting the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates. The nature and timing of any future changes in the FRB’s policies and their impact on the Company and its successors and FCB and PSBK cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

OTHER MATTERS

PSBK’s management is not aware of any other matters to be brought before the special meeting of the shareholders. However, if other matters are properly brought before the meeting, the persons named in the enclosed forms or proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

LEGAL MATTERS

The validity of the shares of FCAL Common Stock offered by this proxy statement/prospectus has been passed upon for FCAL by Horgan, Rosen, Beckham & Coren, LLP. Certain legal matters relating to the Merger will be passed upon for PSBK by Richard E. Knecht A Professional Corporation. It is a condition to the Merger that [    ] will provide an opinion to PSBK and to FCAL that the merger will qualify as a tax-free reorganization under the Internal Revenue Code.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from FCAL’s Annual Report on Form 10-K for the year ended December 31, 2011, and the effectiveness of FCAL’s internal control over financial reporting have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of PSBK included with this proxy statement/prospectus for the years ended December 31, 2011 and 2010, have been audited by Vavrinek, Trine, Day & Co., LLP, an independent registered public accounting firm, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

FCAL is a publicly traded company and is required to file certain reports, proxy statements and other information with the SEC. The SEC maintains a web site on the Internet that contains reports, proxy statements and other information about public companies, including FCAL. The address of that site is http://www.sec.gov. You may also read and copy any materials filed with the SEC by FCAL at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

FCAL has filed a registration statement on Form S-4 with the SEC that registers the FCAL Common Stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of FCAL and a proxy statement of PSBK for the special meeting. FCAL has supplied all of the information contained in this proxy statement/prospectus relating to FCAL. PSBK has supplied all of the information contained in this proxy statement/prospectus relating to PSBK.

This proxy statement/prospectus does not contain all of the information in the registration statement. Please refer to the registration statement for further information about FCAL and the FCAL Common Stock to be issued in the merger. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents included in the registration statement are not necessarily complete. A complete copy of each document is filed as an exhibit to the registration statement. You may obtain copies of all or any part of the registration statement, including exhibits thereto, upon payment of the prescribed fees, at the offices of the SEC listed above.

FCAL has supplied all of the information about FCAL and its subsidiaries contained in this proxy statement/prospectus and PSBK has supplied all of the information contained in this proxy statement/prospectus about PSBK. Each of us is relying on the correctness of the information supplied by the other.

Incorporation of Documents by Reference

The SEC allows FCAL to “incorporate by reference” the information it files with the SEC. This permits FCAL to disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. The information incorporated by reference is an important part of this proxy statement/prospectus. The following documents that FCAL has filed or will file with the SEC are incorporated by reference in this proxy statement/prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012;

•	its Quarterly Report on Form 10-Q for the three month period ended June 30, 2012 filed with the SEC on August 9, 2012;

•

its Current Reports on Form 8-K filed filed with the SEC on January 26, 2012; February 13, 2012; February 28, 2012; March 2, 2012 (both Form 8-K filings); April 26, 2012; May 9, 2012; May 10, 2012; July 11, 2012; July 26, 2012; July 30, 2012 and August 2, 2012 (other than those portions of the documents not deemed to be filed);

•	its Proxy Statement dated April 4, 2012, relating to its annual meeting of shareholders held on May 7, 2012, as filed with the SEC on April 4, 2012; and

•

the description of FCAL Common Stock which is contained in FCAL’s registration statements filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

FCAL incorporates by reference all additional documents that it subsequently files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You may request a copy of these filings, in most cases without exhibits, at no cost, by writing or telephoning FCAL at its principal executive offices located at the following address:

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

(805) 322-9655

Attn: Investor Relations

TO OBTAIN TIMELY DELIVERY OF THE REQUESTED DOCUMENTS BEFORE THE SPECIAL MEETING, YOU MUST MAKE YOUR REQUEST BY [INSERT A DATE THAT IS 5 BUSINESS DAYS PRIOR TO MEETING DATE].

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX FINANCIAL STATEMENTS

PREMIER SERVICE BANK

BALANCE SHEETS

(Unaudited)

	June 30, 2012	December 31, 2011

ASSETS
Cash and Due from Banks	$28,600,288	$22,866,892

TOTAL CASH AND CASH EQUIVALENTS	28,600,288	22,866,892
Investment Securities Available for Sale	4,076,758	5,585,279
Investment Securities Held to Maturity	2,858,393	2,860,773
Loans:
Commercial and Industrial	11,970,507	12,042,735
Construction and Land Development	8,047,233	9,533,741
Commercial Real Estate	65,458,159	73,925,953
Residential Real Estate	10,340,727	7,873,385
Consumer	265,123	292,349

TOTAL LOANS	96,081,749	103,668,163
Deferred Loan Fees, Net of Costs	(180,578)	(198,311)
Allowance for Loan Losses	(2,907,121)	(2,359,482)

NET LOANS	92,994,050	101,110,370
Premises and Equipment	418,736	411,371
Federal Home Loan Bank and Other Bank Stock, at cost	952,700	1,041,900
Bank-Owned Life Insurance	3,481,294	3,425,354
Other Real Estate Owned	3,188,581	2,926,739
Accrued Interest and Other Assets	597,826	1,027,156

	$137,168,626	$141,255,834

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$42,381,880	$41,130,372
NOW, Savings and Money Market Accounts	57,256,308	59,446,068
Time Deposits Under $100,000	5,384,673	5,653,890
Time Deposits $100,000 and Over	4,947,344	5,528,877

TOTAL DEPOSITS	109,970,205	111,759,207
Federal Home Loan Bank Advance	16,000,000	18,000,000
Accrued Interest and Other Liabilities	890,149	812,093

TOTAL LIABILITIES	126,860,354	130,571,300
Shareholders’ Equity:
Preferred Stock – 10,000,000 Shares Authorized, No Par, 4,200 Outstanding	4,130,347	4,108,345
Common Stock – 10,000,000 Shares Authorized, No Par, 1,261,281 Outstanding	13,147,433	13,147,433
Additional Paid-in Capital	285,313	285,313
Accumulated Deficit	(7,319,332)	(6,941,321)
Accumulated Other Comprehensive Income – Net
Unrealized Gain on Available-for-Sale Securites
Net of Taxes of $44,829 as of 6/30/12 and $58,905 as of 12/31/11	64,511	84,764

TOTAL SHAREHOLDERS’ EQUITY	10,308,272	10,684,534

	$137,168,626	$141,255,834

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF OPERATIONS

(Unaudited)

	Three-Month Period Ended June 30,		Six-Month Period Ended June 30,
	2012	2011	2012	2011
INTEREST INCOME
Interest and Fees on Loans	$1,596,329	$1,858,118	$3,286,572	$3,699,276
Interest on Investment Securities	59,984	91,090	125,189	175,694
Other Interest Income	19,068	9,724	31,564	22,385

TOTAL INTEREST INCOME	1,675,381	1,958,932	3,443,325	3,897,355

INTEREST EXPENSE
Interest on NOW, Savings and Money Market Accounts	72,611	108,169	148,988	247,500
Interest on Time Deposits Less Than $100,000	9,505	12,559	19,829	25,874
Interest on Time Deposits $100,000 and Over	12,027	11,071	25,273	26,737
Interest on FHLB Advance	102,715	113,177	210,881	235,994

TOTAL INTEREST EXPENSE	196,858	244,976	404,971	536,105

NET INTEREST INCOME	1,478,523	1,713,956	3,038,354	3,361,250
Provision for Loan Losses	—	884,000	225,000	1,609,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	1,478,523	829,956	2,813,354	1,752,250
NONINTEREST INCOME
Service Charges, Fees and Other Income	153,598	261,270	327,679	438,770
NONINTEREST EXPENSE
Salaries and Employee Benefits	642,208	689,354	1,356,715	1,496,830
Occupancy and Equipment Expenses	167,652	169,091	336,988	339,360
Data Processing	120,960	123,798	251,420	248,765
Marketing and Business Promotion	42,732	38,443	70,216	82,396
Professional Fees	100,999	145,408	374,421	255,709
Customer Expenses	42,277	62,147	85,351	100,472
Office Expenses	28,344	28,605	56,016	59,804
FDIC Assessments	75,426	99,204	155,814	206,620
Other Expenses	576,829	366,519	809,299	626,411

	1,797,427	1,722,569	3,496,240	3,416,367

LOSS BEFORE INCOME TAXES	(165,306)	(631,343)	(355,207)	(1,225,347)
Income Taxes	800	—	800	—

NET INCOME/(LOSS)	$(166,106)	$(631,343)	$(356,007)	$(1,225,347)
Preferred Stock Dividends and Accretion of Discount	$(11,001)	$(11,001)	$(22,002)	$(22,002)

NET LOSS TO COMMON STOCKHOLDERS	$(177,107)	$(642,344)	$(378,009)	$(1,247,349)

NET LOSS PER SHARE – BASIC	$(0.14)	$(0.51)	$(0.30)	$(0.99)

NET LOSS PER SHARE – DILUTED	$(0.14)	$(0.51)	$(0.30)	$(0.99)

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Three-Month Period Ended June 30		Six-Month Period Ended June 30
	2012	2011	2012	2011
Net Loss	$(166,106)	$(631,343)	$(356,007)	$(1,225,347)
Unrealized Gain on Available-for Sale Securities,
Net of Taxes of $11,760 and $17,132 for Three Month Period Ended June 30, 2012 and 2011, respectively	$(16,923)	$24,654
Net of Taxes of $14,075 and $17,850 for Six Month Period Ended June 30, 2012 and 2011, respectively			(20,254)	25,686

Comprehensive Income (Loss), Net of Tax	$(183,029)	$(606,689)	$(376,261)	$(1,199,661)

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six-Month Period Ended June 30, 2012	Six-Month Period Ended June 30, 2011
OPERATING ACTIVITIES
Net Loss	$(356,007)	$(1,225,347)
Adjustments to Reconcile Net Income/(Loss) to
Net Cash Provided by Operating Activities:
Depreciation and Amortization	22,205	39,343
Provision for Loan Losses	225,000	1,609,000
Increase in Cash Surrender Value-Bank-Owned Life Insurance	(55,941)	(58,676)
Amortization of Premium and Accretion of Discount on Investment Securities	1,968	1,786

(Gain)/Loss on Sale of Other Real Estate Owned	50	(74,660)
Write-down of Other Real Estate Owned	505,786	359,201
Other Items, Net	509,264	204,749

NET CASH PROVIDED BY OPERATING ACTIVITIES	852,325	855,396
INVESTING ACTIVITIES
Purchases of Available-for-Sale Securities	—	(2,000,000)
Maturities of Available-for-Sale Securities	1,474,605	1,001,680
Redemption of Federal Home Loan Bank Stock	89,200	90,700
Proceeds on Sale of Other Real Estate Owned	981,187	1,185,914
Net Decrease in Loans	6,157,302	1,126,717
Purchases of Premises and Equipment	(32,221)	(7,933)

NET CASH PROVIDED BY INVESTING ACTIVITIES	8,670,073	1,397,078
FINANCING ACTIVITIES
Net decrease in Demand Depositsand Savings Accounts	(938,252)	(8,235,748)
Net Decrease in Time Deposits	(850,750)	(879,543)
Net Increase/(Decrease) in FHLB Advances	(2,000,000)	1,000,000

NET CASH USED BY FINANCING ACTIVITIES	(3,789,002)	(8,115,291)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,733,396	(5,862,817)
Cash and Cash Equivalents at Beginning of Period	22,866,892	24,060,184

CASH AND CASH EQUIVALENTS AT END OF YEAR	$28,600,288	$18,197,367

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$411,647	$542,347
Non Cash Transactions:
Transfer of loans to OREO	$1,751,750	$3,642,070

The accompanying notes are an integral part of these financial statements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

June 30, 2012

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Premier Service Bank (the “Bank”) has been organized as a single operating segment and operates two full-service offices in Riverside County, California. The Bank’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Basis of Presentation

The accompanying unaudited financial statements have been prepared in a condensed format, and therefore do not include all of the information and footnotes required by U.S. generally accepted accounting principles (GAAP) for complete financial statements. The information furnished in these interim statements reflects all adjustments that are, in the opinion of management, necessary for a fair statement of the results for such period. Such adjustments are of a normal recurring nature. In preparing the accompanying financial statements, management has taken subsequent events into consideration and recognized them where appropriate. The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other quarter, or for the full year. Certain amounts reported for 2011 may have been reclassified to be consistent with the reporting for 2012. The interim financial information should be read in conjunction with the Bank’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the FDIC.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, non-interest bearing-due from banks, cash items in the process of collection and federal funds sold. Generally, federal funds are sold for one-day periods.

Recently Issued Accounting Standards

ASU No. 2010-20, “Receivables (Topic 830) – Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.” ASU 2010-20 requires entities to provide disclosures designed to facilitate financial statement users’ evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Disclosures must be disaggregated by portfolio segment, the level at which an entity develops and documents a systematic method for determining its allowance for credit losses, and class of financing receivable, which is primarily a disaggregation of portfolio segment. The required disclosures include, among other things, a rollforward of the allowance for credit losses as well as information about modified, impaired, non-accrual and past due loans and credit quality indicators. ASU 2010-20 was effective for the Bank’s financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period are required for the Bank’s financial statements that include periods beginning on or after January 1, 2011. In January 2011, the FASB issued ASU No. 2011-01 “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Troubled Debt Restructurings in Update No. 2010-20” which deferred the effective date of the loan modification disclosures to periods beginning on or after June 15, 2011.

ASU No. 2011-02, “Receivables (Topic 310) – A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring.” ASU 2011-02 states that in evaluating whether a restructuring constitutes a troubled debt restructuring, a creditor must separately conclude that both of the following exist: (i) the restructuring constitutes a concession and (ii) the debtor is experiencing financial difficulties. In addition, the amendments to Topic 310 clarify that a creditor is precluded from using the effective interest rate test in the debtor’s guidance on restructuring of payables when evaluating whether a restructuring constitutes a troubled debt restructuring. ASU 2011-02 is effective for interim and annual periods beginning on or after June 15, 2011. The Bank does not anticipate a material effect upon the adoption of this pronouncement.

ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” In May 2011, the FASB issued ASU No. 2011-04. ASU No. 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and International Financial Reporting Standards (“IFRS”). The changes to U.S. GAAP as a result of ASU No. 2011-04 are as follows: (1) The concepts of highest and best use and valuation premise are only relevant when measuring the fair value of nonfinancial assets (that is, it does not apply to financial assets or any liabilities); (2) U.S. GAAP currently prohibits application of a blockage factor in valuing financial instruments with quoted prices in active markets. ASU No. 2011-04 extends that prohibition to all fair value measurements; (3) An exception is provided to the basic fair value measurement principles for an entity that holds a group of financial assets and financial liabilities with offsetting positions in market risks or counterparty credit risk that are managed on the basis of the entity’s net exposure to either of those risks. This exception allows the entity, if certain criteria are met, to measure the fair value of the net asset or liability position in a manner consistent with how market participants would price the net risk position; (4) Aligns the fair value measurement of instruments classified within an entity’s shareholders’ equity with the guidance for liabilities; and (5) Disclosure requirements have been enhanced for recurring Level 3 fair value measurements to disclose quantitative information about unobservable inputs and assumptions used, to describe the valuation processes used by the entity, and to describe the sensitivity of fair value measurements to changes in unobservable inputs and interrelationships between those inputs. In addition, entities must report the level in the fair value hierarchy of items that are not measured at fair value in the statement of condition but whose fair value must be disclosed. The provisions of ASU No. 2011-04 are effective for the Bank’s interim reporting period beginning on or after December 15, 2011. The adoption of ASU No. 2011-04 is not expected to have a material impact on the Bank’s financial statements.

ASU No. 2011-05, “Presentation of Comprehensive Income.” In June 2011, the FASB issued ASU No. 2011-05. The provisions of ASU No. 2011-05 allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The statement(s) are required to be presented with equal prominence as the other primary financial statements. ASU No. 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity but does not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. The provisions of ASU No. 2011-05 are effective for the Bank’s interim reporting period beginning on or after December 15, 2011, with retrospective application required. The adoption of ASU No. 2011-05 is expected to result in presentation changes to the Bank’s statements of income and the addition of a statement of comprehensive income. The adoption of ASU No. 2011-05 will have no material impact on the Bank’s financial statements.

NOTE B – EARNINGS PER SHARE(“EPS”)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock that then shared in the earnings of the entity. The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

For the three-month periods ended June 30, 2012 and 2011, the following reconciliation is provided:

	Three-Month Period Ended June 30, 2012			Three-Month Period Ended June 30, 2011
	Income	Shares	EPS	Income	Shares	EPS
Net Loss as Reported	$(166,106)			$(631,343)
Preferred Stock Dividend and Accretion	(11,001)			(11,001)
Basic
Shares Outstanding at Period End		1,261,281			1,261,281
Impact of Weighting Shares Purchased During the Period		—			—

Used in Reported Basic EPS	$(177,107)	1,261,281	$(0.14)	$(642,344)	1,261,281	$(0.51)
Diluted
Dilutive Effect of Outstanding Stock Options and Warrants		—			—

Used in Reported Diluted EPS	$(177,107)	1,261,281	$(0.14)	$(642,344)	1,261,281	$(0.51)

For the six-month periods ended June 30, 2012 and 2011 the following reconciliation is provised:

	Six-Month Period Ended June 30, 2012			Six-Month Period Ended June 30, 2011
	Income	Shares	EPS	Income	Shares	EPS
Net Loss as Reported	$(356,007)			$(1,225,347)
Preferred Stock Dividend and Accretion	(22,002)			(22,002)
Basic
Shares Outstanding at Period End		1,261,281			1,261,281
Impact of Weighting Shares Purchased During the Period		—			—

Used in Reported Basic EPS	$(378,009)	1,261,281	$(0.30)	$(1,247,349)	1,261,281	$(0.99)
Diluted
Dilutive Effect of Outstanding Stock Options and Warrants		—			—

Used in Reported Diluted EPS	$(378,009)	1,261,281	$(0.30)	$(1,247,349)	1,261,281	$(0.99)

NOTE C – COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments typically include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the financial statements. Outstanding commitments as of June 30, 2012 are as follows:

Loan Commitments	$103,941,992
Unused Lines of Credit	$7,334,203
Letters of Credit	$526,040

NOTE D – FAIR VALUE OF FINANCIAL INSTRUMENTS

ASC 825-10-50 specifies the disclosure of the estimated fair value of financial instruments. The Bank’s estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents, Federal Funds Sold and Interest-Bearing Deposits in Other Banks: The carrying values reported in the balance sheets approximate fair values due to the short-term nature of the assets and are classified as either Level I or Level II in the fair value hierarchy.

Securities: The fair values of securities available for sale and securities held to maturity are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Loans, net: Fair value is estimated by discounting expected future cash flows at a market rate of interest for loans of similar credit risk and maturity resulting in a Level III classification in the fair value hierarchy.

FHLB Stock and Other: The carrying amount approximates fair market value, as the stock may be sold back to the FHLB or bank that issued it at carrying value and no other market exists for the sale of this stock.

Bank Owned Life Insurance: The carrying values reported in the balance sheets are deemed to be fair values since it represents the cash surrender value of the policies.

Accrued Interest Receivable and Payable: The recorded carrying value approximates the estimated fair value due to the short-term nature of the asset / liability.

Deposits: The fair values of certificates of deposit are estimated by discounting the expected cash flows at current rates for instruments with similar maturities resulting in a Level II classification. The carrying values of transaction accounts are deemed to be fair value since they are payable on demand resulting in a Level II classification in the fair value hierarchy.

FHLB Advance: The fair values of FHLB advances are estimated by discounting the expected cash flows at current FHLB advance rates for instruments with similar maturities and are classified as a Level II in the fair value hierarchy.

Accrued interest receivable/payable: The carrying amounts of accrued interest receivable approximate fair value resulting in a Level III classification. The carrying amounts of accrued interest payable approximate fair value resulting in a Level II classification.

The estimated fair values of the Bank’s financial instruments are as follows at the end of June 30, 2012 and December 31, 2011 (dollars in thousands):

	June 30, 2012		December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$28,600	$28,600	$22,867	$22,867
Investment Securities Available for Sale	4,077	4,077	5,585	5,585
Investment Securities Held to Maturity	2,858	3,049	2,861	3,047
Loans, net	96,082	93,898	101,110	101,807
Federal Home Loan Bank and Other Stocks	953	953	1,042	1,042
Bank-Owned Life Insurance	3,481	3,481	3,425	3,425
Accrued Interest Receivable	389	389	444	444
Financial Liabilities:
Deposits	109,970	110,986	111,759	111,772
FHLB Advance	16,000	16,235	18,000	18,347
Accrued Interest Payable	45	45	52	52

NOTE E – INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of condition according to management’s intent. The carrying amount of securities and their approximate fair values at June 30, 2012 and December 31, 2011 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
June 30, 2012
Available-for-Sale Securities:
U.S. Government and Agency Securities	$2,500,000	$4,793	$—	$2,504,793
Mortgage-backed Securities	1,467,418	104,547	—	1,571,965

Total Available-for-Sale Securities	$3,967,418	$109,340	$—	$4,076,758

Held-to-Maturity Securities:
State and Municipal Securities	$2,858,393	$190,692	$—	$3,049,085

Total Held-to-Maturity Securities	$2,858,393	$190,692	$—	$3,049,085

December 31, 2011
Available-for-Sale Securities:
U.S. Government and Agency Securities	$3,500,000	$11,858	$(547)	$3,511,311
Mortgage-backed Securities	1,941,610	132,358	—	2,073,968

Total Available-for-Sale Securities	$5,441,610	$144,216	$(547)	$5,585,279

Held-to-Maturity Securities:
State and Municipal Securities	$2,860,773	$186,698	$—	$3,047,471

Total Held-to-Maturity Securities	$2,860,773	$186,698	$—	$3,047,471

Investment securities carried at approximately $6,326,000 and with a fair value of $6,625,000 at June 30, 2012 were pledged to secure public deposits, FHLB advances, FRB discount window and other purposes as required by law. At December 31, 2011 investment securities carried at approximately $6,302,000 and with a fair value of $6,629,000 were pledged to secure public deposits, FHLB advances and other purposes as required by law.

The scheduled contractual maturities of securities at June 30, 2012 are shown below. Mortgage-backed securities are listed as a separate category due to the uncertainty of prepayment speed. Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations.

	Available-for-Sale Securities		Held-to-Maturity Securities
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$—	$—	$—	$—
Due from One to Five Years	1,500,000	1,503,950	654,277	693,915
Due from Five to Ten Years	1,000,000	1,000,843	1,901,152	2,047,130
Due after Ten Years	—	—	302,964	308,040
Mortgage-backed Security	1,467,418	1,571,965	—	—

	$3,967,418	$4,076,758	$2,858,393	$3,049,085

Information pertaining to securities with gross unrealized losses at December 31, 2011, aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

December 31, 2011
U.S. Government and Agency Securities	$999,453	$(547)	$—	$—	$999,453	$(547)

Total	$999,453	$(547)	$—	$—	$999,453	$(547)

At June 30, 2012, there was no security with unrealized losses.

NOTE F – CREDIT QUALITY AND ALLOWANCE FOR LOAN AND LEASE LOSSES

Following is a summary of changes in the Bank’s allowance for loan and lease losses for the periods noted.

Loan Portfolio Segment	Balance at Beginning of Year	Provision for Loan Losses Charged to Expense	Less Loans Charged Off	Plus Recoveries on Loans Previously Charged off	Balance at End of Quarter/Year

	Six Months Ended June 30, 2012
Construction and Land Development	$157,521	$129,569	$(3,800)	$58,075	$341,365
Commercial Real Estate	1,227,909	393,617	(49,913)	288	1,571,901
Residential Real Estate	52,474	41,574	—	6,786	100,834
Commercial and Industrial Loans	915,849	(338,773)	(38,293)	349,496	888,279
Consumer Loans	5,729	(987)	—	—	4,742

Totals	$2,359,482	$225,000	$(92,006)	$414,645	$2,907,121

	Year Ended December 31, 2011
Construction and Land Development	$325,098	$(277,196)	$(97,741)	$207,360	$157,521
Commercial Real Estate	808,365	1,871,442	(1,451,898)	—	1,227,909
Residential Real Estate	183,147	596,935	(728,158)	550	52,474
Commercial and Industrial Loans	1,102,962	726,501	(948,090)	34,476	915,849
Consumer Loans	3,230	2,499	—	—	5,729

Totals	$2,422,802	$2,920,181	$(3,225,887)	$242,386	$2,359,482

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by impairment method as of June 30, 2012 and December 31, 2011:

June 30, 2012
	Evaluated for Impairment
Allowance for Loan Losses	Individually	Collectively	Total
Construction and Land Development	$77,348	$264,017	$341,365
Commercial Real Estate	291,364	1,280,537	1,571,901
Residential Real Estate	43,530	57,304	100,834
Commercial and Industrial	203,439	684,840	888,279
Consumer	—	4,742	4,742

	$615,681	$2,291,440	$2,907,121

	Evaluated for Impairment
Loans	Individually	Collectively	Total
Construction and Land Development	$845,545	$7,201,688	$8,047,233
Commercial Real Estate	5,090,615	60,367,544	65,458,159
Residential Real Estate	946,442	9,394,285	10,340,727
Commercial and Industrial	1,072,573	10,897,934	11,970,507
Consumer	—	265,123	265,123

	$7,955,175	$88,126,574	$96,081,749

December 31, 2011
	Evaluated for Impairment
Allowance for Loan Losses	Individually	Collectively	Total
Construction and Land Development	$12,895	$144,626	$157,521
Commercial Real Estate	194,049	1,033,860	1,227,909
Residential Real Estate	16,362	36,112	52,474
Commercial and Industrial	227,268	688,581	915,849
Consumer	—	5,729	5,729

	$450,574	$1,908,908	$2,359,482

	Evaluated for Impairment
Loans	Individually	Collectively	Total
Construction and Land Development	$2,381,079	$7,152,662	$9,533,741
Commercial Real Estate	6,987,337	66,938,616	73,925,953
Residential Real Estate	2,181,990	5,691,395	7,873,385
Commercial and Industrial	1,332,031	10,710,704	12,042,735
Consumer	—	292,349	292,349

	$12,882,437	$90,785,726	$103,668,163

The Bank categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired – A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions above and smaller, homogeneous loans not assessed on an individual basis.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Impaired	Total
June 30, 2012
Real Estate:
Construction and Land Development	$5,340,912	$1,860,776	$—	$845,545	$8,047,233
Commercial Real Estate	57,144,064	1,881,168	1,342,312	5,090,615	65,458,159
Residential Real Estate	8,856,265	—	538,020	946,442	10,340,727
Commercial and Industrial	7,689,890	1,048,790	2,159,254	1,072,573	11,970,507
Consumer	265,123	—	—	—	265,123

	$79,296,254	$4,790,734	$4,039,586	$7,955,175	$96,081,749

December 31, 2011
Real Estate:
Construction and Land Development	$6,180,382	$972,280	$—	$2,381,079	$9,533,741
Commercial Real Estate	343,226	—	542,822	6,987,337	7,873,385
Residential Real Estate,	68,905,707	1,466,479	1,371,777	2,181,990	73,925,953
Commercial and Industrial	7,943,866	1,028,464	1,738,374	1,332,031	12,042,735
Consumer	292,349	—	—	—	292,349

	$83,665,530	$3,467,223	$3,652,973	$12,882,437	$103,668,163

Past due and nonaccrual loans were as follows:

	Still Accruing
	30-89 Days Past Due	Over 90 Days Past Due	Nonaccrual
June 30, 2012
Real Estate:
Construction and Land Development	$—	$—	$845,545
Commercial Real Estate	—	—	3,641,589
Residential Real Estate	—	—	36,293
Commercial and Industrial	—	—	949,014
Consumer	965	—	—

	$965	$—	$5,472,441

December 31, 2011
Real Estate:
Construction and Land Development	$123,088	$—	$1,631,084
Commercial Real Estate	—	—	5,539,512
Residential Real Estate	—	—	1,270,089
Commercial and Industrial	718,058	—	485,729
Consumer	—	—	—

	$841,146	$—	$8,926,414

The aging of recorded investment in past due loans were as follows:

	30-59 Days Past Due	60-89 Days Past Due	Over 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
June 30, 2012
Real Estate:
Construction and Land Development	$—	$749,995	$95,550	$845,545	$7,201,688	$8,047,233
Commercial Real Estate	—	694,924	—	694,924	64,763,235	65,458,159
Residential Real Estate	—	—	36,294	36,294	10,304,433	10,340,727
Commercial and Industrial	—	—	698,141	698,141	11,272,366	11,970,507
Consumer	965	—	—	965	264,158	265,123

	$965	$1,444,919	$829,985	$2,275,869	$93,805,880	$96,081,749

December 31, 2011
Real Estate:
Construction and Land Development	$123,088	$—	$1,631,084	$1,754,172	$7,779,569	$9,533,741
Commercial Real Estate	973,198	—	1,751,750	2,724,948	71,201,005	73,925,953
Residential Real Estate	23,850	—	1,246,239	1,270,089	6,603,296	7,873,385
Commercial and Industrial	718,058	—	206,659	924,717	11,118,018	12,042,735
Consumer	—	—	—	—	292,349	292,349

	$1,838,194	$—	$4,835,732	$6,673,926	$96,994,237	$103,668,163

Individually impaired loans were as follows:

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
June 30, 2012
With no Related Allowance Recorded
Real Estate:
Construction and Land Development	$—	$—	$—	$—	$—
Commercial Real Estate	696,584	451,948	—	468,121	—
Residential Real Estate	390,012	360,972	—	362,375	12,872
Commercial and Industrial	394,638	250,872	—	264,971	—
Consumer	—	—	—	—	—
With an Allowance Recorded
Real Estate:
Construction and Land Development	890,520	845,545	77,348	845,545	11,375
Commercial Real Estate	6,007,879	4,638,667	291,364	4,677,139	65,855
Residential Real Estate	700,311	585,470	43,530	588,351	18,411
Commercial and Industrial	835,958	821,701	203,439	835,112	5,643
Consumer	—	—	—	—	—

	$9,915,902	$7,955,175	$615,681	$8,041,616	$114,156

December 31, 2011
With no Related Allowance Recorded
Real Estate:
Construction and Land Development	$1,840,525	$1,631,084	$—	$1,650,328	$—
Residential Real Estate	2,192,748	1,592,328	—	673,757	24,048
Commercial Real Estate	6,896,509	5,305,438	—	4,246,885	4,500
Commercial and Industrial	601,857	447,436	—	466,471	—
Consumer	—	—	—	—	—
With an Allowance Recorded
Real Estate:
Construction and Land Development	749,995	749,995	12,895	374,998	20,250
Residential Real Estate	700,978	589,662	16,362	596,126	33,688
Commercial Real Estate	1,681,899	1,681,899	194,049	1,267,287	66,729
Commercial and Industrial	884,595	884,595	227,268	648,696	40,814
Consumer	—	—	—	—	—

	$15,549,106	$12,882,437	$450,574	$9,924,548	$190,029

Interest income included above recognized on the cash basis amounted to $94,878 and $166,859 as of June 30, 2012 and December 31, 2011, respectively.

The Bank allocated approximately $30,000 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings (“TDR”) as of June 30, 2012. The Bank did not have specific reserve to customers whose loan terms have been modified in TDR as of December 31, 2011 since the recorded investment amounts were not impaired. The Bank has not committed to lend additional amounts as of June 30, 2012 and December 31, 2011 to customers with outstanding loans that are classified as troubled debt restructurings.

During the three-month period ended June 30, 2012, the term of a loan was modified as a troubled debt restructuring. The modification of the term of subject loan included a combination of the following: a reduction of the stated interest rate of the loan and a temporary forbearance with regard to the payment.

The modification involving the reduction of the stated interest rate of the loan was for a period of twenty months. Modification involving the temporary forbearance of payment was for the periods of twenty months.

The following is a summary of activity in troubled debt restructuring (“TDR”) presented by loan class for the three-month period ended June 30, 2012:.

	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
Three-Month Period Ended June 30, 2012
Commercial and Industrial
Construction and Land Developmet	—	$—	$—
Commercial Real Estate	1	1,199,500	1,199,500
Residential Real Estate	—	—	—
Consumer	—	—	—

TDR’s	1	$1,199,500	$1,199,500

The troubled debt restructuring described above increased the allowance for loan losses requirement by approximately $30,000 for the period end June 30, 2012.

During the six-month period ended June 30, 2012, the term of a loan was modified as a troubled debt restructuring. The modification of the term of subject loan included a combination of the following: a reduction of the stated interest rate of the loan and a temporary forbearance with regard to the payment.

The modification involving the reduction of the stated interest rate of the loan was for a period of twenty months. Modification involving the temporary forbearance of payment was for the periods of twenty months.

A summary of activity in TDRs presented by loan class for the six-month period ended June 30, 2012 is listed as following:

	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
Six-Month Period Ended June 30, 2012
Commercial and Industrial
Construction and Land Developmet	—	$—	$—
Commercial Real Estate	1	1,199,500	1,199,500
Residential Real Estate	—	—	—
Consumer	—	—	—

TDR’s	1	$1,199,500	$1,199,500

TDR is considered in default when payment is over 90 days past due. There were no TDR defaults during the six-month period ended June 30, 2012 that were modified during the twelve-month period prior to default.

NOTE G – FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

Collateral-Dependent Impaired Loans: The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

The following table provides the hierarchy and fair value for each major category of assets measured at fair value:

	Fair Value Measurements as of June 30, 2012 Using:			Total
	Level 1	Level 2	Level 3
Assets Measured at Fair Value on a Recurring Basis
Securities Available for Sale	$—	$4,076,758	$—	$4,076,758

Assets Measured at Fair Value on a Non-recurring Basis
Collateral-Dependent Impaired Loans
Net of Specific Reserves	$—	$—	$768,197	$768,197

Other Real Estate Owned, Net	$—	$—	$3,188,581	$3,188,581

	Fair Value Measurements as of December 31, 2011 Using:			Total
	Level 1	Level 2	Level 3
Assets Measured at Fair Value on a Recurring Basis
Securities Available for Sale	$—	$5,585,279	$—	$5,585,279

Assets Measured at Fair Value on a Non-recurring Basis
Collateral-Dependent Impaired Loans
Net of Specific Reserves	$—	$—	$4,779,700	$4,779,700

Other Real Estate Owned, Net	$—	$—	$2,926,739	$2,926,739

Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, with a carrying value of approximately $846,000 as of June 30, 2012, were fully reserved to their fair value of approximately $768,000, resulting in an additional provision for loan losses of approximately $78,000, which was included in earnings for the period. These specific reserves included the delinquent property taxes on th collateral. In determining the net realizable value of the underlying collateral we primarily rely on third party appraisals, less costs to sell. Our calculation of net realizable value also considers any other liens in place on the underlying collateral. Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, with a carrying value of approximately $4,780,000 as of December 31, 2011 which represented their fair value, resulting in no additional provision for loan losses required for the period.

Other real estate owned has a net carrying amount of approximately $3,189,000, which is made up of the outstanding balance of approximately $4,203,000, net of a valuation allowance of $1,014,000 at June 30, 2012.

There was an additional $505,786 write-down of other real estate owned, which was deducted from earnings for the six month period ended June 30, 2012. The value is based primarily on third party appraisals, less costs to sell. The appraisals are sometimes further discounted based on management’s historical knowledge, and/or changes in market conditions from the time of valuation. The discount is up to 28% at June 30, 2012 and result in a Level 3 classification of the inputs for determining fair value. Other real estate owned had a net carrying amount of approximately $2,927,000, which was made up of the outstanding balance of approximately $3,622,000, net of a valuation allowance of $695,000 at December 31, 2011.

Collateral-dependent impaired loans and other real estate owned are appraised annually to determine any additional impairment and adjusted accordingly, based on the same factors identified above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Premier Service Bank

We have audited the accompanying statements of financial condition of Premier Service Bank as of December 31, 2011 and 2010, and the related statements of operations, changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Service Bank as of December 31, 2011 and 2010, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Laguna Hills, California

February 8, 2012

PREMIER SERVICE BANK

STATEMENTS OF FINANCIAL CONDITION

December 31, 2011 and 2010

	2011	2010
ASSETS
Cash and Due from Banks	$22,866,892	$24,060,184

TOTAL CASH AND CASH EQUIVALENTS	22,866,892	24,060,184
Investment Securities Available for Sale	5,585,279	5,077,139
Investment Securities Held to Maturity	2,860,773	3,399,120
Loans:
Commercial and Industrial	12,042,735	15,576,494
Construction and Land Development	9,533,741	9,471,532
Commercial Real Estate	73,925,953	81,308,082
Residential Real Estate	7,873,385	10,921,332
Consumer	292,349	346,467

TOTAL LOANS	103,668,163	117,623,908
Deferred Loan Fees, Net of Costs	(198,311)	(263,343)
Allowance for Loan Losses	(2,359,482)	(2,548,983)

NET LOANS	101,110,370	114,811,582
Premises and Equipment	411,371	452,587
Federal Home Loan Bank and Other Bank Stock, at cost	1,041,900	1,224,100
Bank-Owned Life Insurance	3,425,354	3,309,134
Other Real Estate Owned	2,926,739	1,864,601
Accrued Interest and Other Assets	1,027,156	1,793,205

	$141,255,834	$155,991,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-Bearing Demand	$41,130,372	$37,587,444
NOW, Savings and Money Market Accounts	59,446,068	74,700,654
Time Deposits Under $100,000	5,653,890	5,768,331
Time Deposits $100,000 and Over	5,528,877	5,340,256

TOTAL DEPOSITS	111,759,207	123,396,685
Federal Home Loan Bank Advances	18,000,000	19,000,000
Accrued Interest and Other Liabilities	812,093	737,459

TOTAL LIABILITIES	130,571,300	143,134,144
Commitments and Contingencies – Notes D and I	—	—
Shareholders’ Equity:
Preferred Stock – 10,000,000 Shares Authorized, No Par, 4,200 Outstanding, December 31, 2011 and 2010, Respectively	4,108,345	4,064,341
Common Stock – 10,000,000 Shares Authorized, No Par, 1,261,281 Outstanding, December 31, 2011 and 2010, Respectively	13,147,433	13,147,433
Additional Paid-in Capital	285,313	285,313
Accumulated Deficit	(6,941,321)	(4,711,368)
Accumulated Other Comprehensive Income – Net
Unrealized Gain on Available-for-Sale Securites
Net of Taxes of $58,904 as of 12/31/11 and $49,887 as of 12/31/10	84,764	71,789

TOTAL SHAREHOLDERS’ EQUITY	10,684,534	12,857,508

	$141,255,834	$155,991,652

PREMIER SERVICE BANK

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2011 and 2010

	2011	2010
INTEREST INCOME
Interest and Fees on Loans	$7,119,016	$7,908,275
Interest on Investment Securities	327,420	391,621
Other Interest Income	43,066	35,541

TOTAL INTEREST INCOME	7,489,502	8,335,437
INTEREST EXPENSE
Interest on NOW, Savings and Money Market Accounts	429,522	807,994
Interest on Time Deposits Less Than $100,000	50,386	79,066
Interest on Time Deposits $100,000 and Over	52,869	77,089
Interest on FHLB Advances	456,730	531,228

TOTAL INTEREST EXPENSE	989,507	1,495,377

NET INTEREST INCOME	6,499,995	6,840,060
Provision for Loan Losses	2,794,000	4,011,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	3,705,995	2,829,060
NONINTEREST INCOME
Service Charges, Fees and Other Income	715,800	699,344
NONINTEREST EXPENSE
Salaries and Employee Benefits	2,811,718	3,185,317
Occupancy and Equipment Expenses	671,338	682,604
Data Processing	490,614	510,408
Marketing and Business Promotion	170,129	186,220
Professional Fees	633,025	506,181
Customer Expenses	234,818	177,801
Office Expenses	117,817	128,311
FDIC Assessment	346,954	284,920
Other Real Estate Owned Write Down and Expenses	903,765	614,908
Other Expenses	226,666	177,887

	6,606,844	6,454,557

LOSS BEFORE INCOME TAXES	(2,185,049)	(2,926,153)
Income Tax Expense	900	502,514

NET LOSS	$(2,185,949)	$(3,428,667)
Preferred Stock Dividends and Accretion of Discount	(44,004)	(98,504)

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(2,229,953)	$(3,527,171)

NET LOSS PER SHARE – BASIC	$(1.77)	$(2.80)

NET LOSS PER SHARE – DILUTED	$(1.77)	$(2.80)

PREMIER SERVICE BANK

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2011 and 2010

	Preferred Stock		Common Stock		Additional Paid-in Capital	Comprehensive Income	Accumulated Deficit	Accumulated Other Comprehensive Income
	Number of Shares	Amount	Number of Shares	Amount
Balance at January 1, 2010	4,200	$4,020,337	1,261,281	$13,147,433	$281,419		$(1,184,197)	$155,978
Stock-Based Compensation					3,894
Accretion of Discount on Preferred Stock		44,004					(44,004)
Dividend on Preferred Stock							(54,500)
Comprehensive Income:
Net Loss						$(3,428,667)	(3,428,667)
Net Unrealized Loss on Investment Securities Available for Sale, Net of Taxes (Benefit) of ($58,505)						(84,189)		(84,189)

Total Comprehensive Income (Loss)						$(3,512,856)

Balance at December 31, 2010	4,200	4,064,341	1,261,281	13,147,433	285,313		(4,711,368)	71,789
Accretion of Discount on Preferred Stock		44,004					(44,004)
Comprehensive Income:
Net Loss						$(2,185,949)	(2,185,949)
Net Unrealized Gain on Investment Securities Available for Sale, Net of Taxes of $9,017						12,975		12,975

Total Comprehensive Income (Loss)						$(2,172,974)

Balance at December 31, 2011	4,200	$4,108,345	1,261,281	$13,147,433	$285,313		$(6,941,321)	$84,764

PREMIER SERVICE BANK

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2011 and 2010

	2011	2010
OPERATING ACTIVITIES
Net Loss	$(2,185,949)	$(3,428,667)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	78,041	101,740
Provision for Loan Losses	2,794,000	4,011,000
Write-downs of Other Real Estate Owned	616,655	444,911
Deferred Tax Expense	—	502,000
Increase in Cash Surrender Value-Bank-Owned Life Insurance	(116,220)	(120,126)
Stock-based Compensation	—	3,894
Amortization of Premium and Accretion of Discount on Investment Securities	4,169	9,669
Loss on Sale of Other Bank Owned Assets	17,679	—
Other Items, net	767,297	174,385

NET CASH PROVIDED BY OPERATING ACTIVITIES	1,975,672	1,698,806

INVESTING ACTIVITIES
Decrease in Time Deposits-Other Financial Institutions	—	1,046,327
Purchases of Held-to-Maturity Securities	—	(603,381)
Maturities/Principal Payment of Held-to-Maturity Securities	535,000	1,020,000
Purchases of Available-for-Sale Securities	(4,500,000)	(2,000,000)
Maturities/Principal Payment of Available-for-Sale Securities	4,013,037	3,403,684
Sales of Federal Home Loan Bank Stock	182,200	140,600
Proceeds on Sale of Other Real Estate Owned	1,945,598	—
Net Decrease in Loans	7,330,175	6,118,190
Purchases of Premises and Equipment	(37,495)	(18,854)

NET CASH PROVIDED BY INVESTING ACTIVITIES	9,468,515	9,106,566

FINANCING ACTIVITIES
Net Decrease in Demand Deposits and Savings Accounts	(11,711,659)	(1,892,362)
Net Increase (Decrease) in Time Deposits	74,180	(1,505,155)
Net Decrease in FHLB Advances	(1,000,000)	(1,000,000)
Proceeds from Exercise of Stock Options	—	—
Proceeds from Issuance of Preferred Stock, Net of Stock Issuance Costs		—
Dividends Paid on Preferred Stock	—	(54,500)

NET CASH USED BY FINANCING ACTIVITIES	(12,637,479)	(4,452,017)

INCREASE IN CASH AND CASH EQUIVALENTS	(1,193,292)	6,353,355
Cash and Cash Equivalents at Beginning of Period	24,060,184	17,706,829

CASH AND CASH EQUIVALENTS AT END OF YEAR	$22,866,892	$24,060,184

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$980,788	$1,546,722
Taxes Paid	$900	$256,000
Transfer of Loans to Other Real Estate Owned	$3,642,070	$1,486,940

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Bank has been organized as a single operating segment and operates two full-service offices in Riverside County, California. The Bank’s primary source of revenue is providing loans to customers, who are predominately small and middle-market businesses and individuals.

Subsequent Events

The Bank has evaluated subsequent events for recognition and disclosure through February 8, 2012, which is the date that the Bank’s financial statements were available to be issued.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and Due from Banks

Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank has complied with the reserve requirements as of December 31, 2011 and 2010.

The Bank maintains amounts due from banks, which exceed federally insured limits. The Bank has not experienced any losses in such accounts.

Investment Securities

Bonds, notes, and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value. Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity. Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Investment Securities – Continued

Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Management evaluates securities for other-than temporary impairment (“OTTI”) at least on a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on non-accrual status.

Interest income is accrued daily as earned on all loans. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectibility. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses

The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Allowance for Loan Losses – Continued

off. Amounts are charged-off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each segment.

The Bank determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Bank recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired with measurement of impairment as described above.

If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Smaller balance, homogeneous loans are collectively evaluated for impairment.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Bank include construction and land development, commercial real estate, residential real estate, commercial and industrial and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to-income, collateral type and loan-to-value ratios for consumer loans.

Premises and Equipment

Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and equipment. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Premises and Equipment – Continued

Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Federal Home Loan Bank of San Francisco Stock

As a member of the Federal Home Loan Bank (“FHLB”) of San Francisco, the Bank is required to own common stock in the FHLB of San Francisco based upon total assets and outstanding FHLB advances. FHLB stock is carried at cost and may be sold back to the FHLB at its carrying value. Both cash and stock dividends received are reported as dividend income. The amount of FHLB stock outstanding as of December 31, 2011 and 2010 was $941,900 and $1,124,100, respectively.

Bank Owned Life Insurance

The Bank accounts for its investment in life insurance policies at the amount that could be realized under the insurance contract.

Other Real Estate Owned

Other real estate owned (“OREO”) represents real estate acquired through foreclosure, is considered held for sale, and is recorded at the lower of cost or fair value at the time of foreclosure. Loan balances in excess of fair value of the real estate acquired at the date of foreclosure are charged against the allowance for loan losses. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying value or fair value less costs to sell. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations. Revenue recognition upon disposition of a property is dependent on the sale having met certain criteria relating to buyer’s initial investment in the property sold.

Advertising Costs

The Bank expenses the costs of advertising in the period incurred.

Income Taxes

Deferred income tax assets and liabilities are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carryforwards depend on having sufficient taxable income of an appropriate character within the carryforward period.

The Bank has adopted guidance issued by the Financial Accounting Standards Board that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statement only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of operating expense/income tax expense.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Comprehensive Income

Changes in unrealized gain or loss on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Bank.

Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note I. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Share (EPS)

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a Bank’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note M for more information and disclosures relating to the Bank’s fair value measurements.

Reclassification

Certain reclassifications have been made in the 2010 financial statements to conform to the presentation used in 2011. These classifications are of a normal recurring nature.

Adoption of New Accounting Standards

In July 2010, the Financial Accounting Standard Board (“FASB”) amended guidance to require significantly more information about the credit quality of the Bank’s loan portfolio. The Bank had previously included period-end related disclosures as required by the new amendment. Newly required activity related disclosures are effective for interim and annual reporting periods ending after December 15, 2011 and are included in these financial statements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – CONTINUED

Adoption of New Accounting Standards – Continued

In April 2011, the FASB amended existing guidance for assisting a creditor in determining whether a restructuring is a troubled debt restructuring (“TDR”). The amendments clarify the guidance for a creditor’s evaluation of whether it has granted a concession and whether a debtor is experiencing financial difficulties. This guidance was effective for interim and annual reporting periods beginning after June 15, 2011 and is to be applied retrospectively to the beginning of the annual period of adoption. The new guidance did not have a significant impact on the Bank’s determination of whether a restructuring is a TDR.

Newly Issued But Not Yet Effective Standards

In May, 2011, the FASB issued an amendment to achieve common fair value measurement and disclosure requirements between U.S. and International accounting principles. Overall, the guidance is consistent with existing U.S. accounting principles; however, there are some amendments that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendment in this guidance will be effective for interim and annual reporting periods beginning after December 15, 2011. The amendment is not expected to significantly impact the Bank.

In September 2011, the FASB amended existing guidance and eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholder’s equity. The amendment requires that comprehensive income be presented in either a single continuous statement or in two separate consecutive statements. This amendment will be effective for interim and annual reporting periods beginning after December 15, 2011. The adoption of this amendment will change the presentation of the components of comprehensive income for the Bank as part of the statement of shareholders’ equity.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE B – INVESTMENT SECURITIES

Debt and equity securities have been classified in the statements of condition according to management’s intent. The carrying amount of securities and their approximate fair values at December 31 were as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2011
Available-for-Sale Securities:
U.S. Government and Agency Securities	$3,500,000	$11,858	$(547)	$3,511,311
Mortgage-backed Securities	1,941,610	132,358	—	2,073,968

Total Available-for-Sale Securities	$5,441,610	$144,216	$(547)	$5,585,279

Held-to-Maturity Securities:
State and Municipal Securities	$2,860,773	$186,698	$—	$3,047,471

Total Held-to-Maturity Securities	$2,860,773	$186,698	$—	$3,047,471

December 31, 2010
Available-for-Sale Securities:
U.S. Government and Agency Securities	$1,901,080	$6,372	$(71,256)	$1,836,196
Mortgage-backed Securities	3,054,383	186,560	—	3,240,943

Total Available-for-Sale Securities	$4,955,463	$192,932	$(71,256)	$5,077,139

Held-to-Maturity Securities:
State and Municipal Securities	$3,399,120	$70,277	$(41,207)	$3,428,190

Total Held-to-Maturity Securities	$3,399,120	$70,277	$(41,207)	$3,428,190

Investment securities carried at approximately $6,302,000 and with a fair value of $6,629,000 at December 31, 2011 were pledged to secure public deposits, FHLB advances, FRB discount window and other purposes as required by law. At December 31, 2010 investment securities carried at approximately $6,855,000 and with a fair value of $7,077,000 were pledged to secure public deposits, FHLB advances, FRB discount window and other purposes as required by law.

The scheduled contractual maturities of securities at December 31, 2011 are shown below. Mortgage-backed securities are listed as separated category due to the uncertainty of prepayment speed. Expected maturities may differ from contractual maturities because borrower may have the right to prepay obligations.

	Available-for-Sale Securities		Held-to-Maturity Securities
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in One Year or Less	$—	$—	$—	$—
Due from One to Five Years	1,500,000	1,506,399	655,258	693,937
Due from Five to Ten Years	1,500,000	1,502,629	1,901,873	2,049,418
Due after Ten Years	500,000	502,282	303,642	304,116
Mortgage-backed Securities	1,941,610	2,073,969	—	—

	$5,441,610	$5,585,279	$2,860,773	$3,047,471

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE B – INVESTMENT SECURITIES – CONTINUED

Information pertaining to securities with gross unrealized losses at December 31, 2011 and 2010, aggregated by investment category and length of time that the individual securities have been in a continuous loss position, follows:

	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
December 31, 2011
U.S. Government and Agency Securities	$999,453	$(547)	$—	$—	$999,453	$(547)

Total	$999,453	$(547)	$—	$—	$999,453	$(547)

December 31, 2010
U.S. Government and Agency Securities	$1,428,744	$(71,256)	$—	$—	$1,428,744	$(71,256)
State and Municipal Securities	569,030	(32,436)	321,432	(8,771)	890,462	(41,207)

Total	$1,997,774	$(103,692)	$321,432	$(8,771)	$2,319,206	$(112,463)

At December 31, 2011, the one debt security with unrealized losses has depreciated approximately 0.05% from the Bank’s amortized cost basis. This security is issued by a U.S. Government agency. These unrealized losses relate principally to current interest rates for similar types of securities. In analyzing an issuer’s financial condition, management considers whether the securities are guaranteed by the federal government or its agencies, whether the issue is independently insured, whether downgrades by bond agencies have occurred, and the results of reviews of the issuer’s financial condition.

Unrealized losses on the one security have not been recognized into income because the issuer bond is of high credit quality, management does not intend to sell and it is not more likely than not that management would be required to sell the security prior to its anticipated recovery, and the decline in fair value is largely due to changes in interest rates. The fair value is expected to recover as the bond approaches maturity.

NOTE C – LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within the communities surrounding Riverside and Corona, California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The Bank pledged part of the loan portfolio as collateral for Federal Home Loan Bank (“FHLB”) Line of Credit. The loans pledged to FHLB totaled $75,694,000 and $86,166,000 at December 31, 2011 and 2010, respectively.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

The following table presents the activity in the allowance for loan losses during the year 2011 and 2010 for each portfolio segments:

Loan Portfolio Segment	Balance at Beginning of Year	Provision for Loan Losses Charged to Expense	Less Loans Charged Off	Plus Recoveries on Loans Previously Charged off	Balance at End of Year

	Year Ended December 31, 2011
Construction and Land Development	$325,098	$(277,196)	$(97,741)	$207,360	$157,521
Commercial Real Estate	808,365	1,871,442	(1,451,898)		1,227,909
Residential Real Estate	183,147	596,935	(728,158)	550	52,474
Commercial and Industrial Loans	1,102,962	726,501	(948,090)	34,476	915,849
Consumer Loans	3,230	2,499			5,729

Totals	$2,422,802	$2,920,181	$(3,225,887)	$242,386	$2,359,482

	Year Ended December 31, 2010
Construction and Land Development	$271,476	$783,411	$(712,858)	$—	$342,029
Commercial Real Estate	900,115	1,097,390	(1,149,258)	2,219	850,466
Residential Real Estate	198,481	284,073	(289,869)		192,685
Commercial and Industrial Loans	517,307	1,854,907	(1,218,358)	6,549	1,160,405
Consumer Loans	7,547	(4,149)			3,398

Totals	$1,894,926	$4,015,632	$(3,370,343)	$8,768	$2,548,983

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by impairment method as of December 31:

December 31, 2011
	Evaluated for Impairment
Allowance for Loan Losses	Individually	Collectively	Total
Construction and Land Development	$12,895	$144,626	$157,521
Commercial Real Estate	194,049	$1,033,860	1,227,909
Residential Real Estate	16,362	$36,112	52,474
Commercial and Industrial	227,268	$688,581	915,849
Consumer	—	5,729	5,729

	$450,574	$1,908,908	$2,359,482

	Evaluated for Impairment
Loans	Individually	Collectively	Total
Construction and Land Development	$2,381,079	$7,152,662	$9,533,741
Commercial Real Estate	6,987,337	66,938,616	73,925,953
Residential Real Estate	2,181,990	5,691,395	7,873,385
Commercial and Industrial	1,332,031	10,710,704	12,042,735
Consumer	—	292,349	292,349

	$12,882,437	$90,785,726	$103,668,163

December 31, 2010
	Evaluated for Impairment
Allowance for Loan Losses	Individually	Collectively	Total
Construction and Land Development	$—	$342,029	$342,029
Commercial Real Estate	21,294	829,171	850,465
Residential Real Estate	—	192,686	192,686
Commercial and Industrial	506,069	654,336	1,160,405
Consumer	—	3,398	3,398

	$527,363	$2,021,620	$2,548,983

	Evaluated for Impairment
Loans	Individually	Collectively	Total
Construction and Land Development	$2,305,544	$7,165,988	$9,471,532
Commercial Real Estate	4,763,630	76,544,452	81,308,082
Residential Real Estate	1,769,557	9,151,775	10,921,332
Commercial and Industrial	1,133,979	14,442,515	15,576,494
Consumer	—	346,467	346,467

	$9,972,710	$107,651,198	$117,623,908

The Bank categorizes loan into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. The Bank uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired – A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions above and smaller, homogeneous loans not assessed on an individual basis.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31:

	Pass	Special Mention	Substandard	Impaired	Total
December 31, 2011
Real Estate:
Construction and Land Development	$6,180,382	$972,280	$—	$2,381,079	$9,533,741
Residential Real Estate	5,148,573	—	542,822	2,181,990	7,873,385
Commercial Real Estate	64,100,360	1,466,479	1,371,777	6,987,337	73,925,953
Commercial and Industrial	7,943,866	1,028,464	1,738,374	1,332,031	12,042,735
Consumer	292,349	—	—	—	292,349

	$83,665,530	$3,467,223	$3,652,973	$12,882,437	$103,668,163

December 31, 2010
Real Estate:
Construction and Land Development	$4,787,830	$2,378,158	$—	$2,305,544	$9,471,532
Residential Real Estate	7,169,583	—	1,982,192	1,769,557	10,921,332
Commercial Real Estate	73,573,896	1,320,323	1,650,234	4,763,630	81,308,083
Commercial and Industrial	10,485,367	1,185,378	2,771,770	1,133,979	15,576,494
Consumer	346,467	—	—	—	346,467

	$96,363,143	$4,883,859	$6,404,196	$9,972,710	$117,623,908

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

Past due and nonaccrual loans were as follows as of December 31:

	Still Accruing		Nonaccrual
	30-89 Days Past Due	Over 90 Days Past Due
December 31, 2011
Real Estate:
Construction and Land Development	$123,088	$—	$1,631,084
Residential Real Estate	—	—	1,270,089
Commercial Real Estate	—	—	5,539,512
Commercial and Industrial	718,058	—	485,729
Consumer	—	—	—

	$841,146	$—	$8,926,414

December 31, 2010
Real Estate:
Construction and Land Development	$—	$—	$2,305,544
Residential Real Estate	—	—	748,430
Commercial Real Estate	1,656,826	—	3,104,452
Commercial and Industrial	—	—	2,050,937
Consumer	—	—	—

	$1,656,826	$—	$8,209,363

The following table presents the aging of the recorded investment in past due loans as of December 31:

	30-59 Days Past Due	60-89 Days Past Due	Over 89 Days Past Due	Total Past Due	Loans Not Past Due	Total
December 31, 2011
Real Estate:
Construction and Land Development	$123,088	$—	$1,631,084	$1,754,172	$7,779,569	$9,533,741
Residential Real Estate	23,850	—	1,246,239	1,270,089	6,603,296	7,873,385
Commercial Real Estate	973,198	—	1,751,750	2,724,948	71,201,005	73,925,953
Commercial and Industrial	718,058	—	206,659	924,717	11,118,018	12,042,735
Consumer	—	—	—	—	292,349	292,349

	$1,838,194	$—	$4,835,732	$6,673,926	$96,994,237	$103,668,163

December 31, 2010
Real Estate:
Construction and Land Development	$—	$—	$2,305,543	$2,305,543	$7,165,989	$9,471,532
Residential Real Estate	—	—	748,430	748,430	10,172,902	10,921,332
Commercial Real Estate	293,282	1,363,544	1,181,111	2,837,937	78,470,146	81,308,083
Commercial and Industrial	—	—	1,118,799	1,118,799	14,457,695	15,576,494
Consumer	—	—	—	—	346,467	346,467

	$293,282	$1,363,544	$5,353,883	$7,010,709	$110,613,199	$117,623,908

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

Individually impaired loans were as follows as of December 31:

	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized
December 31, 2011
With no Related Allowance Recorded
Real Estate:
Construction and Land Development	$1,840,525	$1,631,084	$—	$1,650,328	$—
Residential Real Estate	2,192,748	1,592,328	—	673,757	24,048
Commercial Real Estate	6,896,509	5,305,438	—	4,246,885	4,500
Commercial and Industrial	601,857	447,436	—	466,471	—
Consumer	—	—	—	—	—
With an Allowance Recorded
Real Estate:
Construction and Land Development	749,995	749,995	12,895	374,998	20,250
Residential Real Estate	700,978	589,662	16,362	596,126	33,688
Commercial Real Estate	1,681,899	1,681,899	194,049	1,267,287	66,729
Commercial and Industrial	884,595	884,595	227,268	648,696	40,814
Consumer	—	—	—	—	—

	$15,549,106	$12,882,437	$450,574	$9,924,548	$190,029

December 31, 2010
With no Related Allowance Recorded
Real Estate:
Construction and Land Development	$3,380,654	$2,305,544	$—	$1,565,559	$—
Residential Real Estate	2,202,800	1,769,557	—	1,859,170	58,888
Commercial Real Estate	4,261,267	3,400,086	—	3,317,426	—
Commercial and Industrial	—	—	—	—	—
Consumer	—	—	—	—	—
With an Allowance Recorded
Real Estate:
Construction and Land Development	—	—	—	—	—
Residential Real Estate	—	—	—	—	—
Commercial Real Estate	1,363,544	1,363,544	21,294	340,886	—
Commercial and Industrial	2,278,516	1,133,979	506,069	1,300,195	—
Consumer	—	—	—	—	—

	$13,486,781	$9,972,710	$527,363	$8,383,236	$58,888

Interest income included above recognized on the cash basis amounted to $166,859 and $58,888 in 2011 and 2010, respectively.

The Bank did not have specific reserve to customers whose loan terms have been modified in troubled debt restructurings (“TDR”) as of December 31, 2011 since the recorded investment amounts were not impaired. The Bank has allocated $466,000 of specific reserves to TDRs as of December 31, 2010. The recorded investment amount for troubled debt restructured was $3,712,000 and $3,549,000 as of December 31, 2011 and 2010,

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE C – LOANS – CONTINUED

respectively. The Bank has not committed to lend additional amounts as of December 31, 2011 and 2010 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ended December 31, 2011, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk or a temporary forbearance with regard to the payment of principal or interest.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from nine months to three years. The modification involving extension of the maturity dates were for a period raging from one year to three years. Modifications involving temporary forbearance of principal or interest were for periods ranging from six months to twelve months.

The following table presents loans by class modified as troubled debt restructurings that occurred during the period ended December 31, 2011:

	Number of Contracts	Pre- Modification Investment	Post- Modification Investment
Commercial and Industrial	1	$31,277	$31,277
Construction and Land Development	—	—	—
Residential Real Estate	—	—	—
Commercial Real Estate	2	2,271,326	2,137,138
Consumer	—	—	—

TDR’s	3	$2,302,603	$2,168,415

The troubled debt restructurings described above increased the allowance for loan losses requirement by approximately $246,000 during the period ended December 31, 2011.

The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the period ended December 31, 2011:

	Number of Contracts	Recorded Investment at Date of Default
Commercial and Industrial	—	$—
Construction and Land Development	—	—
Residential Real Estate	—	—
Commercial Real Estate	1	812,060
Consumer	—	—

	1	$812,060

A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. The troubled debt restructuring that subsequently defaulted described above increased the allowance for loan losses by $152,000 and resulted in charge-offs of $152,000 during the period ended December 31, 2011.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE D – PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

	2011	2010
Leasehold Improvements	$594,653	$594,652
Furniture and Equipment	1,185,430	1,149,589

	1,780,083	1,744,241
Less Accumulated Depreciation and Amortization	(1,368,712)	(1,291,654)

	$411,371	$452,587

The Bank has entered into two operating lease agreements that cover its Riverside Office and Corona Office. The lease for Riverside Office has no annual rent increases till July 31, 2016 and an option to extend the term up to three additional periods of five years each. The lease for Corona Office shall be adjusted annually based on the cost-of-living adjustment and an option to extend the term up to three additional periods of five years each. The Riverside lease expires July 31, 2016, and the Corona lease expires September 30, 2013. Rental expense, including common area charges, relating to these leases was approximately $434,000 in 2011 and $431,000 in 2010.

At December 31, 2011, the future minimum annual lease payments for the Bank’s leases are as follows:

2012	426,403
2013	397,555
2014	311,010
2015	311,010
2016	181,422

$1,627,399

The minimum rental payments shown above are given for the existing lease obligations, including annual rent adjustments, and are not a forecast of future rental expense.

NOTE E – DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits are as follows:

2012	8,669,829
2013	2,030,996
2014	481,942

$11,182,767

NOTE F – BORROWING ARRANGEMENTS

Overnight borrowing: The Bank may borrow up to $2,697,000 overnight secured by the Bank’s municipal bonds portfolio from FRB Discount window. As of December 31, 2011 no amounts were outstanding under these arrangements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE F – BORROWING ARRANGEMENTS – CONTINUED

Federal Home Loan Bank Line of Credit: The Bank maintains a line of credit with FHLB. The maximum amount the Bank may borrow under this agreement is limited to the lesser of a percentage of eligible collateral as established in the agreement or 20% of the Bank’s total assets. At December 31, 2011, the financing availability from the FHLB was $11,017,000. FHLB advances are collateralized by loans with a carrying value of $75,694,000 and U.S. government and agency securities and mortgage-backed securities portfolio with a carrying value of $2,942,000 at December 31, 2011. FHLB advances outstanding totaled $18,000,000 and $19,000,000 at December 31, 2011 and 2010, respectively.

At December 31, 2011, the scheduled maturities of FHLB advances are as follows:

	Amount	Interest Rate	Maturity Date	Lock-Out Period*
FHLB Advance	2,000,000	1.17%	3/26/2012	N/A
FHLB Advance	3,000,000	4.35%	8/29/2012	8/29/2009
FHLB Advance	2,000,000	4.16%	9/19/2012	9/19/2009
FHLB Advance	2,000,000	1.77%	4/30/2013	N/A
FHLB Advance	1,000,000	1.68%	5/13/2013	N/A
FHLB Advance	1,000,000	1.50%	5/20/2013	N/A
FHLB Advance	1,000,000	0.59%	5/31/2013	N/A
FHLB Advance	2,000,000	1.05%	9/16/2013	N/A
FHLB Advance	1,000,000	0.97%	9/23/2013	N/A
FHLB Advance	1,000,000	0.94%	9/30/2013	N/A
FHLB Advance	2,000,000	4.05%	10/27/2014	10/27/2010

	$18,000,000

*	FHLB may excersise it’s option to call the advances after lock-out period expired.

NOTE G – EMPLOYEE PROFIT SHARING AND DEFERRED COMPENSATION

The Bank sponsors a 401 (k) plan for the benefit of its employees. Contributions to these plans are determined by the Board of Directors. The Bank did not incur expenses in 2011 and 2010 as there was no matching contribution to the 401 (k) plan for the year.

In 2006 and 2008 the Bank entered into deferred compensation agreements with key officers. Under these agreements, the Bank is obligated to provide, upon retirement, a fixed benefit for each of the officers for a fixed period of time. The annual benefits range from $45,000 to $50,000 for key officers. The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants. Early termination benefit is also provided by these agreements paying the key officers the accrued liability balance defined in the agreements. The expense incurred for this plan for the year ended December 31, 2011 was $87,000, and for the year ended December 31, 2010 was $78,000. The amount accrued for this plan for the year ended December 31, 2011 was $340,000, and for the year ended December 31, 2010 was $253,000. The Bank is a beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE H – INCOME TAXES

The provision for income tax expense for the years ended December 31, consists of the following:

	2011	2010
Current:
Federal	$100	$—
State	800	514

	900	514
Deferred	(986,100)	(1,287,000)
Valuation Allowance	986,100	1,789,000

	$900	$502,514

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	2011	2010
Deferred Tax Assets:
Allowance for Loan Losses Due to Tax Differences	$401,000	$609,000
OREO and Other Bank Owned Assets	386,000	539,000
Deferred Compensation	140,000	104,000
Non Accrued Loan Interest	397,000	90,000
Net Operation Loss	1,895,000	880,000
Other	147,000	132,000

	3,366,000	2,354,000

Valuation Allowance	(3,185,000)	(2,199,000)

Deferred Tax Liabilities:
Conversion to Accrual Basis of Reporting	—	—
Depreciation Differences	(39,000)	(41,000)
Prepaid Expenses	(92,000)	(52,000)
Market Valuation Adjustment on Investment Securities	(59,000)	(50,000)
Other	(50,000)	(62,000)

	(240,000)	(205,000)

Net Deferred Tax Liabilities	$(59,000)	$(50,000)

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE H – INCOME TAXES – CONTINUED

A comparison of the federal statutory income tax rates to the Bank’s effective income tax rates at December 31 follows:

	2011		2010
	Amount	Rate	Amount	Rate
Statutory Federal Tax	$(743,000)	(34.0%)	$(995,000)	(34.0%)
State Franchise Tax, Net of Federal Benefit	(164,000)	(7.5%)	(217,000)	(7.4%)
Valuation Allowance	986,100	45.1%	1,789,000	61.1%
Cash Surrender Value Bank-Owned Life Insurance	(40,000)	(1.8%)	(41,000)	(1.4%)
Stock-Based Compensation	—	0.0%	1,000	0.0%
Municipal Investment	(40,000)	(1.8%)	(36,000)	(1.2%)
Other	1,800	0.1%	1,514	0.1%

Actual Tax Expense	$900	0.1%	$502,514	17.2%

The valuation allowance was established because the Bank has not reported earnings sufficient enough to support the full recognition of the deferred tax assets. The Bank has net operating loss carryforwards of approximately $4,625,000 for federal income tax purposes and $4,512,000 for California franchise tax purposes. Federal net operating loss carryforwards, to the extent not used, will expire in 2031. California net operating loss carryforwards, to the extent not used, will expire in 2031.

The Bank is subject to federal income tax and franchise tax of the state of California. Federal income tax returns for the years ended December 31, 2010, 2009 and 2008 are open to audit by the federal authorities and California state tax returns for the years ended December 31, 2010, 2009, 2008 and 2007, are open to audit by state authorities.

In accordance with accounting literature, the Bank records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded as of December 31, 2011. The Bank does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

NOTE I – COMMITMENTS

In the ordinary course of business, the Bank enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit and standby letters of credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Bank’s financial statements.

The Bank’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

As of December 31, 2011 and 2010, the Bank had the following outstanding financial commitments whose contractual amount represents credit risk:

	2011	2010
Commitments to Extend Credit	$6,825,000	$12,082,000
Standby Letters of Credit	732,000	1,172,000

	$7,557,000	$13,254,000

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE I – COMMITMENTS – CONTINUED

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Bank evaluates each client’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management’s credit evaluation of the customer. The majority of the Bank’s commitments to extend credit and standby letters of credit are secured by real estate.

NOTE J – RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank may grant loans to certain officers and directors and the companies with which they are associated. In the Bank’s opinion, all loans and loan commitments to such parties will be made on substantially the same terms including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons. A summary of the activity in these loans follows:

	2011	2010
Outstanding Balance at Beginning of Year	$1,367,521	$1,540,908
Credit Granted, Including Renewals	—	—
Resignation of Director	(916,959)
Repayments	(37,809)	(173,387)

Outstanding Balance at End of Year	$412,754	$1,367,521

Deposits from related parties held by the Bank at December 31, 2011 and 2010 amounted to $3,172,000 and $4,900,000, respectively.

NOTE K – STOCK OPTION PLAN

The Bank’s 2000 Stock Plan was approved by its shareholders in April 2002. Under the terms of the 2000 Stock Plan, officers and key employees may be granted both nonqualified and incentive stock options and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The Plan provides for options to purchase 309,617 shares of common stock at a price not less than 100% of the fair market value of the stock on the date of grant. Stock options expire no later than ten years from the date of the grant and generally vest over five years. The Plan provides for accelerated vesting if there is a change of control, as defined in the Plan. The Bank did not recognize stock-based compensation cost in 2011. The Bank recognized stock-based compensation cost of $3,894 in 2010. The Bank did not recognize income tax benefits related to stock based compensation in 2011 and 2010.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE K – STOCK OPTION PLAN – CONTINUED

There were no stock options granted in 2011 or 2010. A summary of the status of the Bank’s stock option plan as of December 31, 2011 and changes during the year ending thereon is presented below:

	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at Beginning of Year	141,097	$11.67
Granted	—	$—
Exercised	—	$—
Forfeited	(6,377)	$10.98
Expired	(99,220)	$10.00

Outstanding at End of Year	35,500	$16.48	3.4 Years	$—

Options Exercisable	35,500	$16.48	3.4 Years	$—

There were no options exercised during the year ended December 31, 2011 and 2010. As of December 31, 2011, there was no unrecognized compensation cost related to the outstanding stock options.

NOTE L – EARNINGS PER SHARE (EPS)

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute EPS:

	2011		2010
	Income	Shares	Income	Shares
Net Loss as Reported	$(2,185,949)		$(3,428,667)
Preferred Stock Dividend and Accretion	(44,004)		(98,504)
Shares Outstanding at Year End		1,261,281		1,261,281
Impact of Weighting Shares Purchased During the Year		—		—

Used in Basic EPS	(2,229,953)	1,261,281	(3,527,171)	1,261,281
Dilutive Effect of Outstanding Stock Options and Warrants		—		—

Used in Dilutive EPS	$(2,229,953)	1,261,281	$(3,527,171)	1,261,281

All of the outstanding stock options were not considered in computing diluted earnings per share for 2011 and 2010 because they were antidilutive.

NOTE M – FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges (Level 1) or matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2).

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE M – FAIR VALUE MEASUREMENT – CONTINUED

Collateral-Dependent Impaired Loans: The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount or fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

The following table provides the hierarchy and fair value for each major category of assets measured at fair value at December 31:

	Fair Value Measurements as of December 31, 2011 Using:			Total
	Level 1	Level 2	Level 3
Assets Measured at Fair Value on a Recurring Basis
Securities Available for Sale	$—	$5,585,279	$—	$5,585,279

Assets Measured at Fair Value on a Non-recurring Basis
Collateral-Dependent Impaired Loans
Net of Specific Reserves	$—	$—	$4,779,700	$4,779,700

Other Real Estate Owned, Net	$—	$—	$2,926,739	$2,926,739

	Fair Value Measurements as of December 31, 2010 Using:			Total
	Level 1	Level 2	Level 3
Assets Measured at Fair Value on a Recurring Basis
Securities Available for Sale	$—	$5,077,139	$—	$5,077,139

Assets Measured at Fair Value on a Non-recurring Basis
Collateral-Dependent Impaired Loans
Net of Specific Reserves	$—	$—	$6,460,273	$6,460,273

Other Real Estate Owned, Net	$—	$—	$1,864,601	$1,864,601

Collateral-dependent impaired loans, which are measured for impairment using the fair value of the collateral, with a carrying value of $4,779,000 as of December 31, 2011 which represented their fair value, resulting in no additional provision for loan losses required for the period. Collateral-dependent impaired loans, which are

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE M – FAIR VALUE MEASUREMENT – CONTINUED

measured for impairment using the fair value of the collateral, with a carrying value of $6,521,000 as of December 31, 2010, were written down to their fair value of $6,460,000, resulting in an additional provision for loan losses of $61,000, which was included in earnings for the period.

Other real estate owned has a net carrying amount of $2,927,000, which is made up of the outstanding balance of $3,622,000, net of a valuation allowance of $695,000 at December 31, 2011. At December 31, 2010, other real estate owned has a net carrying amount of $1,865,000, which is made up of the outstanding balance of $2,765,000, net of the a valuation allowance of $900,000.

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS

Accounting guidance specifies the disclosure of the estimated fair value of financial instruments. The Bank’s estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Bank could have realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

Cash and Cash Equivalents, Federal Funds Sold and Interest-Bearing Deposits in Other Banks: The carrying values reported in the balance sheets approximate fair values due to the short-term nature of the assets.

Securities: See Fair Value Measurement footnote discussion.

Loans: Fair value is estimated by discounting expected future cash flows at a market rate of interest for loans of similar credit risk and maturity.

FHLB and Other Stock: The carrying amount approximates fair market value, as the stock may be sold back to the FHLB or Bank that issued it at carrying value and no other market exists for the sale of this stock.

Bank Owned Life Insurance: The carrying values reported in the balance sheets are deemed to be fair values since they represent the cash surrender value of the policy.

Other Real Estate Owned: Assets acquired through loan foreclosure or assets acquired instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated cost to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed. The fair values of OREO properties are based on third-party appraisals, broker price opinions or accepted written offers.

Accrued Interest Receivable and Payable: The recorded carrying value approximates the estimated fair value due to the short-term nature of the asset / liability.

Deposits: The fair values of certificates of deposit are estimated by discounting the expected cash flows at current rates for instruments with similar maturities. The carrying values of transaction accounts are deemed to be fair value since they are payable on demand.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE N – FAIR VALUE OF FINANCIAL INSTRUMENTS – CONTINUED

FHLB Advances: The fair values of FHLB advances are estimated by discounting the expected cash flows at current FHLB advance rates for instruments with similar maturities.

The estimated fair values of the Bank’s financial instruments are as follows at year end (dollar amounts in thousands):

	2011		2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Financial Assets:
Cash and Due From Banks	$22,867	$22,867	$24,060	$24,060
Investment Securities Available for Sale	5,585	5,585	5,077	5,077
Investment Securities Held to Maturity	2,861	3,047	3,399	3,428
Loans, net	101,110	101,807	114,812	115,973
Federal Home Loan Bank and Other Stocks	1,042	1,042	1,224	1,224
Bank-Owned Life Insurance	3,425	3,425	3,309	3,309
Other Real Estate Owned	2,927	2,927	1,865	1,865
Accrued Interest Receivable	444	444	500	500

Financial Liabilities:
Deposits	111,759	111,772	123,397	123,409
FHLB Borrowings	18,000	18,347	19,000	19,214
Accrued Interest Payable	52	52	43	43

NOTE O – REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possibly additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

On November 30, 2010, the Bank and representatives of the Federal Deposit Insurance Corporation (“FDIC”) and the California Department of Financial Institutions (the “DFI”) entered into a Stipulation and Consent to the Issuance of a Consent Order (the “Consent”). The Consent was signed by the Bank on that date without admitting or denying any charges of unsafe or unsound banking practices and violation of law and/or regulations. Pursuant to the Consent, a joint Consent Order (the “Order”) was issued by the FDIC and the DFI on December 1, 2010.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE O – REGULATORY MATTERS – CONTINUED

As of December 31, 2011, the most recent notification from the FDIC categorized the Bank as adequately capitalized under the Order (there are no conditions or events since that notification that management believes have changed the Bank’s category). The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

			Amount of Capital Required
	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2011:
Total Capital (to Risk-Weighted Assets)	$12,004	10.8%	$8,906	8%	*	*
Tier 1 Capital (to Risk-Weighted Assets)	$10,600	9.5%	$4,453	4%	$6,680	6%
Tier 1 Capital (to Average Assets)	$10,600	7.2%	$5,882	4%	*	*

As of December 31, 2010:
Total Capital (to Risk-Weighted Assets)	$14,338	11.6%	$9,852	8%	*	*
Tier 1 Capital (to Risk-Weighted Assets)	$12,786	10.4%	$4,926	4%	$7,389	6%
Tier 1 Capital (to Average Assets)	$12,786	8.1%	$6,350	4%	*	*

*	The Order issued by the FDIC and the DFI requires several corrective actions and restricts other actions by the Bank. Among these provisions is the requirement that within 90 days from the effective date of the Order (by February 28, 2011), the Bank shall increase and thereafter maintain its Tier I capital in such an amount to ensure that the Bank’s leverage ratio equals or exceeds 9.50 percent. Within 90 days from the effective date of the Order (by February 28, 2011), the Bank is required to increase and thereafter maintain its total risk-based capital ratio in such an amount as to equal or exceed 12 percent. As noted in the table above, the Bank was not in compliance with these ratios as of December 31, 2011 and December 31, 2010. The Bank hopes to effect compliance with an offering to sell up to $10 million of its common stock to accredited investors in a nonpublic offering. The offering cannot commence until a Stock Permit is issued by the DFI. The Bank hopes to commence the offering during March 2012.

In a letter dated June 22, 2010, the Bank was advised by the FDIC that the Bank is considered “troubled” for the purposes of Section 32 of the Federal Deposit Insurance Act. As a result of this designation, the Bank must notify the FDIC in writing at least 30 days prior to certain management changes. These changes include the addition or replacement of a board member, or the employment or change in responsibilities of anyone who is, who will become, or who performs the duties of a senior executive officer. In addition, the Bank was notified that it is considered “troubled” for purposes of Part 359 of the FDIC Rules and Regulations. In accordance with Part 359, prior to entering into any agreement to pay and prior to making any golden parachute payment or excess nondiscriminatory severance plan payment to any institution-affiliated party, the Bank must file an application pursuant to sections 303.244 and 359.6 of the FDIC Rules and Regulations to obtain the consent of the FDIC. These provisions and restrictions may make the Bank less competitive in hiring senior executive officers.

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank’s undivided profits or the bank’s net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. The bank is also restricted in its ability to pay dividends by the Order and by the terms of the preferred stock issued to the Treasury under the Capital Purchase Plan.

PREMIER SERVICE BANK

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE P – SENIOR PREFERRED STOCK

On February 20, 2009, the Bank elected to participate in the Capital Purchase Plan (“CPP”) of the Department of the Treasury (the “Treasury”), by issuing 4,000 shares of the Bank’s Fixed Rate Non-cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and 200 shares of Fixed Rate Non-cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) for an aggregate purchase price of $4,000,000 in cash less costs of $20,000. The redemption price of both Series A and Series B Preferred Stock will be $4,200,000. The discount of $220,000 will be accreted against retained earnings over the estimated five-year life of the Preferred Stock, reducing the reported income available for common shareholders.

The Series A Preferred Stock Qualifies as Tier 1 capital and pays non-cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Series A Preferred Stock may be redeemed after notice from the Bank to the Treasury, subject to consultation with the appropriate Federal Banking Agency and subject to the existing supervisory procedures for approving redemption requests for capital instruments. The Series B Preferred Stock also qualifies as Tier 1 Capital and pays non- cumulative dividends at a rate of 9% per annum. The Series B Preferred Stock may only be redeemed after all of the Series A Preferred Stock has been redeemed. For as long as any Preferred Stock is outstanding and held by Treasury, no dividends may be declared on common shares.

In the Purchase Agreement, the Bank agreed that, until such time as the Treasury ceases to own debt or equity securities of the Bank acquired pursuant to the Purchase Agreement, the Bank will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”), as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of the issuance of the Preferred Stock, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

The Bank failed to pay its tenth dividend as of the dividend payment date of November 15, 2011. After the Bank’s failure to pay six dividends, the Treasury appointed an observer who has been periodically attending the regular meetings of the Board of Directors held since October 21, 2010. As a result of the Bank’s failure to pay six dividend payments, the Treasury has the right to appoint two directors to the Board. Any directors appointed by the Treasury would not replace any existing directors, but would be added to the existing Board. As of December 31, 2011, the Treasury has not appointed any directors to the Board, and has not indicated an intention to do so.

APPENDIX A

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated as of July 9, 2012, by and among First California Financial Group, Inc., a Delaware corporation (“FCAL”), First California Bank, a California state-chartered commercial bank (“FCB”), and Premier Service Bank, a California state-chartered commercial bank (“PSBK”), is entered into with respect to the following:

RECITALS

WHEREAS, FCAL, FCB and PSBK have entered into that certain Agreement and Plan of Merger, dated as of February 27, 2012 (the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises, and of the covenants and agreements contained herein, the parties hereto agree, effective as of the date of this Amendment, as follows:

AGREEMENT

1. Defined Terms. Except as expressly defined in this Amendment, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

2. Amendments. The following amendments to the Agreement are hereby made:

(i) The definition of “Termination Date” in Section 1.1 of the Agreement is hereby amended and restated to read as follows:

“Termination Date” shall mean December 31, 2012.

(ii) Section 3.1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.1.1 Stock Consideration. Except as may be adjusted pursuant to the provisions of Section 3.1.2 below, the aggregate consideration in the form of shares of FCAL Common Stock shall be 293,626 shares (the “Stock Consideration”).

(iii) Section 3.1.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.1.2 Certain Adjustments to the Stock Consideration

(A) Should PSBK Closing Shareholders’ Equity be less than the PSBK Threshold Capital, the Stock Consideration shall be adjusted (the “Adjusted Stock Consideration”) and shall be equal to (i) PSBK Agreed to Value minus the product of (x) 0.60 and (y) the amount by which the PSBK Closing Shareholders’ Equity is less than the PSBK Threshold Capital, divided by (ii) Six Dollars and Eighty-one Cents ($6.81).

(B) In the event the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.12 hereof and PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.13 hereof.

(C) In the event the Closing Price is greater than $7.83, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.10 hereof.

(D) In the event the Closing Price is less than $5.79 then PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.11 hereof.

(iv) Section 3.3.2 of the Agreement is hereby amended and restated in its entirety to read as follows:

3.3.2 Prior to and effective as of the Effective Time, PSBK shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.3.2, the PSBK Equity Plans and shall have provided written notice to each holder of a then outstanding PSBK Option (whether or not such PSBK Option is then vested or exercisable), that such PSBK Option shall be, as of the date of such notice, exercisable in full, that such PSBK Option shall terminate at the Effective Time and that, if such PSBK Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each PSBK Option a payment in the form of shares of FCAL Common Stock equal to (i) the product of (A) the number of shares of PSBK Common Stock subject to such PSBK Option and (B) the Exchange Ratio, and (C) $6.81, (ii) less the aggregate option exercise price of such PSBK Option, divided by (iii) $6.81. No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of such PSBK Option who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price. FCAL or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section on account of PSBK Options such amounts as FCAL or the Exchange Agent is required to deduct and withhold from such payment under the Code or any provision of state, local or foreign Tax law. PSBK shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding PSBK Option with regard to the cancellation of such PSBK Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the PSBK Equity Plans and all PSBK Options issued thereunder shall terminate at the Effective Time and all payments to be made hereunder shall be made by PSBK or FCAL not later than thirty (30) days after the Effective Time.

(v) Section 9.2.12 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.2.12 Closing Price. The Closing Price shall not be greater than $7.83.

(vi) Section 9.3.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

9.3.10 Closing Price. The Closing Price shall not be less than $5.79.

(vii) Section 11.1.10 of the Agreement is hereby amended and restated in its entirety to read as follows:

11.1.10 By the Boards of Directors of FCAL and FCB if the Closing Price is greater than $7.83;

(viii) Section 11.1.11 of the Agreement is hereby amended and restated in its entirety to read as follows:

11.1.11 By the Board of Directors of PSBK if the Closing Price is less than $5.79; or

3. Cooperation. The parties hereto agree to and will cooperate fully with each other in the carrying out the intent of this Amendment, and shall take such further action and execute any additional documents as may be reasonably necessary or appropriate.

4. No Further Amendment. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect.

5. Governing Law. This Amendment shall be governed by and interpreted in accordance with the provisions of Section 13.10 of the Agreement.

6. Counterparts. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

[signature page immediately follows]

IN WITNESS WHEREOF, FCAL, FCB, and PSBK hereto have caused this Amendment to be executed by their duly authorized officers as of the date first set forth above.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/S/C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:	/S/C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMEIR SERVICE BANK

By:	/S/Kerry L. Pendergast
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

By:	/S/Jessica W. Lee
Name:	Jessica W. Lee
Title:	Corporate Secretary

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

FIRST CALIFORNIA FINANCIAL GROUP, INC.

AND

FIRST CALIFORNIA BANK

AND

PREMIER SERVICE BANK

(CONTINUED)

(CONTINUED)

EXHIBITS

Exhibit	A: Agreement and Plan of Bank Merger

Exhibit	B: PSBK Non-Solicitation, Non-Competition and Confidentiality Agreement

Exhibit	C: PSBK Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 27, 2012 (the “Effective Date”), by and among, First California Financial Group, Inc., a Delaware corporation (“FCAL”), First California Bank, a California state-chartered commercial bank (“FCB”), and Premier Service Bank, a California state-chartered commercial bank (“PSBK”), is made with reference to the following:

RECITALS

WHEREAS, the Boards of Directors of each of FCAL, FCB and PSBK: (i) have determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) have determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) have adopted resolutions approving this Agreement and declaring its advisability;

WHEREAS, subject to the terms and conditions of this Agreement and an Agreement and Plan of Bank Merger, the form of which is attached as Exhibit “A” hereto (the “Merger Agreement”), FCAL desires to acquire all of the issued and outstanding shares of PSBK common stock, no par value (the “PSBK Common Stock”), in exchange for shares of the common stock of FCAL, $0.01 par value (the “FCAL Common Stock”) through the merger of PSBK with and into FCB (the “Merger”), with FCB surviving the Merger (the “Surviving Bank”) and continuing operations under its California banking charter and as a wholly-owned subsidiary of FCAL;

WHEREAS, as a condition to the willingness of FCAL and FCB to enter into this Agreement, each of the executive officers and directors of PSBK has entered into a Non-Solicitation, Non-Competition and Confidentiality Agreement, substantially in the form of Exhibit “B” hereto, dated as of the date hereof, with FCAL and FCB (the “PSBK Non-Competition and Non-Solicitation Agreement”), pursuant to which, except as provided therein, each such director and/or executive officer has agreed, among other things, not to compete with the Surviving Bank and FCAL for a period of two (2) years in a territory described in such agreement;

WHEREAS, as a condition to the willingness of FCAL and FCB to enter into this Agreement, each of the executive officers and directors of PSBK has entered into a voting agreement, substantially in the form of Exhibit “C” hereto, dated as of the date hereof, with FCAL and FCB (the “PSBK Voting Agreement”), pursuant to which each such director and/or executive officer has agreed, among other things, to vote all shares of PSBK Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such PSBK Voting Agreements; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1	Certain Definitions

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement):

“Acquisition Proposal” shall have the meaning set forth in Section 6.10.

“Acquisition Transaction” shall have the meaning set forth in Section 6.10.

“Adjusted Stock Consideration” shall have the meaning set forth in Section 3.1.2(A).

“Advisors” shall have the meaning set forth in Section 6.11.3.

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement and any amendment hereto.

“ALLL” means the Allowance for Loan and Lease Losses as calculated in accordance with GAAP.

“Bank Regulator” shall mean any Federal or state banking regulator including, but not limited to, the FDIC, the FRB and the Department, which regulates FCAL, FCB or PSBK, or any of their respective holding companies or subsidiaries, as the case may be.

“Brokered Deposit” shall mean “brokered deposit” as defined in 12 C.F.R. 337.6(a)(2).

“Business Day” means those days during which commercial banks in the State of California are open for business to the public, specifically at physical locations.

“Certificate” or “Certificates” shall mean stock certificates representing outstanding shares of PSBK Common Stock.

“CFC” means the California Financial Code.

“CGCL” means the California General Corporation Law.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Closing Price” shall have the meaning set forth in Section 3.1.4(C).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 13.1 of this Agreement.

“CRA” shall mean the Community Reinvestment Act of 1977, as amended.

“Department” shall mean the California Department of Financial Institutions.

“Deposit” shall mean a deposit as defined in 12 U.S.C. Section 1813(l), including, without limitation, outstanding cashier’s checks and other official checks and all uncollected items included in the depositor’s balances and credited on the books and records of the PSBK.

“Derivative Contracts” shall have the meaning set forth in Section 4.22.

“Dissenting Shares” shall have the meaning set forth in Section 3.5.1.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Employment Agreement” shall have the meaning set forth in Section 9.2.8

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“ERISA Affiliate Plan” shall have the meaning set forth in Section 4.13.3.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.2.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“Excluded Shares” shall have the meaning set forth in Section 3.1.6.

“FCAL” means First California Financial Group, Inc., a Delaware corporation with its principal office located at 3027 Townsgate Road, Westlake Village, California 91361

“FCAL Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“FCAL Disclosure Schedule” shall mean a written disclosure schedule delivered by FCAL and FCB to PSBK and subject to the introduction of Article V, referencing the appropriate section of this Agreement.

“FCAL Equity Plans” shall mean the First California 2007 Omnibus Equity Incentive Plan, as amended May 26, 2011 the First California Financial Group, Inc. FCB 2005 Stock Option Plan, the First California Financial Group, Inc. 2005 NMB Stock Incentive Plan, the First California Financial Group, Inc. Amended 1996 NMB Stock Incentive Plan, and the First California Financial Group, Inc. 1994 NMB Stock Option Plan.

“FCAL Fee” shall have the meaning set forth in Section 11.2.2(B).

“FCAL Plan” shall have the meaning set forth in Section 12.1.3.

“FCAL SEC Documents” shall have the meaning set forth in Section 5.6.1.

“FCB” means First California Bank, a California state chartered bank, with its principal office located at 3027 Townsgate Road, Westlake Village, California 91361.

“FCB Shareholder’s Meeting” shall have the meaning set forth in Section 8.2.2.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“Federal Reserve Bank” shall mean the Federal Reserve Bank of San Francisco.

“FHLB” shall mean the Federal Home Loan Bank of San Francisco.

“Financial Statements” shall mean (i) the audited (consolidated, as applicable) balance sheets (including related notes and schedules, if any) of a party and its Subsidiaries, as applicable, as of December 31, 2010, 2009 and 2008 and the statements of operations, stockholders’ equity and cash flows (including related notes and schedules, if any) of a party and its Subsidiaries for each of the three years ended December 31, 2010, 2009 and 2008, and (ii) the unaudited (consolidated, as applicable) interim financial statements of a party and its Subsidiaries, as applicable, as of December 31, 2011 and as the end of each calendar quarter following December 31, 2011 and for the periods then ended.

“Former PSBK Employees” shall have the meaning set forth in Section 12.1.2.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“Hovde” shall have the meaning set forth in Section 4.14.

“Immigration Laws” shall have the meaning set forth in Section 4.25.

“IRS” shall mean the United States Internal Revenue Service.

“KBW” shall have the meaning set forth in Section 5.10.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known after reasonable investigation by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator. For purposes of this definition, a “reasonable investigation” shall mean a review of written records in such Person’s possession and interview of the executive officers and directors of such Person.

“Loan Property” shall have the meaning set forth in Section 4.15.2.

“Material Adverse Effect” shall mean, with respect to FCAL or FCB, any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of FCAL or FCB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. With respect to PSBK, “Material Adverse Effect” shall mean any effect that (i) is material and adverse to the financial condition, results of operations or business of such party taken as a whole, or (ii) does or would materially impair the ability of PSBK to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing and without limiting the generality thereof, the failure to satisfy any of the closing conditions set forth in Section 9.2.6 shall be deemed a Material Adverse Effect. For purposes of this Agreement, the term “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) the impact of compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (d) any charge or reserve taken by PSBK at the request of FCAL pursuant to Section 6.11 of this Agreement, (e) actions and omissions of a party hereto taken with the prior written consent of the other non-affiliated party or pursuant to the terms of this Agreement, (f) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects any of the parties or any of their subsidiaries, and/or (g) any change in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of FCAL, FCB or PSBK, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Merger” shall mean the merger of PSBK with and into FCB pursuant to the terms hereof.

“Merger Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Merger Registration Statement” shall mean the registration statement on Form S-4, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FCAL Common Stock to be offered to holders of PSBK Common Stock in the Merger. The Proxy Statement-Prospectus contained in the Merger Registration Statement will be utilized to solicit Shareholder Approval of PSBK.

“NASDAQ” shall mean the Nasdaq Global Select Market.

“NLRB” shall have the meaning set forth in Section 4.25.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“Observer” shall have the meaning set forth in Section 6.12.

“Option Grant Agreement” shall have the meaning set forth in Section 3.3.1.

“Participation Facility” shall have the meaning set forth in Section 4.15.2.

“Pendergast” shall have the meaning set forth in Section 2.4.

“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Preferred Stock” has the meaning set forth in Section 4.3.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.1.

“PSBK” shall mean Premier Service Bank, with its principal office located at 3637 Arlington Avenue, Suite B, Riverside, California 92506.

“PSBK Board Member” shall have the meaning set forth in Section 9.2.10.

“PSBK Closing Shareholders’ Equity” shall have the meaning set forth in Section 3.1.4.

“PSBK Common Stock” shall have the meaning set forth in the Recitals to this Agreement.

“PSBK Compensation and Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“PSBK Director Appointee” shall have the meaning set forth in Section 2.4.

“PSBK Disclosure Schedule” shall mean a written disclosure schedule delivered by PSBK to FCAL, referencing the appropriate section of this Agreement.

“PSBK Employment Agreement” shall mean the agreement of employment in effect as of December 31, 2011 by and between PSBK and Jessica Lee.

“PSBK Equity Plans” shall mean the PSBK 2000 Stock Option Plan and any amendments thereto.

“PSBK FDIC Documents” shall have the meaning set forth in Section 4.17.

“PSBK Minimum Capital” shall mean $7,500,000.00.

“PSBK Non-Competition and Non-Solicitation Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“PSBK Option” shall mean an option to purchase shares of PSBK Common Stock granted pursuant to the PSBK Equity Plans and as set forth in the PSBK Disclosure Schedule 4.3.1.

“PSBK Recommendation” shall have the meaning set forth in Section 8.2.1.

“PSBK Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“PSBK Shareholders’ Meeting” shall have the meaning set forth in Section 8.2.1.

“PSBK Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“PSBK Threshold Capital” shall mean $7,900,000.00.

“PSBK Transaction Expenses” shall have the meaning set forth in Section 6.11.3

“PSBK Voting Agreement” shall have the meaning set forth in the Recitals to this Agreement.

“Record Holder” shall have the meaning set forth in Section 3.2.1.

“Regulatory Filings” shall have the meaning set forth in Section 4.6.5.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement, including the approval of the U.S. Treasury if required as a result of the U.S. Treasury’s investment in the Preferred Stock.

“Regulatory Reports” means the Reports of Condition and Income of a party and accompanying schedules, as filed with the FDIC, FHLB and the FRB, for each calendar quarter beginning with the quarter ended September 30, 2011, through the Closing Date, and all Reports from September 30, 2011 through the Closing Date.

“Reports” means all forms, statements, certifications, reports and documents required to be filed or furnished by FCAL with the FRB or PSBK with the Department or FDIC.

“Representatives” shall have the meaning set forth in Section 6.10.

“RESPA” means the Real Estate Settlement Procedures Act of 1974.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Shareholder Approvals” shall mean the approval of the shareholders of PSBK at the PSBK Shareholders Meeting (or as otherwise obtained in accordance with applicable law), and the approval of FCAL, as the sole shareholder of FCB, whether at a meeting of the sole shareholder of FCB or by the written consent of FCAL (or as otherwise obtained in accordance with applicable law) as required to approve the transactions contemplated herein, including the Merger.

“Stock Consideration” shall have the meaning set forth in Section 3.1.1.

“Subsidiary” means an Affiliate of a specified Person controlled by such Person directly, or indirectly through one or more intermediaries. “Subsidiaries” means more than one of any such Persons.

“Superior Proposal” shall have the meaning set forth in Section 6.10.2.

“Surviving Bank” shall have the meaning set forth in Recitals to this Agreement.

“Tail Coverage” shall have the meaning set forth in Section 7.11.

“Tail Policy” shall have the meaning set forth in Section 7.11.

“Takeover Laws” means any “moratorium,” “business combination,” “control share,” “fair price” or other takeover defense laws or regulations.

“TARP Redemption” has the meaning set forth in Section 9.2.6(C).

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, or assessments in the nature of taxes, of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean August 31, 2012.

“U.S. Treasury” shall mean the United States Department of Treasury

“WARN” shall have the meaning set forth in Section 4.25.

Other terms used herein are defined in the Preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1	Merger

Subject to the terms and conditions of this Agreement and the Merger Agreement in the form attached hereto as Exhibit “A,” the receipt of all necessary Regulatory Approvals and Shareholder Approvals, at the Effective Time: (a) PSBK will merge with and into FCB, pursuant to CFC Section 4881, with FCB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of FCAL; and (b) the separate existence of PSBK shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of PSBK shall be vested in and assumed by the Surviving Bank. As part of the Merger, each share of PSBK Common Stock other than Dissenting Shares will be converted into the right to receive the Per Share Stock Consideration pursuant to the terms of Article III hereof.

2.2	Effective Time

The Closing for the Merger shall occur no later than the close of business on the thirtieth (30th) day following the latest to occur of (i) all Regulatory Approvals of the Merger, (ii) all Shareholder Approvals, (iii) all closing conditions having been met or waived, or (iv) the passing of any applicable waiting periods; or at such other date or time upon which the parties hereto shall mutually agree (the “Closing”). The Merger shall be effected by the filing of the Merger Agreement with the Department on the day of the Closing (the “Closing Date”), in accordance with CFC Section 4887. The “Effective Time” means the date and time upon which the Merger Agreement is filed with the Department, after certification by the California Secretary of State, or as otherwise stated in the Merger Agreement, in accordance with applicable law.

2.3	Articles of Incorporation and Bylaws

The Articles of Incorporation and bylaws of FCB as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law.

2.4	Directors and Officers of FCAL Corporation and Surviving Bank

The directors and executive officers of FCAL immediately prior to the Effective Time will remain the directors and executive officers of FCAL, in each case until their respective successors are duly elected or appointed and qualified. As a result of the Merger, the directors and executive officers of FCB immediately prior to the effective time of the Merger will become the directors and executive officers of the Surviving Bank, in each case until their respective successors are duly elected or appointed and qualified. Immediately after the Effective Time, Kenneth B. Stream, Jr., provided he is approved by the boards of directors of FCAL and FCB, in their discretion (the “PSBK Director Appointee”), will be invited by the boards of directors of FCAL and FCB to join the boards of directors of FCAL and the Surviving Bank to serve until their respective successors are duly elected or appointed. If for any reason Kenneth B. Stream, Jr. is unwilling or unable to so serve, or is not approved by the boards of directors of FCAL and FCB to serve as the PSBK Director Appointee, the PSBK Director Appointee shall be selected from the other members of the PSBK Board of Directors immediately prior to the Effective Time, as mutually agreed to by FCAL and PSBK. Also, immediately after the Effective Time, the other directors of PSBK immediately prior to the Effective Time, other than the PSBK Director Appointee, will be invited to join as members of FCB’s Regional Advisory Board. In addition, immediately after the Effective Time, Kerry L. Pendergast (“Pendergast”) will be invited by FCB to be an employee of FCB to serve as the Market President for the two branch offices of PSBK being acquired as part of the Merger and FCB’s branch office in Redlands, California to be effective immediately after the Effective Time.

2.5	Effects of the Merger

At and after the Effective Time, the effect of the Merger shall be as provided in CGCL Section 1107 and CFC Sections 4880 et seq., including any regulations or rules promulgated thereunder. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PSBK shall vest in the Surviving Bank, all debts, liabilities, obligations, restrictions, disabilities and duties of PSBK shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank and the charter of PSBK as a commercial bank shall automatically terminate.

2.6	Tax Consequences

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither FCAL, FCB, PSBK, nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

2.7	Possible Alternative Structures

Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, FCAL and FCB shall be entitled, upon the consent of PSBK, which shall not be unreasonably withheld, to revise the structure of the transactions contemplated herein, including, without limitation, the merger of PSBK into a newly formed wholly-owned subsidiary of FCAL with PSBK surviving as a separate wholly-owned subsidiary of FCAL; provided that (i) there are no adverse Federal or state income Tax consequences to PSBK shareholders as a result of the modification; (ii) the consideration to be paid to the holders of PSBK Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the transactions contemplated herein or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8	Additional Actions

If, at any time after the Effective Time, FCAL or the Surviving Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of PSBK or (ii) otherwise carry out the purposes of this Agreement, PSBK and their respective officers and directors shall be deemed to have granted to the Surviving an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in FCAL and/or the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of PSBK or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of FCAL and the Surviving Bank are authorized in the name of PSBK or otherwise to take any and all such action.

ARTICLE III

CONVERSION OF SHARES

3.1	Conversion of PSBK Common Stock into the Stock Consideration, the Per Share Stock Consideration; Cash in Lieu of Fractional Shares

3.1.1 Stock Consideration. Except as may be adjusted pursuant to the provisions of Section 3.1.2 below, the aggregate consideration in the form of shares of FCAL Common Stock shall be 477,269 shares (the “Stock Consideration”).

3.1.2 Certain Adjustment to the Stock Consideration

(A) Should PSBK Closing Shareholders’ Equity be less than the PSBK Threshold Capital, the Stock Consideration shall be adjusted (the “Adjusted Stock Consideration”) and shall be equal to (i) PSBK Agreed to Value minus the product of (x) 0.60 and (y) the amount by which the PSBK Closing Shareholders’ Equity is less than the PSBK Threshold Capital, divided by (ii) Four Dollars and Nineteen Cents ($4.19).

(B) In the event the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.12 hereof and PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.13 hereof.

(C) In the event the Closing Price is greater than $5.03, then FCAL and FCB shall have the right, in their sole discretion, to terminate this Agreement pursuant to Section 11.1.10 hereof.

(D) In the event the Closing Price is less than $3.35 then PSBK shall have the right, in its sole discretion, to terminate this Agreement pursuant to Section 11.1.11 hereof.

3.1.3 Per Share Stock Consideration; Closing Exchange Ratio. At the Closing, each share of PSBK Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the number of shares of FCAL Common Stock (the “Per Share Stock Consideration”) determined by dividing (i) the Stock Consideration or the Adjusted Stock

Consideration, as applicable, by (ii) the number of shares of PSBK Common Stock outstanding immediately prior to the Effective Time including, without limitation, Dissenting Shares (other than Excluded Shares). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.”

3.1.4 Certain Definitions. As used herein, the following terms shall have the respective definitions as set forth below:

(A) “PSBK Agreed to Value” means Two Million Dollars ($2,000,000.00).

(B) “PSBK Closing Shareholders’ Equity” means the sum of PSBK’s Total Risk-Based Capital (as that term is defined by regulations promulgated by the FDIC), plus the remainder of the ALLL not otherwise included in PSBK’s Total Risk-Based Capital, excluding the Preferred Stock, after reflecting all accruals required by GAAP, and after adding back the PSBK Transaction Expenses accrued or paid net of taxes using an effective tax rate of forty percent (40%), all determined as the last day of the calendar month immediately prior to the Effective Time.

(C) “Closing Price” means the volume weighted average of the trading price of FCAL Common Stock determined to the nearest one cent over the 20 trading-day period ending on the 10th day immediately preceding the Effective Time.

3.1.5 No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of PSBK Common Stock who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price.

3.1.6 At the Effective Time, all shares of PSBK Common Stock held by PSBK or PSBK in its treasury other than shares representing restricted shares of PSBK Common Stock awarded in accordance with PSBK Equity Plans (“Excluded Shares”) shall be canceled and shall cease to exist and no shares of PSBK Common Stock shall be delivered in exchange therefor.

3.1.7 On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding shares of PSBK Common Stock (the “Certificates”) shall cease to have any rights as shareholders of PSBK, except the right to receive the Per Share Stock Consideration set forth in this Section 3.1 for each such share held by them, provided, however, that Dissenting Shares shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in this Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL as set forth in Section 3.5 hereof.

3.1.8 Notwithstanding any provision herein to the contrary, if, during the period from the date hereof to the Effective Time, the shares of FCAL Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, appropriate adjustments shall be made, if necessary, to provide the PSBK shareholders with the equivalent value of the Per Share Stock Consideration set forth in this Section 3.1.

3.2	Exchange of Shares

3.2.1 Appointment of Exchange Agent. FCAL and PSBK hereby agree to appoint an Exchange Agent designated by FCAL as the exchange agent (the “Exchange Agent”) for purposes of effecting the conversion of PSBK Common Stock into FCAL Common Stock. Within four (4) Business Days after the later of the receipt of information from PSBK’s transfer agent or the Effective Time, FCAL shall cause the Exchange Agent to mail to each holder of record as of the Effective Time (a “Record Holder”) of a Certificate or Certificates, a letter of transmittal in form mutually agreed upon by FCAL and PSBK (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for the FCAL Common Stock (and cash in lieu of fractional shares) as provided in Section 3.1 hereof.

3.2.2 Surrender of Certificates. Upon surrender of Certificates for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificates (i) the Per Share Stock Consideration rounded down to the closest whole number and (ii) a check in the amount equal to the cash in lieu of fractional shares, if any, which such Record Holder has the right to receive pursuant to Section 3.1 hereof. Certificates so surrendered shall be canceled. As soon as practicable, but no later than eight (8) Business Days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, FCAL shall cause the Exchange Agent to distribute the Stock Consideration or Adjusted Stock Consideration, as applicable, and cash as provided herein. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificates for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or bond as may be reasonably required in each case by FCAL. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of FCAL for all purposes from the Effective Time, except that FCAL shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for FCAL Common Stock. Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.

3.2.3 Limit on Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of PSBK of the shares of PSBK Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 3.1 hereof.

3.2.4 If payment of the consideration pursuant to Section 3.1 hereof is to be made in a name other than that in which the Certificates surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the payment to a person other than that of the registered holder of the Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

3.2.5 FCAL and the Exchange Agent shall be entitled to rely upon PSBK’s stock transfer books to establish the identity of those persons entitled to receive the Stock Consideration or Adjusted Stock Consideration, as applicable, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, FCAL and the Exchange Agent shall be entitled to deposit any Stock Consideration or Adjusted Stock Consideration, as applicable, or dividends or distributions thereon represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.3	Treatment of PSBK Options

3.3.1 All PSBK Options are described in the PSBK Disclosure Schedule and are issued and outstanding pursuant to the PSBK Equity Plans described in the PSBK Disclosure Schedule and the forms of agreements pursuant to which such PSBK Options were granted (each, an “Option Grant Agreement”). True and complete copies of all outstanding Option Grant Agreements for PSBK Options issued under PSBK Equity Plans will be delivered to FCAL promptly after execution of this Agreement.

3.3.2 Prior to and effective as of the Effective Time, PSBK shall have taken all such action as is necessary to terminate, subject to compliance with this Section 3.3.2, the PSBK Equity Plans and shall have provided written notice to each holder of a then outstanding PSBK Option (whether or not such PSBK Option is then vested or exercisable), that such PSBK Option shall be, as of the date of such notice, exercisable in full, that such PSBK Option shall terminate at the Effective Time and that, if such PSBK Option is not exercised or otherwise terminated on or before the Effective Time, such holder shall be entitled to receive in cancellation of each PSBK Option a payment in the form of shares of FCAL Common Stock equal to (i) the product of (A) the number of shares of PSBK Common Stock subject to such PSBK Option and (B) the Exchange Ratio, and (C) $4.19, (ii) less the aggregate option exercise price of such PSBK Option, divided by (iii) $4.19. No fractional shares of FCAL Common Stock will be issued, and in lieu thereof, each holder of such PSBK Option who would otherwise be entitled to a fractional share interest will receive an amount in cash determined by multiplying such fractional interest by the Closing Price. FCAL or the Exchange Agent shall be entitled to deduct and withhold from the consideration paid in accordance with this Section on account of PSBK Options such amounts as FCAL or the Exchange Agent is required to deduct and withhold from such payment under the Code or any provision of state, local or foreign Tax law. PSBK shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding PSBK Option with regard to the cancellation of such PSBK Option and the payment therefor in accordance with the terms of this Agreement. Subject to the foregoing, the PSBK Equity Plans and all PSBK Options issued thereunder shall terminate at the Effective Time and all payments to be made hereunder shall be made by PSBK or FCAL not later than thirty (30) days after the Effective Time.

3.4	FCAL Shares

The shares of FCAL Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of FCAL Common Stock to be issued as provided in Section 3.1 hereof, shall become the outstanding common stock of FCAL.

3.5	PSBK Dissenting Shares

3.5.1 Any shares of PSBK Common Stock held by a holder that has demanded and perfected dissenters’ rights for such shares in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Per Share Stock Consideration set forth in Section 3.1, but the holder thereof shall only be entitled to such rights as are granted under the CGCL. Any shares of FCAL Common Stock comprising the Stock Consideration that would have been issued to the holders of Dissenting Shares but for the operation of this Section 3.5, will not be issued in the Merger and will remain authorized and unissued shares of FCAL Common Stock.

3.5.2 Notwithstanding the provisions of Section 3.5.1, if any holder of PSBK Common Stock that demands, in accordance with Section 1301 of the CGCL, that PSBK purchase such shares under the CGCL, shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights, then, as of the later of (i) the Effective Time or (ii) the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Per Share Stock Consideration set forth in Section 3.1 (without interest), upon surrender of the Certificate representing such shares in accordance with Section 3.2.2.

3.5.3 PSBK shall give FCAL and FCB: (i) prompt notice of its receipt of any written demands for purchase of any shares of PSBK Common Stock, withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for purchase under the CGCL. PSBK shall not, except with the prior written consent of FCAL and FCB or as may be required under applicable law, voluntarily make any payment with respect to any demands for purchase of PSBK Common Stock, or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PSBK

4.1	General

PSBK represents and warrants to FCAL and FCB that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the PSBK Disclosure Schedule delivered by PSBK to FCAL and FCB on or prior to the date hereof, as amended pursuant to Section 6.6, which PSBK Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. PSBK has made a good faith effort to ensure that the disclosure on each schedule of the PSBK Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the PSBK Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

4.2	Organization

4.2.1 PSBK is a California state chartered bank duly organized, validly existing and in good standing (to the extent required) under the laws of the State of California. PSBK has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of PSBK are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. PSBK is a member of its Federal Home Loan Bank of San Francisco (the “FHLB”).

4.2.2 The minute books of PSBK accurately record, in all material respects, all material corporate actions of their respective shareholders and board of directors (including committees).

4.2.3 Prior to the date of this Agreement, PSBK has made available to FCAL true and correct copies of the Articles of Incorporation and bylaws of PSBK.

4.3	Capitalization

4.3.1 The only authorized capital stock of PSBK consists of 10,000,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 1,261,281 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 10,000,000 shares of Serial Preferred Stock, no par value per share, of which, as of the date hereof there are 4,000 shares of PSBK’s Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series A and 200 shares of Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series B (collectively, the “Preferred Stock”) issued and outstanding. There are no shares of PSBK Common Stock or Preferred Stock held by PSBK in its treasury as treasury stock. PSBK has not or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of PSBK Common Stock, Preferred Stock or any other security of PSBK or any securities representing the right to vote, purchase or otherwise receive any shares of PSBK Common Stock or Preferred Stock or any other security of PSBK other than shares issuable under the PSBK Equity Plans exempt as set forth on PSBK Disclosure Schedule 4.3.1. PSBK Disclosure Schedule 4.3.1 sets forth (i) the name of each holder of options to purchase PSBK Common Stock and Preferred Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

4.3.2 Except for (i) equity interests held in the investment portfolios of PSBK, (ii) equity interests held by PSBK in a fiduciary capacity, and (iii) equity interests held in connection with the lending activities of PSBK, including stock in the Federal Reserve Bank, PSBK does not possess, directly or indirectly, any material equity interest in any corporate entity, limited liability company, partnership or other entity.

4.3.3 To PSBK’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of PSBK Common Stock, except as listed on PSBK Disclosure Schedule 4.3.3.

4.4	Authority; No Violation

4.4.1 PSBK has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the Shareholder Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSBK and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of PSBK and no other corporate proceedings on the part of PSBK, except for Shareholder Approvals and other actions contemplated by this Agreement such as the termination of certain PSBK Benefit Plans, is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by PSBK, and subject to approval by the shareholders of PSBK and receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by FCAL and FCB, constitutes the valid and binding obligation of PSBK, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

4.4.2 Except as listed on PSBK Disclosure Schedule 4.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, and to the receipt of Shareholder Approvals; (A) the execution and delivery of this Agreement by PSBK, (B) the consummation of the transactions contemplated hereby, and (C) compliance by PSBK with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or bylaws of PSBK; (ii) to the Knowledge of PSBK, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to PSBK or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of PSBK under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which PSBK is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on PSBK taken as a whole.

4.5	Consents

Except as listed on PSBK Disclosure Schedule 4.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Merger Agreement with the Department, after certification by the California Secretary of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FCAL Common Stock pursuant to this Agreement, and (e) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by PSBK, and (y) the completion of the Merger and the transactions contemplated thereby. PSBK has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6	Financial Statements

4.6.1 PSBK has previously made available to FCAL and FCB the Financial Statements of PSBK. The Financial Statements of PSBK have been prepared in accordance with GAAP (including the related notes where applicable), and fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the financial position, results of operations and cash flows of PSBK as of and for the respective periods ending on the dates thereof, except as indicated in the notes thereto. The balance sheet of PSBK as of December 31, 2010, and the related statements of operations, cash flow and changes in shareholders’ equity of PSBK for the three (3) years then ended, audited by Vavrinek, Trine, Day & Co., LLP, and the unaudited balance sheet of PSBK as of December 31, 2011, and the related unaudited statement of income, and changes in shareholders’ equity of PSBK for the period then ended, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.6.2 At the date of each balance sheet included in the Financial Statements of PSBK Regulatory Reports, PSBK had no liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Financial Statements of PSBK Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3 Except as listed on PSBK Disclosure Schedule 4.6.3, the records, systems, controls, data and information of PSBK are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of PSBK or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 4.6.3. PSBK: (x) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (y) has implemented and maintains disclosure controls and procedures to ensure that material information relating to PSBK, is made known to the chief executive officer and the chief financial officer of PSBK by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to PSBK’s outside auditors and the audit committee of PSBK’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to materially adversely affect PSBK’s ability to record, process, summarize and report financial information and (ii) any fraud of which PSBK has Knowledge of, whether or not material, that involves management or other employees who have a significant role in PSBK’s internal control over financial reporting. These disclosures (if any) were made in writing by management to PSBK’s auditors and audit committee and a copy has previously been made available to FCAL and FCB. As of the date hereof, to the Knowledge of PSBK, its chief executive officer and chief financial officer would be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act, without qualification.

4.6.4 Since January 1, 2009: (i) to the Knowledge of PSBK, no director, officer, employee, auditor, accountant or representative of PSBK had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of PSBK or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that PSBK has engaged in questionable accounting or auditing practices; and (ii) no attorney representing PSBK, whether or not employed by PSBK, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by PSBK or any of their respective officers, directors, employees or agents to the Board of Directors of PSBK or any committee thereof or to any director or officer of PSBK.

4.6.5 Since January 1, 2009, PSBK have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with any Governmental Entity (collectively, the “Regulatory Filings”) and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the State of California and of the United States and the rules and regulations of Department, the FDIC, the FRB, the FHLB and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed. PSBK has previously made available to FCAL and FCB the PSBK Regulatory Reports.

4.6.6 Since January 1, 2009, PSBK has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on PSBK.

4.7	Taxes

4.7.1 PSBK has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to PSBK on or prior to the date of this Agreement, taking into account any extensions (all such returns, to PSBK’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from PSBK by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, PSBK has received no written notice of, and to PSBK’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of PSBK, and no claim has been made by any authority in a jurisdiction where PSBK does not file Tax Returns that PSBK is subject to Taxation in that jurisdiction. PSBK have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. PSBK has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and PSBK, to PSBK’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

4.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in PSBK’s Financial Statements, and are properly reflected in such Financial Statements.

4.7.3 All estimated Taxes with respect to PSBK have been or shall be timely paid in full.

4.7.4 No waivers of statutes of limitation have been given by or requested with respect to any of PSBK’s Taxes.

4.7.5 PSBK shall not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7.6 There are no liens on any of PSBK’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

4.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to PSBK, and no such agreement or ruling has been applied for and is currently pending.

4.7.8 As a result of the Merger, PSBK shall not be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

4.7.9 PSBK has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

4.7.10 PSBK is not currently receiving any material tax benefit or credit or other favorable material Tax treatment that will not be extended and available to FCAL following the Merger.

4.7.11 No written claim that could give rise to material Taxes has been made to PSBK within the previous six years by a taxing authority in a jurisdiction where PSBK does not file Tax Returns that PSBK is or may be subjected to taxation in that jurisdiction.

4.7.12 PSBK has made available to FCAL correct and complete copies of (A) all income and franchise Tax Returns of PSBK for the preceding three taxable years and (B) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise Taxes of PSBK.

4.7.13 PSBK has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.7.14 PSBK has complied with all applicable information reporting withholding requirements.

4.7.15 PSBK has complied with the requirements of applicable law with respect to abandoned and unclaimed property.

4.7.16 There are no deferred intercompany transactions within the meaning of Treasury Regulation Section 1.1502-13.

4.7.17 PSBK was not subject to the personal holding company Tax in any years that are open to assessment for such Tax.

4.7.18 Since January 1, 2009, PSBK has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of PSBK.

4.7.19 PSBK has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

4.7.20 PSBK has have not disclosed and have no Knowledge of any Uncertain Tax Positions that could be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

4.8	No Material Adverse Effect

Except as set forth on PSBK Disclosure Schedule 4.8, PSBK has not suffered any Material Adverse Effect since January 1, 2011 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on PSBK, taken as a whole.

4.9	Material Contracts; Leases; Defaults

4.9.1 Except as set forth in PSBK Disclosure Schedule 4.9.1, PSBK is not a party to nor subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of PSBK, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of PSBK; (iii) any collective bargaining agreement with any labor union relating to employees of PSBK; (iv) any agreement which by its terms limits the payment of dividends by PSBK; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which PSBK is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, the Federal Reserve Bank advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCAL or FCB; (vi) except for items listed on PSBK Disclosure Schedule 4.16 and loans and other extensions of credit made by PSBK in the ordinary course of its business, any other agreement, written or oral, that obligates PSBK for the payment of more than $100,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment, or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by PSBK (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2 Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in PSBK Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither PSBK is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3 True and correct copies of agreements, contracts, arrangements and instruments referred to in Sections 4.9.1 and 4.9.2 have been made available to FCAL and FCB on or before the date hereof, are listed on PSBK Disclosure Schedule 4.9.1 or on PSBK Disclosure Schedule 4.9.2 and are in full force and effect on the date hereof and PSBK (and, to the Knowledge of PSBK, any other party to any such contract, arrangement or instrument) has not materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on PSBK Disclosure Schedule 4.9.3(a), no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement. Except as set forth in PSBK Disclosure Schedule 4.9.3(b), no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which PSBK is a party or under which PSBK may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in PSBK Disclosure Schedule 4.9.3(c), no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of PSBK or upon the occurrence of a subsequent event; or (y) requires PSBK to provide a benefit in the form of PSBK Common Stock or determined by reference to the value of PSBK Common Stock.

4.9.4 Since December 31, 2010, through and including the date of this Agreement, except as listed on PSBK Disclosure Schedule 4.9.4, a copy which has been made available to FCB, PSBK has not (i) except for (A) normal increases for employees (other than officers and directors) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2010 (which amounts have been previously made available to

FCAL), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on PSBK Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of PSBK Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under PSBK Equity Plans, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income Tax purposes, (v) made any material change in the credit policies or procedures of PSBK, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $25,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of PSBK affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, labor slow-down, or other labor disturbance.

4.9.5 Except as otherwise disclosed on PSBK Disclosure Schedule 4.9.5, all payments due on the Preferred Stock have been paid in accordance with their respective terms.

4.9.6 Except as set forth on PSBK Disclosure Schedule 4.9.6. PSBK is not a party to any oral or written (A) consulting agreement not terminable without penalty on 30 days’ or less notice, (B) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving PSBK of the nature contemplated by this Agreement, (C) agreement which requires the payment of referral fees or commissions or other fees in connection with deposits, loans or any other business, (D) agreement containing covenants that limit the ability of PSBK to compete in any line of business or with any person, or that involves any restriction on the geographic area in which, or method by which, or (E) agreement which requires further payments over the remaining term of the contract in excess of $25,000.

4.10	Ownership of Property; Insurance Coverage

4.10.1 PSBK has good and, as to real property, marketable title to all material assets and properties owned by PSBK in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the PSBK Regulatory Reports and in the Financial Statements of PSBK or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Financial Statements of PSBK. PSBK, as lessee, have the right under valid and existing leases of real and personal properties used by PSBK in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Financial Statements of PSBK.

4.10.2 With respect to all material agreements pursuant to which PSBK has purchased securities subject to an agreement to resell, if any, PSBK, has a lien or security interest (which to PSBK’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3 PSBK currently maintains insurance considered by it to be reasonable for its operations. PSBK, except as disclosed in PSBK Disclosure Schedule 4.10.3(a), has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by PSBK under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years PSBK has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. PSBK Disclosure Schedule 4.10.3(b) identifies all material policies of insurance maintained by PSBK as well as the other matters required to be disclosed under this Section.

4.11	Legal Proceedings

Except as set forth in PSBK Disclosure Schedule 4.11, PSBK is not a party to any, and there are no pending or, to PSBK’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against PSBK, (ii) to which PSBK’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of PSBK to perform under this Agreement, except for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on PSBK.

4.12	Compliance With Applicable Law

4.12.1 To PSBK’s Knowledge, PSBK is in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act, Title III of the USA Patriot Act, the Truth in Lending Act, RESPA, the privacy provisions of the Gramm-Leach-Bliley Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, bank secrecy and foreign asset controls, including all regulations promulgated thereunder and PSBK has not received any written notice to the contrary. The Board of Directors of PSBK has adopted and PSBK has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA Patriot Act and the regulations thereunder. The representations and warranties set forth in this Section 4.12.1 do not apply to Tax matters, employee benefit matters, environmental matters, and labor matters, which are addressed in Sections 4.7, 4.13, 4.15 and 4.25, respectively.

4.12.2 PSBK has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of PSBK, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

4.12.3 For the period beginning January 1, 2009, except as listed on PSBK Disclosure Schedule 4.12.3 or except for confidential supervisory information described in 12 C.F.R. 261.2(c)(1), PSBK has not received any written notification or, to PSBK’s Knowledge, any other communication from any Bank Regulator (i) asserting that PSBK is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to PSBK; (iii) requiring, or threatening to require, PSBK, or indicating that PSBK or PSBK may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of PSBK, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of PSBK, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “PSBK Regulatory Agreement”). Except listed on PSBK Disclosure Schedule 4.12.3, PSBK has not consented to or entered into any PSBK Regulatory Agreement that is currently in effect or that was in effect since January 1, 2009. The most recent regulatory rating given to PSBK as to compliance with the Community Reinvestment Act (“CRA”) is “Satisfactory” or better.

4.12.4 Since the enactment of the Sarbanes-Oxley Act, PSBK has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. PSBK Disclosure Schedule 4.12.4 sets forth, as of December 31, 2011, a schedule of all officers and directors of PSBK who has outstanding loans from PSBK, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

4.13	Employee Benefit Plans

4.13.1 PSBK Disclosure Schedule 4.13.1 includes a descriptive list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, severance and change in control agreements, split dollar life insurance and any supplemental life insurance agreements and/or policies, and all other material benefit practices, policies and arrangements maintained by PSBK in which any employee or former employee, consultant or former consultant or director or former director of PSBK participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “PSBK Compensation and Benefit Plans”). Except as set forth in PSBK Disclosure Schedule 4.13.1, PSBK has any commitment to create any additional PSBK Compensation and Benefit Plan or to materially modify, change or renew any existing PSBK Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof.

4.13.2 To the Knowledge of PSBK, each PSBK Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full and each PSBK Compensation and Benefit Plan that is subject to Code Section 409A is in compliance with Code Section 409A. There is no material pending or, to the Knowledge of PSBK, threatened action, suit or claim relating to any of the PSBK Compensation and Benefit Plans (other than routine claims for benefits). To the Knowledge of PSBK, PSBK has not engaged in a transaction, or omitted to take any action, with respect to any PSBK Compensation and Benefit Plan that would reasonably be expected to subject PSBK to an unpaid Tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3 PSBK does not maintain any defined benefit pension plan. To the Knowledge of PSBK, there is no pending investigation or enforcement action by any Governmental Entity or Bank Regulator with respect to any PSBK Compensation and Benefit Plan, or any plan maintained by any entity which is considered one employer with PSBK under Section 4001(b)(1) of ERISA or Code Section 414 (“ERISA Affiliate”) (such plan being referred to as an “ERISA Affiliate Plan”). Neither PSBK, nor any ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.

4.13.4 All material contributions required to be made under the terms of any PSBK Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which PSBK is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on PSBK’s Financial Statements to the extent required by GAAP. PSBK expensed and accrued as a liability the present value of future benefits under each applicable PSBK Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

4.13.5 PSBK has no any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any PSBK Compensation and Benefit Plan, other than benefits mandated by COBRA or other applicable law to any employee or director. There has been no communication to employees by PSBK that would reasonably be expected to promise or guarantee such employees or directors retiree health, life insurance, disability insurance, or other retiree death benefits.

4.13.6 PSBK does not maintain any PSBK Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each PSBK Compensation and Benefit Plan, if applicable, PSBK has provided or made available to FCAL copies of the: (A) plan documents, administrative forms, any loan documents under an PSBK employee stock ownership plan, trust instruments and insurance contracts; (B) three most recent Forms 5500 as filed; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); (H) ESOP allocation and suspense account records for the past three years; and (I) copies of all equity grant agreements.

4.13.8 Except as listed on PSBK Disclosure Schedule 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any PSBK Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any PSBK Compensation and Benefit Plan.

4.13.9 PSBK does not maintain any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for Tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 To the Knowledge of PSBK, the consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of PSBK to any actual or deemed payment (or benefit) which could constitute an excess “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.11 Except as disclosed in PSBK Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock or restricted stock units, outstanding under any of the PSBK Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

4.13.12 PSBK Disclosure Schedule 4.13.12(a) sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees (full or part-time) of PSBK, their title and rate of salary, and their date of hire. PSBK Disclosure Schedule 4.13.12(b) also sets forth any changes to any PSBK Compensation and Benefit Plan since December 31, 2010.

4.14	Brokers, Finders and Financial Advisors

Neither PSBK, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Hovde Securities, LLC (“Hovde”) by PSBK and the fee payable pursuant thereto which fee including, without limitation, the fee for the Fairness Opinion to be issued by Hovde in accordance with Section 9.3.9 shall not exceed $331,272.00, in the aggregate.

4.15	Environmental Matters

4.15.1 Except as may be set forth in PSBK Disclosure Schedule 4.15, with respect to PSBK:

(A) To PSBK’s Knowledge, the PSBK Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) PSBK has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to PSBK’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against PSBK or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by PSBK or any Participation Facility;

(C) PSBK has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to PSBK’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or PSBK with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or PSBK or any Participation Facility;

(D) To PSBK’s Knowledge, with respect to the properties currently owned or operated by PSBK (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) During the past five years PSBK has received no written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To PSBK’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by PSBK or any Participation Facility, and to PSBK’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by PSBK or any Participation Facility; and

(G) To PSBK’s Knowledge, during the period of (s) PSBK’s ownership or operation of any of their respective current properties or (t) PSBK’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To PSBK’s Knowledge, prior to the period of (x) PSBK’s ownership or operation of any of their respective current properties or (y) PSBK’s participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

4.15.2 “Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in active management with the authority to make decisions and take actions without the need for approval by third parties.

4.16	Loan Portfolio

4.16.1 The allowance for loan losses reflected in PSBK’s unaudited balance sheet at December 31, 2011 was, and the allowance for loan losses shown for periods ending after December 31, 2011 was or will be, as the case may be, adequate, as of the dates thereof, under GAAP and applicable regulatory requirements and calculated consistent with past practice.

4.16.2 Except as set forth on PSBK Disclosure Schedule 4.16.2(a), PSBK has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to PSBK’s Knowledge, no such action is threatened, before any court, governmental agency or other forum against PSBK relating to any withdrawn loan commitment, termination of a loan or potential borrower. PSBK Disclosure Schedule 4.16.2(b) sets forth a listing, as of the most recently available date, by account, of (x) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, or (4) where a specific reserve allocation exists in connection therewith, and (y) all assets classified by PSBK as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3 All loans receivable (including discounts) and accrued interest entered on the books of PSBK arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of PSBK’s business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of PSBK, the loans, discounts and the accrued interest reflected on the books of PSBK are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by PSBK free and clear of any liens.

4.16.4 The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.17	Securities Laws

PSBK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “PSBK FDIC Documents”) with the FDIC, as of the date filed or to filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any PSBK FDIC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of PSBK as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such PSBK FDIC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of PSBK for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

4.18	Related Party Transactions

PSBK Disclosure Schedule 4.18 sets forth all transactions, including any loan or other credit accommodation, with any Affiliate of PSBK. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of PSBK is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. PSBK has not been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by PSBK is inappropriate.

4.19	Deposits

Except as set forth in PSBK Disclosure Schedule 4.19, none of the Deposits of PSBK is a Brokered Deposit.

4.20	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of PSBK Common Stock is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of PSBK to the contrary. Except as disclosed in PSBK Disclosure Schedule 4.20, there are no other classes of stock of PSBK which are entitled to vote to approve this Agreement and the Merger.

4.21	Registration Obligations

PSBK is not under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22	Risk Management Instruments

Except as set forth in PSBK Disclosure Schedule 4.22, PSBK is not a party to nor has it agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) or owns securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes, except for those Derivatives Contracts and other instruments legally purchased or entered into in the ordinary course of business, consistent with safe and sound banking practices and regulatory guidance. All of such Derivatives Contracts or other instruments are legal, valid and binding obligations of PSBK, as the case may be, enforceable in accordance with their terms (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally), and are in full force and effect. PSBK has duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.23	Fairness Opinion

PSBK has received a written opinion from Hovde to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Exchange Ratio to be received by the shareholders of PSBK pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24	Intellectual Property

PSBK Disclosure Schedule 4.24 sets forth a true and complete list of all material (a) trademark registrations and applications, (b) service mark registrations and applications, (c) unregistered trademarks and service marks, and (d) Internet domain names owned, used or held for use in connection with the business of PSBK. PSBK owns or, to PSBK’s Knowledge, possess valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business, each without payment (except as set forth in PSBK Disclosure Schedule 4.24), and PSBK has not received any notice of conflict with respect thereto that asserts the rights of others. PSBK has performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment to which PSBK is a party relating to any of the foregoing. To the Knowledge of PSBK, the conduct of the business of PSBK as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25	Labor Matters

PSBK is in compliance in all material respects with all applicable federal and California or other applicable law respecting employment and employment practices, terms and conditions of employment and wages and hour, and have not and are not engaged in any unfair labor practice as determined by the National Labor Relations Board (“NLRB”); (ii) no unfair labor practice charge or complaint against PSBK is pending before the NLRB; (iii) there is no labor strike, slowdown, stoppage or material labor dispute pending or to the Knowledge of PSBK threatened against or involving PSBK; (iv) to PSBK’s Knowledge, no representation question exists respecting the employees of PSBK; (v) no collective bargaining agreement is currently being negotiated by PSBK is not and has not been a party to a collective bargaining agreement; (vi) PSBK is not experiencing and has not experienced any material labor difficulty during the last three years; (vii) no grievance or arbitration proceeding is pending or to the Knowledge of PSBK currently threatened; (viii) PSBK has no Equal Employment Opportunity Commission or any other Governmental Entity charges or other claims of employment discrimination pending or to their Knowledge currently threatened against it; (ix) PSBK has no wage and hour claim or investigation pending before or by any Governmental Entity, and to its Knowledge no such claim or investigation has been threatened; (x) PSBK has not had any occupation health and safety claims against it; (xi) PSBK is in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”); and (xii) there has been no “mass layoff” or “plant closing” by PSBK as defined in the Federal Workers Adjustment Retraining and Notification Act (“WARN”) or state law equivalent, or any other mass layoff that would trigger notice pursuant to WARN or state law equivalent within 90 days prior to the Effective Date. PSBK has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor to its knowledge is any such proceeding pending or threatened.

4.26	Regulatory Orders

Except as listed on PSBK Disclosure Schedule 4.26, PSBK is not subject to any formal or informal order, agreement or understanding issued by a Bank Regulator or other Governmental Entity nor is such order, agreement or understanding pending.

4.27	Accurate Disclosure

4.27.1 None of the information supplied or to be supplied by PSBK for inclusion in the Merger Registration Statement or the Proxy Statement—Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PSBK, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of PSBK or the PSBK Shareholders Meeting.

4.27.2 FCB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FCB will fairly present the financial position of FCB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, FCB makes no representation or warranty with respect to any information supplied by PSBK.

4.27.3 Due Diligence. Prior to execution of this Agreement, PSBK has provided FCAL with all material information regarding PSBK requested in FCAL’s various due diligence requests and as requested by FCAL.

4.28 Transaction Expenses. PSBK Disclosure Schedule 4.28 sets forth a true, accurate and complete list of all reasonably anticipated PSBK Transaction Expenses.

4.29	Disclaimer of Other Representations and Warranties.

Except for the express representations and warranties stated above, PSBK makes no other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FCAL AND FCB

5.1	General

FCAL and FCB jointly and severally represent and warrant to PSBK that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the FCAL Disclosure Schedule delivered by FCAL and FCB to PSBK on the date hereof, as amended pursuant to Section 7.6, which FCAL Disclosure Schedule and the contents thereof including, without limitation, all documents delivered or provided in connection therewith shall be confidential in accordance with Section 13.1 hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date. FCAL and FCB have made a good faith effort to ensure that the disclosure on each schedule of the FCB Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the FCB Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FCAL shall include the Knowledge of FCB.

5.2	Organization

5.2.1 FCAL is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. FCAL has full corporate power and corporate authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2 FCB is a California state-chartered banking corporation, validly existing and in good standing (to the extent required) under the laws of the State of California. FCB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification. The deposits of FCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

5.2.3 The respective minute books of FCAL and FCB accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

5.2.4 Prior to the date of this Agreement, FCAL has made available to PSBK true and correct copies of the Certificate of Incorporation and bylaws of FCAL and the Articles of Incorporation and bylaws of FCB.

5.3	Capitalization

5.3.1 The authorized capital stock of FCAL consists of 100,000,000 shares of common stock, $0.01 par value per share, of which, as of the date of this Agreement, 29,254,442 shares are outstanding, and 2,500,000 shares of preferred stock, $0.01 par value per share, of which there are 1,000 shares of Series A Convertible Perpetual Preferred Stock and 25,000 shares of Series C Preferred Stock issued and outstanding. There are no shares of FCAL Common Stock held by FCAL in its treasury. Neither FCAL nor FCB has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FCAL Common Stock, or any other security of FCAL or any securities representing the right to vote, purchase or otherwise receive any shares of FCAL Common Stock or any other security of FCAL other than shares issuable under FCAL Equity Plans. FCAL Disclosure Schedule 5.3.1 sets forth the name of each holder of options to purchase FCAL Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

5.3.2 The authorized capital stock of FCB consists of 2,200,000 shares of common stock, no par value per share, of which, as of the date of this Agreement, 1,562,808 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of common stock of FCB held by FCB in its treasury. FCB is not bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of common stock of FCB, or any other security of FCB.

5.3.3 To FCAL’s Knowledge, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FCAL Common Stock, except as listed on FCAL Disclosure Schedule 5.3.3.

5.4	Authority; No Violation

5.4.1 Each of FCAL and FCB has full corporate power and corporate authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FCAL and FCB and the completion of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Boards of Directors of FCAL and FCB, and no other corporate proceedings on the part of FCAL and FCB is necessary to complete the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by FCAL and FCB, and subject to receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by PSBK constitutes the valid and binding obligation of FCAL and FCB, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable).

5.4.2 Except as listed on FCAL Disclosure Schedule 5.4.2, subject to receipt of Regulatory Approvals and compliance by the parties hereto with any conditions contained therein, (A) the execution and delivery of this Agreement by FCAL and FCB, (B) the consummation of the transactions contemplated hereby, and (C) compliance by FCAL and FCB with all of the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or bylaws of FCAL or the Articles of Incorporation or bylaws of FCB; (ii) to the Knowledge of FCAL, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCAL or FCB or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCAL or FCB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCAL or FCB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FCAL and FCB taken as a whole.

5.5	Consents

Except as listed on FCAL Disclosure Schedule 5.5 and except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Merger Agreement with the Department, certified by the California Secretary of State, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g), 14(f) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of FCAL Common Stock pursuant to this Agreement, (e) the approval of the listing on NASDAQ of the FCAL Common Stock to be issued in the Merger and

(f) Shareholder Approvals, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by FCAL and FCB, and (y) the completion of the Merger and the transactions contemplated thereby.

5.6	Financial Statements Reports and SEC Documents

5.6.1 FCAL’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2010 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “FCAL SEC Documents”) with the SEC, as of the date filed or to filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any FCAL SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of FCAL as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such FCAL SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, the FCAL and the FCAL Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

5.6.2 Since December 31, 2010, FCAL and the FCAL Subsidiaries have conducted their respective business in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.6 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FCAL or the FCAL Subsidiaries.

5.6.3 Since January 1, 2010, FCAL has timely filed all Regulatory Filings and all other material reports and statements required to be filed, including, without limitation, any report or statement required to be filed pursuant to the laws of the United States and the rules and regulations of the FRB, FDIC, the Department, the SEC and any other Governmental Entity, and has paid all fees and assessments due and payable in connection therewith. As of their respective dates, such reports, registrations and statements complied in all material respects with all the laws, rules and regulations of the applicable Governmental Entity with which they were filed.

5.6.4 Since January 1, 2009, FCAL has not incurred any liability other than in the ordinary course of business consistent with past practice or as otherwise contemplated by this Agreement that has had or is reasonably likely to have a Material Adverse Effect on FCAL.

5.7	Taxes

5.7.1 FCAL has duly filed all federal, state and material local Tax Returns required to be filed by or with respect to FCAL on or prior to the date of this Agreement, taking into account any extensions (all such returns, to FCAL’s Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local Taxes which have been incurred by or are due, or claimed to be, due from FCB by any Taxing authority or pursuant to any written Tax sharing agreement on or prior to the date of this Agreement other than Taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth on FCAL Disclosure Schedule 5.7.1, as of the date of this Agreement, FCAL has received no written notice of, and to FCB’s Knowledge there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of FCAL, and no claim has been made by any authority in a jurisdiction where FCAL does not file Tax Returns that FCAL is subject to Taxation in that jurisdiction. FCAL has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. FCAL has withheld and paid, if due, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and FCAL, to its Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

5.7.2 Any Taxes which have accrued, but for which payment is not yet required, have been adequately reserved for in FCAL’s Financial Statements, and are properly reflected in such Financial Statements.

5.7.3 All estimated Taxes with respect to FCAL have been or shall be timely paid in full.

5.7.4 Except as set forth in FCAL Disclosure Schedule 5.7.4, no waivers of statutes of limitation have been given by or requested with respect to any of FCB’s Taxes.

5.7.5 FCAL shall not be required as a result of (A) a change in accounting method for a Tax period beginning on or before the Effective Time, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in Taxable income for any Tax period beginning on or after the Effective Time or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

5.7.6 There are no liens on any of FCAL’s or FCB’s assets that arose in connection with any failure (or alleged failure) to pay any Tax.

5.7.7 No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to FCAL, and no such agreement or ruling has been applied for and is currently pending.

5.7.8 FCAL is not currently receiving any material Tax benefit or credit or other favorable material Tax treatment that will not be extended and available to FCAL following the Merger.

5.7.9 No written claim that could give rise to material Taxes has been made to FCAL within the previous six years by a Taxing authority in a jurisdiction were FCAL does not file Tax Returns that FCAL is or may be subjected to Taxation in that jurisdiction.

5.7.10 FCAL has not entered into any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

5.7.11 Except as set forth in FCAL Disclosure Schedule 5.7.11, since January 1, 2009, FCAL has not amended any Tax Returns or entered into any settlement or compromise of any income Tax liability of FCAL.

5.7.12 Except as set forth in FCAL Disclosure Schedule 5.7.12, FCAL has not granted in writing any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

5.7.13 FCAL has not disclosed and has no Knowledge of any Uncertain Tax Positions that would be disclosed on the Schedule UTP (Form 1120), Uncertain Tax Position Statement, for the current Tax year or any prior Tax year.

5.8	Ownership of Property; Insurance Coverage

5.8.1 FCAL and FCB have good and, as to real property, marketable title to all material assets and properties owned by FCAL or each FCAL Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FCAL SEC Documents or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of San Francisco or Federal Reserve Bank, inter-bank credit facilities, or any transaction by FCAL Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the FCAL SEC Documents. FCAL and the FCAL Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCAL and FCB in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both Tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in notes to the Financial Statements of FCAL.

5.8.2 With respect to all material agreements pursuant to which FCAL or FCB has purchased securities subject to an agreement to resell, if any, FCAL or such FCAL Subsidiary, as the case may be, has a lien or security interest (which to FCAL’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.8.3 FCAL currently maintains insurance it considers to be reasonable for its respective operations. FCAL, except as disclosed in FCAL Disclosure Schedule 5.8.3(a), has not received notice from any insurance carrier during the past five years that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health insurance) with respect to such policies of insurance will be substantially increased. Except as disclosed in FCB Disclosure Schedule 5.8.3(b) there are presently no material claims pending under such policies of insurance and no notices have been given by FCAL under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years FCAL has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. FCAL Disclosure Schedule 5.8.3(c) identifies all material policies of insurance maintained by FCAL as well as the other matters required to be disclosed under this Section.

5.9	Legal Proceedings

Except as set forth in FCAL Disclosure Schedule 5.9, neither FCAL nor FCB is a party to any, and there are no pending or, to FCAL’s Knowledge, threatened legal, arbitration or other proceedings, claims (whether asserted or unasserted), or actions or inquiries of any nature (i) against FCAL or FCB, (ii) to which FCAL or FCB’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FCAL or FCB to perform under this Agreement, except for any proceeding, claim, action, which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on FCAL.

5.10	Brokers, Finders and Financial Advisors

Neither FCAL nor FCB, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. (“KBW”) by FCAL and the fee payable pursuant thereto.

5.11	Environmental Matters

5.11.1 Except as may be set forth in FCAL Disclosure Schedule 5.11, with respect to FCAL and FCB:

(A) To FCAL’s Knowledge, the FCAL Participation Facilities and the Loan Properties are in substantial compliance with, and have not been adjudged liable under, any Environmental Laws;

(B) FCAL has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation and, to FCAL’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against it or FCB or any Participation Facility for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), in connection with any site owned, leased or operated by it or FCAL or any Participation Facility;

(C) FCAL has received no written notice of any suit, claim, action, administrative order, proceeding, or demand for investigation, and, to FCAL’s Knowledge, no such action is threatened or has been filed with any court, governmental agency or other forum against any Loan Property (or FCB with respect to such Loan Property) for: (x) alleged noncompliance with, or liability under, any Environmental Law or (y) alleging the unlawful presence or release into the environment of any Materials of Environmental Concern in connection with any site owned, leased or operated by it or FCAL or any Participation Facility;

(D) To FCAL’s Knowledge, with respect to the properties currently owned or operated by FCAL (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon), there is no reported presence or release of Materials of Environmental Concern other than as permitted under applicable Environmental Law;

(E) FCAL has not, during the past five years, received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(F) To FCAL’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by FCAL or FCB or any Participation Facility, and to FCAL’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by FCAL or FCB or any Participation Facility; and

(G) To FCAL’s Knowledge, during the period of (s) FCB’ ownership or operation of any of its current properties or (t) FCB’s participation in the management of any Participation Facility, there have been no unlawful releases of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To FCAL’s Knowledge, prior to the period of (x) FCAL’s ownership or operation of any of its current properties or (y) FCAL participation in the management of any Participation Facility, there were no unlawful releases of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

5.12	Antitakeover Provisions Inapplicable; Required Vote

The affirmative vote of a majority of the outstanding shares of common stock of FCB is required to approve this Agreement and the Merger under the CGCL and there are no provisions in the Articles of Incorporation of FCB to the contrary. There are no other classes of stock of FCB which are entitled to vote to approve this Agreement and the Merger.

5.13	Intellectual Property

To the Knowledge of FCAL, the conduct of the business of FCAL as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

5.14	Accurate Disclosure

5.14.1 None of the information supplied or to be supplied by FCAL for inclusion in the Merger Registration Statement or the Proxy Statement-Prospectus, or incorporated by reference therein, or any other document to be filed with any Bank Regulator or Governmental Entity in connection with the transactions contemplated hereby will, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which such statements are made, not misleading, or, in the case of the Merger Registration Statement, when it becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Merger Registration Statement and Proxy Statement-Prospectus or any amendment thereof or supplement thereto, at the time of the meeting of shareholders of PSBK, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement or remedy any omission in any earlier communication with respect to the solicitation of any proxy of PSBK or the PSBK Shareholders’ Meeting.

5.14.2 FCB agrees that through the Effective Time of the Merger, each of its Regulatory Filings, and other filings required to be filed with any applicable Bank Regulator or Governmental Entity will comply in all material respects with all of the applicable rules enforced or promulgated by the Bank Regulator or Governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any such Regulatory Filing, or other filing that is intended to present the financial position of FCB will fairly present the financial position of FCB and will be prepared in accordance with GAAP consistently applied during the periods involved. Notwithstanding anything to the contrary set forth in this Section, FCB makes no representation or warranty with respect to any information supplied by PSBK.

5.14.3 Due Diligence. Prior to execution of this Agreement, FCAL has provided PSBK with all material information regarding FCAL requested in PSBK’s various due diligence requests and as requested by PSBK.

5.15	Disclaimer of Other Representations and Warranties

Except for the express representations and warranties stated above, neither FCAL nor FCB make any other representations or warranties whatsoever, express or implied, with regard to the matters discussed herein.

ARTICLE VI

COVENANTS OF PSBK

6.1	Conduct of Business

6.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the prior written consent of FCAL and FCB, which consent shall not be unreasonably withheld, PSBK will:

(A) operate its businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep its properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of its obligations under contracts, leases and obligations relating to and affecting its assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain its rights and franchises; and voluntarily take no action which would (i) result in PSBK incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect its ability to perform its covenants and agreements under this Agreement;

(F) maintain PSBK’s ALLL substantially in accordance with past practices and methodology and GAAP (providing however, that any changes in practices or methodology shall be attributable to accounting or GAAP changes, or changes required by its Bank Regulators, only);

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its Bank Regulators;

(H) give notice to and consult with FCAL prior to hiring any employees or independent contractors;

(I) give notice to and consult with FCAL before acquiring any security or investment for the PSBK investment portfolio with a term of over one year;

(J) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business; and

(K) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice and, from and after the date of this Agreement to the Closing Date, provide FCAL and FCB by no later than the 21st day of each month, a written report setting forth all loans classified as “Substandard,” “Doubtful,” “Loss and “Other Loans Especially Mentioned.”

6.1.2 Negative Covenants. PSBK agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in PSBK Disclosure Schedule 6.1.2, or with the prior written consent of FCAL and FCB which will not be unreasonably withheld , it will not:

(A) change or waive any provision of the Articles of Incorporation or bylaws of PSBK, except as required by law, or appoint any new director to the board of directors, except to replace any vacant director position(s), provided, however, that such new director execute and thereby agree to be bound by the terms and conditions of the PSBK Voting Agreement and the PSBK Non-Competition and Non-Solicitation Agreement;

(B) change the number of authorized or issued shares of its capital stock, issue any shares of PSBK Common Stock, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the PSBK Equity Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that PSBK may (i) issue shares of PSBK Common Stock upon the valid exercise, in accordance with the information set forth in PSBK Disclosure Schedule 4.3.1, of presently outstanding PSBK Options issued under the PSBK Equity Plans and (ii) pay dividends in respect of the capital stock of PSBK;

(C) terminate any outstanding stock options with the exception of options expiring by their own terms;

(D) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation);

(E) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on PSBK Disclosure Schedules 4.9.1 and 4.13.1, and (ii) pay increases in the ordinary course of business consistent with past practice to non-officer employees in excess of 3% annually, provided however, that PSBK shall only authorize and effectuate pay increases in 2012 not more frequently than one time per employee. PSBK shall not hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $60,000, provided that PSBK may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(G) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(H) merge or consolidate PSBK with any other corporation; sell or lease all or any substantial portion of the assets or business of PSBK; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between PSBK and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I) sell or otherwise dispose of the capital stock of PSBK or sell or otherwise dispose of any asset of PSBK other than in the ordinary course of business consistent with past practice and other than in accordance with their respective obligations under Section 6.1.1; except for transactions with the Federal Reserve System or the Federal Home Loan Bank of San Francisco, subject any asset of PSBK to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J) intentionally take any action which would result in any of the representations and warranties of PSBK set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(K) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating PSBK;

(L) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which PSBK is a party, other than in the ordinary course of business, consistent with past practice;

(M) (i) Other than in the ordinary course of business consistent with past practice in individual amounts not to exceed $100,000 or in securities transactions as provided in subsection (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one (1) year or less, purchase or acquire securities of any type; provided, however, that in the case of investment securities, PSBK may purchase investment securities if, within three (3) Business Days after PSBK requests in writing (which shall describe in detail the investment securities to be purchased, the due diligence performed on the security and the price thereof) that FCAL consent to the making of any such purchase, FCAL has approved such request in writing or has not responded in writing to such request;

(N) (i) File or amend any material Tax Return except in the ordinary course of business; (ii) settle or compromise any material Tax liability; (iii) make, change or revoke any material Tax election except to the extent consistent with past practice or as required by law; (iv) change any material method of Tax accounting, except as required by law; or (v) take any action which would materially adversely affect the Tax position of PSBK, or its successors after the Merger;

(O) except for commitments issued or proposals pending prior to the date of this Agreement and which have been disclosed on the PSBK Disclosure Schedule 6.1.2(O), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $100,000 for a new customer or $200,000 for any existing customer without submitting complete loan package information to the Chief Credit Officer of FCAL (or his designee) for review with a right of comment at least three (3) full Business Days prior to taking such action. If after three (3) Business Days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

(P) make any loan or other extension of credit, loan commitment or letter of credit or similar commitment or renewal or extension thereof to any Person that is graded less than “pass” without submitting a complete loan package information to the chief credit officer of FCAL for review with a right of comment at least three (3) full Business Days prior to taking such action. If after three (3) Business Days FCAL has not responded in writing to such request, such loans may be granted in PSBK’s discretion;

(Q) except as set forth on the PSBK Disclosure Schedule 6.1.2(Q), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(R) enter into (or renew) any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest; enter into (or renew) any structured financing transaction;

(S) incur any indebtedness for borrowed money (other than deposits, Federal Funds borrowings and borrowings from the Federal Home Loan Bank of San Francisco or otherwise in the ordinary and usual course consistent with PSBK’s past practice of 90 day or less maturity) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(T) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement outside of the ordinary course of business;

(U) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

(V) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any PSBK Equity Plan;

(W) except as set forth in PSBK Disclosure Schedule 6.1.2(W), make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(X) except as set forth in PSBK Disclosure Schedule 6.1.2(X), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(Y) acquire a participation interest in any new loan or sell any participation interest in any loan, except for the sale of a participation interest in the maximum amount of $250,000 (provided that FCAL or FCB will be given the first opportunity to purchase any non Small Business Administration loan participation being sold);

(Z) sell a pool of loans or interests in a pool of loans which individually or in the aggregate is in excess of $250,000;

(AA) sell OREO properties for less than the value held on the books of PSBK as of the date of this Agreement;

(BB) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by PSBK of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(CC) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(DD) go to sale on notice of default or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(EE) purchase or sell any mortgage loan or Small Business Administration loan servicing rights;

(FF) borrow or otherwise enter into any agreement (including but not limited to structured borrowings or any indebtedness the maturity date of which is in excess of 12 months) to increase the indebtedness of PSBK or any of its subsidiaries except for liquidity and operational purposes;

(GG) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with FCAL and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of

FCAL (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of FCAL (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(HH) issue any press release other than in accordance with past practice;

(II) extend or allow an automatic extension of any contract in excess of twelve (12) months;

(JJ) renew or issue certificates of deposit through CDARS or any national rate quotation service with a term exceeding twelve (12) months;

(KK) Enter into any additional deferred compensation agreements or arrangements; or

(LL) agree to do any of the foregoing.

6.2	Current Information

6.2.1 During the period from the date of this Agreement to the Effective Time, PSBK will cause one or more of its representatives to confer with representatives of FCAL and report the general status of its ongoing operations at such times as FCAL may reasonably request. PSBK will promptly notify FCAL of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by PSBK, the threat of material litigation involving PSBK. Without limiting the foregoing, senior officers of FCAL and PSBK shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of PSBK, in accordance with applicable law, and PSBK shall give due consideration to FCAL’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, FCAL shall under no circumstances be permitted to exercise control of PSBK prior to the Effective Time.

6.2.2 PSBK shall provide FCAL and FCB, within twenty-one (21) days of the end of each calendar month, a written a written report detailing each of the following:

(A) Past due loans;

(B) Any changes to the risk grading of loans;

(C) List of impaired loans and information relative to such loans;

(D) New and renewed loans;

(E) Trial balance by risk code;

(F) Detailed balance sheet and income statement along with detailed general ledger;

(G) Personnel changes;

(H) Monthly board package including detailed financial statements for PSBK and PSBK;

(I) Loan committee packages;

(J) ALCO packages;

(K) Large Loan and Deposit Customers (over $250,000 in aggregate relationship) and variances from prior month;

(L) Allowance for Loan and Lease Loss Reports;

(M) External audit reports (including loan review and other reviews or examination);

(N) Problem loan reports and problem loan committee packages; and

(O) Such other reports and information as FCAL may reasonably request.

6.2.3 PSBK shall promptly inform FCAL upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of PSBK under any labor or employment law.

6.3	Access to Properties and Records

6.3.1 Subject to Section 13.1 hereof, PSBK shall permit FCAL and FCB reasonable access upon reasonable notice and during normal business hours to its properties and those of PSBK, and shall disclose and make available to FCAL and FCB during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter PSBK reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCAL or FCB may have a reasonable interest; provided, however, that PSBK shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PSBK shall provide and shall request its auditors to provide FCAL with such historical financial information regarding it (and related audit reports and consents) as FCAL may reasonably request. FCAL and FCB shall use commercially reasonable efforts to minimize any interference with PSBK’s regular business operations during any such access to PSBK’s property, books and records. FCAL’s and FCB’s examination of the records of PSBK pursuant hereto, shall not constitute a waiver or relinquishment on the part of FCAL or FCB to rely upon the representations and warranties made by PSBK herein or pursuant hereto; provided, that FCAL and FCB shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by PSBK hereunder incorrect in any respect.

6.3.2 Access to Operations. Not later than ninety (90) days prior to the Effective Time, PSBK shall afford to FCAL and FCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PSBK for the sole purpose of assuring an orderly transition of operations, including the data processing conversion, in the Merger. FCAL and FCB shall give reasonable notice for access to PSBK, and the date and time of such access will then be mutually agreed to by FCAL, FCB and PSBK. FCAL and FCB’s access shall be conducted in a manner which does not unreasonably interfere with PSBK’s normal operations, customers and employee relations and which does not interfere with the ability of PSBK to consummate the transactions contemplated by this Agreement.

6.3.3 Loan Review. PSBK shall afford to FCAL and FCB and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to PSBK for the purposes of conducting a review of loans, securities and hedges to assist in valuation pursuant to Financial Accounting Statement 141R and to determine compliance with this Agreement.

6.3.4 Access to Employees. Between the date hereof and the Effective Time, PSBK shall give FCAL and FCB and their authorized representatives upon reasonable notice, reasonable access to all employees and all personnel files of current employees of PSBK, as permitted by law, as FCAL or FCB may reasonably require for purposes of determining PSBK employees whose employee will continue after the Effective Time and to make the other determinations regarding employee benefits pursuant to Article XII. Nothing in this Section 6.3.4 is intended, nor shall it be construed, to confer any rights or benefits upon any persons other than FCAL, FCB or PSBK.

6.4	Financial and Other Statements

6.4.1 Promptly upon receipt thereof, PSBK will furnish to FCAL copies of each annual, interim or special audit of the books of PSBK made by its independent auditors and copies of all internal control reports submitted to PSBK by such auditors in connection with each annual, interim or special audit of the books of PSBK made by such auditors.

6.4.2 PSBK will furnish to FCAL copies of all documents, statements and reports as it shall send to its shareholders, the Department, the FDIC, the FRB, the FHLB or any other regulatory authority, except as legally prohibited thereby. Within ten (10) Business Days after the end of each month, PSBK will deliver to FCAL a balance sheet and a statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

6.4.3 PSBK will advise FCAL promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of PSBK.

6.4.4 With reasonable promptness, PSBK will furnish to FCAL such additional financial data that PSBK possess and as FCAL may reasonably request, including without limitation, detailed monthly financial statements and loan reports not otherwise required to be delivered pursuant to Section 6.4.

6.4.5 Within three (3) Business Days of PSBK’s receipt of its audited Financial Statements as of and for the period ended December 31, 2011, PSBK shall deliver same to FCAL and FCB.

6.5	Maintenance of Insurance

PSBK shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business. Subject to the prior written consent of FCAL and PSBK shall purchase the Tail Policy which provides for the Tail Coverage (as these terms are defined in Section 7.11).

6.6	Disclosure Supplements

From time to time prior to the Effective Time, PSBK will promptly supplement or amend the PSBK Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such PSBK Disclosure Schedule or which is necessary to correct any information in such PSBK Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such PSBK Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX; provided, however, that the contents of any supplement or amendment shall not otherwise be deemed a breach of a representation or warranty, including for purposes of Section 11.2.2(A), unless such supplement or amendment contains a fact, circumstance or event that individually, or taken together with all other facts, circumstances and events has resulted in or has had, or is reasonably expected to have or result in a Material Adverse Effect.

6.7	Consents and Approvals of Third Parties

PSBK shall use all commercially reasonable efforts to obtain, as soon as practicable, all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.8	All Commercially Reasonable Efforts

Subject to the terms and conditions herein provided, PSBK agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9	Failure to Fulfill Conditions

In the event that PSBK determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FCAL.

6.10	No Solicitation

6.10.1 PSBK shall not, and shall cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than FCAL) any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which PSBK is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by PSBK or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of PSBK or otherwise, shall be deemed to be a breach of this Agreement by PSBK. PSBK shall, and shall cause each of their respective Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from FCAL or FCB), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving PSBK; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of PSBK representing, in the aggregate, fifteen percent (15%) or more of the assets of PSBK; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing ten percent (10%) or more of the votes attached to the outstanding securities of PSBK; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning ten percent (10%) or more of any class of equity securities of PSBK; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2 Notwithstanding Section 6.10.1, PSBK may take any of the actions described in clause (ii) of Section 6.10.1 if, but only if: (i) PSBK has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (ii) PSBK Board determines in good faith, after consultation with, and having considered the advice of, its outside legal counsel and its independent financial advisor, that (A) such Acquisition Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (B) the failure to take such actions would be inconsistent with its fiduciary duties to PSBK’s shareholders under applicable law; (iii) PSBK has provided FCAL with at least five (5) Business Days’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to PSBK or otherwise relating to an Acquisition Proposal, PSBK receives from such Person a confidentiality agreement with terms no less favorable to PSBK than those contained in the Confidentiality Agreement. PSBK shall promptly provide to FCAL and FCB any non-public information regarding PSBK provided to any other Person that was not previously provided to FCAL or FCB, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that PSBK Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would result in a transaction that (A) involves consideration to the holders of the shares of PSBK Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to PSBK’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to PSBK’s shareholders than the Merger and the transactions contemplated by this Agreement; and (ii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.10.3 PSBK shall promptly (and in any event within twenty-four (24) hours) notify FCAL in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, PSBK Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement; (ii) disclosure of such materials jeopardizes the attorney-client privilege; or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. PSBK agrees that it shall keep FCAL informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4 Subject to Section 6.10.5, neither the PSBK Board nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to FCAL and FCB in connection with the transactions contemplated by this Agreement (including the Merger), the PSBK Recommendation (as defined in Section 8.2), or make any statement, filing or release, in connection with PSBK Shareholders Meeting or otherwise, inconsistent with the PSBK Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the PSBK Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause PSBK to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2 or (B) requiring PSBK to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5 Notwithstanding Section 6.10.4, prior to the date of the PSBK Shareholders Meeting, the PSBK Board may approve or recommend to the shareholders of PSBK a Superior Proposal and withdraw, qualify or modify the PSBK Recommendation in connection therewith (a “PSBK Subsequent Determination”) after the fourth (4th) Business Day following FCAL and FCB’s receipt of a notice (the “Notice of Superior Proposal”) from PSBK advising FCAL and FCB that the PSBK Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that PSBK shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that PSBK proposes to accept) if, but only if, (i) the PSBK Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to PSBK’s shareholders under applicable law, (ii) during the four (4) Business Day period after receipt of the Notice of Superior Proposal by FCAL and FCB, PSBK Board shall have cooperated and negotiated in good faith with FCAL and FCB to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable PSBK to proceed with the PSBK Recommendation without a PSBK Subsequent Determination; provided, however, that FCAL and FCB shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of such four (4) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been proposed by FCAL and FCB since their receipt of such Notice of Superior Proposal, PSBK Board has again in good faith made the determination (A) in clause (i) of this Section 6.10.5 and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the PSBK Recommendation or the making of a PSBK Subsequent Determination by the PSBK Board shall not change the approval of the PSBK Board for purposes of causing any Takeover Laws to be inapplicable to this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.10.6 Nothing contained in this Section 6.10 shall prohibit PSBK or the PSBK Board from complying with PSBK’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the PSBK Recommendation unless PSBK Board reaffirms the PSBK Recommendation in such disclosure.

6.11	Reserves and Merger-Related Costs

6.11.1 PSBK agrees to consult with FCAL and FCB with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). PSBK shall also consult with FCAL with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as FCAL shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until FCAL shall have irrevocably certified to PSBK that all conditions set forth in Article IX to the obligation of FCAL to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

6.11.2 PSBK shall establish accruals for all severance benefits for terminated employees. If requested by FCAL or FCB, on the second Business Day immediately prior to the Effective Time, PSBK shall, consistent with GAAP, establish such additional accruals and reserves as may be necessary to conform its accounting and credit loss reserve practices and methods to those of FCAL and FCB (as such practices and methods are to be applied to PSBK from and after the Effective Time) and reflect FCAL and FCB’s plans with respect to the conduct of PSBK’s business following the Merger and to provide for the costs and expenses relating to the consummation by PSBK of the transactions contemplated by this Agreement. The establishment of such accruals and reserves shall not, in and of itself, constitute a breach of any representation or warranty of PSBK contained in the Agreement or constitute a Material Adverse Effect on the business (present or future), operations, or financial condition of PSBK.

6.11.3 Transaction Expenses. Based upon the final bills or estimates of such final bills, PSBK shall have paid or accrued for (i) all severance benefits under any PSBK Employment Agreement that will terminate as a result of the transactions contemplated herein, other than severance benefits required to be deferred for a period not to exceed 6 months from termination in order to comply with Section 409A of the Code that were in existence as of the date of this Agreement as shown on PSBK Disclosure Schedule 6.11.3; (ii) payments for retention of employees approved by FCAL and FCB; (iii) all fees and expenses of all attorneys, accountants and investment bankers of PSBK (collectively, the “Advisors”) for services rendered solely in connection with the transactions contemplated by this Agreement, including the fees and expenses to Hovde for the services provided by Hovde including the fee for the Fairness Opinion provided by Hovde in accordance with Sections 4.14 and 9.3.9; (iv) the cost of purchasing the Tail Coverage as provided for in Section 7.11.1; (v) penalties accrued or paid to the U.S. Treasury in connection with the repayment of TARP (excluding any dividends); (vi) any contract termination fees payable to vendors, for contracts approved by FCAL for termination as shown on PSBK Disclosure Schedule 6.11.3; (vii) fees for the conversion of PSBK data processing systems to FCAL systems as shown on PSBK Disclosure Schedule 6.11.3; and (viii) (vi) the costs of any application or other fees related to the Merger (collectively, the “PSBK Transaction Expenses”) in full prior to the Effective Time, and FCAL and FCB shall have received written evidence from PSBK to such effect prior to the Effective Time; provided, however, that the aggregate amount of such PSBK Transaction Expenses including all severance benefits under any PSBK Employment Agreement shall not exceed $1,300,000 (inclusive of reasonable costs incurred or advanced by its Advisors) without the prior written consent of FCAL after an opportunity to review all invoices, bills and estimates relating to such PSBK Transaction Expenses to determine their reasonableness.

6.11.4 Updated Appraisals. PSBK shall cooperate with FCAL or FCB requests to obtain additional or updated appraisals on property securing loans of PSBK during the period following receipt of all Shareholder Approvals of the transactions contemplated herein and the Effective Time.

6.12	Board of Directors and Committee Meetings

PSBK shall permit no more than two representatives of FCAL and FCB who are subject to the Confidentiality Agreement to attend any meeting of the Board of Directors of PSBK or the Executive and Loan Committees thereof as an observer (the “Observer”), provided that PSBK shall not be required to permit the Observer to remain present during any confidential discussion of this Agreement, and the transactions contemplated hereby, any discussion necessary to maintain attorney/client privilege, or any third party proposal to acquire control of PSBK or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FCAL’s and FCB’s participation.

6.13	Cooperation with Bank Holding Company Merger and Bank Merger

Subject to the terms and conditions herein provided, PSBK agrees to cooperate fully with FCAL and FCB to consummate and make effective the Merger, as contemplated herein and the Merger Agreement, attached hereto as Exhibit “A”.

ARTICLE VII

COVENANTS OF FCAL AND FCB

7.1	Conduct of Business

7.1.1 Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except as expressly provided in this Agreement or with the written consent of PSBK, which consent will not be unreasonably withheld, FCAL and FCB will:

(A) Operate their respective businesses, in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact their business organization, employees and advantageous customer relationships and to continue to develop such customer relationships and retain the services of its officers and key employees;

(B) maintain and keep their properties in as good repair and condition as at present except for obsolete properties and for deterioration due to ordinary wear and tear;

(C) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it;

(D) perform in all material respects all of their obligations under contracts, leases and obligations relating to and affecting their assets, properties and businesses except such obligations as it may in good faith reasonably dispute;

(E) maintain their respective rights and franchises; and voluntarily take no action which would (i) result in FCAL or FCB incurring material losses; (ii) adversely affect the ability of the parties to obtain any Regulatory Approval or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (iii) adversely affect their ability to perform their covenants and agreements under this Agreement;

(F) maintain FCB’s ALLL substantially in accordance with past practices and methodology and GAAP;

(G) charge off all loans, leases and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP or applicable law or regulation, or as directed by its regulators;

(H) substantially comply with and perform all material obligations and duties imposed upon it by all federal and state laws, statutes and rules, regulations and orders imposed by any Governmental Entity applicable to its business;

(I) use commercially reasonable efforts to maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice; and

(J) from and after the date of this Agreement to the Closing Date, provide PSBK by no later than the 25th day of the month immediately following each quarter, a written report setting forth all loans classified as “Substandard,” “Doubtful,” and “Loss.”

7.1.2 Negative Covenants. FCAL and FCB each agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in FCAL Disclosure Schedule 7.1.2 or with the prior written consent of PSBK, which will not be unreasonably withheld neither of them will:

(A) intentionally take any action which would result in any of the representations and warranties of FCAL or FCB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(B) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating FCAL or FCB;

(C) issue any press release regarding the Merger other than in accordance with past practice; or

(D) agree to do any of the foregoing.

7.2	Current Information

7.2.1 During the period from the date of this Agreement to the Effective Time, FCAL and FCB will cause one or more of its representatives to confer with representatives of PSBK and report the general status of its ongoing operations at such times as PSBK may reasonably request. FCAL and FCB will promptly notify PSBK of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or, if known by FCAL or FCB, the threat of material litigation involving FCB. Without limiting the foregoing, senior officers of FCAL and FCB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of FCAL or FCB, in accordance with applicable law.

7.2.2 FCAL and FCB shall promptly inform PSBK upon receiving written notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FCAL and FCB under any labor or employment law.

7.3	Access to Properties and Records

7.3.1 Subject to Section 13.1 hereof, and applicable laws relating to the exchange of information, FCAL and FCB shall permit PSBK reasonable access upon reasonable notice and during normal business hours to its properties, and shall disclose and make available to PSBK during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), Tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter FCAL or FCB reasonably determines should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which PSBK may have a reasonable interest; provided, however, that FCAL shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. PSBK shall use commercially reasonable efforts to minimize any interference with FCAL or FCB’s regular business operations during any such access to FCAL or FCB’s property, books and records. PSBK’s examination of the records of FCAL or FCB pursuant hereto, shall not constitute a waiver or relinquishment on the part of PSBK to rely upon the representations and warranties made by FCAL and FCB herein or pursuant hereto; provided, that PSBK shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by FCAL and FCB hereunder incorrect in any respect.

7.3.2 Access to Operations. Within sixty (60) days prior to the Effective Time, FCAL and FCB shall afford to PSBK and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to FCAL and FCB for the sole purpose of assuring an orderly transition of operations in the Merger. PSBK shall give reasonable notice for access to FCAL and FCB, and the date and time of such access will then be mutually agreed to by PSBK, FCAL and FCB. PSBK’s access shall be conducted in a manner which does not unreasonably interfere with FCAL or FCB’s normal operations, customers and employee relations and which does not interfere with the ability of FCAL or FCB to consummate the transactions contemplated by this Agreement.

7.3.3 Loan Review. FCAL and FCB shall afford to PSBK and their authorized agents and representatives, access, during normal business hours, to the operations, books, and other information relating to FCAL and FCB for the purposes of conducting a review of loans, securities and hedges to determine compliance with this Agreement.

7.4	Financial and Other Statements

7.4.1 FCAL will furnish to PSBK copies of all documents, statements and reports as it shall send to its shareholders, the SEC, the FRB, the FDIC, the Department or any other regulatory authority, except as legally prohibited thereby.

7.4.2 FCAL and FCB will advise PSBK promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of FCAL or FCB.

7.4.3 With reasonable promptness, FCAL and FCB will furnish to PSBK such additional financial data that FCAL or FCB possess and as PSBK may reasonably request, including without limitation, detailed quarterly financial statements and loan reports not otherwise required to be delivered pursuant to Section 7.4.

7.4.4 All of the foregoing documents provided by FCAL and/or FCB to PSBK in accordance with this Section 7.4 shall be considered confidential and shall be subject to the provisions of Section 13.1 hereof.

7.5	Maintenance of Insurance

FCAL and FCB shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

7.6	Disclosure Supplements

From time to time prior to the Effective Time, FCAL will promptly supplement or amend the FCAL Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCAL Disclosure Schedule or which is necessary to correct any information in such FCAL Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such FCAL Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.7	Consents and Approvals of Third Parties

FCAL and FCB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.8	All Reasonable Efforts

Subject to the terms and conditions herein provided, FCAL and FCB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including but not limited to the Merger.

7.9	Failure to Fulfill Conditions

In the event that FCAL or FCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify PSBK.

7.10	NASDAQ Listing

FCAL shall use its commercially reasonable efforts to list, if required, prior to the Effective Time, on the NASDAQ the shares of FCAL Common Stock to be issued to the holders of PSBK Common Stock in the Merger.

7.11	Directors and Officers Indemnification and Insurance

7.11.1 FCAL and FCB shall permit PSBK to purchase a policy of officers’ and directors’ liability insurance with terms comparable to the policy currently in effect which provides coverage (the “Tail Coverage”) for a period of four (4) years from the Effective Time for claims arising from facts or events that occurred prior to the Effective Time (the “Tail Policy”); provided, however, that the total cost of the premiums for such Tail Policy shall not exceed $200,000.

7.11.2 For a period of four (4) years after the Effective Time, FCAL shall, and shall cause the Surviving Bank or any other entity resulting from the transactions contemplated by this Agreement and the several agreements referenced herein and appended hereto to maintain and preserve the rights to indemnification of officers and directors provided for in the Articles of Incorporation, bylaws, and indemnification agreements of PSBK as in effect on the date hereof with respect to indemnification for liabilities and claims arising out of acts, omissions, events, matters or circumstances occurring or existing prior to the Effective Time, including, without limitation, the Merger and the other transactions contemplated by this Agreement, to the extent such rights to indemnification are not in excess of that permitted by applicable state or federal laws or Governmental Entities.

7.11.3 The provisions of this Section 7.11 are intended to be for the benefit of, and shall be enforceable by, each director or officer of PSBK and his or her heirs and representatives.

7.11.4 In the event that either FCAL or FCB, or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FCAL or FCB, as applicable shall assume the obligations set forth in this Section 7.11.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1	Proxy Statement-Prospectus

8.1.1 For the purposes of (x) registering FCAL Common Stock to be offered to holders of PSBK Common Stock in connection with the Merger with the SEC under the Securities Act and (y) holding the PSBK Shareholders Meeting, FCAL shall draft and prepare, and PSBK shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities laws, the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the shareholders of PSBK, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). FCAL shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. FCAL shall use its best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCAL and PSBK shall thereafter promptly mail the Proxy Statement-Prospectus to PSBK’s shareholders. FCAL shall also use its best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and PSBK shall furnish all information concerning PSBK, and the holders of PSBK Common Stock as may be reasonably requested in connection with any such action.

8.1.2 PSBK shall provide FCAL with any information concerning itself that FCAL may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FCAL shall notify PSBK promptly of the receipt of any comments of the SEC or any blue sky administrator with respect to the Proxy Statement-Prospectus and of any requests by the SEC or any blue sky administrator for any amendment or supplement thereto or for additional information and shall provide to PSBK promptly copies of all correspondence between FCAL or any of their representatives and the SEC. FCAL shall give PSBK and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give PSBK and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC or any blue sky administrator. Each of FCAL and PSBK agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC or any blue sky administrator and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of common stock entitled to vote at the PSBK Shareholders Meeting at the earliest practicable time.

8.1.3 PSBK and FCAL shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, PSBK shall cooperate with FCB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FCAL shall file an amended Merger Registration Statement with the SEC and blue sky administrators, as applicable, which amended Merger Registration Statement shall be mailed to the holders of PSBK Common Stock entitled to vote at the PSBK Shareholders Meeting at the earliest practicable time.

8.2	Shareholders’ Meetings

8.2.1 PSBK will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to give notice of, convene and hold a meeting of its shareholders (the “PSBK Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in PSBK’s reasonable judgment, necessary or desirable, and (ii) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the PSBK shareholders (the “PSBK Recommendation”).

8.2.2 FCB will take all steps necessary to give notice of, convene and hold a meeting of its shareholder (the “FCB Shareholder’s Meeting”), for the purpose of considering this Agreement, and the Merger, and for such other purposes as may be, in FCB’s reasonable judgment, necessary or desirable. Notwithstanding anything herein to the contrary, FCB may, in lieu of holding the FCB Shareholder’s Meeting, solicit the written consent of FCB’s shareholder to approve this Agreement and the transactions herein contemplated.

8.3	Regulatory Approvals

Each of FCAL, FCB and PSBK will cooperate with the other and use all commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, applicable blue sky administrators, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the Merger as contemplated by this Agreement. FCAL, FCB, and PSBK will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of PSBK, FCAL or FCB to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. PSBK shall have the right to review and approve in advance all characterizations of the information relating to PSBK, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental or securities regulatory body. FCAL shall give PSBK and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give PSBK and their counsel the opportunity to review and comment on all amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1	Conditions to Each Party’s Obligations under this Agreement

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholder of FCB and the shareholders of PSBK.

9.1.2 No Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3 Regulatory Approvals. All Regulatory Approvals and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Bank Regulators in bank merger transactions and other reasonable conditions as determined by FCAL and/or FCB in their sole and absolute discretion.

9.1.4 Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FCAL Common Stock in the Merger is subject to the blue sky laws of any state, such offer and sale shall not be subject to a stop order of any state securities commissioner.

9.2	Conditions to the Obligations of FCAL and FCB under this Agreement

The obligations of FCAL and FCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.12 at or prior to the Closing Date:

9.2.1 Representations and Warranties. Each of the representations and warranties of PSBK set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on PSBK. PSBK shall have delivered to FCAL a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of PSBK dated as of the Closing Date.

9.2.2 Agreements and Covenants. PSBK shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and FCAL shall have received a certificate signed on behalf of PSBK by the Chief Executive Officer and Chief Financial Officer of PSBK to such effect dated as of the Closing Date.

9.2.3 Permits, Authorizations, Etc. FCAL and FCB shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.2.4 Resignations. FCAL and FCB shall have received a written resignation from each of the directors of PSBK, effective as of the Closing Date.

9.2.5 Officers’ Certificates. PSBK shall have furnished FCAL and FCB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as FCAL or FCB may reasonably request.

9.2.6 Thresholds. PSBK shall have achieved the following thresholds as of the last day of the calendar month immediately prior to the Effective Time:

(A) PSBK shall have paid or otherwise accrued all PSBK Transaction Expenses as of the Effective Time in accordance with GAAP;

(B) the percentage of the PSBK ALLL to PSBK total loans (as determined in accordance with GAAP) shall not be less than 2.28%.

(C) the PSBK ALLL shall be adequate under GAAP and applicable regulatory requirements and there shall have been no material increase in past due loans and/or non-accrual loans since the information provided by PSBK to FCB and/or FCAL as of December 31, 2011;

(D) PSBK shall have filed all such notices, applications and certifications as are appropriate and required by the U.S. Treasury including, without limitation, all certifications relating to compensation for all periods up to and including the Effective Time which are required to be provided pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009 and the implementing U.S. Treasury regulations and guidance promulgated thereunder, and PSBK shall have obtained all necessary approvals by the U.S. Treasury and appropriate Bank Regulators to redeem the entire outstanding amount of the Preferred Stock investment from the U.S. Treasury and shall have consummated such redemption as soon as practically possible after receipt of all required Governmental Authority and Shareholder Approvals for the Merger (the “TARP Redemption”), but in any event the TARP Redemption shall have been consummated on or before immediately prior to the Effective Time and PSBK shall have accrued the amounts and expenses to make the full TARP Redemption; and

(E) The PSBK Closing Shareholders’ Equity shall not be less than the PSBK Minimum Capital.

9.2.7 Dissenters Rights. Dissenters’ rights shall not have been exercised and perfected by in excess of five percent (5%) of PSBK’s outstanding shares.

9.2.8 Termination of Employment Agreement. As of not later than immediately prior to the Effective Date, (A) Pendergast shall have (i) acknowledged and agreed to the termination of his employment with PSBK, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to FCAL and PSBK agreements, including general releases of FCAL, FCB and PSBK and their Affiliates, directors, agents, representatives and attorneys with respect to the termination of his employment and all benefits and compensation to be paid to him by the parties hereto now or in the future, and the PSBK Non-Competition and Non-Solicitation Agreement, all satisfactory to FCAL and FCB, in their sole discretion, which agreements shall not have been revoked, rescinded or amended without FCAL’s and FCB’s prior written approval, in their sole discretion; and (B) Jessica Lee (“Lee”) shall have (i) acknowledged and agreed to termination of her PSBK Employment Agreement in consideration of the severance payment due to her thereunder, (ii) acknowledged and agreed to the amount of benefits due thereunder and under any other agreements with PSBK, and (iii) entered into, executed, and delivered to FCAL, and PSBK agreements, including general releases of FCAL, FCB and PSBK and their Affiliates, directors, agents, representatives and attorneys with respect to the termination of her employment and all benefits and compensation to be paid to her by the parties hereto now or in the future, and the PSBK Non-Competition and Non-Solicitation Agreement in the form of Exhibit B (as modified with respect to Lee under Section 9.2.9), all satisfactory to FCAL and FCB, in their sole discretion, which agreements shall not have been revoked, rescinded or amended without FCAL’s and FCB’s prior written approval, in their sole discretion;

9.2.9 Non-Competition and Non-Solicitation Agreements. FCAL and FCB shall have received an executed copy of the PSBK Non-Competition and Non-Solicitation Agreement in the form of Exhibit “B” from each member of the PSBK Board of Directors as of the date of this Agreement and anyone added to the PSBK Board of Directors after the date of this Agreement and from Pendergast. FCAL and FCB shall have received an executed copy of the PSBK Non-Competition and Non-Solicitation Agreement from Lee, with Section 2.4 thereof modified so as not to preclude in any way the employment Lee by a Person that engages, in any manner, in the provision of Financial Services in the Restricted Territory (as those terms are defined in the PSBK Non-Competition and Non-Solicitation Agreement).

9.2.10 Tax Opinion. FCAL and FCB shall have received a legal opinion, dated as of the Closing Date and in a form reasonably acceptable to them, to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.2.11 Changes in Control Payments. PSBK shall have accrued the amounts and expenses to be made under its employment agreements and change in control agreements, and FCAL will make such payments within five (5) Business Days after the Effective Time with regard to all such PSBK employees.

9.2.12 Closing Price. The Closing Price shall not be greater than $5.03.

9.3	Conditions to the Obligations of PSBK under this Agreement

The obligations of PSBK under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.10 at or prior to the Closing Date:

9.3.1 Representations and Warranties. Each of the representations and warranties of FCAL and FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except to the extent such representations and warranties speak as of an earlier date). For purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be true and correct in all material respects, either individually or in the aggregate, and without giving effect to any materiality, material adverse effect or similar qualifications set forth in such representations and warranties, will have or would reasonably be expected to have a Material Adverse Effect on FCAL and FCB. FCAL and FCB shall have delivered to PSBK and PSBK a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCAL and FCB, respectively dated as of the Closing Date.

9.3.2 Agreements and Covenants. FCAL and FCB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Closing Date, and PSBK shall have received a certificate signed on behalf of FCAL and FCB by the Chief Executive Officer and Chief Financial Officer of FCAL and FCB respectively, to such effect dated as of the Closing Date.

9.3.3 Permits, Authorizations, Etc. PSBK shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

9.3.4 Payment of Stock Consideration. FCAL shall have delivered the Stock Consideration or the Adjusted Stock Consideration, as applicable, to the Exchange Agent and the Exchange Agent shall have provided PSBK with a certificate evidencing such delivery.

9.3.5 Officers’ Certificate. FCAL and FCB shall have furnished PSBK with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as PSBK may reasonably request.

9.3.6 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of PSBK.

9.3.7 Appointment of PSBK Director to the Board of Directors. FCAL and FCB shall have offered to appoint the PSBK Director Appointee to serve on their respective boards of directors effective immediately after the Effective Time.

9.3.8 Tax Opinion. PSBK shall have received a tax opinion, dated as of the Closing Date and in a form reasonably acceptable to PSBK to the effect that the Merger qualifies as a tax free reorganization within the meaning of Section 368 of the Code.

9.3.9 Fairness Opinion. If required by the parties, the Fairness Opinion of Hovde shall have been either reissued or updated as of the date the Proxy Statement/Prospectus is mailed to shareholders of PSBK for consideration of the Agreement and the Merger.

9.3.10 Closing Price. The Closing Price shall not be less than $3.35.

9.3.11 PSBK Closing Shareholders’ Equity. The PSBK Closing Shareholders’ Equity shall not be less than the PSBK Minimum Capital.

ARTICLE X

THE CLOSING

10.1	Time and Place

Subject to the provisions of Articles IX and XI hereof, the Closing of the Merger shall take place at the offices of Horgan, Rosen, Beckham & Coren, L.L.P., 23975 Park Sorrento, Suite 200, Calabasas, CA 91302, at 10:00 a.m., or at such other place or time as the parties hereto shall mutually agree.

10.2	Deliveries at the Closing

At the Closing there shall be delivered to FCAL, FCB and PSBK the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, FCAL shall have delivered the Stock Consideration or Adjusted Stock Consideration, as applicable, as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1	Termination

For purposes of this Article XI, FCAL and FCB shall be considered one and the same “party.” Accordingly, any reference to a “party” in this Article XI shall mean either FCAL and FCB as one party or PSBK as one party.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after Shareholder Approvals:

11.1.1 At any time by the mutual written agreement of FCAL, FCB and PSBK;

11.1.2 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by PSBK) or Section 9.3.1 (in the case of a breach of a representation or warranty by FCAL);

11.1.3 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by PSBK) or Section 9.3.2 (in the case of a breach of covenant by FCAL or FCB);

11.1.4 At the election of the Boards of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FCAL, FCB and PSBK;

11.1.5 Automatically and without any action on the part of any party if the shareholders of PSBK shall have voted at the PSBK Shareholders’ Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

11.1.6 By the Boards of Directors of either party if: (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7 By the Boards of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the Termination Date;

11.1.8 By the Board of Directors of FCAL and FCB if PSBK has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of PSBK has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FCAL or FCB;

11.1.9 By the Board of Directors of PSBK if PSBK has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, and the Board of Directors of PSBK has made a determination to accept such Superior Proposal;

11.1.10 By the Boards of Directors of FCAL and FCB if the Closing Price is greater than $5.03;

11.1.11 By the Board of Directors of PSBK if the Closing Price is less than $3.35; or

11.1.12 By the Boards of Directors of FCAL and FCB if the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital.

11.1.13 By the Board of Directors of PSBK if the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital.

11.2	Effect of Termination

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 13.1, 13.2, 13.6, 13.9, 13.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2 If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement by a party, the non-breaching party shall be entitled to claim from the breaching party liquidated damages equal to $500,000. For purposes of this Section 11.2.2(A), FCAL and FCB are treated as one party and PSBK is treated as one party.

(B) As a condition of FCAL’s and FCB’s willingness, and in order to induce FCAL and FCB, to enter into this Agreement, and to reimburse FCAL and FCB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, PSBK hereby agrees to pay FCAL and FCAL shall be entitled to payment of a fee of $1,000,000, less any amount received or owed under Section 11.2.2(A) above (the “FCAL Fee”), within five (5) Business Days after written demand for payment is made by FCB, following the occurrence of any of the events set forth below:

(i) PSBK terminates this Agreement pursuant to Section 11.1.9 or FCAL and FCB terminates this Agreement pursuant to Section 11.1.8; or

(ii) The entering into of a definitive agreement by PSBK relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving PSBK within twelve (12) months after the occurrence of any of the following: (a) the termination of the Agreement by FCAL and FCB pursuant to Section 11.1.2 or 11.1.3 because of a breach by PSBK; or (b) the failure of the shareholders of PSBK to approve this Agreement after the occurrence of an Acquisition Proposal.

(C) If demand for payment of the FCAL Fee is made pursuant to Section 11.2.2(B) or if FCAL makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then FCAL and FCB will not have any other rights or claims against PSBK, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the FCAL Fee under Section 11.2.2(B) or the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of FCAL and FCB against PSBK and their respective officers and directors.

(D) If PSBK makes a demand for payment of liquidated damages as set forth in Section 11.2.2(A) and payment is timely made, then PSBK will not have any other rights or claims against FCAL or FCB, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the payment of liquidated damages under Section 11.2.2(A) will constitute the sole and exclusive remedy of PSBK against FCAL and FCB and their respective officers and directors.

11.3	Amendment, Extension and Waiver

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholder of FCB and by the shareholders of PSBK), the parties hereto by action of each of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FCB and by the shareholders of PSBK, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to PSBK’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XII

EMPLOYEE BENEFITS

12.1	Benefit Plans.

12.1.1 Prior to the Effective Time, PSBK shall take all action necessary to terminate, or to commence termination, of any and all 401(k) Plans PSBK maintains and any other PSBK Compensation and Benefit Plan that PSBK may specify. Prior to the Effective Time, PSBK shall take all action necessary to fully vest participants in their account balances under any and all 401(k) Plans PSBK maintains.

12.1.2 PSBK agrees that as of and following the Effective Time, the employees of PSBK as of the Effective Time who continue to be employed by FCAL and/or FCB after the Effective Time or who are offered and who accept employment with FCAL and/or FCB (collectively, the “Former PSBK Employees”) shall be eligible to participate in FCAL’s or FCB’s employee benefit plans in which the similarly situated employees of FCAL or FCB participate, to the same extent as such similarly situated employees of FCAL or FCB participate.

12.1.3 With respect to each employee benefit plan, program, policy or arrangement maintained by FCAL or FCB for the benefit of current employees of FCAL or FCB (each such plan, program, policy or arrangement, a “FCAL Plan”), FCAL and FCB agrees that for purposes of determining eligibility to participate, vesting and benefits (other than benefit accruals under any defined benefit pension plan), service with PSBK shall be treated as service with FCAL or with FCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. To the extent permitted by any insurer of an FCAL Plan, FCB shall cause such FCAL Plan to waive (i) any pre-existing condition restriction that did not apply under the terms of any analogous FCAL Compensation and Benefit Plan immediately prior to the Effective Time and (ii) any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to a Former PSBK Employee on or after the Effective Time to the extent such Former PSBK Employee had satisfied any similar limitation or requirement under an analogous FCB Compensation and Benefit Plan prior to the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the FCAL or FCAL Plan; provided, however, if any Former PSBK Employee is denied or delayed coverage FCAL or FCB shall pay for such Former PSBK Employee’s COBRA coverage.

12.2 Future Employment. FCB and/or FCB shall have the right but not the obligation to offer employment immediately following the Effective Time to any and all persons who are expected to be officers and employees of PSBK immediately before the Effective Time. PSBK will provide FCAL and FCB with information regarding such persons’ current employment arrangements with PSBK and will otherwise assist FCAL and FCB in making such offers.

ARTICLE XIII

MISCELLANEOUS

13.1	Confidentiality

Having obtained the consent of Hovde, FCAL, FCB, and PSBK agree that the Confidentiality Agreement dated September 28, 2011 (the “Confidentiality Agreement”) previously executed by the parties hereto and Hovde, is hereby terminated in its entirety. In place thereof, FCAL, FCB and PSBK agree as follows:

(A) FCAL and FCB on the one hand and PSBK on the other hand, in connection with entering into this Agreement and effectuating the transactions contemplated hereby each have made and will make available (the “Disclosing Party”) to the other party (the “Receiving Party”) “Confidential Information” (as defined below) regarding the Disclosing Party which the Disclosing Party desires to maintain as confidential and to have the Receiving Party refrain from using and taking certain other actions.

(B) The Receiving Party will not use, or permit the use of, any portion of the Confidential Information for any purpose except for the purpose of carrying out the transaction contemplated by the Agreement.

(C) The Receiving Party acknowledges the confidential nature and competitive value of the Confidential Information and agrees to receive, hold and treat all Confidential Information with the same degree of care and safeguard the confidentiality of the Confidential Information to the same extent, as Receiving Party would exercise with respect to Receiving Party’s own highly confidential and non-public information. Receiving Party’s will not disclose any portion of the Confidential Information to any person or entity except to Receiving Party’s officers, directors, agents and representatives who have a need to know such information for the purpose of carrying out the transactions contemplated by this Agreement (such persons are hereinafter collectively referred to as (“Recipients”) and who must be required by Receiving Party prior to being provided with the Confidential Information, to agree to be bound by the terms of this Agreement to the same extent as if they were parties hereto. Receiving Party acknowledges its responsibility to ensure that the Recipients who are given access to the Confidential Information on Receiving Party’s behalf will conduct their activities in accordance with the terms of this Agreement and further acknowledge that Receiving Party will be liable for any breach of this Agreement caused by such Recipients.

(D) The Receiving Party understands and acknowledges that any disclosure or misappropriations of any of the Confidential Information in violation of this Agreement may cause the Disclosing Party irreparable harm, the amount of which may be difficult to ascertain and thereafter agrees the Disclosing Party shall have the right to apply to a court of competent jurisdiction for an order restricting any such further disclosures or misappropriation and for such relief as Disclosing Party shall deem appropriate. Such right of the Disclosing Party shall be in addition to the remedies otherwise available to the Disclosing Party at law or in equity.

Notwithstanding the foregoing, the event that Receiving Party’s legal counsel determines in writing that Receiving Party or Receiving Party’s Recipients are required by law, rule, regulation or administrative or judicial process to disclose any portion of the Confidential Information (the “Required Disclosure”), then Receiving Party shall promptly notify in writing Disclosing Party of such Required Disclosure, and provide a copy of the written determination of Receiving Party’s legal counsel, so that Disclosing Party may seek to obtain a protective order or other appropriate remedy preventing such Required Disclosure. If, within a reasonable period of time after Disclosing Party has received written notice from Receiving Party of such Required Disclosure, Disclosing Party has obtained a protective order or other appropriate remedy and Disclosing Party has not waived Receiving Party’s Recipients’ requirements to comply with the non-disclosure provisions hereof with respect to the Required Disclosure, then Receiving Party or Receiving Party’s Recipients may disclose that portion, and only that portion, of the Confidential Information that is required to be disclosed based on the written advice of Receiving Party’s legal counsel. Receiving Party further agrees to use Receiving Party’s best efforts to obtain reasonable assurances that confidential treatment will be accorded to any portion of the Confidential Information that Receiving Party or Receiving Party’s Recipients disclose pursuant to a Required Disclosure.

(E) The Receiving Party will not make any copies of the Confidential Information, except as necessary to assist Receiving Party in Receiving Party’s effecting the transaction contemplated by this Agreement. Promptly upon termination of this Agreement on the merger or upon the written request of Disclosing Party, whichever shall first occur, Receiving Party shall either destroy or return to Disclosing Party all copies of the Confidential Information provided to Receiving Party or Receiving Party’s Recipients, and any documents, memoranda, notes, analyses, abstracts, computer generated documents and other writings whatsoever prepared by Receiving Party or any Receiving Party’s Recipient based on the Confidential Information. At the request of Disclosing Party, Receiving Party shall certify in writing that the Confidential Information has been destroyed or returned in accordance with the provisions hereof.

(F) For a period of two (2) years from the Effective Date the Receiving Party will not, without the prior written consent of the Disclosing Party’s Board of Directors:

(i) directly or indirectly initiate contact with or otherwise solicit any current officer or employee of Disclosing Party or its Affiliate(s) for the purpose of hiring such officer or employee, except that this prohibition shall not apply to (i) general solicitations through employment advertisements that are placed in publications of general circulation or in trade journals, or (ii) contacts initiated by such officer or employee without prior contact from the Receiving Party or its representatives:

(ii)(a) solicit any “Customer” (as defined below) of Disclosing Party for purposes of offering such Customer services or products that compete, directly or indirectly, with the products or services being offered by the Company, that were offered by Disclosing Party during the preceding six (6) months or that Receiving Party has been informed of such intended offering through the Confidential Information), or

(ii) interfere with any relationship that Disclosing Party has with any Customer or cause any Customer to terminate any agreement with the Disclosing Party; or

(iii) form, join or in any way participate in a “group” (as defined in the Exchange Act) or otherwise participate in any effort, directly or indirectly, for purposes of doing any of the foregoing.

(G) “Confidential Information” includes all non-public information of any kind or character relating to or concerning Disclosing Party or its Affiliate(s) or associates, in any format, whether written or oral, including without limitation: (i) trade secrets, business plans, marketing strategies, and other business development information; (ii) financial information, including pro forma financial information and projections (iii) business strategies; (iv) client, customer and service provider lists, contact information, customer records, loan files and reports; (v) product information; (vi) the identity for Disclosing Party and its Affiliate and associates; and (vii) internal memoranda and reports, board minutes and records, and other confidential information. The term “Confidential Information,” however, does not include information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by you or your representative, (ii) Receiving Party can demonstrate through written records dated prior to September 28, 2011, was available to Receiving Party on a non-confidential basis prior to its disclosure to Receiving Party by Disclosing Party or its representatives, or (iii) becomes available to Receiving Party on a non-disclosure to Receiving Party by Disclosing Party or its representatives, provided that such source is not known, or should not reasonably have been known, by Receiving Party or any of its representatives to be bound by obligations of confidentiality with respect to such information.

(H) “Customer” shall mean any existing depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates, or any Person that the Disclosing Party or its Affiliate(s) or associates is in discussions with concerning the possibility of such Person becoming a depositor, account holder, borrower, or trust services client of Disclosing Party or its Affiliate(s) or associates.

13.2	Expenses

Except as specifically set forth herein, all expenses incurred by FCAL, FCB, and PSBK in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by either of the parties or their respective Affiliates, shall be borne solely and entirely by the party which has incurred the same, including, but not limited to, any costs and/or expense associated with the mailing of the Proxy Statement-Prospectus to the PSBK shareholders and the soliciting of the approval of its shareholders shall be paid by PSBK. Notwithstanding the foregoing, FCAL and FCB shall be solely responsible for the costs of the filing fee for filing the Merger Registration Statement with the SEC and the cost of printing the Proxy Statement-Prospectus shall be divided among FCAL and PSBK with FCAL responsible for fifty percent (50%) of such printing costs and PSBK responsible for the remaining fifty percent (50%) of such printing costs.

13.3	Public Announcements

FCAL, FCB, and PSBK shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as set forth immediately below, neither FCAL, FCB nor PSBK shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto. Notwithstanding the foregoing, PSBK or FCAL may make any securities filings with respect to this Agreement to the extent PSBK or FCAL, respectively, reasonably believes is required by law or any securities exchange upon which its securities may be listed.

13.4	Survival

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

13.5	Notices

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

If to First California Financial Group, Inc.: or First California Bank	Mr. C. G. Kum President and Chief Executive Officer First California Financial Group, Inc. 3027 Townsgate Road Westlake Village, California 91361 Phone (805) 322-9308 Fax (805) 445-1388

With required copies to:	Horgan, Rosen, Beckham & Coren, L.L.P. 23975 Park Sorrento, Suite 200 Calabasas, California 91302 Attention: S. Alan Rosen, Esq. Arthur A. Coren, Esq. Phone: (818) 591-2121 Fax: (818) 591-3838

If to Premier Service Bank:	Kerry L. Pendergast President and Chief Executive Officer Premier Service Bank 3637 Arlington Avenue, Suite B

Riverside, California 92506 Phone (951) 274-2400 Fax (951) 274-2410

With required copies to:	Richard E. Knecht, Esq. 1301 Dove Street, #900 Newport Beach, California 92660 Phone (949) 851-6130 Fax (949) 851-1732

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier.

13.6	Parties in Interest

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except as provided in Article III and Section 7.11, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7	Complete Agreement

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 13.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 13.1 hereof) between the parties, both written and oral, with respect to its subject matter.

13.8	Counterparts

This Agreement including, without limitation, all of the Exhibits hereto, may be executed in one or more counterparts all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

13.9	Severability

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

13.10	Governing Law; Venue

This Agreement shall be governed by the laws of California, without giving effect to its principles of conflicts of laws. The parties hereto agree that any disputes, claims, disagreements, lawsuits, actions or controversies of any type or nature whatsoever that, directly or indirectly, arise from or relate to this Agreement, including, without limitation, claims relating to the inducement, construction, performance or termination of this Agreement, shall be brought in the state superior courts located in Los Angeles County, California or Federal district courts located in Los Angeles County, California, and the parties hereto agree not to challenge the selection of that venue in any such proceeding for any reason, including, without limitation, on the grounds that such venue is an inconvenient forum.

13.11	Waiver of Trial by Jury

The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party in connection with such agreements.

ARTICLE XIV

INTERPRETATION

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[signature page immediately follows]

IN WITNESS WHEREOF, FCAL, FCB, and PSBK have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/S/ C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/ Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:	/S/ C. G. Kum
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:	/S/ Romolo Santarosa
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMIER SERVICE BANK

By:	/S/ Kerry L. Pendergast
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

By:	/S/ Jessica W. Lee
Name:	Jessica W. Lee
Title:	Corporate Secretary

Exhibit A

AGREEMENT AND PLAN OF

BANK MERGER

This AGREEMENT AND PLAN OF BANK MERGER (this “Agreement”) is made and entered into as of                     , 2012, by and between FIRST CALIFORNIA BANK, a California state-chartered commercial bank (“FCB” or “Surviving Bank”), having its principal office in Westlake Village, California, and PREMIER SERVICE BANK, a California state-chartered commercial bank (“PSBK”), having its principal office in Corona, California, to which FIRST CALIFORNIA FINANCIAL GROUP, a Delaware corporation (“FCAL”), having its principal office in Westlake Village, California, is a party, with reference to the following facts:

RECITALS

WHEREAS, FCAL, FCB and PSBK are parties to that certain Agreement and Plan of Merger, dated as of February 27, 2012 (the “Reorganization Agreement”);

WHEREAS, FCAL desires to acquire all of the issued and outstanding shares of voting common stock, no par value, of PSBK, which represents all of the issued and outstanding shares of capital stock of PSBK (the “PSBK Stock”) in exchange for shares of the voting common stock, $0.01 par value of FCAL (the “FCAL Stock”);

WHEREAS, FCAL, pursuant to the terms of the Reorganization Agreement, desires to effect such acquisition through its wholly-owned direct subsidiary, FCB, by causing FCB to be merged with PSBK (the “Merger”) pursuant to the terms and conditions of this Agreement;

WHEREAS, FCB is a corporation duly organized and existing under the laws of the State of California, with authorized capital stock consisting of 2,200,000 shares of common stock, no par value (“FCB Stock”), of which 1,562,808 shares are issued and outstanding;

WHEREAS, the Boards of Directors of FCAL, FCB and PSBK, pursuant to the authority given by and in accordance with the provisions of the California Corporations Code (the “Code”), have approved this Agreement and have authorized the execution hereof; and

WHEREAS, the shareholders of PSBK and the shareholder of FCB have approved this Agreement and have authorized the execution hereof;

NOW, THEREFORE, FCB and PSBK, joined by FCAL, hereby agree that PSBK is to be merged with and into FCB on the following terms and conditions:

1. Merger of PSBK with and into FCB. At the Effective Time (as defined in Section 10), PSBK shall be merged with and into FCB which shall thereupon be the Surviving Bank and a subsidiary of FCAL. The separate corporate existence of PSBK shall cease and FCB shall succeed to the properties, rights, privileges, powers, immunities and franchises of PSBK. All rights of creditors and all liens upon the property of PSBK shall be preserved unimpaired, limited in lien to the property affected by such liens immediately prior to the Merger.

2. Effects of the Merger.

(a) The Banking Charter and Certificates of Authority of FCB issued by the California Department of Financial Institutions shall be and remain the Charter and Certificates of Authority of the Surviving Bank; and

FCB’s insurance of deposits coverage by the Federal Deposit Insurance Corporation shall be and remain the insurance of deposits coverage of the Surviving Bank.

(b) Pursuant to California Financial Code Section 4888, the banking offices of PSBK shall become branch banking offices of FCB, the loan production offices of PSBK shall become the loan production offices of FCB, and all safe deposit, deposit and loan customers of PSBK shall, by operation of law, become customers of FCB.

3. Articles of Incorporation and Bylaws. The Articles of Incorporation of FCB as in effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Bank without change or amendment, until altered, amended or repealed as provided for therein or by law. The Bylaws of FCB as in effect immediately prior to the Effective Time shall be and remain the Bylaws of the Surviving Bank without change or amendment, until altered, amended, or repealed as provided for therein or by law.

4. Directors and Officers.

(a) The directors of FCB at the Effective Time will become and shall serve as the directors of the Surviving Bank until such time as their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

(b) The officers of FCB at the Effective Time will become the officers of the Surviving Bank and will hold office from the Effective Time until their respective successors are duly elected or appointed in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Bank or as otherwise provided by law.

5. Conversion of Securities. In and by virtue of the Merger, the shares of FCAL stock, FCB Stock and PSBK Stock outstanding at the Effective Time shall be converted without any further action on the part of FCAL, FCB and PSBK, or any holder of PSBK Stock as follows:

(a) At the Effective Time, each issued and outstanding share of FCAL Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of FCAL Stock;

(b) At the Effective Time, each issued and outstanding share of FCB Stock shall not be changed or converted as a result of the Merger but shall remain outstanding as shares of FCB Stock, the shares of the Surviving Bank; and

(c) At the Effective Time, each share of PSBK Stock issued and outstanding immediately before the Effective Time (other than shares of PSBK Stock held by PSBK in its treasury or owned by FCAL or by any of FCAL’s subsidiaries (“Excluded Shares”) and shares of PSBK Stock that are held by holders of the PSBK Stock who perfect their dissenters’ rights under Chapter 13 of the Code) (herein referred to as “Dissenting Shares”), will be converted into the right to receive shares of FCAL Stock in such ratio as determined in accordance with the Reorganization Agreement (the “Per Share Stock Consideration”). All of the shares of PSBK Stock converted into the Per Share Stock Consideration will no longer be outstanding and will automatically be canceled and retired and will cease to exist as of the Effective Time, and each certificate (each, a “Certificate”) previously representing any such shares of PSBK Stock will thereafter represent the right to receive the Per Share Stock Consideration as set forth in this Section 5(c). Certificates previously representing shares of PSBK Stock will be exchanged for the Per Share Stock Consideration upon the surrender of such Certificates according to Section 3.2 of the Reorganization Agreement, without any interest thereon.

(d) Dissenting Shares will not be converted as described in Section 5(c), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the Code.

(e) Excluded Shares will not be converted as described in Section 5(c), but from and after the Effective Time shall be canceled and shall cease to exist and no shares of FCAL Stock shall be delivered in exchange therefor.

(f) In the case of stock options to purchase PSBK Stock (“PSBK Options”) granted under the 2000 Stock Option Plan of PSBK, such PSBK Options shall be accelerated in full so as to become fully exercisable in accordance the terms of the applicable equity plan and shall terminate at the Effective Time. Each PSBK Option that is not exercised or otherwise terminated on or before the Effective Time shall be cancelled and, in consideration for such cancellation, shall be converted into the right to receive shares of FCAL Stock determined in accordance with Section 3.3 of the Reorganization Agreement.

(g) At the Effective Time, the stock transfer books of PSBK will be closed, and no transfer of PSBK Stock theretofore outstanding will thereafter be made.

6. Conditions to Consummation of the Merger. Consummation of the Merger as provided herein is conditioned upon the satisfaction of the conditions set forth in the Reorganization Agreement, any or all of which may be waived in accordance with the terms and provisions of the Reorganization Agreement.

7. Termination. This Agreement may be terminated and abandoned at any time before the Effective Time, whether before or after action thereon by the shareholders of PSBK, pursuant to the terms of the Reorganization Agreement.

8. Effect of Termination. If this Agreement is terminated, liability by reason of this Agreement or the termination thereof on the part of any of FCAL, FCB or PSBK or the directors, officers, employees, agents or shareholders of either of them is to be determined pursuant to the terms of the Reorganization Agreement.

9. Waiver; Amendment. Any of the terms or conditions of this Agreement may be waived at any time, whether before or after action thereon by the shareholders of PSBK if set forth in a written instrument signed on behalf of the party that is entitled to the benefits thereof. This Agreement may be amended by written instrument signed by the parties hereto at any time before the Effective Time, whether before or after action thereon by the shareholders of PSBK, by FCAL, FCB and PSBK; but no amendment may be made after action by the shareholders of PSBK that changes the principal terms of this Agreement without the requisite approval of such shareholders.

10. Effective Time. The Merger shall become effective at the close of business on the day on which an executed copy of this Agreement with all requisite accompanying certificates shall have been filed with the Commissioner of Financial Institutions in accordance with Section 4887(a) of the California Financial Code, shall have been filed with the California Secretary of State, in accordance with Section 1103 of the California General Corporation Law, and thereafter filed with the Commissioner of Financial Institutions, in accordance with Section 4887(b) of the California Financial Code (the “Effective Time”).

11. Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart will bear the execution of each of the parties hereto, will be deemed to be, and is to be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement is sufficient to bind the party or parties whose signature(s) appear thereon.

12. Governing Law. THIS MERGER AGREEMENT IS TO BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA (INCLUDING THOSE LAWS RELATING TO CHOICE OF LAW) APPLYING TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WITHIN THE STATE OF CALIFORNIA, WITHOUT REGARD FOR THE PROVISIONS THEREOF REGARDING CHOICE OF LAW, EXCEPT TO THE EXTENT FEDERAL LAW APPLIES UNDER CONFLICT OF LAW PRINCIPLES.

13. Further Assurances. The parties agree that they will, at any time and from time to time after the Effective Time, upon request by the other and without further consideration, do, perform, execute, acknowledge and deliver all such further acts, deeds, assignments, assumptions, transfers, conveyances, powers of attorney, certificates and assurances as may be reasonably required in order to fully complete the transactions contemplated hereby in accordance with this Agreement or to carry out and perform any undertaking made by the parties hereunder.

14. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then: (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof: (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) before the Effective Time, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

15. Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed according to its terms or otherwise were materially breached. Each of the parties agrees that, without the necessity of proving actual damages or posting bond or other security, the other party is entitled to injunctive relief to prevent breach of performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled.

16. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. All articles and sections referred to herein are articles and sections, respectively, of this Agreement. Each use herein of the masculine, neuter or feminine gender is deemed to include the other genders. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Reorganization Agreement, the terns of the Reorganization Agreement are to control.

17. Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or is to be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intent of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person, except as expressly provided for herein. Nothing in this Agreement will act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor will any provision give any third party any right of subrogation or action over or against any party to this Agreement, except as expressly provided for herein. No party to this Agreement will assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other parties. Except as provided for in the preceding sentence, any assignment made or attempted in violation of this Section is void and of no effect.

IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolution of their respective Boards of Directors, have caused this Agreement to be signed by their respective Presidents and Secretary or Assistant Secretary as of the day and year first written above.

FIRST CALIFORNIA FINANCIAL GROUP

By:
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

FIRST CALIFORNIA BANK

By:
Name:	C. G. Kum
Title:	President and Chief Executive Officer

By:
Name:	Romolo Santarosa
Title:	Assistant Corporate Secretary

PREMIER COMMERCIAL BANK

By:
Name:	Kerry L. Pendegast
Title:	President and Chief Executive Officer

By:
Name:	[ ]
Title:	Corporate Secretary

Exhibit B

FORM OF NON-SOLICITATION,

NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

This NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY AGREEMENT (this “Agreement”), effective as of February 27, 2012, is entered into by and between First California Financial Group, Inc., a Delaware Corporation and First California Bank, a California state-chartered bank (collectively, “FCAL”) and             (the “Undersigned”).

RECITALS

A. FCAL and Premier Service Bank, a California state-chartered bank (“PSBK”) have entered into an Agreement and Plan of Merger dated as of February 27, 2012 (the “Merger Agreement”).

B. The Undersigned is a director and/or officer of PSBK.

C. As an inducement to and as a condition to FCAL’s entering into and carrying out the terms of the Merger Agreement, the Undersigned agrees to restrict his or her activities in accordance with this Agreement for the benefit of any Person or entity other than FCAL.

D. Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” shall mean any Person with whom PSBK or FCAL has an existing relationship for Financial Services (as defined below) from the date of the Merger Agreement until immediately prior to the Effective Date (as that term is defined in the Merger Agreement) or with whom FCAL, its parents, affiliates and subsidiaries has an existing relationship for Financial Services at any point from the date of the Merger Agreement.

“FCAL” shall mean First California Financial Group, Inc., First California Bank, and their respective parents, subsidiaries and affiliates.

“Financial Institution” shall mean a “depository institution” as that term is defined in 12 C.F.R. Section 348.2 and any parent, subsidiary or affiliate thereof and shall also include any state chartered commercial bank, savings bank, trust company, savings and loan association, industrial loan company, or credit union.

“Financial Services” shall mean the origination, purchasing, selling and servicing of secured or unsecured commercial, real estate, residential, construction, SBA and consumer loans and the solicitation and provision of deposit and investment services and services related thereto.

“Prospective Customer” shall mean any Person with whom PSBK or FCAL has actively pursued a relationship for Financial Services at any time prior to and between the date of the Merger Agreement and the Effective Date or with whom FCAL actually pursues a relationship for Financial Services from and after the Effective Date; provided, however, PSBK’s or FCAL’s general solicitation for business, such as through television or media advertising, does not constitute active pursuit of a relationship.

“Restricted Territory” means (i) the City of Riverside and (ii) any area within a fifty-mile radius of the City of Corona.

“Surviving Bank” means First California Bank, its parents, subsidiaries and affiliates and/or the bank which is the surviving entity after the Merger.

“Trade Secrets” shall mean:

(a) All secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of

Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of PSBK or FCAL of which the Undersigned has acquired, or may hereafter acquire, knowledge and possession as a director, officer or employee or as a result of the transactions contemplated by the Merger Agreement.

(b) Notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information that is or has become available from a third party who was not previously an employee, agent or contractor of PSBK, and who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement); or (iii) information that has been acquired by a director or officer as a result of a professional relationship with a Customer or Prospective Customer unrelated to such director’s or officer’s service as a director or employment as an officer of PSBK.

NOW THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, the Undersigned, and FCAL agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY THE UNDERSIGNED

The Undersigned acknowledges that:

(a) FCAL would not enter into the Merger Agreement unless the Undersigned agrees not to engage in the provision of Financial Services in the Restricted Territory for the benefit of any Person or entity other than FCAL or the Surviving Bank or any of their respective subsidiaries or successors, not to use Trade Secrets for the benefit of any Person or entity other than FCAL or the Surviving Bank or any of their respective subsidiaries or successors and unless the Undersigned agrees not to solicit officers or employees of FCAL or the Surviving Bank, or any of their respective subsidiaries or successors. Accordingly, this Agreement is a material inducement for FCAL to enter into and to carry out the terms of the Merger Agreement. The Undersigned expressly acknowledges that he or she is entering into this Agreement to induce FCAL to enter into and carry out the terms of the Merger Agreement.

(b) By virtue of his or her position with PSBK, the Undersigned has developed considerable expertise in the business operations of PSBK and has or will develop considerable expertise in the business operations of FCAL and/or the Surviving Bank. Undersigned has had and will have access to Trade Secrets. Undersigned recognizes that FCAL would be irreparably damaged, and its substantial investment in PSBK materially impaired, if the Undersigned were to engage in the provision of Financial Services in competition with FCAL or the Surviving Bank, or disclose or make unauthorized use of any Trade Secrets in any way, including but not limited to the use of Trade Secrets to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PSBK, FCAL or the Surviving Bank to terminate such Person’s relationships with, or to take any action that would be disadvantageous to, PSBK, FCAL or the Surviving Bank. Moreover, Undersigned recognizes that PSBK and FCAL would be irreparably damaged, and FCAL’s substantial investment in PSBK materially impaired if the Undersigned were to solicit or aid in the solicitation of any Person who is a PSBK, FCAL, or Surviving Bank officer or employee to terminate such Person’s employment relationship with, or to take any action that would be disadvantageous to, PSBK, FCAL or the Surviving Bank. Accordingly, the Undersigned expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to the Undersigned in all respects.

ARTICLE II

NON-SOLICITATION, NON-COMPETITION AND CONFIDENTIALITY

2.1 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of PSBK and, after the Effective Date, other than for the benefit of FCAL and the Surviving Bank, the Undersigned shall make no use of the Trade Secrets, or any other part thereof, for the benefit of any other Person, and if the Undersigned is not continuing his or her service as a director or officer of FCAL or the Surviving Bank, shall deliver, on and after the Effective Date, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by the Undersigned, to the Surviving Bank.

2.2 Exceptions. Notwithstanding any provision of this Agreement to the contrary, the Undersigned may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) The Undersigned is required to disclose or reveal under any applicable law, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable law, gives FCAL prompt notice of such requirement in advance of such disclosure.

(b) The Undersigned is otherwise required to disclose or reveal by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives FCAL prompt notice of such requirement in advance of such disclosure; or

(c) In the opinion of the Undersigned’s counsel, the Undersigned is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Authority, provided the Undersigned makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable laws, gives FCAL prompt notice of such requirement in advance of such disclosure.

2.3 Non-Solicitation.

(a) Non-Solicitation of Customers and Prospective Customers. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) years from and after the date on which the Undersigned is no longer a Director or employee of PSBK, FCAL or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of FCAL or the Surviving Bank, on behalf of any Financial Institution, use any Trade Secret to solicit or aid in the solicitation of Customers or Prospective Customers for Financial Services or use any Trade Secret to induce or attempt to induce any Person who is a Customer, Prospective Customer, supplier, or distributor of PSBK, FCAL and/or the Surviving Bank as of the date of said solicitation to terminate such Person’s relationships with PSBK, FCAL and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by or provides service for PSBK, FCAL or the Surviving Bank, the Undersigned, upon the reasonable request of PSBK, FCAL or the Surviving Bank, agrees to use his or her best efforts to retain the business of the Surviving Bank and promote the acquisition of new business by the Surviving Bank.

(b) Non-Solicitation of Officers or Employees. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) year from and after the date on which the Undersigned is no longer a Director or employee of PBSK, FCAL or the Surviving Bank, the Undersigned shall not, directly or indirectly, without the prior written consent of FCAL or the Surviving Bank, on behalf of any Financial Institution, solicit or aid in the solicitation of any officer or employee or induce or attempt to induce any officer or employee of PSBK, FCAL and/or the Surviving Bank to terminate such Person’s relationships with PSBK, FCAL and/or the Surviving Bank. From the date hereof and for any period that the Undersigned is employed by PSBK, FCAL or the Surviving Bank, the Undersigned, upon the reasonable request of PSBK, FCAL or the Surviving Bank, agrees to use his or her best efforts to retain the officers and employees of the Surviving Bank. For purposes of this Section 2.3(b), the terms “officer” and “employee” shall mean the following: any person employed by PSBK, FCAL and/or the Surviving Bank at the time of the solicitation or attempted solicitation, and/or any person who was employed by PSBK, FCAL and/or the Surviving Bank at any time within the forty-five (45) days prior to the date of said solicitation or attempted solicitation.

2.4 Non-Competition. From the date hereof and for the period ending on the later of: (i) two (2) years from and after the Effective Date or, (ii) two (2) year from and after the date on which the Undersigned is no longer a Director or employee of PBSK, FCAL or the Surviving Bank the Undersigned shall not own, manage, operate, control, engage in or have any interest in any Person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, consultant or otherwise and other than in the form of a passive investment not to exceed 5% of the outstanding shares of any class of security or of the total outstanding equity of any company) that engages, in any manner, in the provision of Financial Services in the Restricted Territory.

ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of the Undersigned set forth in this Agreement shall be construed as independent of any other agreement or arrangement between the Undersigned, on the one hand, and FCAL and the Surviving Bank on the other, and the existence of any claim or cause of action by the Undersigned against PSBK, FCAL and/or the Surviving Bank or any of their respective subsidiaries shall not constitute a defense to the enforcement of such covenants against the Undersigned.

ARTICLE IV

GENERAL

4.1 Amendments. To the fullest extent permitted by law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and (except for other documents to be executed pursuant to the Merger Agreement) supersedes all prior agreements and understanding of the parties in connection therewith.

4.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time in accordance with its terms.

(b) Unless sooner terminated under subsection (a) of this Section 4.3, the obligations of the Undersigned under this Agreement shall terminate only on the mutual agreement of the Undersigned and FCAL or the Surviving Bank.

4.4 Specific Performance. Undersigned acknowledges and agrees that irreparable injury will result to FCAL and/or the Surviving Bank in the event of a breach of any of the provisions of this Agreement and that FCAL and/or the Surviving Bank will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy FCAL and/or the Surviving Bank may have, FCAL and/or the Surviving Bank shall be entitled to the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Undersigned or any affiliates, agents or any other Persons acting for or with Undersigned in any capacity whatsoever, and Undersigned submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Undersigned, FCAL and/or the Surviving Bank shall have the right to inform any third party that FCAL and/or the Surviving Bank reasonably believes to be, or to be contemplating, participating with Undersigned or receiving from Undersigned assistance in violation of this Agreement, of the terms of this Agreement and of the rights of FCAL and/or the Surviving Bank hereunder, and that participation by any such Persons with Undersigned in activities in violation of Undersigned’s agreement with FCAL and/or the Surviving Bank set forth in this Agreement may give rise to claims by FCAL and/or the Surviving Bank against such third party.

4.5 Severability and Related Matters. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6 Notices. Any notices or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile or e-mail transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail, postage prepaid with return receipt requested, addressed as follows:

If to FCAL or the Surviving Bank:

First California Financial Group

Attention: C.G. Cum

First California Financial Group, Inc.

3027 Townsgate Road

Westlake Village, California 91361

Phone  (805) 322-9308

Fax       (805) 445-1388

With a Copy to:

Arthur A. Coren
Horgan, Rosen, Beckham & Coren, LLP
23975 Park Sorrento, Suite 200
Calabasas, California 91302
Telephone: (818) 591-2121
Facsimile: (818) 591-3838

If to Undersigned:

or to such other address and to the attention of such other person as a party may notice to the others in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7 Waiver of Breach. Any failure or delay by FCAL and/or the Surviving Bank in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by FCAL or the Surviving Bank of a breach of any provision of this Agreement by Undersigned shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8 Assignment. This Agreement may be assignable by FCAL only in connection with a sale of all or substantially all of their assets or a merger or reorganization in which they are not the surviving corporations. Any attempted assignment in violation of this prohibition shall be null and void.

4.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon the Undersigned and upon the Undersigned’s successor and representatives and shall inure to the benefit of FCAL, the Surviving Bank and their respective successors, representatives and assigns.

4.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the state of California applicable to contracts between California parties made and performed in this state.

4.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

IN WITNESS WHEREOF, the parties to this Agreement have caused and duly executed this Agreement as of the day and year first above written.

FIRST CALIFORNIA FINANCIAL GROUP, INC.,	UNDERSIGNED
a Delaware corporation

By:
Name: C. G. Kum	(Signature)
Title: President and Chief Executive Officer	(Name)

EXHIBIT B-1

PERSONS EXECUTING NON-SOLICITATION NON-COMPETITION AND

CONFIDENTIALITY AGREEMENT

All Directors and Executive Officers of Premier Service Bank

Exhibit C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of February 27, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among First California Financial Group, a Delaware corporation (“FCAL”), First California Bank, a California state-chartered bank and the wholly-owned subsidiary of FCAL (“FCB”), Premier Service Bank, a California state-chartered bank (“PSBK”) and each of the undersigned Shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of PSBK. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between FCAL, FCB and PSBK (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), PSBK will merge with and into FCB and FCB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of FCAL;

WHEREAS, as a condition and inducement to FCAL and FCB to enter into the Merger Agreement and to consummate the Merger, the Shareholders desire to execute and deliver to FCAL and FCB a shareholder agreement upon the terms set forth herein; and

WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of PSBK as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement,” and such Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of PSBK acquired by such Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, each Shareholder represents and warrants to FCAL and FCB that (i) such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of such Shareholder’s and his spouse’s interest in the outstanding capital stock and voting securities of PSBK, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Such Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the merger of PSBK with and into FCAL or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with FCAL’s prior written consent, from the date hereof through and including the date of the PSBK shareholders’ meeting at which the Merger is approved,

Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving PSBK. No Shareholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Date, each Shareholder will not take any action to exercise or perfect such Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of PSBK, to the extent applicable, it being understood that this Agreement shall apply to each Shareholder solely in his or her capacity as a shareholder of PSBK, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to FCAL as follows:

(a) Each Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, each Shareholder, in the Shareholder’s capacity as a shareholder of PSBK, will not (and will use such Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or PSBK, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of PSBK, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate PSBK or otherwise distribute to the shareholders of PSBK all or any substantial part of the business, properties or capital stock of PSBK (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning PSBK’s business, properties or assets to any corporation, partnership, person or other entity or group (other than FCAL, or any affiliate, associate, agent or representative of FCAL) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of PSBK, request that a special meeting of the shareholders of PSBK be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in such Shareholder’s capacity as a shareholder of PSBK, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform FCAL as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party.

(c) Each Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by such Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, PSBK shall not, and such Shareholder hereby unconditionally and irrevocably instructs PSBK to not, record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If a Shareholder is a natural person and is a member of PSBK’s Board, then this Agreement will apply to the exercise by such Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of such Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FCAL, to carry out the purpose and intent of this Agreement. At FCAL’s request each Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing FCAL with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of PSBK or in connection with any solicitation of shareholder votes by PSBK by written consent.

7. Consent and Waiver. Each Shareholder hereby consents to and approves the actions taken by the board of directors of PSBK in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party; provided, however, that such Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of PSBK.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by FCAL.

10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of PSBK. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by a Shareholder shall survive the death or incapacity of such Shareholder and any obligation of a Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of a Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PSBK affecting the Shares, or the acquisition of additional shares of capital stock of PSBK by any Shareholder, the number of shares of capital stock of PSBK listed under the heading “Total Number of Shares of PSBK Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of PSBK issued to or acquired by such Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require a Shareholder, FCAL, PSBK, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a security holder of PSBK only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii)    If to FCAL, to:

         Mr. C. G. Kum

         President and Chief Executive Officer

         First California Financial Group, Inc.

         3027 Townsgate Road

         Westlake Village, California 91361

         Phone (805) 322-9308

         Fax     (805) 445-1388

(iii)    If to PSBK:

          Kerry J. Pendergast

          President and Chief Executive Officer

          Premier Service Bank

          3637 Arlington Avenue, Suite B

          Riverside, California 92506

          Phone

          Fax

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CALIFORNIA BANK	FIRST CALIFORNIA FINANCIAL GROUP

By:	By:

Name:	C. G. Kum	Name:	C. G. Kum
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PREMIER SERVICE BANK

By:
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:
Name: Kenneth B. Stream
Title: Chairman of the Board

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert D. Aust
Title: Director

Address:

Attn:
Fax:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Donald J. Bosic, Ph.D
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Iheanacho Emeruwa
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Kerry L. Pendergast
Title: Director, President and CEO

Address:
Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert Jaspan, M.D.,
Title: Vice Chairman of the Board

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Gerald R. Luppino
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert J. Norton
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Jack Wyatt
Title: Director
Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Jessica Lee
Title: Executive Vice President, Chief Financial Officer
Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

All PSBK DIRECTORS AND EXECUTIVE OFFICERS

APPENDIX A

Shareholder Name:

Number of Shares:

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

APPENDIX B

July 9, 2012

Board of Directors

Premier Service Bank

3637 Arlington Avenue, Suite B

Riverside, CA 92506

Dear Members of the Board:

We understand that Premier Service Bank, a California banking corporation (“PSBK”) and First California Financial Group, Inc., a Delaware corporation (“FCAL”), and First California Bank, a California state-chartered commercial bank (“FCB”) have entered into a certain Amendment No. I dated July 5, 2012 (the “Amendment No. 1”) to the Agreement and Plan of Merger dated February 27, 2012 (the “Merger Agreement”, and together with Amendment No. l, collectively, the “Agreement”). Pursuant to the terms and conditions of the Agreement, and, except as otherwise set forth therein, FCAL will acquire all of the issued and outstanding shares of PSBK common stock, no par value (the “PSBK Common Stock”), in exchange for shares of the common stock of FCAL, $0.01 par value (the “FCAL Common Stock”) through the merger of PSBK with and into FCB (the “Merger”), with FCB surviving the Merger (the “Surviving Bank”).

Pursuant and subject to the terms and conditions of the Agreement, at the Effective Time (as defined in the Agreement): (a) PSBK will merge with and into FCB, with FCB as the Surviving Bank and continuing banking operations as a California state-chartered bank and as the wholly-owned subsidiary bank of FCAL; and (b) the separate existence of PSBK shall cease and all of the rights, privileges, powers. franchises, properties, assets, liabilities and obligations of PSBK shall be vested in and assumed by the Surviving Bank.

As part of the Merger, per the terms of Section 3.1.3 of the Agreement, at the Closing, each share of PSBK Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares) shall be converted into the right to receive the number of shares of FCAL Common Stock (the “Per Share Stock Consideration”) determined by dividing (i) the Stock Consideration or the Adjusted Stock Consideration (as such terms are defined in the Agreement), as applicable, by (ii) the number of shares of PSBK Common Stock outstanding immediately prior to the Effective Time including, without limitation, Dissenting Shares (other than Excluded Shares). The Per Share Stock Consideration, expressed as a ratio, is referred to herein as the “Exchange Ratio.”

We note that pursuant to the terms of the Agreement, except as may be adjusted pursuant to the provisions of Section 3.1.2 of the Agreement, the aggregate consideration in the form of shares of FCAL Common Stock will be 293,626 shares (the “Stock Consideration”).

We understand that Section 3.1.2 of the Agreement provides for a possible adjustment of the Stock Consideration as follows:

(A) Should PSBK Closing Shareholders’ Equity (as defined in the Agreement) be less than the PSBK Threshold Capital (as defined in the Agreement), the Stock Consideration shall be adjusted (the “Adjusted Stock

Board of Directors

Premier Service Bank

Consideration”) and shall be equal to (i) PSBK Agreed to Value (as defined in the Agreement) minus the product of (x) 0.60 and (y) the amount by which the PSBK Closing Shareholders’ Equity is less than the PSBK Threshold Capital, divided by (ii) Six Dollars and Eighty-One Cents ($6.81).

(B) In the event the PSBK Closing Shareholders’ Equity is less than the PSBK Minimum Capital, then FCAL and FCB shall have the right, in their sole discretion, to terminate the Agreement pursuant to Section 11.1.12 thereof and PSBK shall have the right, in its sole discretion, to terminate the Agreement pursuant to Section 11.1.13 thereof.

(C) In the event the Closing Price is greater than $7.83, then FCAL and FCB shall have the right, in their sole discretion, to terminate the Agreement pursuant to Section 11.1.10 thereof.

(D) In the event the Closing Price is less than $5.79 then PSBK shall have the right, in its sole discretion, to terminate the Agreement pursuant to Section 11.1.11 thereof.

We have assumed for purposes of this opinion that PSBK Closing Shareholders’ Equity (as defined in the Agreement) will not be less than $7,900,000, and thus, no future adjustment to the Stock Consideration based on the provisions of Section 3.1.2 of the Agreement will be triggered. We have further assumed that the Closing Price of FCAL Common Stock will be not less than $5.79 and not more than $7.83. Accordingly, we have assumed for purposes of this opinion that based on the current PSBK Common Stock outstanding of 1,261,281, the Per Share Stock Consideration, expressed as the Exchange Ratio, will be 0.2328 shares of FCAL Common Stock for each share of PSBK Common Stock.

We note that the market prices of both PSBK and FCAL have increased substantially during 2012. We express no opinion as to whether the current market price of either company will continue at or near current levels absent an actual or proposed business combination between such company and a third party.

We note that since PSBK’s Closing Shareholders’ Equity, as described in the Agreement, and related amounts derived from that figure cannot be determined until dates after the date of this opinion, potential future adjustments relating to the Stock Consideration amount of 293,626 shares, if any, have not been accounted for in this fairness opinion.

The description of the Merger, Stock Consideration, Adjusted Stock Consideration, Per Share Stock Consideration, and Exchange Ratio are qualified in their entirety by reference to the Agreement. Capitalized terms used herein that are not otherwise defined shall have the same meaning attributed to them in the Agreement.

In connection therewith, you have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of PSBK. This letter supersedes and replaces in its entirety, our letter, dated February 27, 2012.

Hovde Securities LLC (“Hovde”), us part of its investment banking business, regularly performs valuations of businesses and their securities in connection with mergers and acquisitions and other corporate transactions. In addition to being retained to render this opinion letter, we were retained by PSBK to act as its financial advisor in connection with the Merger and other potential corporate transactions.

We will receive compensation from PSBK in connection with our services, which may include, without limitation, an initial fee for providing general financial advisory services, a fairness opinion fee that is contingent upon the issuance of this opinion letter and a completion fee that is contingent upon the consummation of the Merger. Additionally, we or our affiliates have received in the past and may receive compensation from PSBK in

Board of Directors

Premier Service Bank

the future in connection with certain other advisory services, which may include, without limitation, an initial fee for providing general financial advisory services, a fairness opinion fee that is contingent upon the issuance of other opinion letters and a completion fee that is contingent upon the consummation of other corporate transactions. Further, PSBK has agreed to indemnify us and our affiliates for certain liabilities that may arise out of our engagements. Except for the foregoing, during the past two years there have not been, and there are no mutual understandings contemplating in the future, any material relationships between Hovde and its affiliates and PSBK.

During the course of our engagement and for the purposes of the opinion set forth herein, we have:

(i)	reviewed the Agreement;

(ii)	reviewed certain historical publicly available business and financial information concerning PSBK and FCAL;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning PSBK and FCAL;

(iv)	analyzed financial projections prepared by certain members of PSBK’s and FCAL’s senior management;

(v)	discussed with certain members of PSBK’s and FCAL’s senior management, the business, financial condition, results of operations and future prospects of PSBK and FCAL;

(vi)	reviewed the terms of recent merger, acquisition and control investment transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we considered relevant;

(vii)	assessed the general economic, market and financial conditions;

(viii)	taken into consideration our experience in other similar transactions and securities valuations as well as our knowledge of the financial services industry; and

(ix)	performed such other analyses and considered such other factors as we have deemed appropriate.

You have also previously informed us that the Department of Financial Institutions in the State of California has advised PSBK that it will not approve a rights or public offering by PSBK given the condition and recent financial performance of PSBK. Consequently, PSBK does not expect to have, on a standalone basis, access to capital arrangements necessary to address its short- and long-term capital needs. PSBK also does not expect to be able to raise equity or regulatory capital through the capital markets or from other investors in amounts sufficient to meet such capital needs, and absent a definitive transaction such as the Merger, PSBK expects that its capital position would become severely strained.

We also considered recent instances where concerns regarding the liquidity, earnings or capital position of a bank or financial institution triggered a significant deterioration of the institution’s financial condition, necessitating government intervention or bankruptcy protection, and, as a result of which, the common equity holders of the institution are likely to receive substantially diminished value, if any at all, for their equity. In light of the facts and circumstances, we have assumed that if PSBK’s banking assets were taken over by the United States federal banking regulators, the shareholders of PSBK would likely receive no material value for the shares of the PSBK’s Common Stock.

We have assumed, without independent verification, that the representations and financial, legal, regulatory, tax, accounting and other information provided to us by the parties to the Agreement, which has formed a substantial basis for this opinion, are true and complete. In that regard, we have assumed that the financial

Board of Directors

Premier Service Bank

forecasts, including, without limitation, the projections regarding non-performing assets, loan loss reserves and net charge-offs, have been reasonably prepared by PSBK and FCAL on a basis reflecting the best currently available information and PSBK’s and FCAL’s judgments and estimates. Further, we have assumed that such forecasts would be realized in the amounts and at the times contemplated thereby.

We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto. We have assumed that such allowances for PSBK and FCAL are in the aggregate adequate to cover such losses. We were not retained to, and did not, conduct a physical inspection of any of the properties or facilities of PSBK or FCAL. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of PSBK or FCAL, and we were not furnished with any such evaluations or appraisals.

We have assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Agreement. We have assumed that the Merger is, and will be, in compliance with all laws and regulations that are applicable to the parties to the Agreement. PSBK has advised us that there are no factors that would impede any necessary regulatory or governmental approval of the Merger, and we have assumed that this is so for purposes of our opinion. Further, we have assumed that, in the course of obtaining the necessary regulatory and governmental approvals, no restrictions will be imposed on the parties to the Agreement that would have a material adverse effect on the contemplated benefits of the Merger. We have also assumed that there would be no change in applicable law or regulation that would cause a material adverse change in the prospects or operations of the combined company after the Merger.

Our opinion is based solely upon the information available to us and the economic, market and other circumstances as they exist as of the date hereof. Events occurring and information that becomes available after the date hereof could materially affect the assumptions and analyses used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring or information that becomes available after the date hereof, except as otherwise agreed upon in our engagement letter.

Our opinion does not constitute a recommendation to PSBK as to whether or not PSBK should enter into the Agreement or to any shareholder of PSBK as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Further, our opinion neither addresses the underlying business decision to proceed with the Merger nor the fairness of the amount or nature of the compensation, if any, to be received by any of PSBK’s officers, directors or employees, or class of such persons, relative to the Exchange Ratio to be paid with respect to the Merger. Our opinion should not be construed as implying that the Exchange Ratio necessarily will result in the best price that could be obtained in a business combination with a third party. Other than as specifically set forth herein, we are not expressing any opinion with respect to the terms and provisions of the Agreement and/or the enforceability of any such terms or provisions. This opinion was approved by Hovde’s fairness committee.

This letter is directed solely to the board of directors of PSBK and is not to be used for any other purpose or quoted or referred to, in whole or in part, in any registration statement, prospectus, proxy statement or any other document, except in each case in accordance with our prior written consent; provided, however, that we hereby consent to the inclusion and reference to this letter in any registration statement, proxy statement, information statement or tender offer document to be delivered to the holders of PSBK’s common stock in connection with the Merger if and only if this letter is quoted in full or attached as an exhibit to such document and this letter has not been withdrawn prior to the date of such document.

Board of Directors

Premier Service Bank

Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio pursuant to the Agreement, is fair to the shareholders of PSBK from a financial point of view.

Sincerely,

HOVDE SECURITIES LLC

Appendix C

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT, effective as of February 27, 2012 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among First California Financial Group, a Delaware corporation (“FCAL”), First California Bank, a California state-chartered bank and the wholly-owned subsidiary of FCAL (“FCB”), Premier Service Bank, a California state-chartered bank (“PSBK”) and each of the undersigned Shareholders (each, a “Shareholder” and, collectively, the “Shareholders”) of PSBK. Capitalized and other terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of the date hereof, between FCAL, FCB and PSBK (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), PSBK will merge with and into FCB and FCB will be the surviving bank and continue its commercial banking operations under its California charter as a wholly-owned subsidiary bank of FCAL;

WHEREAS, as a condition and inducement to FCAL and FCB to enter into the Merger Agreement and to consummate the Merger, the Shareholders desire to execute and deliver to FCAL and FCB a shareholder agreement upon the terms set forth herein; and

WHEREAS, each Shareholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of PSBK as is indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement,” and such Shareholder desires to make the number of shares indicated on the signature page of this Agreement under the heading “Total Number of Shares of PSBK Common Stock Subject to this Agreement” (such shares, together with any other shares of common stock of PSBK acquired by such Shareholder after the date hereof and during the term of this Agreement, including through the exercise of any stock options, warrants or similar instruments, being collectively referred to herein as the “Shares”) subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Ownership of Shares; Transfer.

(a) Except as otherwise described in Appendix A, each Shareholder represents and warrants to FCAL and FCB that (i) such Shareholder is the record and beneficial owner of, and has good and marketable title to, the Shares, (ii) the Shares constitute all of such Shareholder’s and his spouse’s interest in the outstanding capital stock and voting securities of PSBK, (iii) the Shares are free and clear of any liens, claims, options, charges or other encumbrances, (iv) the shareholder has the sole right to vote the Shares and, except as contemplated by this Agreement, none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shares. Such Shareholder’s principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof. The term “Effective Date” shall mean the effective date of consummation of the merger of PSBK with and into FCAL or as otherwise required in the Merger Agreement.

(b) Other than pursuant to this Agreement or with FCAL’s prior written consent, from the date hereof through and including the date of the PSBK shareholders’ meeting at which the Merger is approved, Shareholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively,

“Transfer”), or enter into any contract, agreement, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Shares to any person (other than pursuant to the Merger) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any Shares and shall not commit or agree to take any of the foregoing actions. Shareholder shall not, nor shall Shareholder permit any entity under such Shareholder’s control to, deposit any Shares in a voting trust.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares in favor of adoption of the Merger Agreement and approval of the Merger and any other transactions contemplated by the Merger Agreement.

(b) Prior to the Expiration Date, at every meeting of the shareholders of PSBK at which any of the following is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the shareholders of PSBK with respect to any of the following, each Shareholder shall vote (or cause to be voted) the Shares against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, share exchange, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by or involving PSBK. No Shareholder shall commit or agree to take any action inconsistent with the foregoing.

(c) Prior to the Expiration Date, each Shareholder will not take any action to exercise or perfect such Shareholder’s right to dissent to the Merger, with respect to or in accordance California General Corporate Law Section 1300 et. seq., any federal law or regulation, or otherwise.

(d) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict and Shareholder from (i) acting in his or her capacity as a director or officer of PSBK, to the extent applicable, it being understood that this Agreement shall apply to each Shareholder solely in his or her capacity as a shareholder of PSBK, or (ii) voting in his or her sole discretion on any matter other than those matters referred to in Sections 2(a) or 2(b).

3. Representations, Warranties and Covenants of Shareholder. Each Shareholder hereby represents, warrants and covenants to FCAL as follows:

(a) Each Shareholder has full power, authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement by such Shareholder does not, and the performance of such Shareholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are or will be bound or affected. If Shareholder is married and the Shares constitute community property or if there otherwise is a need for spousal or other approval of this Agreement for it to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Shareholder’s spouse, enforceable against such spouse in accordance with its terms.

(b) Until the Expiration Date, each Shareholder, in the Shareholder’s capacity as a shareholder of PSBK, will not (and will use such Shareholder’s reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by such Shareholder or PSBK, not to): (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of PSBK, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate PSBK or otherwise distribute to the shareholders of PSBK all or any substantial part of the business, properties or capital stock of PSBK (each, an “Acquisition Proposal”); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal; (iii) furnish information concerning PSBK’s business, properties or assets to any corporation, partnership, person or other entity or group (other than FCAL, or any affiliate, associate, agent or representative of FCAL) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect to any potential Acquisition Proposal; or (v) either alone or together with any other shareholder of PSBK, request that a special meeting of the shareholders of PSBK be held to consider and vote on any Acquisition Proposal. In the event any Shareholder, in such Shareholder’s capacity as a shareholder of PSBK, shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, such Shareholder shall promptly inform FCAL as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Shareholder is a party.

(c) Each Shareholder understands and agrees that if any Shareholder attempts to vote or provide any other person with the authority to vote any of the Shares held by such Shareholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, PSBK shall not, and such Shareholder hereby unconditionally and irrevocably instructs PSBK to not, record such vote unless and until such Shareholder shall have complied with the terms of this Agreement.

5. No Limitation on Discretion as Director. If a Shareholder is a natural person and is a member of PSBK’s Board, then this Agreement will apply to the exercise by such Shareholder in his or her individual capacity as to rights attaching to the ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner, the discretion of such Shareholder with respect to any action which may be taken or omitted by him or her, acting in his or her fiduciary capacity as member of such Board.

6. Additional Documents. Each Shareholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of FCAL, to carry out the purpose and intent of this Agreement. At FCAL’s request each Shareholder and his spouse or other joint holder of the Shares will execute an irrevocable proxy providing FCAL with the ability and right to vote the Shareholder’s Shares at any meeting of the shareholders of PSBK or in connection with any solicitation of shareholder votes by PSBK by written consent.

7. Consent and Waiver. Each Shareholder hereby consents to and approves the actions taken by the board of directors of PSBK in approving the Merger and adopting the Merger Agreement and gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party; provided, however, that such Shareholder shall not be required by this Section 7 to give any consent or waiver in his or her capacity as a director or officer of PSBK.

8. Termination. This Agreement and the proxy granted in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

9. Confidentiality. Each Shareholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by FCAL.

10. Obligations Attach to Shares; Survival; Acquisition of Additional Shares of Capital Stock of PSBK. Each Shareholder agrees that this Agreement and the obligations hereunder shall attach to such Shareholder’s Shares and shall be binding upon any person to which or whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Shareholder’s heirs, guardians, administrators or successors, and that the transfer agent for the Shares shall be instructed not to record any transfer in violation of the terms of the Agreement. All authority herein conferred by a Shareholder shall survive the death or incapacity of such Shareholder and any obligation of a Shareholder hereunder shall be binding upon the heirs, guardians, administrators, personal representatives, successors and assigns of a Shareholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of PSBK affecting the Shares, or the acquisition of additional shares of capital stock of PSBK by any Shareholder, the number of shares of capital stock of PSBK listed under the heading “Total Number of Shares of PSBK Capital Stock Subject to this Agreement” shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of capital stock of PSBK issued to or acquired by such Shareholder.

11. Miscellaneous.

(a) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(b) Binding Effect and Assignment. No provision of this Agreement shall be construed to require a Shareholder, FCAL, PSBK, or any Subsidiaries, affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is intended to bind each Shareholder solely as a security holder of PSBK only with respect to the specific matters set forth herein.

(c) Amendment and Modification. Any provision of this Agreement may be (i) waived in whole or in part by the party benefited by the provision or by all parties or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.

(d) Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(e) Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), e-mailed (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

(i) If to any Shareholder, at the address set forth below such Shareholder’s signature at the end hereof.

(ii) If to FCAL, to:

Mr. C. G. Kum

President and Chief Executive Officer

First California Financial Group, Inc.

3027 Townsgate Road

Westlake Village, California 91361

Phone (805) 322-9308

Fax     (805) 445-1388

(iii) If to PSBK:

Kerry J. Pendergast

President and Chief Executive Officer

Premier Service Bank

3637 Arlington Avenue, Suite B

Riverside, California 92506

Phone

Fax

(f) Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California (however, not to the exclusion of any applicable Federal law), without regard to California statutes or judicial decisions regarding choice of law questions. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the Central District of the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 (e) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(g) Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

(i) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST CALIFORNIA BANK		FIRST CALIFORNIA FINANCIAL GROUP

By:		By:
Name:	C. G. Kum	Name:	C. G. Kum
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

PREMIER SERVICE BANK

By:
Name:	Kerry L. Pendergast
Title:	President and Chief Executive Officer

SHAREHOLDER COUNTERPART SIGNATURE PAGE

SHAREHOLDER:

By:
Name: Kenneth B. Stream
Title: Chairman of the Board

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert D. Aust
Title: Director

Address:

Attn:
Fax:

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Donald J. Bosic, Ph.D
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Iheanacho Emeruwa
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Kerry L. Pendergast
Title: Director, President and CEO

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert Jaspan, M.D.,
Title: Vice Chairman of the Board
Address:

Attn:

Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Gerald R. Luppino
Title: Director

Address:

Attn:

Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Robert J. Norton
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER COUNTERPART SIGNATURE PAGE (cont.)

SHAREHOLDER:

By:
Name: Jack Wyatt
Title: Director

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

SHAREHOLDER:

By:
Name: Jessica Lee
Title: Executive Vice President, Chief
Financial Officer

Address:

Attn:
Fax:

Total Number of Shares of PSBK Common Stock
Subject to this Agreement

SHAREHOLDER’S SPOUSE (IF APPLICABLE):

Name:

EXHIBIT A-1

PERSONS EXECUTING SHAREHOLDER AGREEMENT

All PSBK DIRECTORS AND EXECUTIVE OFFICERS

APPENDIX A

Shareholder Name:

Number of Shares:

Exceptions to Representations:

☐ Check the box if the following statement is applicable: The Shareholder is the joint beneficial owner of the Shares, together with the Shareholder’s spouse.

☐ Check the box if the following statement is applicable: The Shareholder has joint voting power over the Shares, together with the Shareholder’s spouse.

Other exceptions:

Appendix D

Selected sections of Chapter 13 of the California Corporation Code

§ 1300. Shareholder in short-form merger; Purchase at fair market value; “Dissenting shares”; “Dissenting shareholder”

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holder of dissenting shares of reorganization approval; Demand for purchase of shares; Contents of demand

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Stamping or endorsing dissenting shares

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Dissenting shareholder entitled to agreed price with interest thereon; When price to be paid

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action by dissenters to determine whether shares are dissenting shares or fair market value of dissenting shares or both; Joinder of shareholders; Consolidation of actions; Determination of issues; Appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding if that person acted in good faith and in a manner that person reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, will not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court will deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by that person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) will be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because that person has met the standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination will be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Article VI of First California’s Amended and Restated By-laws contain provisions that required us to indemnify our directors, officers and employees to the fullest extent permitted by Delaware law.

Item 21. Exhibits and Financial Statement Schedules.

An index to Exhibits appears at pages II-6 through II-7 hereof.

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake Village, State of California, on August 17, 2012.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/S/ C. G. KUM
C. G. Kum
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of First California Financial Group, Inc., do hereby constitute and appoint Messrs. C. G. Kum and Romolo Santarosa, or any of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all entities thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as each of us might or could do in person, hereby notifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ C. G. KUM C. G. Kum	Director, President and Chief Executive Officer (Principal Executive Officer)	August 17, 2012

/S/ ROMOLO SANTAROSA Romolo Santarosa	Senior Executive Vice President and Chief Operating Officer/Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 17, 2012

/S/ RICHARD D. ALDRIDGE Richard D. Aldridge	Director	August 17, 2012

/S/ DONALD E. BENSON Donald E. Benson	Director	August 17, 2012

/S/ JOHN W. BIRCHFIELD John W. Birchfield	Director	August 17, 2012

/S/ JOSEPH N. COHEN Joseph N. Cohen	Director	August 17, 2012

/S/ ROBERT E. GIPSON Robert E. Gipson	Chairman of the Board of Directors	August 17, 2012

/S/ ANTOINETTE HUBENETTE, M.D Antoinette Hubenette, M.D.	Director	August 17, 2012

/S/ THOMAS TIGNINO Thomas Tignino	Director	August 17, 2012

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

2.1*	Agreement and Plan of Merger, dated February 27, 2012, by and among First California Financial Group, Inc., First California Bank and Premier Service Bank, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated July 9, 2012 (included as Appendix A to the proxy statement/prospectus that is part of this Registration Statement).

3.1	Amended and Restated Certificate of Incorporation of First California Financial Group, Inc. (Exhibit 3.1 of Form 10-K filed by First California Financial Group, Inc. with the Securities and Exchange Commission on March 5, 2010 and incorporated herein by reference).

3.2	Amended and Restated By-Laws of First California Financial Group, Inc. (Exhibit 3.2 of Form 10-Q filed by First California Financial Group, Inc. with the Securities and Exchange Commission on August 13, 2007 and incorporated herein by reference).

3.3	Certificate of Designations of Series A Convertible Perpetual Preferred Stock, Series A of First California Financial Group, Inc. (included in Exhibit 3.1 of Form 10-K filed by First California Financial Group, Inc. with the Securities and Exchange Commission on March 5, 2010 and incorporated herein by reference).

3.4	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series B of First California Financial Group, Inc. (Exhibit 3.1 of Form 8-K filed by First California Financial Group, Inc. with the Securities and Exchange Commission on December 22, 2008 and incorporated herein by reference).

3.5	Amended and Restated Certificate of Designations of Non-Cumulative Perpetual Preferred Stock, Series C of First California Financial Group, Inc. (Exhibit 4.2 of First California’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2011 and incorporated herein by reference).

4.1	Indenture, dated as of September 30, 2005, governing Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035, between FCB Bancorp, as Issuer, and Wilmington Trust Company, as Trustee (Exhibit 4.1 to Form 8-K filed on October 27, 2005 by FCB Bancorp and incorporated herein by reference).

4.2	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to FCB Bancorp, and Wilmington Trust Company, as Trustee (Exhibit 4.3 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by reference).

4.3	Indenture, dated as of January 25, 2007, governing Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2037, between National Mercantile Bancorp, and Wilmington Trust Company, as Trustee (Exhibit 10.4 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by reference).

4.4	First Supplemental Indenture, dated as of March 12, 2007, by and between First California Financial Group, Inc., as Successor to National Mercantile, and Wilmington Trust Company, as Trustee (Exhibit 4.5 to Form 10-K filed on April 2, 2007 by First California Financial Group, Inc. and incorporated herein by reference).

4.5	Specimen of Common Stock Certificate (Exhibit 4.3 of Form S-8 filed by First California Financial Group with the Securities and Exchange Commission on March 19, 2007 and incorporated herein by reference).

4.6	Form of Capital Security Certificate evidencing the capital securities of First California Capital Trust I (Exhibit 4.1 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.7	Form of Common Security Certificate evidencing common securities of First California Capital Trust I (Exhibit 4.3 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.8	Form of National Mercantile Bancorp Fixed/Floating Rate Junior Subordinated Deferrable Interest Debenture due 2037 (Exhibit 4.2 to Form 8-K filed on January 30, 2007 by National Mercantile and incorporated herein by this reference).

4.9	Warrant to purchase up to 599,042 shares of Common Stock, issued on December 19, 2008 (Exhibit 4.2 to Form 8-K filed on December 22, 2008 by First California Financial Group, Inc. and incorporated herein by this reference).

4.10	Form of Certificate for the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (Exhibit 4.3 to the Registration Statement on Form S-3 filed on January 16, 2009 by First California Financial Group, Inc. and incorporated herein by this reference).

4.11	Form of Certificate for the Non-Cumulative Perpetual Preferred Stock, Series C (Exhibit 4.11 of Form 10-K filed by First California Financial Group, Inc. with the Securities and Exchange Commission on March 15, 2012 and incorporated herein by reference).

5.1*	Opinion of Horgan, Rosen, Beckham & Coren, L.L.P. regarding the legality of the securities being registered [DRAFT]

8.1^	Opinion of [ ] regarding certain tax matters.

23.1*	Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in Exhibit 5.1)

23.3^	Consent of [ ] (included in Exhibit 8.1)

23.4*	Consent of Moss Adams, LLP

23.5*	Consent of Vavrinek, Trine, Day & Co., LLP.

24*	Power of Attorney (included on the signature page of this Registration Statement)

99.1^	Form of Proxy for the Premier Service Bank Special Meeting

99.2*	Opinion of Hovde Securities LLC (included as Appendix B to the proxy statement/prospectus that is part of this Registration Statement).

99.3*	Consent of Hovde Securities LLC

*	Filed herewith.
^	To be filed by amendment.